     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         SHURGARD STORAGE CENTERS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          6519                  95-1603837
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

            1201 THIRD AVENUE, SUITE 2200, SEATTLE, WASHINGTON 98101
                                 (206) 624-8100
          (Address, including Zip Code and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                                KRISTIN H. STRED
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         SHURGARD STORAGE CENTERS, INC.
                         1201 THIRD AVENUE, SUITE 2200
                           SEATTLE, WASHINGTON 98101
                                 (206) 624-8100
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                            ------------------------
                                WITH COPIES TO:

           Jeffrey T. Pero                           Vicki M. Pierce
          William J. Cernius                       Linda A. Schoemaker
           LATHAM & WATKINS                            PERKINS COIE
  650 Town Center Drive, 20th Floor           1201 Third Avenue, 40th Floor
     Costa Mesa, California 92626               Seattle, Washington 98101
            (714) 540-1235                            (206) 583-8888

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED
                                                              PROPOSED          MAXIMUM
                                                               MAXIMUM         AGGREGATE        AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED         REGISTERED (2)      PER SHARE        PRICE (3)           FEE
Class A Common Stock, par value $0.001
 per share (1).........................  4,609,303 shares        --           $72,939,928        $25,152

(1)  Includes associated preferred share purchase rights.
(2)  Represents the maximum number of shares issuable in the Mergers.
(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The fee was computed based upon (i) the historical aggregate book value of units of limited partnership interest and the general partner interest in IDS/Shurgard Income Growth Partners L.P. ($26,770,587 as of March 31, 1996), (ii) the historical aggregate book value of units of limited partnership interest and the general partner interest in IDS/Shurgard Income Growth Partners L.P. II ($21,812,025 as of March 31, 1996) and (iii) the historical aggregate book value of units of limited partnership interest and the general partner interest in IDS/Shurgard Income Growth Partners L.P. III ($24,357,316 as of March 31,
     1996).

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         SHURGARD STORAGE CENTERS, INC.
              CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND
              PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM                                                                        LOCATION OF CAPTION IN PROXY
   NO.                       FORM S-4 CAPTION                                     STATEMENT/PROSPECTUS
- ---------  -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Available Information;
                                                                   Incorporation of Certain Documents by Reference;
                                                                   Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information...................................  Summary; Selected Financial Information of the
                                                                   Company; Risk Factors and Other Considerations; The
                                                                   Special Meetings; The Mergers; Pro Forma
                                                                   Consolidated Financial Statements; Business and
                                                                   Properties of the Partnerships; Distributions and
                                                                   Market Prices of Units; Distributions and Market
                                                                   Prices of Common Stock
       4.  Terms of the Transaction.............................  Summary; Background and Reasons for the Mergers; The
                                                                   Acquisition Agreement
       5.  Pro Forma Financial Information......................  Pro Forma Consolidated Financial Statements
       6.  Material Contracts With the Company Being Acquired...  The Mergers
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to Be Underwriters.......  Not Applicable
       8.  Interests of Named Experts and Counsel...............  Not Applicable
       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable
      10.  Information With Respect to S-3 Registrants..........  Incorporation of Certain Documents by Reference
      11.  Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference
      12.  Information With Respect to S-2 or S-3 Registrants...  Incorporation of Certain Documents by Reference
      13.  Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference
      14.  Information With Respect to Registrants Other Than
            S-2 or S-3 Registrants..............................  Not Applicable
      15.  Information With Respect to S-3 Companies............  Not Applicable

  ITEM                                                                        LOCATION OF CAPTION IN PROXY
   NO.                       FORM S-4 CAPTION                                     STATEMENT/PROSPECTUS
- ---------  -----------------------------------------------------  -----------------------------------------------------
      16.  Information With Respect to S-2 or S-3 Companies.....  Not Applicable
      17.  Information With Respect to Companies Other Than S-2
            or S-3 Companies....................................  Business and Properties of the Partnerships;
                                                                   Distributions and Market Prices of Units; Historical
                                                                   Financial Statements
      18.  Information if Proxies, Consents or Authorizations
            Are to Be Solicited.................................  Outside Front Cover Page; Summary; The Special
                                                                   Meetings; Background and Reasons for the Mergers;
                                                                   Business and Properties of the Partnerships
      19.  Information if Proxies, Consents or Authorizations
            Are Not to Be Solicited, or in an Exchange Offer....  Not Applicable

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III
                         1201 THIRD AVENUE, SUITE 2200
                           SEATTLE, WASHINGTON 98101

                                                                          , 1996

Dear Limited Partners:

    Special Meetings of limited partners in IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II, and IDS/Shurgard Income Growth Partners L.P. III, each a Washington limited partnership (together, the
"Partnerships"), will be held on             , 1996, at 10:00 a.m., local  time,
at 1201 Third Avenue, Suite 2200, Seattle, Washington (the "Special Meetings"). You are cordially invited to attend the Special Meeting of the Partnership of which you are a limited partner.

    At each of the Special Meetings, including any adjournments or postponements thereof, limited partners of the respective Partnerships will be asked to consider and vote upon approval of the Acquisition Agreement dated as of July 1, 1996 (the "Acquisition Agreement"), by and among each of the Partnerships and Shurgard Storage Centers, Inc., a Delaware corporation (the "Company"), providing for the merger of each of the Partnerships with and into the Company (collectively, the "Mergers"). Approval of the Acquisition Agreement and the transactions contemplated thereby by limited partners of a Partnership will, if applicable, also constitute approval of the amendments to the Partnership's
Amended and Restated Agreement of Limited Partnership that are necessary to effect its respective Merger. THE CLOSING OF EACH OF THE MERGERS IS NOT CONDITIONED UPON THE CLOSING OF ANY OF THE OTHER MERGERS.

    The Acquisition Agreement and the transactions contemplated thereby are more fully described in the accompanying Proxy Statement/Prospectus, including discussions concerning the reasons for the Mergers and factors that should be considered in connection with your vote on the Merger of your Partnership. Please review this information carefully.

    AFTER CAREFUL CONSIDERATION, THE GENERAL PARTNER OF EACH OF THE PARTNERSHIPS HAS DETERMINED THAT THE APPLICABLE MERGER IS FAIR TO THE UNITHOLDERS OF THAT PARTNERSHIP. ACCORDINGLY, EACH GENERAL PARTNER RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    I hope that you will attend the Special Meeting of your Partnership. However, whether or not you plan to attend your Special Meeting, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage prepaid envelope. If you are present at your Special Meeting, you may, if you wish, withdraw your proxy and vote in person. If you have questions or need assistance in completing your proxy, please call D.F. King, the Information Agent, at 1-800-207-2872.

                                          Very truly yours,

                                          CHARLES K. BARBO
                                          GENERAL PARTNER OF THE GENERAL PARTNER
                                           OF EACH OF
                                           THE PARTNERSHIPS

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                         1201 THIRD AVENUE, SUITE 2200
                           SEATTLE, WASHINGTON 98101

                            ------------------------

                 NOTICE OF SPECIAL MEETINGS OF LIMITED PARTNERS
                       TO BE HELD ON               , 1996

                            ------------------------

TO THE LIMITED PARTNERS OF IDS/SHURGARD INCOME GROWTH PARTNERS L.P. ("IDS1"), IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II ("IDS2") AND IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III ("IDS3"):

    NOTICE IS HEREBY GIVEN THAT Special Meetings (the "Special Meetings") of limited partners in each of IDS1, IDS2 and IDS3, each a Washington limited
partnership (together, the "Partnerships"), will  be held on                   ,
1996, at 10:00 a.m., local time, at 1201 Third Avenue, Suite 2200, Seattle, Washington, to consider and vote upon approval of an Acquisition Agreement dated as of July 1, 1996 (the "Acquisition Agreement"), by and among each of the Partnerships and Shurgard Storage Centers, Inc., a Delaware corporation (the "Company"), providing for the merger of each of the Partnerships with and into the Company (the "Mergers"). Under the Acquisition Agreement, each unit of limited partnership interest ("Unit") of each Partnership that participates in the Mergers will be converted into that number of shares of Class A Common Stock of the Company, par value $.001 per share, derived by dividing the Net Asset Value (as defined in the Acquisition Agreement) per Unit of the applicable Partnership by the Share Price (as defined in the Acquisition Agreement). Approval of the Acquisition Agreement and the transactions contemplated thereby by limited partners of a Partnership will, if applicable, also constitute approval of those amendments to the Partnership's Amended and Restated Agreement of Limited Partnership necessary to effect its respective Merger. THE CLOSING OF EACH OF THE MERGERS IS NOT CONDITIONED ON THE CLOSING OF ANY OF THE OTHER MERGERS.

    UNITHOLDERS SHOULD CAREFULLY REVIEW THE ACCOMPANYING PROXY
STATEMENT/PROSPECTUS, WHICH MORE FULLY DESCRIBES THE TERMS OF THE MERGERS AND RELATED TRANSACTIONS. THE FULL TEXT OF THE ACQUISITION AGREEMENT IS ATTACHED AS APPENDIX A TO THE PROXY STATEMENT/PROSPECTUS.

    Limited partners as of the date of the accompanying Proxy Statement/Prospectus whose Units have not been purchased by the Company pursuant to the Company's cash tender offers commenced in July 1996 are entitled to notice of the Special Meetings. If Units of a Partnership are transferred after the date of the accompanying Proxy Statement/Prospectus but prior to the date of that Partnership's Special Meeting or any adjournment or postponement thereof, and the new holders of the transferred Units are admitted as substituted limited partners of that Partnership, this Notice of Special Meeting, the accompanying Proxy Statement/Prospectus and related information will be sent to the substituted limited partners along with notice of their substitution and admission. This substitution and admission will terminate the right of the prior limited partners to vote on approval of the Acquisition Agreement and the transactions contemplated thereby, and any votes as to the transferred Units may be made by the substituted limited partners.

    A limited partner will be entitled to dissenters' rights in connection with the Mergers if the limited partner properly exercises those rights under Section
25.10.900 et seq. of the Washington Uniform Limited Partnership Act. The full text of this Section is attached as Appendix E to the Proxy Statement/Prospectus.

    Whether or not you plan to attend your Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          CHARLES K. BARBO
                                          GENERAL PARTNER OF THE GENERAL PARTNER
                                           OF EACH OF
                                           THE PARTNERSHIPS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 11, 1996

                         SHURGARD STORAGE CENTERS, INC.
                           PROXY STATEMENT/PROSPECTUS
                FOR THE SPECIAL MEETINGS OF LIMITED PARTNERS OF
                   IDS/SHURGARD INCOME GROWTH PARTNERS L.P.,
                IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II AND
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III
                      TO BE HELD ON                , 1996

    This Proxy Statement/Prospectus is being furnished to holders of units of limited partnership interest ("IDS1 Units") in IDS/Shurgard Income Growth Partners L.P. ("IDS1"), holders of units of limited partnership interest ("IDS2 Units") in IDS/Shurgard Income Growth Partners L.P. II ("IDS2") and holders of units of limited partnership interest ("IDS3 Units," and together with the IDS1 Units and IDS2 Units, the "Units") in IDS/Shurgard Income Growth Partners L.P. III ("IDS3"), each a Washington limited partnership, in connection with the solicitation of proxies to be used at the special meetings of holders of the Units (the "IDS1 Special Meeting," "IDS2 Special Meeting" and "IDS3 Special Meeting," respectively, and collectively, the "Special Meetings") to be held on
           , 1996, at 10:00 a.m., local time, at 1201 Third Avenue, Suite 2200, Seattle, Washington. The holders of IDS1 Units, IDS2 Units and IDS3 Units are referred to as the "IDS1 Unitholders," "IDS2 Unitholders" and "IDS3 Unitholders," respectively, and collectively, as the "Unitholders." IDS1, IDS2 and IDS3 are referred to collectively as the "Partnerships."

    At each of the Special Meetings, Unitholders of each of the Partnerships will be asked to consider and vote upon approval of an Acquisition Agreement dated as of July 1, 1996 (the "Acquisition Agreement") by and among Shurgard Storage Centers, Inc., a Delaware corporation (the "Company" or "SSCI"), and the Partnerships, providing for the merger of each of the Partnerships with and into the Company (the "IDS1 Merger," "IDS2 Merger" and "IDS3 Merger," respectively, and collectively, the "Mergers"). The Acquisition Agreement provides that upon consummation of the Mergers, each of the IDS1 Units, IDS2 Units and IDS3 Units (other than Units held by the Company, which will be cancelled, and Units, if any, held by Unitholders who perfect dissenters' rights) will be converted into the right to receive that number of shares of Class A Common Stock, par value $.001 per share, of the Company (the "Common Stock") derived by dividing the Net Asset Value (as defined herein) per Unit of $257, $222 and $308, respectively, by the average price of the Common Stock on the New York Stock Exchange during a designated period prior to the Special Meetings. The Company may, however, provide additional cash consideration in certain circumstances. For purposes of computing the number of shares of common stock to be issued to Unitholders, if the average price of the Common Stock is greater than $27.75 then it will be deemed to be $27.75, and if the average price of the Common Stock is less than $22.25 then it will be deemed to be $22.25. Approval of the Acquisition Agreement by IDS2 Unitholders and IDS3 Unitholders will also constitute approval of those amendments to the applicable Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") necessary to effect the applicable Merger. A copy of the Acquisition Agreement is attached as Appendix A to this Proxy Statement/Prospectus. The closing of each of the Mergers is not conditioned upon the closing of any of the other Mergers. THE GENERAL PARTNER OF EACH PARTNERSHIP (THE "IDS1 GENERAL PARTNER," "IDS2 GENERAL PARTNER" AND "IDS3 GENERAL PARTNER," RESPECTIVELY, AND COLLECTIVELY, THE "GENERAL PARTNERS"), WHICH HAS SIGNIFICANT CONFLICTS OF INTEREST IN CONNECTION WITH THE MERGERS, RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS.

    SEE "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS PROXY STATEMENT/PROSPECTUS FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MATTERS DESCRIBED HEREIN. THESE FACTORS INCLUDE, AMONG OTHERS:

    - The Company, the General Partners and their affiliates have significant conflicts of interest in connection with the Mergers, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of any of the Partnerships.
                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------

THE SECURITIES ISSUABLE  PURSUANT TO THIS  PROXY STATEMENT/PROSPECTUS HAVE  NOT
 BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES  AND EXCHANGE COMMISSION OR
   ANY STATE SECURITIES  COMMISSION, NOR  HAS THE  SECURITIES AND  EXCHANGE
     COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

          The date of this Proxy Statement/Prospectus is        , 1996

(CONTINUED FROM PREVIOUS PAGE)

    -As a result of the Mergers, the nature of each Unitholder's investment will change from an interest in a specified portfolio of properties for a finite period to an investment in an ongoing fully-integrated real estate company, which has a portfolio of properties that may be changed from time to time without the approval of stockholders and which does not plan to liquidate its assets within a fixed period of time.

    -The Mergers will be taxable events resulting in the recognition of gain or loss to Unitholders who are subject to federal income tax, and no special cash distribution will be made to Unitholders for the payment of any tax.

    -The  Mergers may affect the level  of distributions made to Unitholders who become stockholders, with the potential that, depending upon the Share Price (as defined herein), some Unitholders may receive smaller distributions than they would receive if the Mergers were not consummated and they remained Unitholders.

    -The properties of the Partnerships may appreciate in value and might be able to be liquidated at a later date for a price which would yield Unitholders more consideration than they would receive in the Mergers.

    -The   Company  could  become   more  highly  leveraged   than  any  of  the
     Partnerships, resulting in an increase in debt service and an increase in the risk of default on its obligations.

    -The consideration to be received by Unitholders is based in substantial part on third party appraisals of the market value of the Partnerships' properties as of December 31, 1995. Appraisals are opinions of value as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of the Partnerships. The appraisals do not reflect any change that may have occurred in the market value of the properties subsequent to December 31, 1995.

    -There can be no assurance that the Company will continue to qualify as a real estate investment trust ("REIT"). If the Company were to fail to qualify as a REIT, its distributed income would be subject to two levels of taxation and would reduce the amount of cash available for distribution to stockholders.

    -If the average price of Common Stock for the designated period used to determine the Share Price is less than $22.25 per share or if the market price of the Common Stock decreases after determination of the number of Shares (as defined herein) to be issued in the Mergers and prior to the issuance of the Shares, the market value of the Shares received by Unitholders in the Mergers may be less than the Net Asset Values (as defined herein) of the Partnerships.

    -The market price of Common Stock may decrease following issuance of the Shares if there is increased selling activity or as a result of general market conditions or other factors.

    -Under Washington law, a Unitholder will be entitled to dissenters' rights of appraisal in connection with a Merger only if the Unitholder does not vote in favor of that Merger and timely files a written demand for payment.

    The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "SHU." On July 8, 1996, the closing price of the Common Stock on the NYSE was $25.00. See "Distributions and Market Prices of Common Stock." There is no established trading market for the Units. See "Distributions and Market Prices of Units."

    This  Proxy Statement/Prospectus is  first being mailed on  or about       ,
1996 to Unitholders of record at the close of business on the date of this Proxy Statement/Prospectus.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PARTNERSHIPS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES TO OR BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be issued upon consummation of the Mergers. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and exhibits to the Registration Statement. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission. All summaries of agreements contained in this Proxy Statement/Prospectus are subject in all respects to the full text of such documents. Reference is made to the copies of certain of those documents filed with the Commission for the complete statement of their provisions.

    The Company and each of the Partnerships are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission. Such reports and other information filed by the Company and the Partnerships can be copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its office in Washington, D.C. Such information for the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    All information concerning the Company contained in this Proxy Statement/Prospectus has been furnished by the Company and all information concerning the Partnerships or the General Partners of the Partnerships has been furnished by the applicable Partnership or General Partner. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of the Company or any of the Partnerships since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company are incorporated by reference in this Proxy Statement/Prospectus:

        (i) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

        (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

       (iii) the description of Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, dated April 19, 1995; and

       (iv) the description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A, as amended, dated April 19, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE DOCUMENTS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT/PROSPECTUS INCORPORATES) WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED TO SHURGARD STORAGE CENTERS, INC., INVESTOR RELATIONS, 1201 THIRD AVENUE, SUITE 2200, SEATTLE, WASHINGTON 98101 (TELEPHONE NUMBER: (206) 624-8100).

                              CAUTIONARY STATEMENT

    Statements contained in this Proxy Statement/Prospectus that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements are identified specifically in this Proxy Statement/ Prospectus while other forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors" and elsewhere in this Proxy Statement/Prospectus identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................        iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................        iii

CAUTIONARY STATEMENT.......................................................................................         iv

SUMMARY....................................................................................................          1
  The Company..............................................................................................          1
  The Partnerships.........................................................................................          1
  The Special Meetings.....................................................................................          2
  The Mergers..............................................................................................          3
  General Partners' Reasons for Recommending the Mergers...................................................          4
  IPSC Consent.............................................................................................          4
  Risk Factors.............................................................................................          5
  Expected Benefits from the Mergers.......................................................................          7
  Alternatives to the Mergers..............................................................................          7
  Comparison of Merger Consideration to Alternatives.......................................................          8
  Fairness of the Mergers..................................................................................          9
  Third Party Opinions.....................................................................................         10
  Comparison of the Partnerships and the Company...........................................................         11
  Conflicts of Interest....................................................................................         13
  Amendments to Partnership Agreements.....................................................................         13
  Dissenters' Rights of Unitholders........................................................................         14
  Material Federal Income Tax Considerations...............................................................         14
  Accounting Treatment.....................................................................................         14
  Ownership Structure of the Partnerships..................................................................         15

SELECTED FINANCIAL INFORMATION OF THE COMPANY..............................................................         16

PRO FORMA CONSOLIDATED FINANCIAL DATA......................................................................         17

COMPARATIVE PER SHARE DATA.................................................................................         18

DISTRIBUTIONS AND MARKET PRICES OF COMMON STOCK............................................................         19

RISK FACTORS...............................................................................................         20
  Risks Relating to the Mergers............................................................................         20
  General Real Estate Investment Risks.....................................................................         22
  Risks Relating to Qualification and Operation as a REIT..................................................         25
  Other General Risks......................................................................................         26

THE SPECIAL MEETINGS.......................................................................................         27
  General..................................................................................................         27
  The IDS1 Special Meeting.................................................................................         27
  The IDS2 Special Meeting.................................................................................         28
  The IDS3 Special Meeting.................................................................................         29
  Solicitation of Proxies by Soliciting Agent..............................................................         30
  Information and Tabulation...............................................................................         31

BACKGROUND AND REASONS FOR THE MERGERS.....................................................................         31
  Background...............................................................................................         31
  Purposes and Structure of the Offers and the Mergers.....................................................         35
  General Partners' Recommendations and Reasons............................................................         36
  Expected Benefits From the Mergers.......................................................................         36
  Alternatives to the Mergers..............................................................................         38

FAIRNESS OF THE MERGERS....................................................................................         40
  Conclusions of the General Partners......................................................................         40
  Determination of Merger Consideration....................................................................         40
  Fairness of the Mergers to the Unitholders...............................................................         41
  Comparison of Merger Consideration to Alternatives.......................................................         42
  Distribution Comparison..................................................................................         45
  Conclusions of the Special Committee.....................................................................         46

THE ACQUISITION AGREEMENT..................................................................................         47
  The Mergers..............................................................................................         47
  Representation and Warranties............................................................................         48
  Conduct of Business Pending the Effective Time...........................................................         48
  IPSC Consent.............................................................................................         48
  Standstill Agreement.....................................................................................         48
  No Solicitation of Transactions..........................................................................         49
  Indemnification..........................................................................................         49
  Conditions Precedent to the Mergers......................................................................         49
  Termination..............................................................................................         50
  Fees and Expenses........................................................................................         51
  Effect of Termination....................................................................................         52
  Amendment................................................................................................         52
  Dissenters' Rights.......................................................................................         52
  Amendments to the Partnership Agreements.................................................................         52
  General Partner Undertaking..............................................................................         53

SOURCE AND AMOUNT OF FUNDS.................................................................................         53

APPRAISALS AND OPINIONS OF FINANCIAL ADVISORS..............................................................         54
  Portfolio Appraisals of the Partnerships' Properties.....................................................         54
  Opinion of the Partnerships' Financial Advisor...........................................................         57
  Opinion of the Company's Financial Advisor...............................................................         60

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS................................................................         65

COMPARISONS OF PARTNERSHIPS AND COMPANY....................................................................         69

CONFLICTS OF INTEREST......................................................................................         83
  Common Composition of General Partners...................................................................         83
  Overlaps Between Affiliates of the General Partners and Directors and Officers of the Company............         83
  Company Ownership of Units...............................................................................         83
  General Partner's Interest...............................................................................         83
  Management Agreements....................................................................................         84
  Ownership of Company Common Stock by Affiliates of the General Partners..................................         85
  Contingent Shares Agreement..............................................................................         85
  Absence of Independent Soliciting Agent; Indemnification.................................................         85

FIDUCIARY RESPONSIBILITY...................................................................................         85
  Directors and Officers of the Company....................................................................         85
  General Partners of the Partnerships.....................................................................         86

BUSINESS AND PROPERTIES OF THE PARTNERSHIPS................................................................         87
  General..................................................................................................         87
  Employees and Property Management........................................................................         88
  IDS1.....................................................................................................         89
  IDS2.....................................................................................................         93
  IDS3.....................................................................................................         97
  Beneficial Ownership.....................................................................................        102

DISTRIBUTIONS AND MARKET PRICES OF UNITS...................................................................        103
  Partnership Distributions................................................................................        103
  Market Prices of Units...................................................................................        103

BUSINESS AND PROPERTIES OF THE COMPANY.....................................................................        108
  History of the Company...................................................................................        108
  The Properties...........................................................................................        108

DESCRIPTION OF CAPITAL STOCK...............................................................................        114
  Common Stock and Class B Common Stock....................................................................        114
  Preferred Stock..........................................................................................        117
  Restrictions On Transfers Of Capital Stock; Excess Stock.................................................        117

DISSENTERS' RIGHTS OF UNITHOLDERS..........................................................................        119

ESTIMATED TAXABLE GAIN OR LOSS.............................................................................        120

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.................................................................        121
  General..................................................................................................        121
  Opinion of Counsel.......................................................................................        121
  Tax Consequences of the Mergers..........................................................................        122
  Taxation of the Company as a REIT........................................................................        125

LEGAL MATTERS..............................................................................................        132

EXPERTS....................................................................................................        132

GLOSSARY OF TERMS..........................................................................................        133

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

APPENDIX A -- Acquisition Agreement........................................................................        A-1

APPENDIX B -- Summary Portfolio Appraisal Report of Robert A. Stanger & Co., Inc. .........................        B-1

APPENDIX C -- Fairness Opinion of Robert A. Stanger & Co., Inc. ...........................................        C-1

APPENDIX D -- Fairness Opinion of Alex. Brown & Sons Incorporated .........................................        D-1

APPENDIX E -- Dissenters' Rights -- Section 25.10.900 et seq. of the Washington Uniform Limited Partnership
 Act.......................................................................................................        E-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES. UNITHOLDERS ARE URGED TO CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS AND ITS APPENDICES IN THEIR ENTIRETY BEFORE VOTING ON THE MATTERS DISCUSSED HEREIN. SEE "GLOSSARY OF TERMS" BEGINNING ON PAGE 133 FOR THE DEFINITIONS OF CERTAIN OF THE CAPITALIZED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANY

    Shurgard Storage Centers, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that develops, acquires, owns and manages self storage centers. The Company is one of the largest operators of self storage centers in the United States. As of March 31, 1996, the Company owned and operated, directly and through its subsidiaries and joint ventures, 178 self storage properties, containing approximately 11.7 million net rentable square feet, which are located in over 20 major metropolitan areas in 19 states and Europe. In addition, the Company owns two business parks and a commercial building. The Company also manages, under the "Shurgard" name, 86 self storage centers containing approximately 4.6 million net rentable square feet, of which 47 are owned by affiliates (including the properties owned by the Partnerships) and 39 are owned by nonaffiliates. The Company developed 71 of its owned or managed stores. For the quarter ended March 31, 1996, the self storage centers owned by the Company had a weighted average net rentable square foot occupancy rate of approximately 88% and a weighted average annual rent per net rentable square foot of $8.84.

    The Company began operations as a REIT through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships (the "Consolidation") that were sponsored by Shurgard Incorporated (the "Management Company"). On March 24, 1995, the Management Company merged with and into the Company (the "Management Company Merger"), and the Company became self-administered and self-managed.

    The Company was incorporated in Delaware on July 23, 1993. The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and its telephone number is (206) 624-8100.

THE PARTNERSHIPS

    Each Partnership is a publicly held limited partnership formed under the laws of the State of Washington for the purpose of acquiring, developing and operating self storage centers and office and business parks. The Partnerships' storage centers are designed to offer high-quality storage space for personal and business use at a competitive price. The Partnerships' properties are managed by the Company. All of the Partnerships' properties are operated under the "Shurgard" name. Each Partnership's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and the telephone number is
(206) 624-8100.

    IDS1. IDS1 owns and operates eight self storage properties and holds a 70% interest in Shurgard Joint Partners II ("SJP II"), which owns four self storage properties. The remaining 30% interest in SJP II is held by the Company. The 12 properties, which are located in six states, contained approximately 764,000 net rentable square feet (including 100% of the SJP II properties) and had a weighted average net rentable square foot occupancy rate of approximately 88% as of March 31, 1996 and a weighted average annual rent per net rentable square foot of $8.88 for the quarter ended March 31, 1996. IDS1 was organized on September 29, 1987. See "Business and Properties of the Partnerships -- IDS1."

    IDS2. IDS2 owns and operates eight self storage properties. The eight properties, which are located in five states, contained approximately 538,000 net rentable square feet and had a weighted average net rentable square foot occupancy rate of approximately 86% as of March 31, 1996 and a weighted average annual rent per net rentable square foot of $8.88 for the quarter ended March 31, 1996. IDS2 was organized on November 15, 1988. See "Business and Properties of the Partnerships -- IDS2."

    IDS3. IDS3 owns and operates 16 self storage properties and one office building. The 17 properties, which are located in seven states, contained approximately 1,000,000 net rentable square feet and had a weighted average net rentable square foot occupancy rate of approximately 87% as of March 31, 1996 and a weighted average annual rent per net rentable square foot of $7.92 for the quarter ended March 31, 1996. IDS3 was organized on November 15, 1988. See "Business and Properties of the Partnerships -- IDS3."

THE SPECIAL MEETINGS

    Each of the Special Meetings is scheduled to be held on             ,  1996,
at  10:00  a.m.,  local  time,  at  1201  Third  Avenue,  Suite  2200,  Seattle,
Washington. At each of the Special Meetings, including any adjournments or postponements thereof, Unitholders will be asked to consider and vote on a proposal to approve the Acquisition Agreement and the transactions contemplated thereby, providing for the Merger of their respective Partnership with and into the Company. Approval of the Acquisition Agreement by IDS2 Unitholders and IDS3 Unitholders will also constitute approval of those amendments to the applicable Partnership's Partnership Agreement necessary to effect its respective Merger. See "The Special Meetings" and "The Acquisition Agreement -- Amendments to the Partnership Agreements." The closing of each of the Mergers is not conditioned upon the closing of any of the other Mergers.

    For each Partnership, Unitholders as of the date of this Proxy Statement/Prospectus whose Units have not been purchased by the Company pursuant to the Offers (as defined below) are entitled to notice of their respective Special Meeting. If Units of a Partnership are transferred after the date of this Proxy Statement/Prospectus but prior to the date of the Partnership's Special Meeting or any adjournment or postponement thereof, and the holders of the transferred Units are admitted as substituted Unitholders, the Notice of Special Meeting, this Proxy Statement/Prospectus and related information will be sent to the substituted Unitholders along with notice of their substitution and admission. This substitution and admission will terminate the right of the prior Unitholders to vote on the approval of the Acquisition Agreement and the transactions contemplated thereby, and any votes as to the transferred Units must be made by the substituted Unitholders. Unitholders are entitled to one vote at their respective Special Meeting or any adjournment or postponement thereof for each Unit of their Partnership held of record by them as of the date of the Special Meeting or any adjournment or postponement thereof.

    For  each  Partnership,   Unitholders  holding   more  than   50%  of   that
Partnership's Units, in person or by proxy, constitute a quorum at the applicable Special Meeting. For IDS1, the affirmative vote of IDS1 Unitholders holding more than 75% of the outstanding IDS1 Units is required to approve the Acquisition Agreement and the transactions contemplated thereby, including the IDS1 Merger. For IDS2, the affirmative vote of IDS2 Unitholders holding more than 50% of the outstanding IDS2 Units is required to approve the Acquisition Agreement and the transactions contemplated thereby, including the IDS2 Merger and the amendment to the IDS2 Partnership Agreement. For IDS3, the affirmative vote of IDS3 Unitholders holding more than 50% of the outstanding IDS3 Units is required to approve the Acquisition Agreement and the transactions contemplated thereby, including the IDS3 Merger and the amendment to the IDS3 Partnership Agreement.

    As of the date of this Proxy Statement/Prospectus, there were approximately 148,202 IDS1 Units outstanding held by approximately 5,519 holders of record, approximately 115,110 IDS2 Units outstanding held by approximately 3,989 holders of record and approximately 119,215 IDS3 Units outstanding held by approximately 3,876 holders of record.

    As of the date of this Proxy Statement/Prospectus, the Company  beneficially
owns                IDS1 Units  (approximately      %),               IDS2 Units
(approximately    %) and           IDS3 Units (approximately    %). The  Company
intends to vote such Units for approval of the Acquisition Agreement and the transactions contemplated thereby. The Company is expected to be admitted as a substituted Unitholder on October 1, 1996 with respect to those Units for which it holds proxies.

THE MERGERS

    BACKGROUND.  Pursuant to the Acquisition Agreement, on              ,  1996,
the Company completed (i) a cash tender offer for up to 65,000 of the outstanding IDS1 Units by purchasing or approximately % of the outstanding IDS1 Units at $257 net per IDS1 Unit (the "IDS1 Offer"), (ii) a cash tender
offer  for up to  49,000 of the outstanding  IDS2 Units by  purchasing        or
approximately % of the outstanding IDS2 Units at $222 net per IDS2 Unit (the "IDS2 Offer") and (iii) a cash tender offer for up to 52,000 of the outstanding
IDS3 Units by purchasing         or approximately     % of the outstanding  IDS3
Units at $308 net per IDS3 Unit (the "IDS3 Offer," and together with the IDS1 Offer and IDS2 Offer, the "Offers"). The Offers were made and the Mergers are being proposed for approval (i) to enable the Company to acquire the entire equity interest in each of the Partnerships and (ii) to give Unitholders an opportunity (a) to liquidate their Units for cash in the Offers or (b) to continue to own an economic interest in a portfolio of properties, including the Partnerships' properties, through an acquisition of an equity interest in the Company in the Mergers.

    THE MERGERS. With respect to each Partnership, upon the satisfaction or waiver of the conditions to closing relating to that Partnership, it will merge with and into the Company, with the Company continuing as the surviving entity (the date of the Merger is referred to as the "Closing Date"). Each Unit of that Partnership (other than Units owned by the Company and Units, if any, held by Unitholders who perfect dissenters' rights under the Washington Uniform Limited Partnership Act (the "WULPA")) and the general partner interest (the "GP Interest") in that Partnership will be converted into the right to receive (i) that number of whole shares of Common Stock, including associated preferred stock purchase rights (the "Shares"), calculated by dividing (a) the Net Asset Value (as defined below) of the applicable Partnership that would be allocated to one Unit or the GP Interest, as the case may be, if the Net Asset Value were distributed in a dissolution of the Partnership in accordance with its Partnership Agreement (a "Dissolution") by (b) the Share Price (as defined below), (ii) cash in lieu of a fractional Share and (iii) Additional Consideration (as defined below), if any, that would be allocated to one Unit or the GP Interest, as the case may be, if such cash payments were distributed in a Dissolution. All Units owned by the Company will be cancelled upon consummation of the Mergers. No certificates representing fractional Shares will be issued in the Mergers, but cash will be paid in lieu thereof. The Shares to be issued and the cash to be paid in lieu of fractional shares of Common Stock and as Additional Consideration are referred to as the "Merger Consideration." To the extent that a Partnership's Closing Net Asset Value exceeds the Partnership's Net Asset Value, the Partnership will make cash distributions to its pre-Merger Unitholders and General Partner in the amount of the difference.

    The "Net Asset Value" of a Partnership is equal to (i) the sum of (a) the appraised fair market value of the real estate assets of the Partnership as of December 31, 1995 (the "Appraised Value") set forth in the Summary Portfolio Appraisal Report dated June 26, 1996 (the "Appraisals"), prepared by Robert A. Stanger & Co., Inc. ("Stanger"), which reflected the value of in-progress buildouts and unit conversions, and (b) the book values of the non-real estate assets, except for amortizable assets, of the Partnership as of March 31, 1996, less (ii) the sum of (x) the Partnership's liabilities as of March 31, 1996, (y) the estimated cost remaining to be incurred as of March 31, 1996 to complete in-progress buildouts and unit conversions (the value of which was included in the Appraised Value) and (z) the estimated costs of the Offers and the Mergers that would be borne by the Partnership pursuant to the Acquisition Agreement, assuming the applicable Merger is consummated. See "Fairness of the Mergers -- Conclusions of the General Partners" and "-- Determination of Merger Consideration."

    The "Closing Net Asset Value"  of a Partnership is equal  to (i) the sum  of
(a) the Appraised Value, (b) the cost incurred to the Closing Date of buildouts and unit conversions, if any, that were not reflected in the Appraised Value, and (c) the book values of the non-real estate assets, except for amortizable assets, of the Partnership as of the Closing Date of the applicable Merger, less
(ii) the sum of (x) the Partnership's liabilities as of the Closing Date, (y) the estimated costs remaining to be incurred, if any, as of the Closing Date to complete the buildouts and unit conversions that were included in the Appraised Value and (z) the Partnership's Individual Expenses and pro rata share of Shared Expenses (as such terms are defined herein).

    The "Share Price" for a Partnership is equal to the average of the per share closing prices of the Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the date the General Partner of the Partnership actually calls for the vote of the Partnership's Unitholders to approve the applicable Merger (the "Vote Date"). If the Share Price, however, is less than $22.25 per share, then for purposes of calculating the number of Shares to be issued in the applicable Merger, the Share Price will be deemed to equal $22.25, and if the Share Price is greater than $27.75 per share, then for purposes of calculating the number of Shares to be issued in the applicable Merger, the Share Price will be deemed to equal $27.75 (the range of $22.25 to $27.75 is referred to as the "Share Price Range").

    In the event the Share Price exceeds $28.50 for a particular Partnership, the Company has the right to terminate the Acquisition Agreement as to that Partnership. In the event the Share Price is less than $21.50 for a particular Partnership, the General Partner of that Partnership may withdraw its recommendation in favor of the applicable Merger or terminate the Acquisition Agreement; provided, however, that prior to withdrawing its recommendation or terminating the Acquisition Agreement as to that Partnership, the General Partner, if so requested by the Company, must adjourn the Special Meeting of the applicable Partnership for up to ten business days and the General Partner may not withdraw its recommendation if, at least two business days prior to the date of the adjourned Special Meeting, the Company agrees to pay an amount of cash equal to the difference between the actual Share Price and $21.50, multiplied by the number of Shares to be issued in the applicable Merger (the "Additional Consideration").

GENERAL PARTNERS' REASONS FOR RECOMMENDING THE MERGERS

    THE GENERAL PARTNER OF EACH PARTNERSHIP RECOMMENDS THAT UNITHOLDERS OF THE PARTNERSHIP VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. This recommendation is based upon each General Partner's belief that (i) the terms of the respective Merger, when considered as a whole, are fair to the Unitholders of the respective Partnership, (ii) the Merger Consideration being offered in exchange for the Units constitutes fair consideration for the interests of the Unitholders and (iii) after comparing certain potential benefits and detriments of the respective Merger with those of several alternatives, the respective Merger is more attractive to the Unitholders than the alternatives. These beliefs are based upon each General Partner's analysis of the terms of the respective Merger, assessment of the respective Merger's potential economic impact upon the Unitholders, comparison of certain potential benefits and detriments of the respective Merger and several alternatives to the respective Merger and review of the financial condition and performance of the respective Partnership and the Company and the terms of material agreements by which they are bound.

IPSC CONSENT

    Pursuant to the Agreement of Limited Partnership of each of the General Partners (the "GP Agreements"), the general partners of each of the General Partners may not have authority to approve the Mergers without the consent of IDS Partnership Services Corporation, a limited partner of each of the General Partners which is not affiliated with the Company ("IPSC"). Based on its review of documents, the General Partners' review of alternatives to the Mergers and the Stanger Fairness Opinions (as defined below), IPSC consented to the Mergers. IPSC has certain conflicts of interest in the Mergers and tendered in the Offers the Units it had owned. See "The Acquisition Agreement -- IPSC Consent" and "Conflicts of Interest."

RISK FACTORS

    In evaluating the Mergers and the Company, Unitholders should carefully consider the factors discussed under "Risk Factors." Some of the significant factors include:

    RISKS RELATING TO THE MERGERS

    - The Company, the General Partners and their affiliates have significant conflicts of interest in connection with the Mergers.

    - The interests of the Unitholders have not been independently represented in structuring and negotiating the terms of the Mergers; had separate representation been arranged for the Unitholders, the terms of the Mergers might have been different.

    - As a result of the Mergers, the nature of each Unitholder's investment will change from an interest in a specified portfolio of properties for a finite period to an investment in an ongoing fully-integrated real estate company, which has a portfolio of properties that may be changed from time to time without the approval of stockholders and which does not plan to liquidate its assets within a fixed period of time.

    - The Mergers will be treated as taxable events, resulting in the recognition by all non-tax-exempt Unitholders of either taxable income or loss, and no special cash distributions will be made for the payment of any tax.

    - The Mergers are expected to affect the level of distributions made to Unitholders who become stockholders of the Company. Depending upon the Share Price used to determine the number of Shares to be issued in the Mergers, the level of distributions after the Mergers to Unitholders who have become Company stockholders may be lower than the level of distributions received with respect to their Units prior to the Mergers.

    - The consideration to be received by Unitholders is based in substantial part on third party appraisals of the market value of the Partnerships' properties as of December 31, 1995. Appraisals are opinions of value as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of the Partnerships. The appraisals do not reflect any change that may have occurred in the market value of the properties subsequent to December 31, 1995.

    - If the average price of Common Stock for the designated period used to determine the Share Price is less than $22.25 per share or if the market price of the Common Stock decreases after determination of the number of Shares to be issued in the Mergers and prior to the issuance of the Shares, the market value of the Shares received by Unitholders in the Mergers may be less than the Net Asset Values of the Partnerships.

    - The market price of Common Stock may decrease following issuance of the Shares if there is increased selling activity or as a result of general market conditions or other factors.

    - The properties of the Partnerships may appreciate in value and might be able to be liquidated at a later date for a price which would yield Unitholders more consideration than they would receive in the Mergers.

    - The  Company  could  become  more   highly  leveraged  than  any  of   the
      Partnerships, resulting in an increase in debt service and an increase in the risk of default on its obligations.

    GENERAL REAL ESTATE INVESTMENT RISKS

    - The Company is subject to general risks relating to real estate ownership and operation of self storage centers, including the fact that real estate investments are generally illiquid, as well as the risks normally associated with changes in market rental rates and the impact of environmental protection laws.

    - The Company is subject to risks of real estate development, such as problems in obtaining necessary permits and approvals, cost overruns and delays in construction, and difficulties and delays in property lease-up.

    - The Company is authorized to invest in commercial real estate other than self storage centers, exposing the Company to the risks unique to these investments which may be different than the risks of being in the self storage business.

    - The Company may acquire indirect interests in real estate, including interests outside the United States, through investments in limited partnerships, joint ventures, participating mortgages and other legal entities, exposing the Company not only to the risk of the underlying real estate investments but also currency risks and risks associated with the entity owning the real estate.

    - The Company is not expected to have substantial interests in other real estate investments to hedge against the risk that national trends might adversely affect the profitability of self storage facilities.

    - Competition may adversely affect the occupancy levels and rental rates of the Company's properties.

    - Limited potential for significant occupancy gains indicates that any future increases in revenue from self storage centers currently owned by the Company will be primarily the result of rental rate increases.

    - Possible liability relating to environmental matters, including the presence of hazardous substances on a property, may adversely affect the Company's ability to sell the property or to borrow using the property as collateral, and may cause the Company to incur substantial remediation or other costs, such as liabilities resulting from a claim by a private party for personal injury or a claim by an adjacent property owner for property damage.

    - The Company may be required to make capital expenditures for building alterations to comply with the Americans with Disabilities Act, fire and safety regulations, building codes and other land use regulations.

    - Real property taxes on properties owned or developed or acquired in the future by the Company may increase as property tax rates change and as the properties are assessed or reassessed by tax authorities.

    RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

    - There can be no assurance that the Company will continue to qualify as a REIT. If the Company were to fail to qualify as a REIT, its distributed income would be subject to two levels of taxation and would reduce the amount of cash available for distribution to stockholders.

    - The Company may have taxable income in excess of cash available for distribution, and may be required to borrow money or liquidate investments in order to meet the distribution requirements necessary to REIT status.

    - Legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification.

    OTHER GENERAL RISKS

    - The Company manages 86 self storage properties (including those of the Partnerships) under contracts that generally may be terminated without cause on 60 days' notice. If these contracts were terminated, the Company would lose management fees and other income and would experience decreased economies of scale.

    - Market interest rates may increase, resulting in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock.

EXPECTED BENEFITS FROM THE MERGERS

    The following highlights the primary benefits the Mergers are expected to generate for the Unitholders:

    - The Company, unlike the Partnerships, may be able to take advantage of attractive real estate acquisition and development opportunities subject to its ability to raise additional equity capital or debt.

    - As a larger entity with Common Stock listed on the NYSE, the Company has access to debt and equity markets that are not available to the Partnerships.

    - The Company's real estate portfolio is substantially larger and more geographically diverse than any of the Partnerships, reducing the dependence of an investment in the Company on the performance of a particular asset or group of assets.

    - Unitholders will receive publicly traded securities listed on the NYSE, enabling Unitholders to liquidate their investment in the public trading market to meet personal financial planning objectives.

    - The elimination of legal boundaries between the Partnerships through their consolidation into a single commonly managed company will eliminate conflicts of interest among the Partnerships and between the Partnerships and the Company as property manager.

    - Tax filing for investors is simplified because Company tax information is included on Form 1099-DIV rather than the more complicated Schedule K-1.

ALTERNATIVES TO THE MERGERS

    The following is a brief discussion of certain benefits and detriments of alternatives to the Mergers that were considered by the General Partners.

    LIQUIDATION. An alternative to the Mergers would be liquidating the assets of the Partnerships and distributing the net liquidation proceeds to the General Partners and Unitholders. Liquidating the Partnerships would result in concluding the investors' investment in the Partnerships within the anticipated liquidation timeframes for certain of the properties in the Partnerships' portfolios and somewhat earlier than the anticipated liquidation timeframes for other properties. The liquidations would result in the marketplace establishing the fair market value of the Partnerships' assets. The General Partners believe that the Mergers are a more attractive alternative than liquidation because the Mergers permit Unitholders to participate in the Company's substantially larger, more diversified investment portfolio, to benefit from the Company's ability to access capital markets and to take advantage of acquisition and development opportunities. In addition, the estimated transaction costs associated with the Mergers are significantly less than would be incurred in a liquidation of the Partnerships' assets.

    CONTINUATION OF PARTNERSHIPS. Another alternative to the Mergers would be to continue each of the Partnerships as a separate legal entity. Unitholders would continue to receive regular quarterly distributions, which are expected to improve in the foreseeable future. Also, continuation of the Partnerships avoids those disadvantages which might be inherent in the Mergers. See "Risk Factors." The primary disadvantage with continuing the Partnerships is the failure to secure the benefits that the General Partners expect to result from the Mergers. See "Background and Reasons for the Mergers--Expected Benefits From the Mergers." If the Partnerships continue, Unitholders may not have an opportunity for liquidity in the near future and there can be no assurance that Unitholders will be able to sell their Units for consideration as attractive as the Merger Consideration.

    SUPPORT OF SECONDARY MARKET. Another alternative which would create liquidity for Unitholders desiring to dispose of their investments in the Partnerships would be a creation or support of the secondary market for the Units through limited cash tender offers or repurchase programs sponsored by the Partnerships. While the General Partners believe that this alternative might provide liquidity for some Unitholders, the terms of the Partnership Agreements and federal tax laws effectively prevent this alternative from being available with respect to a majority of the Units in any 12-month period. The General Partners believe that the benefits of this alternative are not sufficiently broad-based to provide an overall solution to the liquidity problem. While this alternative was considered by the General Partners, no detailed financial analysis was done that would allow the General Partners to predict with any degree of certainty the possible impact of this alternative on the value of the Units.

    REORGANIZATIONS OF PARTNERSHIPS AS SEPARATE REITS. Reorganizing each of the Partnerships as a separate corporation taxed as a REIT could provide Unitholders with some of the advantages to be secured through the Mergers, such as providing investors in the reorganized entities with some liquidity through the listing of their equity securities in a recognized trading market and simplified federal income tax reporting. In addition, these reorganizations could be effected on a tax-free basis, unlike the Mergers, which will be taxable events for Unitholders. The reorganizations of the Partnerships would, however, result in substantial costs and expenses, and, due to the sizes of the Partnerships, access to capital markets and the liquidity of the reorganized entities' securities could be limited. The General Partners believe that the separate REITs would not provide, or would provide on a more limited basis, the advantages expected from the Mergers.

COMPARISON OF MERGER CONSIDERATION TO ALTERNATIVES

    To assist Unitholders in evaluating the Mergers, the General Partner of each Partnership has attempted to compare the Merger Consideration with (i) the prices at which the Units have been sold in the illiquid secondary market, (ii) estimates of the value of the Units on a liquidation basis assuming that the Partnership's assets were sold at their Appraised Value or net book value and the net proceeds distributed to the General Partner and Unitholders in accordance with the applicable Partnership Agreement and (iii) estimates of the value of the Units on a going concern basis assuming that the Partnership continued as an operating business and its assets were sold at the end of 2000. Due to the uncertainty in establishing these values, each General Partner has, in instances it deemed appropriate, established a range of potential values for each alternative, representing a high and low value for the potential consideration. NO ASSURANCE CAN BE GIVEN THAT THE RANGE OF POTENTIAL VALUES INDICATED ESTABLISHES THE HIGHEST OR LOWEST POSSIBLE VALUE.

    The results of this comparative analysis are summarized in the table below. The estimated values are based upon information available to each General Partner at the time they were computed, including historical information regarding the applicable Partnership and current real estate markets, and there can be no assurance that the same conditions analyzed by each of the General Partners in arriving at the estimates of value would exist at the time of consummation of the Mergers. In addition, the estimated values assigned to the alternatives are based on a variety of assumptions made by each General Partner that relate, among other things, to (i) the Share Price as of the Closing Date for the applicable Merger being within the Share Price Range, (ii) projections as to the Partnership's future revenues, expenses, cash flow and other significant financial matters, (iii) the capitalization rates that will be used by prospective buyers when the Partnership's assets are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of the Partnership's properties.

    The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, changes in capitalization rates used by prospective purchasers, tax law changes, increased supply of or decreased demand for self storage facilities leading to lower occupancy rates or lower rental rates, the manner in which the properties are sold and the related selling costs and changes in availability of capital to finance acquisitions of self storage properties. Each Unit in the following table represents an original investment of $250.

                                                                              ESTIMATED LIQUIDATION
                                                                                  VALUE PER UNIT
                                    SECONDARY          ESTIMATED GOING         ASSUMING PARTNERSHIP
                                   MARKET PRICE         CONCERN VALUE            ASSETS SOLD AT:
                  MERGER           PER UNIT (2)          PER UNIT (3)      ----------------------------
               CONSIDERATION   --------------------  --------------------     APPRAISED      NET BOOK
PARTNERSHIP    PER UNIT (1)      HIGH        LOW       HIGH        LOW        VALUE (4)      VALUE (5)
- ------------  ---------------  ---------  ---------  ---------  ---------  ---------------  -----------
IDS 1            $     257     $     198  $     150  $     251  $     235     $     253      $     175
IDS 2                  222           185        162        218        203           217            183
IDS 3                  308           200        165        304        283           299            192

- ------------------------
(1) Assumes the Share Price is within the Share Price Range. The Merger Consideration is payable in Shares and cash in lieu of fractional Shares. See "Fairness of the Mergers -- Determination of Merger Consideration."

(2) The secondary market prices are those reported to Stanger for the first calendar quarter of 1996. See "Distributions and Market Prices of Units -- Market Prices of Units."

(3) The going concern value estimates are based upon a number of assumptions regarding the future net operating income and cash distributions of the Partnership and assume a disposition of the Partnership's assets at the end of 2000. See "Fairness of the Mergers -- Comparison of Merger Consideration to Alternatives -- Going Concern Values."

(4) Estimated Liquidation Value at Appraised Value is based primarily upon the Appraisals and adjustments for non-real estate assets and liabilities and estimated selling costs. See "Fairness of the Mergers -- Comparison of Merger Consideration to Alternatives -- Liquidation Values."

(5) Estimated Liquidation Value at Net Book Value is computed as of March 31, 1996, less estimated selling costs. See "Fairness of the Mergers -- Comparison of Merger Consideration to Alternatives -- Liquidation Values."

FAIRNESS OF THE MERGERS

    The General Partner of each Partnership believes that the terms of the applicable Merger, when considered as a whole, are fair to the Unitholders of the Partnership and the Merger Consideration offered in exchange for the Units of the Partnership constitutes fair consideration for the interests of the Unitholders. The following provides a summary of the factors upon which the General Partners based their conclusions as to the fairness of the Mergers and the Merger Consideration to be received by Unitholders. The General Partners did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weights to these factors in reaching their determinations.

    - The Merger Consideration is determined based upon the Net Asset Values of the Partnerships, which Net Asset Values were, in turn, based primarily upon the independently appraised values of the real estate assets of the Partnerships.

    - Stanger has opined as to the fairness, from a financial point of view, of the Merger Consideration to the Unitholders.

    - The Share Price, which is used to determine the number of Shares to be received by Unitholders in the Mergers, is based upon a 20-day average of the per share closing prices of the Common Stock on the NYSE, thereby reducing the likelihood that the Share Price will be artificially inflated or affected by general market volatility.

    - If the Share Price is below $21.50 for a Partnership, the General Partner of that Partnership may withdraw its recommendation in favor of the applicable Merger or terminate the Acquisition Agreement as to that Partnership unless the Company elects to pay the Additional Consideration in accordance with the provisions of the Acquisition Agreement.

    - The General Partners compared certain potential benefits and detriments of the Mergers with certain potential benefits and detriments of several alternatives to the Mergers, including liquidation of the Partnerships, continuation of the Partnerships, support of secondary markets for the Units of each Partnership and reorganizations of the Partnerships as separate corporations taxed as REITs. Based upon these comparisons, the General Partners believe the Mergers are more attractive than the alternatives.

    - Certain Merger expenses are considered shared expenses and have been allocated equally between the Company, on the one hand, and the
      Partnerships, on the other hand, and certain Merger expenses are considered individual expenses to be paid by the party incurring the expenses. Merger expenses allocated to the Partnerships will be apportioned to the Partnerships based upon their relative Net Asset Values.

    - If the Closing Net Asset Value of a Partnership is greater than the Partnership's Net Asset Value, the difference will be distributed to the pre-Merger Unitholders and General Partner of the Partnership in accordance with the applicable Partnership Agreement.

    - The General Partners have followed the original distribution provisions of the Partnership Agreements in allocating the Merger Consideration among the Unitholders and General Partner of each Partnership.

    - Unitholders   who  are  opposed  to  the  Mergers  who  properly  exercise dissenters' rights under the WULPA will be entitled to receive a cash payment equal to the fair value of their Units.

    - The General Partners, the Company and their affiliates have significant conflicts of interest in connection with the Mergers, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of any of the Partnerships. The General Partners believe, however, that their determination regarding the fairness of the Mergers was based upon the proper exercise of their fiduciary duties, unaffected by these conflicts of interest.

THIRD PARTY OPINIONS

    THE APPRAISALS. The Partnerships retained Stanger to appraise the fair market value of each Partnership's real estate portfolio as of December 31, 1995. In preparing the Appraisals, Stanger collected from the Partnerships information regarding the operating history of the properties, conducted site inspections of all of the Partnerships' properties in March 1996 and interviewed and relied on representations of certain representatives of the Partnerships and the Company as property manager. Stanger's conclusions are based upon conditions Stanger observed at the properties during its inspection and assumptions, qualifications and limitations Stanger deemed reasonable at the time concerning, among other things, legal title, the absence of physical defects or hazardous materials, future occupancy, income and competition with respect to each property. The Appraisals reflect Stanger's valuation of the real estate portfolios of the Partnerships as of December 31, 1995, in the context of the information available on that date as well as the operating information available as of March 31, 1996. Events occurring subsequent to December 31, 1995 could affect the properties and assumptions used in preparing the Appraisals. The Summary Portfolio Appraisal Report for the Partnerships is attached as Appendix B to this Proxy Statement/Prospectus. See "Appraisals and Opinions of Financial Advisors -- Portfolio Appraisals of the Partnerships' Properties."

    STANGER FAIRNESS OPINION. The Partnerships have obtained from Stanger a written opinion dated July 1, 1996 (the "Stanger Fairness Opinion") to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations contained therein, the consideration to be received by Unitholders in the Mergers is fair to the Unitholders of each Partnership from a financial point of view. The full text of the Stanger Fairness Opinion is attached as Appendix C to this Proxy Statement/Prospectus. Stanger was not requested to, and therefore did not (i) select the method of determining the consideration offered in the Mergers, (ii) make any recommendation to the Unitholders of the Partnerships with respect to whether to approve or reject the Mergers or (iii) express any opinion as to the business decision to effect the Mergers or alternatives to the Mergers, the tax implications of the Mergers, the allocation of Merger expenses, the fairness of the Merger Consideration to be received in the Mergers if the actual Share Price is lower than the low end of the Share Price Range, the allocation of expenses associated with the Mergers between and among the Partnerships and the Company, or any other terms of the Mergers other than the Merger Consideration to be received by Unitholders. The Stanger Fairness Opinion is based upon business, economic, real estate and securities markets, and other conditions as of July 1, 1996, and does not reflect any changes in those conditions that may have occurred since that date. See "Appraisals and Opinions of Financial Advisors -- Opinion of the Partnerships' Financial Advisor."

COMPARISON OF THE PARTNERSHIPS AND THE COMPANY

    The summary information below highlights a number of significant differences between the Partnerships and the Company. See "Comparisons of Partnerships and Company."

    FORM OF ORGANIZATION. The Partnerships and the Company are each vehicles appropriate for holding real estate investments and afford passive investors, such as Unitholders and stockholders, certain benefits, including limited liability, a professionally managed portfolio and the avoidance of double-level taxation on distributed income. The Partnerships are under the control of their respective General Partners, while the Company is governed by its Board of Directors. In addition, there are significant differences in the tax treatment of the Partnerships as partnerships and the Company as a REIT. See "Comparisons of Partnerships and Company -- Taxation of Taxable Investors" and "-- Taxation of Tax-Exempt Investors."

    LENGTH  OF  INVESTMENT.   Unitholders  in  each of  the  Partnerships expect
liquidation of their investments when the assets of the Partnership are liquidated. In contrast, the Company does not expect to dispose of its assets within any prescribed periods and, in any event, plans to retain the net sale proceeds for future investments. Stockholders are expected to achieve liquidity for their investments by trading shares of the Common Stock in the public market and not through the liquidation of the Company's assets.

    NATURE OF INVESTMENT. Both the Units and Shares represent equity interests entitling the holders thereof to participate in the growth of the Partnerships and the Company, respectively. Distributions and dividends payable with respect to the Units and Shares depend upon the performance of the Partnerships and the Company, respectively.

    PROPERTIES AND DIVERSIFICATION. The real estate portfolio of each Partnership was limited to the assets acquired with its initial equity offering and limited debt financing. The Company holds a real estate portfolio substantially larger and more diversified than the portfolio of any of the Partnerships and with the potential for future growth through acquisition and development. An investment in the Company should not be viewed as an investment in a specific pool of assets, but instead as an investment in an ongoing real estate investment business, subject to the risks normally attendant to ongoing real estate ownership and to the risks related to property development.

    PERMITTED INVESTMENTS. The Company and the Partnerships have concentrated their investments almost solely in self storage facilities. The Amended Bylaws of the Company (the "Bylaws") authorize it to make other commercial real estate investments (including outside of the United States) or mortgage loans, secured by collateral of a type in which the Company is permitted to invest, if the Board of Directors makes certain determinations required by the Bylaws. Accordingly, the Company's investments may be more diversified than the investments of the Partnerships. The investment diversification, if it occurs, while potentially serving as a hedge against the risk of having all of the Company's investments limited to a single asset group, would expose the Company to the risk of owning and operating assets not directly related to its primary business.

    ADDITIONAL EQUITY. As the Partnerships are not authorized to issue additional Units or other equity interests, the Units are not subject to dilution, except as provided in the Partnership Agreements. In contrast, the Company has substantial flexibility to raise equity capital to finance its businesses and affairs through the sale of equity securities. The Company, through the issuance of new equity securities, may substantially expand its capital base to make new real estate investments. The issuance of additional equity securities by the Company may dilute the interests of stockholders and the Company may issue Preferred Stock with priorities or preferences over Common Stock with respect to dividends and liquidation proceeds.

    BORROWING POLICIES. In conducting its business, the Company may borrow funds subject to the limitations on indebtedness contained in the Bylaws of 50% of its total assets and 300% of its adjusted net worth. The Company may be more highly leveraged than any of the Partnerships. Borrowing funds may allow the Company to substantially expand its asset base, but will also increase the Company's risks due to its leveraged investments.

    RESTRICTIONS ON RELATED PARTY TRANSACTIONS. Except for transactions specifically approved in the Partnership Agreements (and which were disclosed in the disclosure documents prepared for the offering and sale of the Units), the Partnerships are not authorized to enter into transactions with the General Partners and their affiliates unless the transactions are approved in advance by a vote of the Unitholders. The Bylaws of the Company contain similar restrictions, but the Company may enter into a transaction with its directors, officers and significant stockholders if the transaction is approved by a majority of the directors not interested in the matter (including a majority of independent directors) following a determination that the transaction is fair, competitive and commercially reasonable. The Bylaws do not require the approval of stockholders for entering into transactions with interested parties.

    COMPENSATION, FEES AND DISTRIBUTIONS. Under the Partnership Agreements and the Management Services Agreements, each of the Partnerships pays compensation to its General Partner and fees to the Company. After the Mergers, no fees will be paid to the Company and the Company will manage the Partnerships' properties through its employees. Unlike Unitholders, stockholders realize certain efficiencies arising from the Company's self-managed structure and the Company can expand its property holdings without a proportionate increase in the cost of managing the properties.

    MANAGEMENT CONTROL AND RESPONSIBILITIES. Stockholders have greater control over management of the Company than the Unitholders have over the Partnerships because the members of the Company's Board of Directors are elected for three-year terms, with a portion of the Board of Directors elected at each annual meeting of stockholders. The General Partners do not need to seek re-election, but instead serve unless removed by an affirmative vote of Unitholders owning a majority of the Units entitled to vote, which is generally an extraordinary event. As passive investors, Unitholders and stockholders must rely upon management of the Partnerships and Company, respectively, for the prudent administration of their investments.

    MANAGEMENT LIABILITY AND INDEMNIFICATION. The General Partner of each of the Partnerships has, under most circumstances, no liability to its Partnership for acts or omissions it undertakes when performed in good faith, in a manner reasonably believed to be within the scope of its authority and in the best interests of the Partnership. Each General Partner also has, under specified circumstances, a right to be reimbursed by its Partnership for liability, loss, damage, costs and expenses it incurs by virtue of serving as General Partner. Although the standards are expressed somewhat differently, there are similar protections from liability available to directors and officers of the Company when acting on behalf of the Company and rights of directors and officers to seek indemnification from the Company. In the Mergers, the Company will be assuming all of the existing and contingent liabilities of the Partnerships, including their obligations to indemnify the General Partners.

    VOTING  RIGHTS.   Stockholders have  different voting  rights, including the right to elect directors on a periodic basis, than the voting rights afforded to Unitholders.

    LIQUIDITY. The Units constitute illiquid investments and Unitholders may find it difficult to dispose of their Units, if they wish to do so, or may be obligated to sell the Units at substantial discounts to facilitate the sales. In contrast, the Common Stock is listed on the NYSE.

    TAXATION OF TAXABLE INVESTORS. The Partnerships allow full pass-through of tax benefits resulting in taxable income or loss being taxed only at the partner level. Unitholders are taxed on their allocable share of Partnership income regardless of the amount of cash distributions. The Company, as a REIT, is taxed on income in excess of dividends paid to stockholders. Company losses do not pass through to stockholders. Stockholders are taxed on cash dividends received out of Company earnings and profits. Distributions in excess of earnings and profits are taxable to stockholders to the extent they exceed the stockholders' basis in his or her Common Stock.

    TAXATION OF TAX-EXEMPT INVESTORS. A tax-exempt Unitholder is treated as carrying on the trade or business activities of the Partnership in which it invests. Income from real estate rental activities will not be characterized as unrelated business taxable income ("UBTI") as long as only customary services are rendered in connection with the activities. Accordingly, to avoid characterization of the Unitholder's allocable share of Partnership income as UBTI, the income received by the Partnership must be income from a rental activity in which only customary services are rendered. Dividends paid with respect to, or gain recognized on a disposition of, the Shares are not UBTI.

CONFLICTS OF INTEREST

    A number of conflicts of interest are inherent in the relationships among the Partnerships, the General Partners and the Company and their affiliates. See "Conflicts of Interest." Certain of these conflicts of interest include, among others:

    - Since the general and limited partners are the same for each of the General Partners, they are not in a position to view the proposed Mergers solely from the perspective of a single Partnership.

    - Because the general and limited partners of the General Partner of each of the Partnerships have a financial interest in consummating the Mergers, there is an inherent conflict of interest in the General Partner structuring the terms and conditions of the Mergers and the terms of the Mergers might have been different if structured by persons having no financial interest in whether or not the Mergers were consummated.

    - Charles K. Barbo, the Chairman, President and Chief Executive Officer and a stockholder of the Company, is an individual general partner of each of the General Partners and the sole shareholder and director of Shurgard General Partner, Inc. ("SGPI"), the corporate general partner of each of the General Partners. Arthur W. Buerk, a stockholder of the Company, is an individual general partner of each of the General Partners. In addition, certain executive officers of the Company also serve as executive officers of SGPI.

    - Pursuant to the terms of an agreement executed in connection with the Management Company Merger, Messrs. Barbo and Buerk and the executive officers of the Company, as former stockholders of the Management Company, will receive Shares upon consummation of the Mergers.

    - The Partnerships' properties are managed by the Company pursuant to Management Services Agreements under which the Company receives certain fees for its management services.

AMENDMENTS TO PARTNERSHIP AGREEMENTS

    Approval of the Acquisition Agreement by IDS2 and IDS3 Unitholders will also constitute approval of those amendments to their respective Partnership Agreements necessary to effect the transactions contemplated by the Acquisition Agreement, including the Mergers. See "The Special Meetings -- The IDS2 Special Meeting" and "-- The IDS3 Special Meeting," "The Acquisition Agreement -- Amendments to the Partnership Agreements" and "Background and Reasons for the Mergers."

DISSENTERS' RIGHTS OF UNITHOLDERS

    A Unitholder will be entitled to dissenters' rights in connection with the Merger of his or her Partnership if the Unitholder properly exercises dissenters' rights under Section 25.10.900 et seq. of the WULPA, the full text of which is attached as Appendix E to this Proxy Statement/Prospectus. See "Dissenters' Rights of Unitholders."

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The Merger involves numerous federal income tax consequences to Unitholders. See "Material Federal Income Tax Considerations." These material federal income tax consequences include:

    - Unitholders who are subject to income tax will realize taxable gain or loss in the Mergers. See "Estimated Taxable Gain or Loss." No special distribution of cash will be made to Unitholders for the payment of any tax. Any gain or loss will be recognized in the year the Merger is consummated.

    - For federal income tax purposes, gain resulting from the Merger is treated as being recognized at the Partnership level. The amount of gain will be allocated among Unitholders based on the allocation provisions of the applicable Partnership Agreement.

    - The gain or loss recognized by a Unitholder from the Merger generally will be treated as arising from the sale of assets used in a trade or business and will be characterized as capital gain or loss except to the extent a portion of the amount realized by the Unitholder is attributable to depreciation recapture in Partnership property.

    - Unitholders who are not subject to income tax will not recognize a material amount of UBTI in the Merger.

ACCOUNTING TREATMENT

    Each of the Mergers will be accounted for as a purchase under generally accepted accounting principles ("GAAP").

OWNERSHIP STRUCTURE OF THE PARTNERSHIPS

    The following diagram shows the ownership structure of the Partnerships and the General Partners. The structure is the same for each Partnership. As reflected in the diagram below, (i) Charles K. Barbo, the Chairman of the Board, President and Chief Executive Officer and a stockholder of the Company, is an individual general partner of each of the General Partners and the sole shareholder and director of SGPI, the corporate general partner of each of the General Partners, (ii) Arthur W. Buerk, a stockholder of the Company, is an individual general partner of each of the General Partners and (iii) the Company is a limited partner of each of the General Partners.

    Under each of the Partnership Agreements, the General Partner initially receives 5% of all Partnership distributions until the Unitholders have received distributions equal to their capital contributions plus a preferred return. Thereafter, the General Partner receives 20% of all further cash distributions and the sharing arrangement between the partners of the General Partner is revised. The diagram below reflects the initial sharing percentages between the General Partner and Unitholders and among the partners of each General Partner.

    The General Partners' percentage interest in the Merger Consideration will be based upon these distribution principles. Based upon the Net Asset Values of IDS1 and IDS2, the Unitholders in those Partnerships will not receive through the Mergers the amount of their undistributed preferred returns. Accordingly, the IDS1 General Partner and the IDS2 General Partner will only be entitled to 5% of the Merger Consideration paid with respect to those Partnerships. Based upon the Net Asset Value for IDS3, the IDS3 Unitholders are expected to receive Merger Consideration in excess of their undistributed preferred return, entitling the IDS3 General Partner to 20% of some part, but not all, of the Merger Consideration, resulting in the IDS3 General Partner receiving approximately 7.5% of the Merger Consideration with respect to IDS3. See "Conflicts of Interest--General Partner's Interests."

                                     [LOGO]
- ------------------------
(1) As of the date of this Proxy Statement/Prospectus, the Company  beneficially
    owns       IDS1  Units (approximately    %),       IDS2 Units (approximately
       %) and      IDS3 Units (approximately    %).

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

    The following selected financial information is derived from the historical consolidated financial statements of the Company. Selected unaudited financial data for the three months ended March 31, 1995 and 1996 include all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of consolidated operating results for those interim periods. Results for the interim periods are not necessarily indicative of results for the full year. This information should be read in conjunction with the Company's consolidated financial statements and other financial information incorporated by reference in this Proxy Statement/Prospectus.

                         SHURGARD STORAGE CENTERS, INC.

                                             PREDECESSOR (1)                                    COMPANY (2)
                              ---------------------------------------------  --------------------------------------------------
                                                                                                       THREE MONTHS ENDED MARCH
                                     YEAR ENDED DEC. 31,          JAN. 1 TO    YEAR ENDED DEC. 31,               31,
                              ----------------------------------  MARCH 1,   ------------------------  ------------------------
                                1991       1992         1993        1994        1994         1995         1995         1996
                              ---------  ---------  ------------  ---------  -----------  -----------  -----------  -----------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenue...............  $  60,767  $  67,073   $   72,346   $  12,368  $  66,921    $  96,771    $  21,368    $  24,819
Net income..................     20,411     22,055       18,284      34,286     17,821       29,572        5,354        7,313
Net income per common share
 (3)........................      38.08      41.15        34.11       63.97       1.05         1.43          .31          .32
Dividends declared per
 common share (3)...........      60.45      56.71        59.57      732.05       1.02(4)      2.38(5)       .90(6)         0(7)

OTHER DATA:
Funds from operations (8)...  $  32,991  $  35,968   $   39,657   $   5,980  $  29,759    $  45,788    $   8,868    $  12,196

                                          DECEMBER 31,              AS OF          DECEMBER 31,               MARCH 31,
                                 -------------------------------  MARCH 1,   ------------------------  ------------------------
                                   1991       1992       1993       1994        1994         1995         1995         1996
                                 ---------  ---------  ---------  ---------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
Total assets...................  $ 416,085  $ 400,182  $ 393,982  $ 391,685  $ 494,590    $ 610,394    $ 536,467    $ 617,928
Total borrowings...............     24,430     24,365     26,016         --    167,137      142,840      181,392      157,260

- ------------------------------
(1) The Predecessor information reflects the combination of the 17 partnerships included in the Consolidation.

(2) The Company was inactive from January 1 through March 1, 1994.

(3) Predecessor "per share" information is based on earnings and distributions per original $1,000 investment. Distributions for the period from January 1, 1994 to March 1, 1994 include the liquidating distributions made in connection with the Consolidation.

(4) Does not include the dividend of $0.44 per share declared in January 1995 based on financial results for the quarter ended December 31, 1994.

(5) Includes the dividend of $0.44 per share declared in January 1995 based on financial results for the quarter ended December 31, 1994, the special dividend of $0.10 per share declared in November 1995 and the dividend of $0.46 per share declared in December 1995 based on financial results for the quarter ended December 31, 1995.

(6) Includes the dividend of $0.44 per share declared in January 1995 based on financial results for the quarter ended December 31, 1994.

(7) The dividend for the quarter ended March 31, 1996 of $.47 per share was declared in May 1996.

(8) The Company defines funds from operations ("FFO") as net income before extraordinary items (determined in accordance with GAAP) plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined  in  accordance  with  GAAP), as  an  indication  of  the
    Company's financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following pro forma consolidated financial data as of March 31, 1996 and for the three-month period then ended and for the year ended December 31, 1995 set forth the effect of the Mergers on the Company's pro forma pre-Merger financial data as of and for the same dates as if the Offers were completed and the Mergers had occurred on January 1, 1995.

    The Company's pre-Merger pro forma consolidated financial data are based on the Company's historical financial statements adjusted to reflect the consummation of the following transactions as if such had occurred on January 1, 1995: (i) the Management Company Merger in March 1995, (ii) the acquisition of Shurgard Evergreen Limited Partnership in May 1995, (iii) the sale of approximately 4.9 million shares of Common Stock of the Company in June and July 1995, (iv) the acquisition of four storage centers completed in 1995 and (v) the purchase of 29,640, 23,022 and 23,843 of the outstanding Units of IDS1, IDS2 and IDS3, respectively, pursuant to the Offers. The 1995 pre-Merger pro forma consolidated financial data assume that any additional net income generated by the preceding assumptions was distributed to stockholders in 1995.

    These pro forma consolidated financial data have been formatted to show the pro forma adjustments to the Company's pre-Merger pro forma consolidated financial data related to each of the Partnerships in three separate columns so that the Unitholder can evaluate the results of the merger of any one, two or three of the Partnerships with the Company.

    The pro forma consolidated financial data are not necessarily indicative of what the Company's actual financial position or results of operations would have been as of the date or for the periods indicated, nor do they purport to represent the Company's financial position or results of operations as of or for any future period. The pro forma consolidated financial data should be read in conjunction with all financial statements included elsewhere or incorporated by reference in this Proxy Statement/Prospectus. See "Pro Forma Consolidated Financial Statements."

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                            COMPANY       IDS1         IDS2         IDS3        COMPANY
                                                          PRE-MERGER    PRO FORMA    PRO FORMA    PRO FORMA   POST-MERGER
                                                           PRO FORMA   ADJUSTMENTS  ADJUSTMENTS  ADJUSTMENTS   PRO FORMA
                                                          -----------  -----------  -----------  -----------  -----------
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
THREE MONTHS ENDED MARCH 31, 1996
  Revenue...............................................   $  25,106    $   1,327    $     952    $   1,587    $  28,972
  Net income............................................       7,118          440          308          401        8,267
  Net income per share (1)..............................        0.31           --           --           --         0.31
  Funds from operations (2).............................      12,180          724          479          686       14,070
  Weighted average shares outstanding (1)...............  23,196,858    1,276,961      856,799    1,275,199   26,605,817

YEAR ENDED DECEMBER 31, 1995
  Revenue...............................................   $ 100,669    $   5,283    $   3,718    $   6,377    $ 116,047
  Net income............................................      31,555        1,939        1,259        1,737       36,490
  Net income per share (1)..............................        1.36           --           --           --         1.37
  Funds from operations (2).............................      49,175        3,058        1,947        2,850       57,031
  Weighted average shares outstanding (1)...............  23,193,921    1,276,961      856,799    1,275,199   26,602,880

AS OF MARCH 31, 1996
  Total assets..........................................    $640,282      $33,754      $25,978      $44,306     $744,320
  Notes payable.........................................     154,601           --        2,850       10,384      167,835
  Equity................................................     441,827       32,454       21,757       31,143      527,181

- ------------------------------
(1) Calculation is based on an assumption of a $25.00 Share Price.

(2) The Company defines FFO as net income before extraordinary items (determined in accordance with GAAP) plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company's financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data:

                                           AS OF AND FOR THE YEAR ENDED           AS OF AND FOR THE PERIOD ENDED
                                                DECEMBER 31, 1995                         MARCH 31, 1996
                                      --------------------------------------  --------------------------------------
                                      NET INCOME    DIVIDENDS    BOOK VALUE   NET INCOME    DIVIDENDS    BOOK VALUE
                                      -----------  ------------  -----------  -----------  ------------  -----------
The Company:
  Pre-Merger pro forma (1)..........   $    1.36   $    2.38(2)   $   18.73    $     .32   $      --(3)   $   19.05
  Post-Merger pro forma combined
   (4)..............................        1.37        2.38(2)       19.48          .31          --(3)       19.81
IDS1:
  Historical (5)....................       16.04       19.22         183.44         4.06        4.84         182.66
  Pro forma equivalent (6)..........        1.86        2.23          21.29          .47         .56          21.20
IDS2:
  Historical (5)....................       12.06       16.25         192.34         2.85        4.06         191.13
  Pro forma equivalent (6)..........        1.62        2.18          25.84          .38         .55          25.68
IDS3:
  Historical (5)....................       15.02       18.75         205.67         4.24        4.69         205.22
  Pro forma equivalent (6)..........        1.40        1.75          19.23          .40         .44          19.19

- ------------------------
(1) Pre-Merger pro forma per share data are based on the Company's historical financial statements adjusted to reflect the consummation of the following transactions as if such had occurred on January 1, 1995: (i) the Management Company Merger in March 1995, (ii) the acquisition of Shurgard Evergreen Limited Partnership in May 1995, (iii) the sale of approximately 4.9 million shares of Common Stock of the Company in June and July 1995, (iv) the acquisition of four storage centers completed in 1995 and (v) the purchase of 29,640, 23,022 and 23,843 of the outstanding Units of IDS1, IDS2 and IDS3, respectively, pursuant to the Offers. The 1995 pre-Merger pro forma data assume that any additional net income generated by the preceding assumptions was distributed to stockholders in 1995. Per share amounts were calculated by dividing the pre-Merger pro forma data by the number of outstanding shares of Class A and Class B Common Stock of the Company ("Total Common Stock") as of December 31, 1995 and March 31, 1996 (23,193,921 and 23,196,858, respectively).

(2) Amount is based on historical dividends declared by the Company in the periods indicated. Although it is the Company's intention to continue to pay quarterly dividends, the payment of such in the future is subject to the discretion of the Company's Board of Directors, which may consider such factors as the Company's net income, financial condition, requirements for qualification as a REIT and other matters it deems relevant.

(3) The dividend for the quarter ended March 31, 1996 was declared in May 1996.

(4) The post-Merger pro forma combined per share data give effect to the Mergers by combining the Company's and the Partnerships' per share data using the purchase method of accounting. Post-Merger outstanding shares (26,605,817 Shares) include the actual outstanding Total Common Stock at March 31, 1996, plus the shares expected to be issued to Unitholders in connection with the Mergers.

(5) Historical per share data is based on historical financial information divided by 148,202, 115,110 and 119,215 Units of IDS1, IDS2 and IDS3, respectively.

(6) Amounts represent historical financial information divided by the 1,276,961, 856,799 and 1,275,199 Shares to be issued in connection with the IDS1 Merger, the IDS2 Merger and the IDS3 Merger, respectively, assuming a Share Price of $25.00.

                DISTRIBUTIONS AND MARKET PRICES OF COMMON STOCK

    On May 5, 1995, the Company's Common Stock began trading on the NYSE under the symbol "SHU." Before May 5, 1995, the Common Stock was quoted on the Nasdaq National Market ("Nasdaq") under the symbol "SHUR." The table below sets forth the high and low sale prices per share of Common Stock, as reported in published financial sources, and distributions declared for the fiscal periods indicated.

                                                                     PRICE PER SHARE OF
                                                                        COMMON STOCK
                                                                    --------------------  DISTRIBUTIONS
                                                                      HIGH        LOW      DECLARED (1)
                                                                    ---------  ---------  --------------
1994
  First Quarter (beginning March 28, 1994)........................  $  24.25   $  21.50    $     .14(2)
  Second Quarter..................................................     24.25      21.00          .44
  Third Quarter...................................................     23.25      20.50          .44
  Fourth Quarter..................................................     23.00      17.75          .44
1995
  First Quarter...................................................     24.00      19.50          .46
  Second Quarter (3)..............................................     24.50      22.63          .46
  Third Quarter...................................................     26.00      22.25          .46
  Fourth Quarter..................................................     27.00      24.75          .56(4)
1996
  First Quarter...................................................     27.50      25.88          .47
  Second Quarter..................................................     26.13      24.13
  Third Quarter (through July 8, 1996)............................     25.38      24.88

- ------------------------
(1) Distributions declared by the Company's Board of Directors based on financial results for the quarter specified.

(2) The first quarter distribution reflects one month of operations after the Consolidation.

(3) The high and low sales prices per share of Common Stock were $24.00 and $22.75, respectively, during the period from April 1, 1995 through May 4, 1995, when the Common Stock was quoted on Nasdaq. The high and low sales prices per share of Common Stock were $24.50 and $22.63, respectively, during the period from May 5, 1995, the date of commencement of trading of the Common Stock on the NYSE, through June 30, 1995.

(4) Includes the special dividend of $.10 declared in November, 1995.

    The last reported sale price per share of Common Stock on July 1, 1996, the last trading day preceding public announcement of the Mergers, was $25.38. On July 8, 1996, the last reported sale price per share of Common Stock was $25.00.

    No public market exists for the Units. See "Distributions and Market Prices of Units."

  UNITHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR COMMON STOCK.

                                  RISK FACTORS

    In evaluating the Mergers and the Company, Unitholders should carefully consider the following factors, in addition to other matters set forth elsewhere or incorporated in this Proxy Statement/ Prospectus by reference.

RISKS RELATING TO THE MERGERS

    CONFLICTS OF INTEREST. The Company, the Partnerships, the General Partners and their affiliates have significant conflicts of interest in connection with the Mergers, including (i) Charles K. Barbo, the Chairman of the Board, President and Chief Executive Officer and a stockholder of the Company, is an individual general partner of each of the General Partners and the sole shareholder and director of SGPI, the corporate general partner of each of the General Partners, (ii) Arthur W. Buerk, a stockholder of the Company, is an individual general partner of each of the General Partners, (iii) certain executive officers of the Company are executive officers of the corporate general partner of each of the General Partners, (iv) pursuant to the terms of the Partnership Agreements, the General Partners will receive between 5% and 7.5% of the Merger Consideration in exchange for their GP Interests, (v) the Company and IPSC are limited partners of each of the General Partners and will receive Shares in the Mergers, (vi) pursuant to the Contingent Shares Agreement, Messrs. Barbo and Buerk and certain executive officers of the Company, as former stockholders of the Management Company, will receive Shares upon consummation of the Mergers and (vii) the Partnerships' properties are managed by the Company pursuant to the Management Services Agreements under which the Company receives certain fees for its management services. See "Conflicts of Interest."

    LACK OF INDEPENDENT REPRESENTATION. The terms of the Mergers have been established through negotiations between the Company and the General Partners, which have significant conflicts of interest as described in "-- Conflicts of Interest." Unitholders were not separately represented in structuring and negotiating the terms of the Mergers by an unaffiliated representative. Had separate representation been arranged for the Unitholders, the terms of the Mergers might have been different.

    CHANGE IN NATURE OF INVESTMENT. Unitholders who receive Shares in the Mergers will have changed the nature of their investment. While each of the Partnerships was formed as a finite-life investment, with the Unitholders receiving regular cash distributions out of the Partnership's net operating income and special distributions upon liquidation of the Partnership's assets, the Company intends to operate for an indefinite period of time and has no specific plans for the sale of its assets. Stockholders receive distributions out of the Company's cash flow from operations, but it is not expected that any special distributions of liquidation proceeds will be made. Instead of having their investments liquidated through the liquidation of the Company's assets, stockholders may liquidate their investment in the Company only through the sale of the Shares and the amount realized through the sale of the Shares may not be equal to the amount that would have been realized by the stockholders through the sale of the Company's assets. Stockholders are subject to the market risks of all public companies, particularly in that the value of their equity securities will fluctuate from time to time depending upon general market conditions and the Company's future performance.

    MERGERS AS TAXABLE EVENTS; NO SPECIAL CASH DISTRIBUTION FOR THE PAYMENT OF ANY TAX. For taxable Unitholders, the Mergers will result in the recognition of either taxable income or loss, and no special cash distribution will be made for the payment of any tax. See "Material Federal Income Tax Considerations -- Tax Consequences of the Mergers." The following summarizes the tax consequences for
Unitholders:

        MERGERS AS TAXABLE EVENTS FOR NON-TAX-EXEMPT UNITHOLDERS. The Mergers will result in the recognition of gain or loss to each Partnership based on the difference between (i) the sum of the fair market value of Shares and any cash paid by the Company as Additional Consideration and in lieu of a fractional share and the amount of liabilities of the Partnership assumed or pertaining to properties acquired by the Company and (ii) the Partnership's adjusted tax basis in its assets acquired by the Company in the Mergers. Each Unitholder (except, as discussed below, certain tax-exempt Unitholders) in a Partnership generally will recognize his or her allocable share of gain or loss in accordance with the terms of the applicable Partnership Agreement. Furthermore, that Unitholder will recognize gain on the receipt of the Shares or cash to the extent of the excess of the fair market value of the Shares and amount of cash received by the Unitholder in the Merger over the Unitholder's adjusted tax basis in his or her Units (as adjusted after taking into account the Unitholder's allocable share of gain or loss recognized by the applicable Partnership in the Mergers). Any gain recognized on the distribution of the Shares or cash will be treated substantially as capital gain. Gain or loss recognized by the Unitholders will be treated as passive income or loss. For a discussion of potential withholding requirements, see "Material Federal Income Tax Considerations -- Taxation of the Company as a REIT -- Backup Withholding" and "-- State and Local Taxes and Withholding."

        CONSEQUENCES OF MERGERS TO TAX-EXEMPT UNITHOLDERS. Based on the General Partners' representations that the Partnerships do not hold their properties for sale to customers in the ordinary course of a trade or business, the Mergers will not result in recognition of a material amount of UBTI by certain tax-exempt Unitholders that do not hold their Units as a dealer under Section 512(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), or as "debt-financed property" within the meaning of Code
    Section 514. Certain tax-exempt organizations, however, do not qualify for that treatment. See "Material Federal Income Tax Considerations -- Tax Consequences of the Merger."

        CHANGES IN TAX CHARACTERIZATION OF DISTRIBUTIONS. Stockholders are taxed on cash dividends received out of Company earnings and profits. Distributions in excess of earnings and profits are taxable to stockholders to the extent they exceed the stockholder's basis in his or her Shares. Company distributions to taxable Stockholders will be treated as "portfolio income," eliminating the potential tax benefit of the Partnerships where passive income could be passed through to Unitholders and used, to the extent permitted under applicable tax laws, to offset passive losses from other sources. Such dividends will not be treated as UBTI to certain tax-exempt stockholders. See "Material Federal Income Tax Considerations -- Taxation of the Company as a REIT -- Taxation of Taxable Stockholders" and "-- Taxation of Tax-Exempt Stockholders."

    POTENTIAL DIFFERENCES BETWEEN MERGER CONSIDERATION AND REALIZABLE VALUE. Unitholders are subject to the risk that the Net Asset Values of the Partnerships, which are based primarily upon the independent appraised value of the Partnerships' properties, do not reflect the realizable value of the Partnerships' assets in an actual transaction. Were this to be the case as to a Partnership, the Merger Consideration received by a Unitholder of that
Partnership may be understated. Stanger was engaged to evaluate each Partnership's portfolio of real estate on a limited scope basis utilizing the income approach and the sales comparison approach to valuation. The cost approach, another approach typically used by appraisers in valuing real property, was not utilized by Stanger. To the extent that the cost approach would have produced different values for the portfolios, the Net Asset Values may have varied. Stanger considered the cost approach to be less reliable than the income approach or the sales comparison approach given the primary criteria used by buyers of the type of property appraised in the Appraisals. The Appraisals are as of December 31, 1995 and have not been updated to take into account any developments since that date, such as changes in the portfolios' operating results or changes in the yield expectations of prospective purchasers of such real estate assets, possibly affecting real estate value.

    UNCERTAINTY REGARDING MARKET PRICE OF COMMON STOCK. The number of Shares that will be received by the Unitholders of each Partnership is based in part on the average market price of the Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the Vote Date; provided, however, that the Share Price Range fixes the minimum Share Price at $22.25 regardless of the actual market price of the Shares. See "Fairness of the Mergers -- Conclusions of the General Partners" and "-- Determination of Merger Consideration." Accordingly, if the market price of the Common Stock (i) is less than $22.25 per share on the Share Price Date or (ii) decreases after determination of the number of Shares to be issued in the Mergers and prior to issuance of the Shares, the market value of the Shares received by Unitholders in the Mergers may be less than the Net Asset Values of the Partnerships. In addition, the market value of the Shares may decrease following consummation of the Mergers if there is increased selling activity or as a result of general market and other factors.

    POTENTIAL CHANGE IN LEVEL OF DISTRIBUTIONS. The Mergers are expected to affect the level of distributions made to Unitholders who become stockholders of the Company. Depending upon the Share Price used to determine the number of Shares to be issued in the Mergers, the level of distributions after the Mergers to Unitholders who have become Company stockholders may be lower than the level of distributions received with respect to their Units prior to the Mergers. See "Fairness of the Mergers -- Distribution Comparison."

    POTENTIAL LOSS OF FUTURE APPRECIATION. The properties of the Partnerships may appreciate in value and might be able to be liquidated at a later date for a price which would yield Unitholders more consideration than they would receive in the Mergers.

    RISK OF SUBSTANTIAL INDEBTEDNESS. Each of the Partnerships has adhered to a policy of limiting its borrowings, reducing the risk of leveraged investments and allowing a substantial portion of the Partnership's net operating income to be distributed to Unitholders. In contrast, the Company is authorized to borrow up to 50% of its total assets as defined in the Company's Bylaws. If the Company incurs substantial debt, it will be subject to the risks that (i) the Company could lose its interests in properties given as collateral for secured borrowing if the required principal and interest payments are not made when due and (ii) the Company's obligation to make principal payments, which are not treated as deductions for federal income tax purposes, does not relieve it from the obligation of distributing at least 95% of the Company's REIT taxable income to stockholders.

    LOSS OF RELATIVE VOTING POWER. Both Unitholders and stockholders have one vote per Unit and share of Common Stock, respectively. If the Mergers are completed, Unitholders will have an investment in an entity larger than each of the Partnerships and will thus lose relative voting power.

GENERAL REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS RELATING TO REAL ESTATE OWNERSHIP AND OPERATION OF SELF STORAGE CENTERS. An investment in the Company is subject to the risks incident to the ownership of real estate-related assets and the operation of self storage centers. These risks include the fact that real estate investments are generally illiquid, which may impact the Company's ability to vary its portfolio in response to changes in economic and other conditions, as well as the risks normally associated with changes in market rental rates and the impact of environmental protection laws and changes in tax, real estate and zoning laws.

    RISKS OF REAL ESTATE DEVELOPMENT. The Company may invest new capital or reinvest sale or refinancing proceeds to develop properties or to purchase newly constructed properties that are still in the lease-up stage. Real estate development involves risks in addition to those involved in the ownership and operation of established properties, including the risks that construction may not be completed on schedule, resulting in increased construction and other costs, and that properties may not be leased on profitable terms or in accordance with scheduled lease-up plans. In addition, to develop properties, the Company must engage appropriate contractors or subcontractors or both to construct the properties, and problems may arise in connection with such engagements, thereby increasing the cost of the construction and resulting in delays in completion. If any of the above were to occur to a material extent, the Company's ability to make expected distributions to stockholders would be adversely affected.

    INVESTMENTS IN OTHER COMMERCIAL REAL ESTATE. Although the Company invests primarily in self storage properties, it may also invest in other commercial real estate if such investments are specifically approved by the Company's Board of Directors. The Company has no present plans to make any such investments. The authority of the Board of Directors to make such investments permits the

Company flexibility in selecting appropriate investments and in adjusting to changes in the marketplace, without requiring amendments to the Bylaws or specific stockholder approval. Investments in other forms of real estate, if they were to occur, will be subject to the risks unique to such investments and, in particular, the Company must ensure that such investments are managed by persons having the experience and expertise necessary for the effective management and operation of those investments. Unfamiliarity with local laws, procedures and practices, or in the operation of such other investments, might adversely affect the Company's FFO and its ability to make expected distributions to stockholders.

    INDIRECT INVESTMENTS. The Company has invested and may continue to invest in real estate by acquiring equity interests in partnerships, joint ventures, trusts or other legal entities that in turn have invested in real estate constituting appropriate investments for the Company. For example, in 1995 and 1996, the Company invested an aggregate of $7.5 million (as of June 30, 1996) in SSC Benelux & Co. SCS, a Belgian entity that owns and operates self storage properties in the Benelux region of Europe. In addition, as of the date of this
Proxy  Statement/Prospectus  the  Company beneficially  owns         IDS1 Units,
        IDS2 Units and          IDS3 Units.  If one or more of the  Partnerships
does not elect to participate in the Mergers, the Company may elect to hold the Units for an indefinite period of time. Under the Bylaws, a number of conditions must be satisfied before the Company is permitted to make these indirect investments, including, among others, the requirement that a joint investment not jeopardize the Company's eligibility to be taxed as a REIT or result in the Company becoming an investment company under the Investment Company Act of 1940, as amended. These indirect investments expose the Company to certain risks not present had the Company invested directly in the real estate, including, among others, currency risks, the risk that the Company may not have control over the legal entity that has title to the real estate, the possibility that the Company may invest in an enterprise that has liabilities that are not disclosed at the time of the investment and the possibility that the Company's investments would be illiquid and not readily accepted as collateral by the Company's lenders. Each of these risks might reduce the Company's cash flow or impair its ability to borrow funds, which ultimately could adversely affect the Company's ability to meet debt service obligations and make expected distributions to stockholders.

    LIMITED ASSET DIVERSIFICATION. The Company limits its investments primarily to self storage properties. The success of an investment in the Company will depend in large measure on the profitability of these businesses and real estate investments. The Company is not expected to have substantial interests in other real estate investments to hedge against the risk that national trends might adversely affect the profitability of self storage facilities.

    COMPETITION. Competition exists in every market in which the Company's stores are located. The Company competes with, among others, national, regional and numerous local self storage operators and developers. Such competition may adversely affect the occupancy levels and the rental revenues of the Company's self storage properties, which could adversely affect the Company's cash flow from operations and its ability to meet debt service obligations and make expected distributions to stockholders. The Company believes that the primary competition for potential customers of any of the Company's self storage stores comes from other self storage properties within a three-to-five-mile radius of that store. The Company does not seek to be the lowest-price self storage provider. Entry into the self storage business through acquisition of existing properties is relatively easy for persons or institutions with the required initial capital. Some of the Company's competitors may have more resources than the Company. Competition may be accelerated by any increase in availability of funds for investment in real estate. Decreases in interest rates tend to increase the availability of funds and therefore can increase competition. Due to recent increases in development of self storage properties in certain markets, the Company anticipates that increased available storage space may reduce occupancy levels per storage property within the industry in 1996 or 1997 and further intensify competition among storage providers for available tenants. The extent to which the Company is affected by competition will depend in significant part on local market conditions.

    LIMITED POTENTIAL FOR OCCUPANCY GAINS. Although relatively low increases in storage supply and continued increases in industry demand have driven substantial occupancy gains over the last several years, the Company believes that significant future occupancy gains will be difficult to achieve with respect to stabilized properties. The Company anticipates that future increases in revenue from stabilized properties in its portfolio will be primarily the result of rental rate increases. To the extent that the existing properties continue to operate profitably, this will likely stimulate further development and result in greater competition between the newly developed and existing properties.

    POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws may impose liability without regard to whether the owner or operator knew of, or caused, the release of such hazardous substances. Although the Company has received a Phase I environmental assessment report for each of the properties that it owns, it has not received such a report for certain of the properties that it manages, where the Company might be considered the operator. The purpose of each such report was to identify, as of the date of that report, potential sources of contamination of the property and to assess the status of environmental regulatory compliance. In addition, for some of the properties that it owns, the Company has received Phase II environmental assessment reports consisting of soil testing, subsurface water sampling, asbestos inspections or other investigations deemed appropriate by an independent environmental consultant. The presence of hazardous substances on a property may adversely affect the owner's ability to sell such property or to borrow using such property as collateral, and it may cause the owner or manager of the property to incur substantial remediation costs. In addition to claims for cleanup costs, the presence of hazardous substances on a property could result in the owner or manager incurring substantial liabilities as a result of a claim by a private party for personal injury or a claim by an adjacent property owner for property damage. There can be no assurance that any environmental assessments undertaken by the Company with respect to the properties that it owns and certain properties that it manages have revealed all potential environmental liabilities, that any prior owner or operator of the properties did not create any material environmental condition not known to the Company, or that an environmental condition does not otherwise exist as to any one or more of the properties that could have a material adverse effect on the Company's financial condition or results of operations. In addition, there can be no assurance that
(i) future laws, ordinances or regulations will not impose any material environmental liability, (ii) the current environmental conditions of the Company's owned or managed properties will not be affected by the condition of properties in the vicinity of such properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Company or (iii) tenants will not violate their leases by introducing hazardous or toxic substances into the Company's owned or managed properties that could expose the Company to liability under federal or state environmental laws.

    COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND FIRE AND SAFETY REGULATIONS. All of the Company's properties are required to comply with the Americans With Disabilities Act, and the regulations, rules and orders that may be issued thereunder (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. Compliance with ADA requirements might require, among other things, removal of access barriers and noncompliance could result in the imposition of fines by the U.S.
government, or an award of damages to private litigants. In addition, the Company is required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company's properties. Compliance with such requirements may require the Company to make substantial capital expenditures, which expenditures would reduce cash otherwise available for distribution to stockholders.

    PROPERTY TAXES. Each of the Company's properties is subject to real property taxes. The real property taxes on these properties and any other properties that the Company develops or acquires in the future may increase as property tax rates change and as such properties are assessed or reassessed by tax authorities.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

    FAILURE TO REMAIN QUALIFIED AS A REIT. The Company has elected to be taxed as a REIT under the Code, commencing with its taxable year ended December 31, 1994. So long as the Company meets the requirements under the Code for qualification as a REIT each year, the Company will be entitled to a deduction when calculating its taxable income for dividends paid to its stockholders. For the Company to qualify as a REIT, however, certain detailed technical requirements must be met (including certain income, asset and stock ownership tests) under Code provisions for which, in many cases, there are only limited judicial and administrative interpretations. In addition, the determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT, and no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Although the Company believes that it is organized so as to qualify as a REIT under the Code and that it has operated and will continue to operate in such a manner to so qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the Company's circumstances preclude any assurance that the Company will so qualify in any year. For any taxable year that the Company fails to qualify as a REIT, it would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, the net assets of the Company and distributions to stockholders would be substantially reduced because of the Company's increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Should the Company's qualification as a REIT terminate, the Company may not be able to elect to be treated as a REIT for the four taxable years following the year during which the qualification was lost. See "Material Federal Income Tax Considerations -- Taxation of the Company as a REIT."

    EFFECT OF DISTRIBUTION REQUIREMENTS. To maintain its status as a REIT for federal income tax purposes, the Company generally is required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. The Company may be required, under certain circumstances, to accrue as income for tax purposes interest, rent and other items treated as earned for tax purposes but not yet received. In addition, the Company may be required not to accrue as expenses for tax purposes certain items that actually have been paid. It is also possible that the Company could realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. In any such event, the Company could have taxable income in excess of cash available for distribution. In such circumstances, the Company could be required to borrow money or liquidate investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See "Material Federal Income Tax Considerations -- Taxation of the Company as a REIT -- Annual Distribution Requirements."

    CHANGES IN TAX LAWS WHICH COULD AFFECT REITS. Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification. While any such legislation may contain transitional rules that would reduce their impact on the Company, it is impossible to predict whether or in what form such legislation may be enacted in the future. See "Material Federal Income Tax Considerations."

OTHER GENERAL RISKS

    RISKS ASSOCIATED WITH MANAGEMENT OF PROPERTIES. The Company manages 86 self storage properties, of which 47 are owned by affiliates (including the Partnerships) and 39 are owned by nonaffiliates, under contracts that generally may be terminated with or without cause on 60 days' notice. If these contracts were terminated, the Company would lose management fee income and other revenue and, in addition, would experience decreased economies of scale in advertising, management and other overhead.

    EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that influence the price of the Common Stock in public trading markets is the annual yield from distributions by the Company on the price paid for the Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock.

                              THE SPECIAL MEETINGS

GENERAL

    This  Proxy Statement/Prospectus is first being mailed on or about         ,
1996 to the Unitholders of each of the Partnerships in connection with the solicitation of proxies by each of the General Partners for use at the
respective Special Meetings to be  held on        ,  1996, at 10:00 a.m.,  local
time, at 1201 Third Avenue, Suite 2200, Seattle, Washington, and at any adjournment or postponement thereof.

THE IDS1 SPECIAL MEETING

    At the IDS1 Special Meeting, including any adjournment or postponement thereof, IDS1 Unitholders will be asked to consider and vote on a proposal to approve the Acquisition Agreement and the transactions contemplated thereby, including the IDS1 Merger. THE IDS1 GENERAL PARTNER HAS DETERMINED THAT THE IDS1 MERGER IS FAIR TO THE IDS1 UNITHOLDERS. ACCORDINGLY, THE IDS1 GENERAL PARTNER RECOMMENDS THAT IDS1 UNITHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    The IDS1 Partnership Agreement prohibits IDS1 from entering into any transaction with the IDS1 General Partner or its "affiliates," as such term is defined therein (including the Company), not specifically authorized in the IDS1 Partnership Agreement, unless the terms and conditions of the transaction are disclosed to IDS1 Unitholders in advance and approved by the affirmative vote of IDS1 Unitholders holding of record more than 75% of the outstanding IDS1 Units. Accordingly, approval of the Acquisition Agreement and the transactions contemplated thereby requires the affirmative vote of IDS1 Unitholders holding of record more than 75% of the outstanding IDS1 Units.

    Unitholders as of the date of this Proxy Statement/Prospectus whose IDS1 Units have not been purchased by the Company in the IDS1 Offer are entitled to notice of the IDS1 Special Meeting. If IDS1 Units are transferred after the date of this Proxy Statement/Prospectus but prior to the date of the IDS1 Special Meeting or any adjournment or postponement thereof, and the holders of the transferred IDS1 Units are admitted as substituted IDS1 Unitholders, the Notice of Special Meeting, this Proxy Statement/Prospectus, the accompanying form of proxy and related information will be sent to the substituted IDS1 Unitholders along with notice of their substitution and admission. This substitution and admission will terminate the right of the prior IDS1 Unitholders to vote on approval of the Acquisition Agreement and the transactions contemplated thereby, and any votes as to the transferred IDS1 Units must be made by the substituted IDS1 Unitholders. The IDS1 General Partner does not anticipate the substitution of any new IDS1 Unitholders other than the Company with respect to those IDS1 Units it acquired in the IDS1 Offer and any person who obtains IDS1 Units as a result of intrafamily or testamentary transfers. IDS1 Unitholders are entitled to one vote at the IDS1 Special Meeting for each IDS1 Unit held of record by them as of the date of the IDS1 Special Meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement/ Prospectus, approximately 148,202 IDS1 Units were outstanding and held of record by
              IDS1 Unitholders.

    If a proxy card is returned, properly signed and dated, the IDS1 Units represented thereby will be voted in the manner specified on the proxy card. If an IDS1 Unitholder returns a signed proxy card but does not indicate how his or her IDS1 Units are to be voted, the IDS1 Units will be voted FOR approval of the Acquisition Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) duly executing a later dated proxy related to the same IDS1 Units and delivering it to Gemysis Corporation prior to the taking of the vote at the IDS1 Special Meeting, (ii) filing with Gemysis Corporation, at or before the taking of the vote at the IDS1 Special Meeting, a written notice of revocation bearing a later date than the proxy, or
(iii) attending the IDS1 Special Meeting and voting in person (although attendance at the IDS1 Special Meeting will not in and of itself constitute a revocation of a proxy). Any subsequent proxy or written notice of revocation should be mailed to

Gemysis Corporation at P.O. Box 3897, Englewood, Colorado 80155-9756, or hand delivered to Gemysis Corporation at 7103 S. Revere Parkway, Englewood, Colorado 80112, at or before the taking of the vote at the IDS1 Special Meeting.

    The presence, either in person or by proxy, of a majority of the IDS1 Units constitutes a quorum. The IDS1 Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the IDS1 Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the IDS1 Special Meeting (except for any proxies that have theretofore properly been revoked or withdrawn), notwithstanding that they may have been properly voted on the same or any other matter at a previous meeting.

    As of the date of this Proxy Statement/Prospectus, the Company  beneficially
owns        IDS1 Units or     % of the then  outstanding IDS1 Units. The Company
intends to vote these IDS1 Units FOR approval of the Acquisition Agreement and the transactions contemplated thereby.

THE IDS2 SPECIAL MEETING

    At the IDS2 Special Meeting, including any adjournment or postponement thereof, IDS2 Unitholders will be asked to consider and vote on a proposal to approve the Acquisition Agreement and the transactions contemplated thereby, including the IDS2 Merger and the amendment to the IDS2 Partnership Agreement. THE IDS2 GENERAL PARTNER HAS DETERMINED THAT THE IDS2 MERGER IS FAIR TO THE IDS2 UNITHOLDERS. ACCORDINGLY, THE IDS2 GENERAL PARTNER RECOMMENDS THAT IDS2 UNITHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    The IDS2 Partnership Agreement prohibits the sale of any property by the IDS2 Partnership to the IDS2 General Partner or its "affiliates," as such term is defined therein (including the Company). Accordingly, in order to consummate the IDS2 Merger, the IDS2 Partnership Agreement must be amended to add the following subsection to Section 13.3(c):

        (iii) Notwithstanding any provision of this Agreement, the Partnership may merge with and into Shurgard Storage Centers, Inc. (the "Company") pursuant to, and consummate all other transactions contemplated by, the terms of the Acquisition Agreement dated July 1, 1996, between the Company, the Partnership, IDS/Shurgard Income Growth Partners L.P. and IDS/ Shurgard Income Growth Partners L.P. III.

    Amendment of the IDS2 Partnership Agreement requires approval of IDS2 Unitholders holding of record more than 50% of the outstanding IDS2 Units. Thus, approval of the Acquisition Agreement and the transactions contemplated thereby requires the affirmative vote of IDS2 Unitholders holding of record more than 50% of the outstanding IDS2 Units. By voting to approve the Acquisition Agreement and the transactions contemplated thereby, IDS2 Unitholders will be deemed to have voted in favor of the foregoing amendment to the IDS2 Partnership Agreement.

    Unitholders as of the date of this Proxy Statement/Prospectus whose IDS2 Units have not been purchased by the Company in the IDS2 Offer are entitled to notice of the IDS2 Special Meeting. If IDS2 Units are transferred after the date of this Proxy Statement/Prospectus but prior to the date of the IDS2 Special Meeting or any adjournment or postponement thereof, and the holders of the transferred IDS2 Units are admitted as substitute IDS2 Unitholders, the Notice of Special Meeting, this Proxy Statement/Prospectus, the accompanying form of proxy and related information will be sent to the substituted IDS2 Unitholders along with notice of their substitution and admission. This substitution and admission will terminate the right of the prior IDS2 Unitholders to vote on approval of the Acquisition Agreement and the transactions contemplated thereby, and any votes as to the transferred IDS2 Units must be made by the substituted IDS2 Unitholders. The IDS2 General Partner does not anticipate the substitution of any new IDS2 Unitholders other than the Company with respect to those IDS2 Units it acquired in the IDS2 Offer and any person who obtains IDS2 Units as a result of intrafamily or testamentary transfers. IDS2 Unitholders are entitled to one vote at the IDS2 Special Meeting for each IDS2 Unit held of record by them as of the date of the IDS2 Special

Meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement/ Prospectus, approximately 115,110 IDS2 Units were outstanding and
held of record by               IDS2 Unitholders.

    If a proxy card is returned, properly signed and dated, the IDS2 Units represented thereby will be voted in the manner specified on the proxy card. If an IDS2 Unitholder returns a signed proxy card but does not indicate how his or her IDS2 Units are to be voted, the IDS2 Units will be voted FOR approval of the Acquisition Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) duly executing a later dated proxy related to the same IDS2 Units and delivering it to Gemysis Corporation prior to the taking of the vote at the IDS2 Special Meeting, (ii) filing with Gemysis Corporation, at or before the taking of the vote at the IDS2 Special Meeting, a written notice of revocation bearing a later date than the proxy, or
(iii) attending the IDS2 Special Meeting and voting in person (although attendance at the IDS2 Special Meeting will not in and of itself constitute a revocation of a proxy). Any subsequent proxy or written notice of revocation should be mailed to Gemysis Corporation at P.O. Box 3897, Englewood, Colorado 80155-9756, or hand delivered to Gemysis Corporation at 7103 S. Revere Parkway, Englewood, Colorado 80112, at or before the taking of the vote at the IDS2 Special Meeting.

    The presence, either in person or by proxy, of a majority of the IDS2 Units constitutes a quorum. The IDS2 Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the IDS2 Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the IDS2 Special Meeting (except for any proxies that have theretofore properly been revoked or withdrawn), notwithstanding that they may have been properly voted on the same or any other matter at a previous meeting.

    As  of the date of this Proxy Statement/Prospectus, the Company beneficially
owns       IDS2 Units or     % of the  then outstanding IDS2 Units. The  Company
intends to vote these IDS2 Units FOR approval of the Acquisition Agreement and the transactions contemplated thereby.

THE IDS3 SPECIAL MEETING

    At the IDS3 Special Meeting, including any adjournment or postponement thereof, IDS3 Unitholders will be asked to consider and vote on a proposal to approve the Acquisition Agreement and the transactions contemplated thereby, including the IDS3 Merger and the amendment to the IDS3 Partnership Agreement. THE IDS3 GENERAL PARTNER HAS DETERMINED THAT THE IDS3 MERGER IS FAIR TO THE IDS3 UNITHOLDERS. ACCORDINGLY, THE IDS3 GENERAL PARTNER RECOMMENDS THAT IDS3 UNITHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    The IDS3 Partnership Agreement requires that a merger of IDS3 be approved by IDS3 Unitholders owning of record more than 50% of the outstanding IDS3 Units. In addition, the IDS3 Partnership Agreement prohibits the sale of any property by the IDS3 Partnership to the IDS3 General Partner or its "affiliates," as such term is defined therein (including the Company). Accordingly, in order to consummate the IDS3 Merger, the IDS3 Partnership Agreement must be amended to add the following subsection to Section 13.3(c):

        (iii) Notwithstanding any provision of this Agreement, the Partnership may merge with and into Shurgard Storage Centers, Inc. (the "Company") pursuant to, and consummate all other transactions contemplated by, the terms of the Acquisition Agreement dated July 1, 1996, between the Company, the Partnership, IDS/Shurgard Income Growth Partners L.P. and IDS/ Shurgard Income Growth Partners L.P. II.

    Amendment of the IDS3 Partnership Agreement requires approval of IDS3 Unitholders holding of record more than 50% of the outstanding IDS3 Units. Thus, approval of the Acquisition Agreement and the transactions contemplated thereby requires the affirmative vote of IDS3 Unitholders holding of record more than 50% of the outstanding IDS3 Units. By voting to approve the Acquisition Agreement and the transactions contemplated thereby, IDS3 Unitholders will be deemed to have voted in favor of the foregoing amendment to the IDS3 Partnership Agreement.

    Unitholders as of the date of this Proxy Statement/Prospectus whose IDS3 Units have not been purchased by the Company in the IDS3 Offer are entitled to notice of the IDS3 Special Meeting. If IDS3 Units are transferred after the date of this Proxy Statement/Prospectus but prior to the date of the IDS3 Special Meeting or any adjournment or postponement thereof, and the holders of the transferred IDS3 Units are admitted as substituted IDS3 Unitholders, the Notice of Special Meeting, this Proxy Statement/Prospectus, the accompanying form of proxy and related information will be sent to the substituted IDS3 Unitholders along with notice of their substitution and admission. This substitution and admission will terminate the right of the prior IDS3 Unitholders to vote on approval of the Acquisition Agreement and the transactions contemplated thereby, and any votes as to the transferred IDS3 Units must be made by the substituted IDS3 Unitholders. The IDS3 General Partner does not anticipate the substitution of any new IDS3 Unitholders other than the Company with respect to those IDS3 Units it acquired in the IDS3 Offer and any person who obtains IDS3 Units as a result of intrafamily or testamentary transfers. IDS3 Unitholders are entitled to one vote at the IDS3 Special Meeting for each IDS3 Unit held of record by them as of the date of the IDS3 Special Meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement/ Prospectus, approximately 119,215 IDS3 Units were outstanding and held of record by
              IDS3 Unitholders.

    If a proxy card is returned, properly signed and dated, the IDS3 Units represented thereby will be voted in the manner specified on the proxy card. If an IDS3 Unitholder returns a signed proxy card but does not indicate how his or her IDS3 Units are to be voted, the IDS3 Units will be voted FOR approval of the Acquisition Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) duly executing a later dated proxy related to the same IDS3 Units and delivering it to Gemysis Corporation prior to the taking of the vote at the IDS3 Special Meeting, (ii) filing with Gemysis Corporation, at or before the taking of the vote at the IDS3 Special Meeting, a written notice of revocation bearing a later date than the proxy, or
(iii) attending the IDS3 Special Meeting and voting in person (although attendance at the IDS3 Special Meeting will not in and of itself constitute a revocation of a proxy). Any subsequent proxy or written notice of revocation should be mailed to Gemysis Corporation, at P.O. Box 3897, Englewood, Colorado 80155-9756, or hand delivered to Gemysis Corporation at 7103 S. Revere Parkway, Englewood, Colorado 80112, at or before the taking of the vote at the IDS3 Special Meeting.

    The presence, either in person or by proxy, of a majority of the IDS3 Units constitutes a quorum. The IDS3 Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the IDS3 Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the IDS3 Special Meeting (except for any proxies that have theretofore properly been revoked or withdrawn), notwithstanding that they may have been properly voted on the same or any other matter at a previous meeting.

    As of the date of this Proxy Statement/Prospectus, the Company  beneficially
owns        IDS3 Units or     % of the then  outstanding IDS3 Units. The Company
intends to vote these IDS3 Units FOR approval of the Acquisition Agreement and the transactions contemplated thereby.

SOLICITATION OF PROXIES BY SOLICITING AGENT

    Shurgard Realty Advisors, Inc. ("SRA"), as the soliciting agent, will enter into a Soliciting Agent Agreement with the Company under which it will use its best efforts to solicit Unitholders to approve the Mergers. A copy of the Soliciting Agent Agreement will be filed as an exhibit to the Registration Statement. SRA will not receive any commissions with respect to the Mergers; however, all out-of-pocket expenses (including telephone, mailing and legal expenses) incurred by SRA will be treated as solicitation expenses and will be reimbursed to SRA as set forth in "The Acquisition Agreement -- Fees and Expenses." SRA is wholly owned by Charles K. Barbo. See "Conflicts of Interest."

    SRA may be deemed to be an underwriter under the Securities Act. The Company has agreed to indemnify SRA against certain liabilities, including certain liabilities under the Securities Act and state securities laws. To the extent that such indemnification provisions purport to include indemnification for liabilities under the Securities Act, in the opinion of the Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

INFORMATION AND TABULATION

    D.F. King & Co., Inc. has been engaged as Information Agent to perform consulting, administrative and clerical work in connection with the Mergers. Total fees to the Information Agent are expected to be in the range of $75,000 to $200,000. Gemisys Corporation has been engaged by each of the Partnerships to act as Inspector of Elections and will be responsible for receipt and tabulation of proxies. Total fees to the Inspector of Elections are expected to be in the range of $75,000 to $125,000. The costs of the Information Agent and the
Inspector of Elections are Shared Expenses and will be shared by the Partnerships and the Company in accordance with the Acquisition Agreement. See "The Acquisition Agreement -- Fees and Expenses."

    Under the Partnership Agreements, Unitholders are entitled to inspect the books and records of their respective Partnership at reasonable times upon requisite notice to the General Partner of that Partnership (five business days' notice in the case of IDS1 Unitholders and two business days' notice in the case of IDS2 and IDS3 Unitholders). Any Unitholder, upon paying the cost of duplicating and mailing, is entitled to a copy of the list of names and addresses of Unitholders of his or her respective Partnership, including the number of Units held by each Unitholder.

                     BACKGROUND AND REASONS FOR THE MERGERS

BACKGROUND

    The Partnerships were organized to serve as investment vehicles for investors interested in a professionally managed portfolio of self storage facilities and office and business parks with cash flow and capital appreciation potential. The Partnerships were presented to Unitholders as finite-life investments, with the Unitholders receiving quarterly cash distributions and special distributions upon liquidation of the real estate investments. The Partnerships expected to dispose of their properties within a period of either seven to nine years after acquisition or development for IDS1 and IDS2 or five to ten years after acquisition or development for IDS3.

    Since each Partnership expected to hold its investments for a number of years after its formation, no efforts to dispose of the properties were made by the General Partner in the early years of the Partnership's existence. Each General Partner concentrated its initial efforts on making suitable investments for the Partnership, consistent with the Partnership's investment policies and restrictions, and, with the assistance of the Company and its predecessor, on managing the properties efficiently to control operating expenses while maximizing operating revenues.

    In the fall of 1994, the General Partners began considering the termination of the Partnerships through an acquisition of the Partnerships by the Company. The General Partners and the Company recognized that an acquisition might require the consent of IPSC under the terms of the GP Agreements. Consequently, on September 22, 1994, a representative of the Company sent IPSC a letter discussing potential advantages and disadvantages of an acquisition of the Partnerships by the Company for the appraised values of the Partnerships, whereby the Unitholders of the Partnerships would receive either cash or Common Stock in exchange for their Units. The letter presented preliminary analyses of values of the Partnerships and invited IPSC to contact the Company concerning how or if IPSC and the Company might wish to proceed. Although representatives of the Company and the Partnerships had occasional discussions with representatives of IPSC concerning the business of the Partnerships thereafter, they did not pursue a potential transaction at that time.

    On or about June 22, 1995, representatives of the Company, the General Partner and IPSC held a meeting in which they discussed the possibility of the Partnerships merging with the Company and other alternatives, including liquidation of the Partnerships, designed to enable the Unitholders to realize value for their Units. The meeting was inconclusive, but the parties agreed to continue to analyze alternatives for Unitholders in the Partnerships.

    On July 18, 1995, Charles K. Barbo, on behalf of the Partnerships, sent a letter to IPSC providing an analysis of alternative means to permit Unitholders to realize value for their Units, including a merger of the Partnerships with the Company, a liquidation of the Partnerships and a continuation of the business of the Partnerships. Mr. Barbo recommended that the General Partners consider, as the preferred alternative, mergers of the Partnerships with the Company in which Unitholders would receive Common Stock or cash in the amount of their respective Partnership's net asset value per Unit. The net asset value would be based in substantial part on an independent appraisal of the properties of each of the Partnerships. The letter emphasized that no decision had been made to proceed with any transaction.

    IPSC subsequently asked the General Partners for an analysis of the impact on the partners of the General Partners with respect to their interests in the Partnerships of the alternatives discussed in the July 18 letter. The General Partners provided that analysis to IPSC in a letter dated November 10, 1995. Thereafter, the parties agreed that they would be willing to have further discussions after the beginning of the new year.

    In January and February 1996, the General Partners and IPSC continued to explore the possibility of a merger involving the Partnerships and the Company. In late February 1996, the General Partners determined that the Partnerships should engage an appraiser and an investment advisor to assist in considering the possibility of pursuing a transaction with the Company.

    On February 28, 1996, Everest Storage Investors, LLC ("Everest") commenced a tender offer for Units of the Partnerships (the "Everest Tender Offer"). The cash consideration offered by Everest (i) to the IDS1 Unitholders was $110 per Unit, which was 27% to 44% below the prices at which the IDS1 Units were then traded during the first quarter of 1996 on the secondary market and 57% below the price paid by the Company in the IDS1 Offer, (ii) to the IDS2 Unitholders was $120 per Unit, which was 26% to 35% below the prices at which the IDS2 Units were then traded during the first quarter of 1996 on the secondary market and 46% below the price paid by the Company in the IDS2 Offer, and (iii) to the IDS3 Unitholders was $112 per Unit, which was 32% to 44% below the prices at which the IDS3 Units were then traded during the first quarter of 1996 on the secondary market and 64% below the price paid by the Company in the IDS3 Offer. The General Partners advised Unitholders not to accept the Everest Tender Offer. Through the Everest Tender Offer, Everest acquired a total of 1,816.5 IDS1 Units, 1,931.3 IDS2 Units and 1,582.5 IDS3 Units (collectively, the "Everest Tendered Units").

    On March 8, 1996, the General Partners, on behalf of the Partnerships, engaged Stanger to provide opinions as to the fairness to the Unitholders, from a financial point of view, of the consideration that might be offered to Unitholders in a potential transaction with the Company and to render appraisals as to the fair market values of the Partnerships' real estate portfolios. Stanger previously conducted appraisals and provided fairness opinions and special reports to affiliates of the General Partners with respect to the Consolidation. See "Appraisals and Opinions of Financial Advisors."

    On March 14, 1996, representatives of the General Partners, IPSC, Stanger and the Partnerships met to discuss the terms on which the General Partners would consider an acquisition of the Partnerships by the Company through a one-step merger of the Partnerships into the Company. The discussion centered on a transaction in which Unitholders would receive, at their election, Common Stock or

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
cash equal to their respective Partnership's net asset value (based on an independent appraisal) per Unit. On March 18, 1996, legal counsel for the Partnerships provided the Company with a draft of an agreement reflecting the terms discussed by the parties.

    On March 19, 1996, at a regular meeting of the Board of Directors of the Company, the Board discussed the possible acquisition of the Partnerships through a merger. The directors were informed by management of the Company of the potential conflicts of interest involved in a transaction with the Partnerships. See "Conflicts of Interest." The Board confirmed the appointment of a special committee (the "Special Committee") consisting of two independent directors, Donald W. Lusk and Wendell J. Smith, and authorized the Special Committee (i) to review, evaluate and negotiate the terms of any proposed transactions involving the acquisition of the Partnerships by the Company, (ii) to make a recommendation to the Board of Directors with respect to the approval or disapproval of any proposed transaction between the Company and the Partnerships, and (iii) to select and retain legal counsel and financial advisors. Thereafter, the Special Committee decided to retain Alex. Brown & Sons Incorporated ("Alex. Brown") to assist in its evaluation of any transaction with the Partnerships and also retained legal counsel to assist in its consideration and negotiation of any transaction with the Partnerships.

    On March 25, 1996, the Company and Public Storage, Inc. ("PS") entered into an agreement whereby PS agreed that it would not acquire any interests in the Company or any of the Company's affiliates (including the Partnerships) for a period of two years without the Company's consent (preventing PS from making a tender offer for the Units or proposing an alternative transaction with the Partnerships without the permission of the Company). Soon thereafter, PS disclosed to the Company that PS had an agreement with Everest, whereby PS had agreed to purchase the interests owned by Everest in various public limited partnerships, including the Partnerships, owning self storage assets. Pursuant to a letter agreement dated April 1, 1996, the Company consented to PS's acquisition of the Everest Tendered Units as well as other Units owned by Everest, for a total of 1,824.5 IDS1 Units, 2,038.3 IDS2 Units and 1,602.5 IDS3 Units (collectively, the "Everest Units"), on the condition that PS grant to the Company a right to purchase the Everest Units on terms substantially similar to those on which PS acquired the Everest Units from Everest. PS acquired the Everest Units from Everest on May 20, 1996 at a price of $200 per IDS1 Unit, $180 per IDS2 Unit and $190 per IDS3 Unit. The Company exercised its option to acquire the Everest Units from PS at the same price, plus four days of interest, and PS transferred the Everest Units to the Company effective as of May 20, 1996.

    From late March 1996 through May 1996, representatives of the Company and the Partnerships discussed the possibility of the Company's acquisition of the Partnerships. During this time, the parties discussed the possibility of structuring the acquisition as a cash tender offer followed by a merger of the Partnerships into the Company in which Unitholders would receive Shares in exchange for their Units. The parties viewed a two-step transaction (a partial cash tender offer followed by a stock merger) as being more desirable than a one-step cash-election merger transaction. Completion of a merger would be subject to a number of conditions (including the approval of Unitholders and registration of the Shares) that would not be conditions to a cash tender offer. Thus, the two-step transaction would provide Unitholders with an opportunity to obtain liquidity for a portion of their Units more quickly than waiting for completion of the merger. In addition, the Company favored a two-step transaction because it believed that such structure might enable it to acquire an ownership position in each of the Partnerships more quickly than would be the case in a one-step merger. During the last week of May 1996, the Special Committee proposed to the Partnerships that the Company acquire each of the Partnerships for a price equal to their respective net asset value, pursuant to a cash tender offer for up to a designated percentage of the outstanding Units followed by a merger in which Unitholders would receive Shares with a value equal to the per Unit net asset value of their respective Partnership. The value attributable to a Share was proposed to be the average of the closing prices for a Share on the NYSE during a designated future period (the "Average Price"). The parties discussed setting the percentage of Units that would be sought in the first step tender offer so that if the tender offer were fully subscribed, the Partnerships would not terminate for federal income tax purposes due to a sale or exchange of 50% or more of the total interest in Partnership capital and profits in a twelve-month period.

    The Special Committee indicated that its proposal on behalf of the Company would require that (i) if the acquisition were not completed under certain circumstances, the Company would receive a fee from the Partnerships (a "Termination Fee") and reimbursement for all expenses incurred by the Company in connection with the transaction, and (ii) if the Average Price of a Share exceeded or was lower than the limits of a price range, then the Average Price would be fixed at the upper or lower limit of that price range, as appropriate.

    On June 4, 1996, representatives of the Company and the Partnerships commenced active negotiation of the terms of an acquisition agreement. Thereafter, the terms of an acquisition agreement were also discussed with IPSC and its legal counsel since the General Partner intended to seek the consent of IPSC to complete a merger. See "The Acquisition Agreement." The most significant negotiations concerned the operation of the price range and the Partnerships' payment of the Termination Fee and reimbursement of the Company's expenses under certain circumstances. During the negotiations, the General Partners advised the Special Committee that IPSC objected to the Termination Fee and to any requirement that the Partnerships complete the Mergers if the Average Price was lower than the lower limit of the price range. The IDS1 General Partner also advised the Special Committee that it would be prohibited by the terms of the IDS1 Partnership Agreement from agreeing to pay the Termination Fee and the Company's expenses. In light of the General Partners' positions and the provisions of the IDS1 Partnership Agreement, the Special Committee ultimately withdrew its request for the Termination Fee, determining that it was advisable and in the best interests of the Company and its stockholders to proceed with the transaction on this basis. The Partnerships and the General Partners agreed to accept the price range with certain modifications that would allow the General Partners to withdraw their recommendations of the Mergers and terminate the Acquisition Agreement if the Average Price was more than $.75 below the lower limit of the price range and the Company does not elect to increase the consideration paid in the Mergers. IPSC informed the Company that it would reserve the right to withdraw its consent under these circumstances. The parties also agreed that the Company would similarly have the right to elect not to proceed with the Mergers if the Average Price exceeded the upper limit of the price range by more than $.75.

    On June 13, 1996, representatives of the General Partners, IPSC, their respective counsel and Stanger held a teleconference to discuss the Offers and the Mergers and alternatives thereto and to consider the draft acquisition agreement, draft appraisals and the draft fairness opinions and the assumptions made in preparing the fairness opinions.

    On June 26, 1996, Stanger delivered the Appraisals and revised draft fairness opinions to the General Partners. On June 26, 1996, representatives of the General Partners, IPSC and Stanger held a teleconference to discuss the draft acquisition agreement, the Appraisals and revised draft fairness opinion. During that teleconference, Stanger indicated its willingness to render the Stanger Fairness Opinion in the forms presented to the General Partners. The General Partners concluded that the terms of the Offers and the Mergers were fair to Unitholders, approved the execution of the Acquisition Agreement and the Partnerships' participation in the transaction and formulated the recommendation set forth in this Proxy Statement/Prospectus, subject to Stanger's delivery of the Stanger Fairness Opinion on July 1, 1996.

    On June 26, 1996 and June 27, 1996, Alex. Brown presented to the Special Committee a draft of its opinion that the consideration to be paid in the Offers and the Mergers is fair to the Company from a financial point of view, together with related materials, and discussed the opinion and related materials and the analysis performed and the assumptions made in preparing the opinions with the Special Committee and its legal counsel. Subsequent to that meeting the Special Committee and its legal counsel and Alex. Brown met on June 27, 1996 with the other members of the Company's Board of Directors in a meeting to discuss the transaction and the draft of the Alex. Brown fairness opinions and related materials.

    On July 1, 1996, the Special Committee, its legal counsel and Alex. Brown met with the Board of Directors to discuss further the transaction. At that meeting, Alex. Brown delivered its opinion to the effect that the consideration to be paid in the Offers and the Mergers is fair to the Company from a financial point of view, and the Special Committee recommended that the Board of Directors of the Company approve, and the Board of Directors did approve, the Acquisition Agreement and the consummation by the Company of the transactions contemplated by the Acquisition Agreement.

    On July 1, 1996, Stanger delivered the Stanger Fairness Opinion to the General Partners.

    On July 1, 1996, the Company and the General Partners on behalf of their respective Partnerships executed and delivered the Acquisition Agreement.

    On July 2, 1996, the Company commenced the Offers.

PURPOSES AND STRUCTURE OF THE OFFERS AND THE MERGERS

    The Offers were made and the Mergers have been proposed for approval (i) to enable the Company to acquire the entire equity interest in each of the Partnerships and (ii) to give Unitholders an opportunity to (a) liquidate their Units for cash in the Offers or (b) continue to own an equity interest in a portfolio of properties, including their respective Partnership's properties, through an acquisition of Shares in the Mergers. For information concerning the factors leading to the decision by the Company to commence the Offers and the Mergers, see "-- Background." If the conditions to the consummation of the Mergers are satisfied, the Company intends to consummate the Mergers and acquire the entire equity interest in the Partnerships that it does not already own.

    The Company's proposal to acquire the Partnerships commenced with cash tender offers for up to a specified number of Units of each Partnership and, if applicable conditions have been satisfied, will be followed by Mergers in which the outstanding equity interests in the Partnerships will be exchanged for the Merger Consideration. Pursuant to the Partnership Agreements, approval of the IDS1 Merger requires the affirmative vote by holders of greater than 75% of the outstanding IDS1 Units and approval of the IDS2 Merger and the IDS3 Merger requires the affirmative vote by holders of a majority of the IDS2 Units and the IDS3 Units, respectively. The percentage of Units sought in each Offer was set so that if the Offer was fully subscribed, the Partnership would not terminate for federal income tax purposes due to a sale or exchange within a 12-month period of 50% or more of the total interest in its capital and profits. The parties viewed a two-step transaction (partial cash tender offers followed by stock mergers) as being more desirable than one-step cash-election mergers because completion of the mergers would be subject to a number of conditions (including the approval of Unitholders and registration of the Shares) that would not be conditions to tender offers. See "The Acquisition Agreement -- Conditions Precedent to the Mergers." Thus, the two-step transaction was designed to provide Unitholders with an opportunity to obtain liquidity for a portion of their Units more quickly than waiting for completion of the Mergers. The Company favored a two-step transaction because that structure might enable it to acquire an ownership position in each of the Partnerships more quickly than through one-step mergers.

    Pursuant to the General Partner Undertaking and the Standstill Agreement contained in the Acquisition Agreement, the Company has agreed that, upon its admission as a substituted limited partner with respect to any Units purchased in the Offers, it will not, except through the Offers and the Mergers, directly or indirectly acquire any additional Units, propose any merger or other business combination involving any Partnership, or propose any other transaction pursuant to which it would control any of the assets of any Partnership without the prior written consent of a majority of the general partners of the General Partner of the Partnership. In addition, in the event that any of the Mergers do not occur for any reason, the Company will evaluate its other alternatives, including, subject to the General Partner Undertaking and the Standstill Agreement and restrictions imposed by law, purchasing additional Units in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise, or taking no further action to acquire additional Units. Any additional purchase of Units could be for cash, stock or a combination thereof. Alternatively, the Company may sell or otherwise dispose of any or all Units acquired pursuant to the Offers or otherwise. These transactions may be effected on terms and at prices then determined by the Company, which may vary from the Merger Consideration.

    The Company regards the acquisition of the Partnerships as an attractive investment opportunity at this time because it believes that the Partnerships' future business prospects are favorable. In addition, the Mergers are being undertaken within the time period within which the Partnerships expected to liquidate their properties. See "-- Background."

GENERAL PARTNERS' RECOMMENDATIONS AND REASONS

    THE GENERAL PARTNER OF EACH PARTNERSHIP RECOMMENDS THAT UNITHOLDERS OF THE PARTNERSHIP VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. This recommendation is based upon each General Partner's belief that (i) the terms of the respective Merger, when considered as a whole, are fair to the Unitholders of the respective Partnership, (ii) the Merger Consideration being offered in exchange for the Units constitutes fair consideration for the interests of the Unitholders and (iii) after comparing certain potential benefits and detriments of the respective Merger with those of several alternatives, the respective Merger is more attractive to the Unitholders than the alternatives. These beliefs are based upon each General Partner's analysis of the terms of the respective Merger, assessment of the respective Merger's potential economic impact upon the Unitholders, comparison of certain potential benefits and detriments of the respective Merger and several alternatives to the respective Merger and review of the financial condition and performance of the respective Partnership and the Company and the terms of material agreements by which they are bound.

EXPECTED BENEFITS FROM THE MERGERS

    In deciding whether to recommend the Mergers as well as in negotiating their terms, the General Partners considered the benefits that would be derived as a result of the Mergers. The following is a brief discussion of the primary benefits for the Unitholders and the General Partners that are expected from the
Mergers:

    GROWTH POTENTIAL. The Partnerships are not in a position to take advantage of external growth opportunities since they have already committed their capital and are not authorized to raise additional funds or reinvest net sale or refinancing proceeds for new investments. In contrast, the Company not only may reinvest net sale or refinancing proceeds but also may raise additional capital through the sale of debt or equity securities, allowing the Company to take advantage of investment opportunities that may be available in current real estate markets. In addition, the Company may pursue development of new facilities, which the Company believes will provide opportunities for significant capital appreciation. The Company has recently expanded its operations into Europe, which the Company believes provides attractive market opportunities. Unitholders who become stockholders will be able to participate in real estate acquisition and development opportunities and in the Company's expansion into new markets and the Company's investments in participating mortgages and joint ventures.

    Even if the Partnerships were permitted to raise additional funds through debt or equity offerings, the Company should be able to issue additional debt and equity securities with greater ease and on more attractive terms than would be available to any of the Partnerships due to the Company's larger base of assets and stockholders' equity. The Company has a total market capitalization of over $700 million, making the Company one of the larger equity REITs and one of the largest owners of self storage facilities in the United States. The Company's capital base makes it an attractive candidate for the services of investment banking firms, financial institutions, institutional lenders and others interested in placing large amounts of capital.

    ASSET DIVERSIFICATION. The Mergers permit Unitholders who become stockholders to participate in an investment portfolio substantially larger and more geographically diversified than the portfolio of any of the Partnerships. The size and geographic diversity of the Company's portfolio spreads the risk of an investment in the Company over a broader group of assets and reduces the dependence of the investment upon the performance of any particular asset or group of assets, such as assets in the same geographical area.

    LIQUIDITY. No active trading market exists for the Units, and Unitholders may have difficulty in disposing of their Units, if they so desire, or may be obligated to sell the Units at substantial discounts to facilitate the sales. In contrast, approval of the Mergers will provide Unitholders with the opportunity to own Common Stock in an entity publicly traded on the NYSE. For a discussion of the risks associated with owning Shares, see "Risk Factors."

    SINGLE BUSINESS ENTITY TO PURSUE INVESTMENT OBJECTIVES. As separate legal entities with different investors, each of the Partnerships must segregate its assets and liabilities (to avoid commingling assets), conduct operations independently and maintain separate books and records for the preparation of financial statements, tax returns, investor information and reports and filings to be made to the Commission. The assets of one Partnership cannot be employed for the benefit of one or more of the other Partnerships. Potential conflicts of interest arise in the allocation of management resources and efforts to refinance or dispose of properties. In contrast, the Mergers place all of the assets of the Partnerships under common ownership with the assets of the Company, and allow such assets to be used to achieve a common set of investment objectives. Through the Mergers, Unitholders will be entitled to share in the advantages of the Company that cannot be fully pursued by each of the Partnerships acting on its own. Such advantages include, but are not limited to, the opportunity of making new investments, the availability of financing and taking advantage of certain business opportunities (which may not be profitably pursued by any of the Partnerships).

    COMPANY AS SELF-ADMINISTERED REIT. The Partnerships are externally managed by the Company pursuant to the terms of their respective Management Services Agreements. Through the Mergers, Unitholders would benefit from the Company's structure as a self-administered REIT, which enhances the Company's operations in a number of significant ways, including:

        (a) The persons managing the Company are employees of the Company, directly accountable to its Board of Directors. They are not employees of a separate management company or investment advisor whose activities may be guided by objectives inconsistent with the Company's objectives.

        (b) The Company can align management compensation more directly to the Company's financial performance. The Company has adopted long-term incentive, profit-sharing and other bonus programs to incentivize performance and to maximize corporate profits and to align compensation more closely with the interests of the stockholders. Since the Company's management has a substantial equity interest in the Company, the financial interest of management is directly tied to the financial interest of the Company's stockholders, in contrast to the typical property management arrangement where the manager receives a percentage of the managed assets' gross income, benefiting from providing management services whether or not the assets are profitably managed.

        (c) The stockholders are the beneficiaries of all future developments created by the Company's management. As operational systems are improved, or applications of these systems are developed by management, these opportunities may be economically exploited by the Company, consistent with its overall investment objective of qualifying as a REIT. Any increase in the value of the Company's goodwill, and the corresponding value in the "Shurgard" name, will accrue to the benefit of the Company and its stockholders. This is not true with respect to the Partnerships because management services are performed by an outside property manager (the Company) that retains control over all management systems and owns rights to the "Shurgard" name under which the Partnerships' properties are managed.

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
        (d) Self-administered REITs are generally more favorably received in the capital markets than externally managed REITs, with the result that the equity securities of self-administered REITs trade at higher multiples to earnings than those of externally managed REITs.

    RETIREMENT PLAN AND IRA VALUATIONS. The Internal Revenue Service (the "IRS") has taken the position that custodians and trustees of Keogh and corporate retirement plans must determine, on an annual basis, the fair market value of the units in the limited partnerships owned by such plans and, in some cases, must use independent appraisal or valuation services to determine such values. The cost of these independent valuations impacts the return on the plan's investment in the limited partnership. In addition, custodians and trustees of IRAs are required to report to the IRS on an annual basis, the fair market value of the units owned by such IRAs. Approval of the Mergers generally will allow custodians and trustees of such plans and IRAs to value the Shares by reference to published price information from the NYSE without independent valuation or appraisal.

    SIMPLIFIED TAX ADMINISTRATION. The Mergers will result in simplified tax administration for many Unitholders. Stockholders will receive Form 1099-DIV to report their dividends from the Company. Form 1099-DIV is substantially easier to understand than the more complicated Schedule K-1 prepared for the reporting of the financial results of the Partnerships.

    REDUCED STATE INCOME TAX REPORTING. Unitholders who become stockholders will no longer be subject to the requirements to file state income tax returns and/or pay state income taxes in the following states in which the Partnerships earn taxable income (assuming the Unitholders are not otherwise required to file in the states): Arizona, California, Georgia, Michigan, Oregon and Virginia.

ALTERNATIVES TO THE MERGERS

    The following is a brief discussion of certain benefits and disadvantages of alternatives to the Mergers that were considered by the General Partners.

    LIQUIDATION. An alternative to the Mergers would be liquidating the assets of the Partnerships, distributing the net liquidation proceeds to the General Partners and Unitholders in accordance with the Partnership Agreements, and thereafter dissolving the Partnerships. Through these liquidations, Unitholders' investment in the Partnerships would be concluded. All Unitholders would be at liberty to use the net liquidation proceeds for investment, business, personal or other purposes.

    In recent years, operating results with respect to the Partnerships' properties have improved, there has been increased sales activity with respect to self storage facilities and the capitalization rates at which facilities have been selling have become more favorable to sellers resulting in higher prices. The General Partners anticipate that net operating income from the Partnerships' facilities will continue to improve although at a slower rate than in the past. If performance improvements continue, the value of the properties of the Partnerships would be expected to increase, so long as capitalization rates at which self storage facilities are sold do not increase and sufficient capital remains available to finance acquisitions. A complete liquidation of the Partnerships would deprive those Unitholders who do not desire to liquidate their investment in self storage properties from participating in the benefits of future performance and possible property value improvements. In addition, liquidation of the Partnerships' properties does not have certain of the other benefits of the Mergers, including (i) permitting Unitholders to hold their investment in real estate until a time when liquidation is appropriate for their individual investment strategy and (ii) the opportunity to participate in acquisition and development opportunities existing in the real estate market through equity ownership in the Company.

    The transaction costs associated with the Mergers are expected to be significantly less than those which would be incurred in a liquidation of the Partnerships' assets. If the Mergers are consummated, the Partnerships will effectively dispose of all of their assets and liabilities in a single transaction, which will minimize the liquidation costs. If the assets of the Partnerships were liquidated over time, not only would higher transaction costs likely be incurred, but distributions to Unitholders from the Partnerships' cash flow from operations may be reduced since the Partnerships' fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets. In addition, the proceeds from the sale of the Partnerships' properties are likely to be reduced by broker fees and other transaction costs.

    The General Partners favor the Mergers over liquidation of the Partnerships because the Mergers will enable Unitholders to participate in the Company's substantially larger, more diversified investment portfolio, to benefit from the Company's ability to access capital markets and to take advantage of acquisition and development opportunities. In addition, the estimated transaction costs associated with the Mergers are significantly less than would be incurred in a liquidation of the Partnerships' assets on a single transaction or multiple transaction basis.

    CONTINUATION OF THE PARTNERSHIPS. A second alternative to the Mergers would be to continue each of the Partnerships as a separate legal entity, with its own assets and liabilities. While the disclosure documents used to offer the Units for sale to the public disclosed the intentions of the Partnerships to liquidate their assets within seven to nine years after acquisition or development for IDS1 and IDS2 and within five to ten years after acquisition or development for IDS3, each of the Partnerships has a stated life of approximately forty years, the Unitholders were advised that the liquidation of the Partnerships would depend upon market conditions as they might change from time to time and the Partnerships are all operating profitably and do not need to liquidate to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

    A number of advantages would be expected to arise from the continued operation of the Partnerships. Unitholders would probably continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of their Partnership's assets. The General Partners expect that net operating income from the properties would continue to improve, although at a slower rate than in the past, which would support continued improvements in quarterly distributions. In addition, the decision to continue the Partnerships, if selected, would avoid whatever disadvantages might be inherent in the Mergers. See "Risk Factors."

    The primary disadvantage with continuing the Partnerships is the failure to secure the benefits that the General Partners expect from the Mergers. See "-- Expected Benefits From the Mergers." In addition, if the Partnerships continue, Unitholders may not have an opportunity for liquidity in the near future. The Partnerships might, however, be sold at another time in another transaction that could be on terms more or less favorable to Unitholders. Accordingly, the General Partners have concluded that continuation of the Partnerships is not as attractive as the Mergers.

    SUPPORT OF SECONDARY MARKET. Another alternative which would create liquidity for Unitholders desiring to dispose of their investments in the Partnerships is the creation or support of the secondary market for the Units through limited cash tender offers or repurchase programs sponsored by the Partnerships. While the General Partners believe that this alternative might provide liquidity for some Unitholders, the terms of the Partnership Agreements and federal tax law prohibit this alternative from being available with respect to a majority of the Units. No detailed financial analysis was done that would allow the General Partners to predict with any degree of certainty the possible impact of this alternative on the value of the Units.

    REORGANIZATIONS OF PARTNERSHIPS AS SEPARATE REITS. The General Partners considered the advisability of reorganizing each of the Partnerships as a separate corporation taxed as a REIT, which could provide Unitholders some of the advantages to be secured by the Mergers, such as providing investors in the reorganized entities with some liquidity through the listing of their equity securities in a recognized trading market and simplified federal income tax reporting. In addition, the reorganizations could be effected on a tax-free basis, unlike the Mergers, which will be a taxable event for Unitholders. The reorganizations of the Partnerships would, however, result in substantial costs and expenses, and, due to the size of the Partnerships, access to capital markets and the liquidity of the reorganized entity's securities could be limited. The General Partners have concluded that the Mergers are more attractive than the reorganizations of the Partnerships as separate REITs because the separate REITs would not provide, or would provide on a more limited basis, the advantages expected from the Mergers, including the elimination of potential conflicts of interest, simplified administration, self-administration, growth potential, asset diversification and improved access to capital markets. See "-- Expected Benefits From the Mergers."

                            FAIRNESS OF THE MERGERS

CONCLUSIONS OF THE GENERAL PARTNERS

    The General Partners believe that the terms of the Mergers, when considered as a whole, are fair to the Unitholders of each of the Partnerships and the Shares offered in exchange for the Units of the Partnerships constitute fair consideration for the interests of the Unitholders. This section discusses the factors upon which the General Partners have based their conclusions as to the fairness of the Mergers and should be carefully reviewed by Unitholders. The General Partners did not find it practicable to, and did not attempt to, quantify the relative importance of these factors, but have, where appropriate, noted which of the factors support or detract from their belief as to the fairness of the Mergers to Unitholders.

DETERMINATION OF MERGER CONSIDERATION

    The General Partners believe that the methods used to determine the Merger Consideration are fair to Unitholders. For each Partnership, the number of Shares that would be received per Unit in each of the Mergers is derived by dividing (i) the Partnership's Net Asset Value that would be allocated to one Unit if the Partnership's Net Asset Value were distributed in accordance with a Dissolution in accordance with the Partnership Agreement by (ii) the Share Price (the average of the per share closing prices of the Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Vote Date).

    If the Share Price exceeds $27.75, then for purposes of calculating the number of Shares to be issued in each of the Mergers, the Share Price will be deemed to equal $27.75, and, if the Share Price is less than $22.25, then for purposes of calculating the number of Shares to be issued in each of the Mergers, the Share Price will be deemed to equal $22.25. If the Share Price exceeds $28.50, the Company has the right to terminate the Acquisition Agreement, and if the Share Price is less than $21.50, each of the General Partners may withdraw its recommendation in favor of the applicable Merger or terminate the Acquisition Agreement, subject to the Company's option to pay the Additional Consideration. If the Share Price is between $27.75 and $28.50 and all other conditions to the applicable Merger are satisfied, the Merger will be consummated and Unitholders will receive Shares with a value in excess of the Net Asset Value per Unit. If the Share Price is between $21.50 and $22.25 and all other conditions to the applicable Merger are satisfied, the Merger will be consummated and Unitholders will receive Shares with a value that is less than the Net Asset Value per Unit.

    The General Partners believe that the methods for determining the Merger Consideration are fair because (i) the closing prices of the Shares have been within the Share Price Range for more than a year, (ii) a fluctuation in average share prices outside of the Share Price Range will likely be due to market forces not directly related to the intrinsic value of the Shares, (iii) the Share Price Range provides reciprocal protection for each of the Partnerships and the Company, (iv) the $.75 difference between the lower end of the Share Price Range and the Share Price at which each of the General Partners may withdraw its recommendation and terminate the Acquisition Agreement is approximately equal to the amount the General Partners estimate would be the applicable Partnership's cost to negotiate and present a revised merger proposal to Unitholders if the applicable Merger were not consummated on its currently contemplated terms and (v) under certain circumstances, Unitholders may receive Shares with a value in excess of Net Asset Value per Unit. Unitholders should note that the Stanger Fairness Opinions do not address the fairness of the Merger Consideration if the Share Price is less than $22.25.

    The following table sets forth the calculation of the Net Asset Values of the Partnerships.

              CALCULATION OF NET ASSET VALUE AS OF MARCH 31, 1996

                                                                       IDS1            IDS2            IDS3
                                                                  --------------  --------------  ---------------
Appraised value of real estate assets...........................  $   40,370,000  $   30,520,000  $    50,890,000
Balance sheet adjustments:
  Cash and cash equivalents.....................................         625,600         367,914          395,166
  Other assets..................................................         342,800         193,561          358,552
  Mortgages, lines of credit and other liabilities..............        (331,900)     (3,589,529)     (11,063,975)
  Estimated transaction costs...................................        (939,800)       (630,100)        (930,100)
                                                                  --------------  --------------  ---------------
Total balance sheet adjustments.................................        (303,300)     (3,658,154)     (11,240,357)
                                                                  --------------  --------------  ---------------
Net Asset Value of Partnership..................................  $   40,066,700  $   26,861,846  $    39,649,643
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

        ALLOCATION OF NET ASSET VALUE AMONG GENERAL AND LIMITED PARTNERS

                                                                       IDS1            IDS2            IDS3
                                                                  --------------  --------------  ---------------
Net Asset Value allocable to General Partner....................  $    2,003,335  $    1,343,092  $     2,960,762
Net Asset Value allocable to Unitholders........................      38,063,365      25,518,754       36,668,881
Net Asset Value per Unit........................................             257             222              308

FAIRNESS OF THE MERGERS TO THE UNITHOLDERS

    REAL ESTATE PORTFOLIO APPRAISALS. The General Partners have relied in part upon the Appraisals prepared by Stanger, an independent appraiser, to establish the Appraised Values of the Partnerships' real estate assets. The Appraised Values were utilized in determining the Net Asset Value of each Partnership. See "Appraisals and Opinions of Financial Advisors."

    STANGER FAIRNESS OPINION. The General Partners have relied in part upon the Stanger Fairness Opinion to support their conclusion that the Merger Consideration constitutes fair consideration to the Unitholders for the Units. Subject to the assumptions, qualifications and limitations set forth in the Stanger Fairness Opinion, Stanger concluded that, as of the date of the Stanger Fairness Opinion, the Merger Consideration was fair to the Unitholders from a financial point of view. The Stanger Fairness Opinion does not address the fairness of any of the terms of the Mergers other than the Merger Consideration. The Stanger Fairness Opinion is based upon business, economic, real estate and securities markets, and other conditions as of July 1, 1996, and does not reflect any changes in those conditions that may have occurred since that date. See "Appraisals and Opinions of Financial Advisors."

    COMPARISON OF CERTAIN BENEFITS AND DETRIMENTS OF ALTERNATIVES TO THE MERGERS. Prior to concluding that the Mergers should be proposed to Unitholders, the General Partners considered several alternatives to the
Mergers,   including  liquidation  of  the  Partnerships,  continuation  of  the
Partnerships, support of the secondary market and reorganizations of the Partnerships as separate corporations taxed as REITs. See "Background and Reasons for the Mergers -- Alternatives to the Mergers." To determine whether the Mergers or one of their alternatives would be more attractive to the Unitholders, the General Partners compared certain potential benefits and detriments of the Mergers with certain potential benefits and detriments of the alternatives. Based upon this comparison, the General Partners believe the Mergers are more attractive than the alternatives. See "Reasons for the Mergers
- -- Alternatives to Mergers."

    DISTRIBUTIONS IN ACCORDANCE WITH ORIGINAL INVESTOR UNDERSTANDINGS. Each of the Partnership Agreements sets forth a procedure for allocating distributions among the Unitholders and the General Partner. These distribution rules were described in detail in the disclosure documents delivered to the Unitholders when, through the sale of the Units, capital was originally raised by the Partnerships, and constituted the basis upon which Unitholders elected to invest funds in the Partnerships. The General Partners have followed the original distribution rules in determining the Shares to be received by the Unitholders and General Partner of each of the Partnerships.

    FAIRNESS IN VIEW OF CONFLICTS OF INTEREST. The Company, the General Partners and their affiliates have significant conflicts of interest in connection with the Mergers, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of any of the Partnerships. See "Conflicts of Interest." The General Partners believe, however, that their determination regarding the fairness of the Mergers was based upon the proper exercise of their fiduciary duties, unaffected by these conflicts of interest.

    ALLOCATION OF MERGER EXPENSES. The General Partners believe the procedures for allocating the expenses of the Mergers are fair to the Partnerships, inasmuch as each of the Partnerships (i) will bear its pro rata portion of the Shared Expenses based on its relative Net Asset Value if Unitholders approve the applicable Merger and (ii) will bear only a percentage of its pro rata portion of the Shared Expenses equal to the percentage of Unitholders voting in favor of the applicable Merger if Unitholders do not approve that Merger and if certain other events have not occurred. While the Acquisition Agreement provides that the Partnerships, except for IDS1, will pay a pro rata portion of the Shared Expenses and the Individual Expenses that would otherwise be payable by the Company if the Acquisition Agreement is terminated for certain reasons, the General Partner believes this is fair because the circumstances under which such expenses would be provided by the Partnerships are generally situations in which the Partnerships have entered into an alternative transaction, presumably resulting in greater value to Unitholders and prompted at least in part by the proposed Mergers. See "The Acquisition Agreement -- Fees and Expenses."

    IMPACT OF MERGER ON PARTNERSHIP DISTRIBUTIONS. The Merger Consideration to be received by Unitholders is based primarily upon the Net Asset Value of their respective Partnership. Recognizing that there may be changes in a Partnership's values between March 31, 1996 (the date on which the Net Asset Values are based) and the Partnership's Closing Date and that it is a condition to that Closing that the respective Partnership's Closing Net Asset Value is no less than its Net Asset Value, the General Partner of the Partnership may delay cash distributions if it deems appropriate. As soon as practicable following the Closing for a particular Partnership, pre-Merger Unitholders and the General Partner of that Partnership will receive a cash distribution in an aggregate amount equal to the amount, if any, by which the Partnership's Closing Net Asset Value exceeds its Net Asset Value. If a Partnership does not participate in the Mergers, the Mergers may only temporarily delay, but are not otherwise expected to affect or reduce (except for the Partnership's portion of Merger expenses), the total distributions made by the Partnership. The General Partners do not consider this delay or reduction in distributions due to payment of Merger expenses to affect materially the fairness of the Mergers with respect to Unitholders.

    WASHINGTON STATUTORY DISSENTERS' RIGHTS. Unitholders who are opposed to the Mergers will be entitled to statutory dissenters' rights under the WULPA. Under the WULPA, Unitholders opposing the Mergers may contest the fairness of the value of the Merger Consideration, request that any unresolved dispute regarding the value of the assets be determined by an appraiser or appraisers to be selected by a Washington Superior Court and require that their interests be purchased for an all cash payment. Dissenting Unitholders would not, however, have the right to prevent their Partnership's participation in the Mergers if their Partnership's Merger is approved by the requisite vote of the applicable Unitholders. See "Dissenters' Rights of Unitholders."

COMPARISON OF MERGER CONSIDERATION TO ALTERNATIVES

    GENERAL. To assist Unitholders in evaluating the Mergers, the General Partner of each Partnership has attempted to compare the Merger Consideration with (i) the prices at which the Units have been sold in the illiquid secondary market, (ii) estimates of the value of the Units on a liquidation basis assuming that the Partnership's assets were sold at their fair market value (based upon the Appraisals) or net book value and the net proceeds distributed to the General Partner and Unitholders in accordance with the applicable Partnership Agreement and (iii) estimates of the value of the Units on a going concern basis assuming that the Partnership continued as an operating business and its assets were sold at the end of 2000. Due to the uncertainty in establishing these values, the General Partner has, in instances it deemed appropriate, established a range of estimated values for each alternative, representing a high and low estimated value for the potential consideration. Each of the General Partners believe that analyzing the alternatives in terms of ranges of estimated value, established based upon currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. The results of this comparative analysis are summarized in the table below.

    The estimated values are based upon information available to each General Partner at the time they were computed, including historical information regarding the applicable Partnership and current real estate markets, and there can be no assurance that the same conditions analyzed by each of the General Partners in arriving at the estimates would exist at the time of consummation of the Mergers. In addition, the estimated values assigned to the alternatives below are based on a variety of assumptions that have been made by each General Partner that relate, among other things, to (i) the Share Price as of the Closing Date for the applicable Merger being within the Share Price Range, (ii) projections as to the Partnership's future revenues, expenses, cash flow and other significant financial matters, (iii) the capitalization rates that will be used by prospective buyers when the Partnership's assets are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of the Partnership's properties.

    The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, changes in capitalization rates used by prospective purchasers, tax law changes, increased supply of or decreased demand for self storage facilities leading to lower occupancy rates or lower rental rates, the manner in which the properties are sold and the related selling costs and changes in availability of capital to finance acquisitions of self storage properties. Each Unit in the following table represents an original investment of $250.

                                                                                                         ESTIMATED LIQUIDATION
                                                                                    ESTIMATED GOING     VALUE PER UNIT ASSUMING
                                                              SECONDARY MARKET                          PARTNERSHIP ASSETS SOLD
                                                                                   CONCERN VALUE PER              AT:
                                              MERGER         PRICE PER UNIT (2)         UNIT (3)        ------------------------
                                           CONSIDERATION    --------------------  --------------------   APPRAISED    NET BOOK
PARTNERSHIP                                PER UNIT (1)       HIGH        LOW       HIGH        LOW      VALUE (4)    VALUE (5)
- ---------------------------------------  -----------------  ---------  ---------  ---------  ---------  -----------  -----------
IDS1...................................      $     257      $     198  $     150  $     251  $     235   $     253    $     175
IDS2...................................            222            185        162        218        203         217          183
IDS3...................................            308            200        165        304        283         299          192

- ------------------------
(1) Assumes the Share Price is within the Share Price Range. The Merger Consideration is payable in Shares and cash in lieu of fractional Shares. See "-- Determination of Merger Consideration."

(2) The secondary market prices are those reported to Stanger for the first calendar quarter of 1996. See "Distributions and Market Prices of Units -- Market Prices of Units."

(3) The going concern value estimates are based upon a number of assumptions regarding the future net operating income and cash distributions of the Partnership and assume a disposition of the Partnership's assets at the end of 2000. See "-- Comparison of Merger Consideration to Alternatives -- Going Concern Values."

(4) Estimated Liquidation Value at Appraised Value is based primarily upon the Appraisals and adjustments for non-real estate assets and liabilities and estimated selling costs. See "--Comparison of Merger Consideration to Alternatives -- Liquidation Values."

(5)  Estimated Liquidation Value at  Net Book Value is  computed as of March 31,
    1996  less  estimated   selling  costs.   See  "--   Comparison  of   Merger
    Consideration to Alternatives -- Liquidation Values."

    SECONDARY MARKET PRICES OF UNITS. The data in the table above on secondary market activity shows the highest and lowest secondary market prices for the Units in the first calendar quarter of 1996 as reported to Stanger by certain secondary market firms involved in sales of the Units. See "Distributions and Market Prices of Units -- Market Prices of Units."

    Limited partnerships are designed as illiquid, long-term investments. No market for the Units was ever expected to develop and the secondary market transactions for the Units have been limited and sporadic. It is not known to what extent the transactions in the secondary market are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Partnerships, the expected value of their assets, and their prospects for the future. Many transactions in the secondary market are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise by regarded as the fair value of the interest being sold to facilitate the sales. Secondary market prices generally do not reflect the current market value of the Partnerships' assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor probably are not reflected in the price. Nonetheless, notwithstanding these qualifications, the secondary market prices, to the extent that the reported data are reliable, are indicative of the prices at which the Units trade in the illiquid secondary markets.

    GOING CONCERN VALUES. The General Partners have estimated the going concern value of each of the Partnerships by analyzing each Partnership's projected cash distributions, assuming that the Partnership was operated as an ongoing business through the end of 2000 and its assets sold at that time based upon a capitalization of projected property cash flows in 2001. Each Unitholder would be entitled to receive a pro rata share of the quarterly distributions from his or her Partnership's cash available for distribution and the special distribution of the liquidation proceeds, net of existing liabilities, in accordance with the Partnership Agreements. This analysis is consistent with the expectation that each of the Partnerships would be a finite-life investment. The assumption of property dispositions in 2000 is consistent with the anticipated disposition timeframes for IDS2 and IDS3 and one year later than the anticipated disposition timeframe for IDS1.

    The General Partners have presented two estimates of the going concern value of each of the Partnerships on a per Unit basis, which estimates are based on the five-year property cash flows beginning in 1996 used by Stanger in preparing the Appraisals, adjusted for general and administrative expenses (which are assumed to increase at a rate of 3.5% per year) and debt service payments (principal and interest), where applicable. The going concern value of each Partnership was established by computing the present value of the projected distributions with respect to the applicable Partnership's Units, discounted at a rate of 13%, 13.25% and 13.5% per annum for IDS1, IDS2 and IDS3, respectively, under the conservative scenario and at a rate of 12%, 12.25% and 12.5% per annum for IDS1, IDS2 and IDS3, respectively, under the more favorable scenario, which rates take into consideration, among other factors, differences in the leverage levels of each Partnership. Under the conservative scenario, each Partnership's assets are sold at the end of 2000 for an all-cash purchase price sufficient to yield the buyer a 10.5% return based on the applicable Partnership's projected property cash flows for 2001. Under the more favorable scenario, it is assumed that the Partnership's assets are sold at the end of 2000 for an all-cash purchase price sufficient to yield the buyer a 10% return based upon the applicable Partnership's projected property cash flows in 2001.

    The going concern analysis assumes all of the Partnerships' properties are sold in a single transaction at the end of 2000 with selling expenses equal to 4% of then current real estate value. If, instead, the assets were liquidated over time, even at prices equal to those projected, distributions to the Unitholders out of the Partnerships' cash flow from operations might be reduced because the

Partnerships' relatively fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets. Accordingly, the General Partners believe the assumption that all the properties are sold in a single transaction results in the most favorable valuation for Unitholders.

    LIQUIDATION VALUES. Since one of the alternatives available to the General Partners is to proceed with a liquidation of the Partnerships, and the corresponding distribution of the net liquidation proceeds to the General Partners and Unitholders, the General Partners have estimated the liquidation value of the Units (i) assuming that the Partnerships' real estate portfolios were sold at their Appraised Values and that non-real estate assets and liabilities were sold at their book value except for amortizable assets and (ii) assuming that all of the Partnerships' assets and liabilities were sold at their net book value. Both alternatives assume that the Partnerships incur selling costs of 4% of the real estate assets' value and the net liquidation proceeds are distributed among the General Partners and Unitholders in accordance with the applicable Partnership Agreement.

    The liquidation analysis assumes that each of the Partnerships' portfolios is sold in a single transaction at its Appraised Value or net book value. If, instead, the assets were liquidated over time, even at prices equal to those projected, distributions to the Unitholders out of the Partnerships' cash flow from operations might be reduced because the Partnerships' relatively fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets. Accordingly, the General Partner believes the assumption that all of the properties are sold in a single transaction results in the most favorable valuation for Unitholders.

    Of the two columns provided for liquidation values in the above table, the General Partners believe that the liquidations at Appraised Value are more reflective of the amounts that would actually be distributed to the Unitholders if the Partnerships were to proceed with liquidating their assets. See
"Appraisals and Opinions of Financial Advisors -- Portfolio Appraisals of the Partnerships' Properties." The Appraisals set forth, subject to the specified assumptions, limitations and qualifications, Stanger's professional opinion as to the market value of the Partnerships' real estate portfolios. While the price at which the assets would sell if actually liquidated could differ materially from the Appraised Values, the Appraisals are intended to estimate the prices at which the real estate assets would sell if disposed of in an arm's-length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The Appraisals assume that the Partnerships' assets are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

    In contrast, the net book value represents the value of the Partnerships' equity as of March 31, 1996, computed in accordance with GAAP, less selling costs equal to 4% of the book value of the Partnerships' real estate assets. The net book value computations are not adjusted for, or intended to be, estimates of the fair market value of the real estate assets. Nonetheless, since book value is a commonly used accounting principle, and shows the values at which the assets are carried on the Partnerships' books, it does establish a basis for comparing the value of the Units to other commonly used measures of value.

DISTRIBUTION COMPARISON

    The General Partners have considered the potential impact of the Mergers upon distributions that would be made to Unitholders becoming stockholders. Depending upon the Share Price used to determine the number of Shares to be issued in the Mergers, after the Mergers the level of distributions to Unitholders who have become Company stockholders may be higher or lower than the level of distributions with respect to their Units prior to the Mergers. The General Partners believe that such changes in distribution levels are justifiable when taking into account differences in the Partnerships' and the Company's cash distribution policies, principal and interest payments on debt and capital expenditure levels. The table below shows the pro forma distributions that would have been made to Unitholders as if they became stockholders on January 1, 1996, using the actual distribution made by the Company relating to results of operations for the quarter ended March 31, 1996 ($.47 per share of Common Stock), assuming that all Partnerships elected to participate in the Mergers and the Mergers occurred on January 1, 1996 and rounding the number of Shares to be received to the nearest whole Share. The table compares these pro forma estimates against the actual distributions to Unitholders attributable to first quarter 1996 Partnership operations (not upon the amounts that might have been distributed by the Partnerships based upon their cash balances).

                                                                    PRO FORMA                   PRO FORMA
                                                                  MARCH 31, 1996             MARCH 31, 1996
                                                                 DISTRIBUTION AT             DISTRIBUTION AT
                                            QUARTER ENDED       $22.25 SHARE PRICE         $27.75 SHARE PRICE
                                           MARCH 31, 1996   --------------------------  -------------------------
PARTNERSHIP                                 DISTRIBUTION        $         % CHANGE          $         % CHANGE
- -----------------------------------------  ---------------  ---------  ---------------  ---------  --------------
IDS1.....................................     $    4.84     $    5.64           17%     $    4.23         (13)%
IDS2.....................................          4.06          4.70           16           3.76          (7)
IDS3.....................................          4.69          6.58           40           5.17          10

    When reviewing this data, Unitholders should consider that a number of factors affect the level of the Partnerships' quarterly distributions, including the distributable income generated by the Partnerships' operations, the principal and interest payments on the Partnerships' debt, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs) and the Partnerships' policy with respect to quarterly cash distributions. In some cases, the Partnerships have, in order to maintain constant levels of distributions, made quarterly distributions in excess of cash generated by the Partnerships' operations during the preceding quarter. The Partnerships' ability to make such an excess distribution would also be affected by existing cash reserves and the ability to borrow funds necessary to make the distribution. In addition, the portion of total assets and debt represented by income generating real estate versus cash and non-cash generating assets differs among the Partnerships. Such differences impact to some degree the amount of distributable cash generated relative to the Net Asset Values of the Partnerships. For the foregoing reasons, a comparison of pro forma and actual distributions for a single period does not clearly show how the Mergers might affect a Partnership's distribution levels when analyzed over a number of years.

CONCLUSIONS OF THE SPECIAL COMMITTEE

    The Special Committee of the Board of Directors of the Company has reviewed the terms of the Mergers and believes that the Mergers are fair to Unitholders. In determining the fairness of the Mergers to the Unitholders, the Special Committee considered a number of factors, including the following, and did not assign relative weights to them in reaching its conclusion.

    RECOMMENDATION OF THE GENERAL PARTNERS. The Special Committee considered the fact that each General Partner, in discharging its fiduciary duties to the Unitholders of its Partnership, (i) carefully reviewed the terms of the Merger of its Partnership, (ii) concluded that the Merger of its Partnership is fair to the Unitholders and (iii) recommends that the Unitholders vote for approval of the Acquisition Agreement and the transactions contemplated thereby. See "Background and Reasons for the Mergers -- General Partners' Recommendations and Reasons."

    CONSENT OF IPSC. The Special Committee considered the fact that IPSC, a limited partner of each of the General Partners which is not affiliated with the Company, consented to the Mergers. The Special Committee noted that pursuant to the GP Agreements the consent of IPSC may be required to consummate the Mergers.

    APPRAISALS. The Special Committee considered the Appraisals delivered to the General Partners by Stanger and the fact that the Net Asset Value is based in large part on the Appraisals. Copies of the Appraisals, which set forth discussions of the specific assumptions, limitations and qualifications of the analysis undertaken, are attached as Appendix B to this Proxy Statement/Prospectus and should be read in their entirety by each Unitholder. See "Appraisals and Opinions of Financial Advisors -- Portfolio Appraisals of the Partnerships' Properties."

    FAIRNESS OPINION. The Special Committee considered the Stanger Fairness Opinion delivered to the General Partner by Stanger that the Merger Consideration is fair to the Unitholders of each Partnership from a financial point of view. A copy of the Stanger Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety by each Unitholder. See "Appraisals and Opinions of Financial Advisors -- Opinions of the Partnerships' Financial Advisor."

    PREMIUM OVER RECENT MARKET PRICES. The Special Committee considered the fact that the Merger Consideration (assuming the Share Price remains within the Share Price Range) represents a premium of more than 28%, 19% and 53% over the highest sales price in the secondary market of an IDS1 Unit, IDS2 Unit and IDS3 Unit, respectively, known to the General Partners since January 1, 1992. See "Distributions and Market Prices of Units -- Market Prices of Units."

                           THE ACQUISITION AGREEMENT

    The following  is  a  summary  of  certain  provisions  of  the  Acquisition
Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement.

THE MERGERS

    Subject to the terms and conditions of the Acquisition Agreement, at the effective time of the Mergers (the "Effective Time") each Partnership as to which the conditions to closing have been satisfied or waived (each, a "Participating Partnership") will be merged with and into the Company. At the Effective Time, the separate existence of the Participating Partnerships will cease, and the Company will continue as the surviving entity of the Mergers.

    At the Effective Time, each Unit (other than Units owned by the Company and Units owned by Unitholders exercising dissenters' rights) and the GP Interest of each of the Participating Partnerships will be converted into the right to receive (i) that number of Shares calculated by dividing (a) the Net Asset Value of the applicable Partnership that would be allocated to one Unit or the GP Interest, as the case may be, if the Partnership's Net Asset Value was distributed in a Dissolution by (b) the Share Price and (ii) the amount of the Additional Consideration, if any is payable, that would be allocated to one Unit or the GP Interest, as the case may be, if the Additional Consideration was distributed in a Dissolution, and (iii) cash in lieu of a fractional Share. All Units owned by the Company will be cancelled upon consummation of the Merger.

    In the event the Share Price exceeds $28.50 for a particular Partnership, the Company has the right to terminate the Acquisition Agreement as to that Partnership. In the event the Share Price is less than $21.50 for a particular Partnership, the General Partner of that Partnership may withdraw its recommendation in favor of the applicable Merger or terminate the Acquisition Agreement; provided, however, that prior to withdrawing its recommendation or terminating the Acquisition Agreement as to that Partnership, the General Partner, if so requested by the Company, must adjourn the Special Meeting of the applicable Partnership for up to ten business days and the General Partner may not withdraw its recommendation if, at least two business days prior to the date of the adjourned Special Meeting, the Company agrees to pay the Additional Consideration. Additional Consideration, with respect to each Partnership, is that amount of cash equal to the difference between the actual Share Price and $21.50, multiplied by the number of Shares to be issued in the applicable Merger.

    The Acquisition Agreement provides that in the event the payment of the Merger Consideration pursuant to the Acquisition Agreement would result in the issuance by the Company of more than 20% of the outstanding shares of Common
Stock, the Company may elect to pay cash in lieu of shares of Common Stock in excess of such amount. The Company currently does not expect that the number of Shares issued pursuant to the Acquisition Agreement will exceed 20% of the outstanding shares of Common Stock.

REPRESENTATIONS AND WARRANTIES

    In the Acquisition Agreement, the Company has made various representations and warranties to each Partnership, including representations and warranties relating to (i) the due organization of the Company and its authority to enter into the Acquisition Agreement, (ii) the absence of the need (except as specified) for third-party or governmental consents to the Mergers, (iii) the Mergers' nonviolation of laws and material agreements, (iv) the Company's capitalization, (v) the due authorization of the Shares to be issued in the Mergers, (vi) the accuracy of publicly filed documents, (vii) financial statements, (viii) full disclosure and (ix) the absence of material litigation.

    In  addition,  each  Partnership   has  made  various  representations   and
warranties to the Company, including (i) the due organization of the Partnership, (ii) its authority to enter into the Acquisition Agreement, (iii) the absence of the need (except as specified) for third-party or governmental consents to its Merger and its Merger's nonviolation of laws and material agreements, (iv) the accuracy of publicly filed documents, (v) financial statements, (vi) full disclosure, (vii) the absence of defaults of material agreements, (viii) the absence of material litigation, (ix) title to assets and properties and the absence of environmental liabilities and (x) payment of taxes.

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

    Each Partnership has agreed that, prior to the Effective Time or the earlier termination of the Acquisition Agreement, it will carry on its business in the ordinary course in substantially the same manner as previously conducted and will use its reasonable efforts to preserve intact its present business organization and goodwill, maintain permits, licenses and authorizations and preserve its relationship with third parties. In addition, each Partnership has agreed to use its best efforts to manage its business, including, but not limited to, suspending cash distributions to its partners if the General Partner deems it advisable to do so, so that the Partnership's Closing Net Asset Value will not be less than the Partnership's Net Asset Value. To the extent the Partnership's Closing Net Asset Value exceeds its Net Asset Value, a cash distribution in the amount of such excess will be made to the Partnership's pre-Merger Unitholders and General Partner in accordance with the terms of the applicable Partnership Agreement as soon as practicable following the Closing.

IPSC CONSENT

    Pursuant to the GP Agreements, the general partners of the General Partners may not have authority to approve the Mergers without the consent of IPSC, a limited partner of each of the General Partners which is not affiliated with the Company. IPSC reviewed the registration statement relating to the Mergers, including the preliminary Proxy Statement/Prospectus in substantially the form intended to be finalized and filed with the Commission, the Acquisition Agreement, the draft Appraisals and the form of the Stanger Fairness Opinion, and retained independent legal counsel. IPSC did not conduct any due diligence review of the information contained in this Proxy Statement/Prospectus and has not participated in the management or control of the Partnerships. Based on its review of documents, the General Partners' review of alternatives to the Offers and the Mergers and the Stanger Fairness Opinion, IPSC consented to the Mergers. IPSC has significant conflicts of interest in the Mergers because, if the Mergers are consummated, IPSC would receive (based upon an assumed Share Price of $25.00) approximately 32,050, 21,500 and 52,600 Shares with respect to its limited partnership interests in the IDS1 General Partner, the IDS2 General Partner and the IDS3 General Partner, respectively. See "Conflicts of Interest."

STANDSTILL AGREEMENT

    The Company has agreed that, upon its admission as a substitute limited partner with respect to the Units it purchased in the Offers, it will not, directly or indirectly, without the prior written consent of a majority of the general partners of the General Partner of the applicable Partnership (i) acquire any additional Units of the Partnership, (ii) propose any merger or other business combination involving the Partnership or (iii) propose any other transaction pursuant to which it would control or acquire any of the assets of the Partnership.

NO SOLICITATION OF TRANSACTIONS

    Until the termination of the Acquisition Agreement, no Partnership will, nor will it permit its partners (including any general or limited partner of its General Partner), agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, directly or indirectly, initiate, solicit or encourage, or, except as required by law, including fiduciary duties required by law, engage in discussions or negotiations with or provide any information to any entity or group (other than the Company or an affiliate of the Company) concerning any acquisition proposal, tender offer, exchange offer, merger, consolidation, sale of a substantial amount of assets, or sale of securities or equity interests, or in connection with a liquidation, dissolution or similar transaction involving such Partnership. Subject to fiduciary duty requirements of the General Partners, the Partnerships have agreed to notify the Company immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Partnerships, and have agreed to keep the Company informed of the status and terms of any such proposals and any such negotiations or discussions.

INDEMNIFICATION

    From and after the Effective Time, the Company will indemnify and hold harmless the General Partner of each of the Participating Partnerships and its general and limited partners to the same extent that such persons would have been entitled to indemnification by the Partnership under its Partnership Agreement.

CONDITIONS PRECEDENT TO THE MERGERS

    The consummation of a Merger as to any Partnership is not conditioned upon the consummation of a Merger as to any other Partnership. In the event that the conditions to Closing have been satisfied or waived with respect to one or two Partnerships, the Mergers may be effected with respect to such Partnerships, and in the event the conditions to Closing subsequently are satisfied or waived with respect to any additional Partnerships, the Mergers may be effected as to such Partnerships.

    CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Mergers are subject to the fulfillment on or before the Closing Date of the following conditions: (i) the Acquisition Agreement shall have been approved by the requisite vote of the Unitholders of the Partnerships;
(ii) no injunctions relating to the Mergers or any of the parties thereto that would have a material adverse effect on the Company or on the business or properties of the Partnerships, taken as a whole or individually, or that would prevent consummation of the Mergers, will have been issued or remain outstanding; (iii) the Registration Statement will have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued; and (iv) the Shares will have been authorized for listing on the NYSE upon official notice of issuance.

    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. In addition to the foregoing conditions, the obligation of the Company to effect the Mergers as to each Partnership is further subject to fulfillment or waiver before the Closing Date of the following conditions: (i) receipt of a fairness opinion to the Company from Alex. Brown as to the fairness to the Company, from a financial point of view, of the Merger Consideration; (ii) receipt of a certificate from the General Partner as of the Closing Date certifying that the Closing Net Asset Value of each Partnership is not less than the Net Asset Value of the Partnership; (iii) there will have been no material adverse change in the Partnership's ability to consummate the Mergers, or in the Partnership's business, operations, properties, assets or condition, financial or otherwise, since the date of the Acquisition Agreement; (iv) the representations and warranties of the Partnership will be true in all material respects as of the Closing Date; (v) all necessary consents and approvals from third parties shall have been obtained; and (vi) the Company shall have received an opinion from counsel to the Partnership.

    CONDITIONS TO THE OBLIGATIONS OF THE PARTNERSHIPS. The obligation of each of the Partnerships to effect the Mergers is subject to the fulfillment or waiver in writing by the applicable Partnership on or before the Closing Date of the following conditions: (i) the Partnership will have received the Stanger
Fairness Opinions; (ii) there has not been any material adverse change in the Company's ability to pay the Merger Consideration, or in the Company's business, operations, properties, assets or condition, financial or otherwise, since the date of the Acquisition Agreement; (iii) the representations and warranties of the Company contained in the Acquisition Agreement will be true in all material respects as of the date of the Acquisition Agreement and on the Effective Date;
(iv) the Company will have performed or complied with in all material respects all obligations, agreements and covenants contained in the Acquisition Agreement to be performed and complied with by it on or prior to the Closing Date; (v) all necessary consents and approvals from third parties shall have been obtained; and (vi) the Partnership shall have received an opinion from counsel to the Company.

TERMINATION

    With respect to any Partnership, the Acquisition Agreement may be terminated, and the Merger may be abandoned, at any time before the Closing
Date, notwithstanding approval of the Merger by the Unitholders of the applicable Partnership:

        (a) by the mutual written consent of the Board of Directors of the Company and the General Partner of the Partnership;

        (b) by either the Company or the Partnership if the Merger has not been consummated by March 31, 1997;

        (c) by either the Company or the Partnership if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling, or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger between the Company and the Partnership;

        (d) by either the Company or the Partnership if the requisite vote of the Unitholders of the Partnership shall have not been obtained by March 31, 1997;

        (e) by the Company if (i) the General Partner of the Partnership withdraws or changes its approval of the Acquisition Agreement in a manner adverse to the Company or has resolved to do so; (ii) the General Partner of the Partnership recommends to the Unitholders certain alternative transactions; (iii) any person (other than the Company or an affiliate of the Company) will have acquired voting rights to, or the right to acquire voting rights to, or any group has been formed which has voting rights to, or the right to acquire voting rights to, 20% or more of the outstanding Units of such Partnership; or (iv) if the Share Price, without taking into account the application of the Share Price Range, exceeds $28.50;

        (f) by the Company or the Partnership if (i) any representation or warranty of the Partnership or the Company, respectively, set forth in the Acquisition Agreement shall be materially untrue when made or shall become materially untrue or (ii) upon a breach of any covenant or agreement on the part of the Partnership or the Company, respectively, set forth in the Acquisition Agreement, such that certain conditions to the Merger would not be satisfied (either (i) or (ii) above being a "Terminating Breach"); provided, however, that if such Terminating Breach is curable prior to March 31, 1997 by the Company or the Partnership, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or the Partnership, as the case may be, continues to exercise such reasonable best efforts, neither the Partnership nor the Company, respectively, may terminate the Acquisition Agreement;

        (g) by the Partnership or the Company, if the Partnership enters into a definitive agreement accepting an Alternative transaction; or

        (h) by the Partnership if the Share Price, without taking into account the application of the Share Price Range, is less than $21.50 and the Company has not agreed to pay the Additional Consideration.

FEES AND EXPENSES

    Substantial expenses have been or will be incurred by the Company and the Partnerships in connection with the Offers and the Mergers. Those expenses, excluding the Individual Expenses (as defined below), will be shared by the Company and the Partnerships (the "Shared Expenses"). The "Individual Expenses" include legal fees and expenses, fees and expenses of investment bankers and other financial advisors, the costs of the Appraisals and transfer fees payable by the Company for the Units acquired through the Offers. Individual Expenses incurred by the Company will be paid by the Company and Individual Expenses incurred by a Partnership will be paid by the Partnership. The Company will pay 50% of the Shared Expenses and 50% of the Shared Expenses will be allocated (the "Allocated Expenses") among the Partnerships pro rata based upon their relative Net Asset Value (37.6%, 25.2% and 37.2% for IDS1, IDS2 and IDS3, respectively) and will be paid by the Partnership to which the expenses have been allocated if the Mergers are consummated. A Partnership's Allocated Expenses and Individual Expenses will be deducted from the assets of the Partnership when computing the Closing Net Asset Value and an estimate of such expenses was deducted from the assets of the Partnerships in computing the Net Asset Value. Since each Partnership will be entitled to make a cash distribution to its pre-Merger partners in an amount that will reduce the Closing Net Asset Value to an amount equal to the Net Asset Value, the Partnership's Allocated Expenses and Individual Expenses will reduce the amount otherwise available for distribution to the pre-Merger partners in the Partnership.

    Except with respect to IDS1 as described below, in the event the Unitholders in the Partnership fail to approve the Merger of the Partnership by the requisite vote, the Partnership will be required to pay, in addition to its Individual Expenses, only that percentage of its Allocated Expenses equal to the percentage of its Units voted in favor of the Merger; the balance of the Allocated Expenses will be paid by the Company.

    IDS2 and IDS3 will be obligated under the Acquisition Agreement to pay a pro rata portion (based upon that Partnership's relative Net Asset Value) of the Shared Expenses and Individual Expenses otherwise payable by the Company if (i) that Partnership has provided information to or entered into discussions with another party regarding the acquisition of the Partnership, and prior to the date of the Special Meeting the General Partner of the Partnership does not reaffirm its approval of the Merger, and the Unitholders fail to approve the Merger by the requisite vote, (ii) the Company terminates the Acquisition Agreement because the General Partner of the Partnership withdraws its approval of the Merger, recommends an alternative transaction, or third parties obtain voting rights to 20% or more of the Units, or (iii) the Partnership enters into an alternative transaction and the Partnership or the Company terminates the Acquisition Agreement. Because the provisions of the IDS1 Partnership Agreement preclude IDS1 from reimbursing the Company for expenses if the Merger is not consummated, IDS1 will pay only its Individual Expenses if the IDS1 Merger is not consummated for any reason.

    The following table sets forth the estimated aggregate expenses expected to be incurred by the Company and the Partnerships in connection with the Offers and the Mergers.

Shared Expenses:
  Printing and mailing.........................................................  $  500,000
  Accounting fees..............................................................     255,000
  Real estate transaction costs................................................     165,000
  Information Agent/Inspector of Elections.....................................     425,000
  Other........................................................................     340,000
                                                                                 ----------
                                                                                  1,685,000
Individual Expenses:
  Legal fees...................................................................  $1,811,000
  Investment banking fees......................................................     955,000
  Partnership transfer fees for Tendered Units.................................     210,000
  Appraisal fee................................................................      92,000
                                                                                 ----------
                                                                                  3,068,000
                                                                                 ----------
Total Estimated Expenses.......................................................  $4,753,000
                                                                                 ----------
                                                                                 ----------

    If all of the Mergers are consummated, (i) of the Shared Expenses, 50% will be paid by the Company and 18.8%, 12.6% and 18.6% will be paid by IDS1, IDS2 and IDS3, respectively, and (ii) of the Individual Expenses, approximately $1,410,000 will be paid by the Company and approximately $623,000, $418,000 and $617,000 will be paid by IDS1, IDS2 and IDS3, respectively.

EFFECT OF TERMINATION

    If the Acquisition Agreement is terminated, there will be no liability or obligation on the part of any party thereto or its respective affiliates, partners, officers, directors or stockholders except (i) with respect to payment of expenses described above, (ii) with respect to the Standstill Agreement and
(iii) to the extent that such termination results from the willful breach of a party thereto of any of its representations, warranties, covenants or agreements made in or pursuant to the Acquisition Agreement.

AMENDMENT

    Neither the Acquisition Agreement nor any provision thereof may be waived, modified, amended, discharged or terminated except in writing signed by the party against which the enforcement of such waiver or amendment is sought, and then only to the extent set forth in such instrument.

DISSENTERS' RIGHTS

    Units held by Unitholders who properly exercise dissenters' rights with respect thereto in connection with the Merger in accordance with Section
25.10.900 et seq. of the WULPA will not be converted into the right to receive the Merger Consideration, but the holder of the Units will instead be entitled to receive payment of the fair value of the Units in accordance with the provisions of the WULPA unless and until the holder fails to perfect or has effectively withdrawn or lost his or her rights to receive fair value under the WULPA. See "Dissenters' Rights of Unitholders."

AMENDMENTS TO THE PARTNERSHIP AGREEMENTS

    The IDS2 and IDS3 Partnership Agreements currently prohibit the sale of any property by each Partnership to its General Partner or "affiliates," as such term is defined therein (including the Company). Accordingly, the IDS2 and IDS3 Partnership Agreements must be amended in order to consummate the IDS2 and IDS3 Mergers. The Acquisition Agreement provides that the IDS2 and IDS3 Partnership Agreements will be amended as described below.

    Section 13.3(c) of the IDS2 Partnership Agreement will be amended to add the following subsection:

       (iii) Notwithstanding any provision of this Agreement, the Partnership may merge with and into Shurgard Storage Centers, Inc. (the "Company") pursuant to, and consummate all other transactions contemplated by, the terms of the Acquisition Agreement dated July 1, 1996, between the Company, the Partnership, IDS/Shurgard Income Growth Partnership L.P. and IDS/ Shurgard Income Growth Partners L.P. III.

    Section 13.3(c) of the IDS3 Partnership Agreement will be amended to add the following subsection:

       (iii) Notwithstanding any provision of this Agreement, the Partnership may merge with and into Shurgard Storage Centers, Inc. (the "Company") pursuant to, and consummate all other transactions contemplated by, the terms of the Acquisition Agreement dated July 1, 1996, between the Company, the Partnership, IDS/Shurgard Income Growth Partnership L.P. and IDS/ Shurgard Income Growth Partners L.P. II.

    Approval of the Acquisition Agreement and the transactions contemplated thereby by Unitholders of IDS2 and IDS3 will also constitute approval of the amendments to the IDS2 and IDS3 Partnership Agreements, respectively, set forth above. See "The Special Meetings -- The IDS2 Special Meeting" and "-- The IDS3 Special Meeting."

GENERAL PARTNER UNDERTAKING

    Concurrent with the execution of the Acquisition Agreement, the General Partner of each of the Partnerships entered into an agreement with the Company (the "General Partner Undertaking") pursuant to which they agreed to make the recommendations to Unitholders contained in this Proxy Statement/Prospectus, and agreed not to withdraw such recommendations except in accordance with the discharge of their fiduciary duties and as otherwise required by law. The Company acknowledged that the General Partner is entitled to withdraw its recommendation in the event that the Share Price calculated without regard to the Share Price Range is less than $21.50 and the Company does not elect to pay the Additional Consideration.

                           SOURCE AND AMOUNT OF FUNDS

    The Company expects to pay its portion of the Shared Expenses and Individual Expenses from borrowings under the Company's two revolving credit facilities (the "Credit Facilities"). In the event the Company pays the Additional Consideration, the funds required for the Additional Consideration will be obtained through the Credit Facilities. Under the Credit Facilities, the Company is authorized to borrow up to $100 million, on the terms and conditions provided in (i) the Loan Agreement among the Company, Seattle-First National Bank, Key Bank of Washington and West One Bank dated August 19, 1994 (the "First Loan Agreement") and (ii) the Revolving Loan Agreement among the Company, SSC Acquisitions Inc. and Nomura Asset Capital Corp. dated as of December 23, 1994 (the "Second Loan Agreement"). The Mergers are not subject to any financing contingency, and neither the Company nor any subsidiary of the Company must secure additional financing in connection with the Mergers.

    The First Loan Agreement provides for financing of up to $50 million, secured by certain real estate assets, bearing interest at a rate per annum of either the lender's prime rate or LIBOR plus 175 basis points and matures on August 18, 1996. As of the date of this Proxy Statement/Prospectus, the Company has $ of borrowings outstanding under the First Loan Agreement. The Company is currently engaged in negotiations to refinance its obligations under the First Loan Agreement. The Second Loan Agreement provides for financing of $50 million, secured by certain real estate assets, bearing interest at a rate per annum of either the prime rate of Citibank, N.A. minus 50 basis points or LIBOR plus 175 basis points, requires a draw fee of 25 basis points of the amount drawn,  and  matures  on  December  30,  1996. As  of  the  date  of  this Proxy
Statement/Prospectus, the Company has $     of
borrowings outstanding under the Second Loan Agreement. The amount available under each of the Credit Facilities is a function of the quarterly income performance of the properties securing the respective Credit Facility and the quarterly debt service payments for that Credit Facility.

    The  amounts outstanding under the First  Loan Agreement and the Second Loan
Agreement include $     and $     , respectively, borrowed by the Company to pay
for Units purchased in the Offers.

                 APPRAISALS AND OPINIONS OF FINANCIAL ADVISORS

PORTFOLIO APPRAISALS OF THE PARTNERSHIPS' PROPERTIES

    Stanger was engaged by the Partnerships to appraise the real estate portfolio of each of the Partnerships and has delivered a written summary of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of each Partnership's portfolio as of December 31, 1995. The Partnerships selected Stanger to provide the appraisal because of its experience and reputation in connection with partnerships and real estate assets. In addition, the General Partners desired to take advantage of the cost efficiencies associated with having the same party provide the Appraisals as provided the Stanger Fairness Opinions. The Appraisals, which contain a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, are attached as Appendix B to this Proxy Statement/Prospectus and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the Appraisals are described below.

    EXPERIENCE OF STANGER. Since its founding in 1978, Stanger has provided information, research, investment banking and consulting services to clients throughout the United States, including major member firms of the NYSE and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

    Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships, such as oil and gas reserves, real estate, cable television systems and equipment leasing assets.

    SUMMARY OF METHODOLOGY. At the request of the Partnerships, Stanger evaluated each of the Partnerships' portfolio of real estate on a limited scope basis utilizing the income approach and the sales comparison approach to valuation. Appraisers typically use up to three approaches in valuing real property: (i) the cost approach, (ii) the income approach and (iii) the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates of the value of the unimproved site and the value of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. Stanger considered the cost approach to be less reliable than the income approach or the sales comparison approach given the primary criteria used by buyers of the type of property appraised in the Appraisals.

    While the Appraisals were prepared for each Partnership's entire real estate portfolio, Stanger analyzed the individual properties in the real estate portfolio of each Partnership by (i) reviewing each property's historical operating statements, (ii) reviewing and relying on specific information regarding prospective changes in rents and expenses for each property provided by the Partnership, (iii) developing information from a variety of sources about market conditions for each individual property and (iv) considering the projected cash flow for each property. Representatives of Stanger performed site inspections on all properties in the Partnerships during March 1996. In the course of these site visits, Stanger inspected the physical facilities, obtained current rental and occupancy information, gathered information on competing properties and the local market, visited primary competing properties and interviewed each local property manager or assistant manager concerning performance of the subject property and other factors.

    In conducting the Appraisals, Stanger also interviewed and relied upon Partnership and property management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

    Stanger also interviewed district or regional property management personnel responsible for the properties and the Partnerships' management personnel, all of whom are employees of the Company, to discuss competitive conditions, area economic and development trends affecting the properties, historical and budgeted operating revenues and expenses and occupancies. Stanger also reviewed historical operating statements and 1996 operating budgets for the subject properties, and reviewed surveys of local self-service storage markets conducted by local management personnel.

    To define the occupancy, rental rate and expense escalators to be used in developing property operating projections, Stanger reviewed the acquisition criteria and projection parameters in use in the marketplace by major self storage investors, owners and operators. In addition, Stanger reviewed other published information concerning acquisition criteria in use by property investors at or around December 31, 1995. Further, Stanger interviewed various sources in local markets to identify recent sales of self storage properties and derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, tax assessors and real estate research firms.

    INCOME APPROACH. Stanger then determined the value of each of the Partnerships' portfolios using the income approach. During the course of the site inspections, Stanger identified competing properties and obtained data on local market rental rates and occupancy. Stanger reviewed historical and budgeted gross income and income from ancillary sources for each property in the portfolios and conducted discussions with the property management personnel concerning property and market trends and competitive conditions and other pertinent information. After assessing the above factors, Stanger estimated each property's effective gross income based upon unit configuration, market rental rates, market occupancy rates and estimates of ancillary income. Expenses were estimated based on historical and budgeted operating expenses, discussions with management and certain industry expense guidelines. Estimated expenses were then deducted from income to arrive at each property's estimated net operating income. Expenses relating solely to investor reporting and accounting were excluded.

    Stanger then employed both direct capitalization and discounted cash flow analysis to define the overall value of the portfolio. The direct capitalization rate used by Stanger was based on current acquisition criteria among self storage investors and reflected in specific sales transactions. Where appropriate, the capitalization rate used for an individual property was adjusted to reflect valuation factors unique to the property, such as overall quality, recent buildouts and other unique valuation factors. Where deferred maintenance or extraordinary capital expenditures were required Stanger adjusted the capitalized value accordingly. Stanger applied capitalization rates ranging from 9.25% to 10.25% to the projected net operating income from each of the Partnerships' properties which were considered to be at stabilized occupancy during the 12 months ending December 31, 1996.

    In applying discounted cash flow analysis, projections of cash flows from each property (assuming no indebtedness thereon) were developed for a ten year period ending December 31, 2005. Income and expense escalators used in developing the projections were based on projection parameters currently in use by property investors, market factors, historical and budgeted financial results for each property and inflation rates. Income escalators generally ranged from 3% to 3.5%. In highly competitive markets or where a property's operations were below stabilized levels, income escalators were adjusted as Stanger deemed appropriate or until stabilized operations were achieved. Effective expense escalators generally ranged from 2.7% to 3.5%.

    Stanger then capitalized, at terminal capitalization rates ranging from 10.0% to 10.50% for IDS1, 10.0% to 10.25% for IDS2 and 10.25% to 10.75% (11.0%
for the office property) for IDS3, the estimated net operating income of each property for the 12 months ending December 31, 2006, to determine the property's residual value. The residual value was discounted after deducting appropriate sales expenses to a present value using the same discount rate applied to the stream of annual cash flows. The discount rates utilized, ranging from 12.0% to 12.5% for IDS1, 12.0% to 12.25% for IDS2 and 12.25% to 12.5% for IDS3, were based on current acquisition criteria among self storage facility investors, commercial/industrial property investors' target rates for return and the historical spread in rates of return between real estate and other investments. Stanger then correlated the values resulting from each method (direct capitalization and discounted cash flow) to arrive at a final income approach valuation.

    SALES COMPARISON APPROACH. Stanger compiled transaction data involving properties similar in type to the Partnerships' properties by interviewing sources in local markets to identify recent sales of self storage or office/storage properties, reviewing publicly available information on acquisitions of self storage properties, reviewing information provided by management, and contacting industry sources. Using this data, Stanger performed a comparable sales analysis based upon price per square foot. A probable range of value per square foot was estimated for each property based on the relationship between observed sales prices per square foot and net operating income per square foot. Price per square foot as estimated by this analysis was multiplied by the rentable square footage of each property to derive an estimated range of value. In the case of the IDS3 portfolio, the valuation included consideration of the value of excess land parcels held for resale.

    Stanger reconciled the estimated values resulting from the sales comparison approach and the income approach for each property, and the resulting values were summed to determine the estimated value of the Partnerships' entire portfolio. Stanger adjusted the value conclusion for joint venture interests and excess land parcels held for resale, and to reflect any deferred maintenance items associated with the properties. The income approach was given primary consideration by Stanger because properties such as those owned by the Partnerships are typically purchased and sold based upon their income characteristics. Stanger gave the sales comparison approach secondary consideration.

    CONCLUSIONS AS TO VALUE. Based on the valuation methodologies described above, Stanger assigned a value to the portfolio of real property assets of each Partnership. The following table sets forth the final portfolio value conclusion of Stanger with respect to each of the Partnerships.

                                                                PORTFOLIO VALUE
PARTNERSHIP                                                        CONCLUSION
- ----------------------------------------------------------  ------------------------
IDS1......................................................      $     40,370,000
IDS2......................................................            30,520,000
IDS3......................................................            50,890,000
                                                            ------------------------
    Total.................................................      $    121,780,000
                                                            ------------------------
                                                            ------------------------

    ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF PORTFOLIO
APPRAISALS. Stanger utilized certain assumptions to determine the appraised value of the portfolios under the income approach and the sales comparison approach. See Appendix B for a discussion of the specific assumptions, limitations and qualifications of the Appraisals.

    The Appraisals reflect Stanger's valuation of the real estate portfolios of the Partnerships as of December 31, 1995, in the context of the information available on such date as well as the operating information available as of March 31, 1996. Events occurring after December 31, 1995, and before the closing of the Mergers could affect the properties or assumptions used in preparing the real estate portfolio appraisals. Stanger has no obligation to update the Appraisals on the basis of subsequent events. In connection with preparing the Appraisals, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. Stanger will not deliver any additional written summary of the analysis.

    COMPENSATION AND MATERIAL RELATIONSHIPS. The Partnerships paid Stanger a fee of $92,000 to prepare the Appraisals. In addition, Stanger is entitled to reimbursement for reasonable travel and out-of-pocket expenses incurred in making site visits and preparing the Appraisals and the Stanger Fairness Opinion, subject to a maximum of $35,000, and is entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws. The fees for the Appraisals were negotiated between the Partnerships and Stanger and payment thereof is not dependent upon completion of the Mergers. As noted in "-- Opinions of the Partnerships' Financial Advisor" below, certain predecessor entities of the Company engaged Stanger to render other appraisals, consulting or related services prior to the present engagement. Stanger also has been compensated for rendering the Stanger Fairness Opinion. See "-- Opinion of the Partnerships' Financial Advisor."

OPINION OF THE PARTNERSHIPS' FINANCIAL ADVISOR

    Stanger was also engaged by the Partnerships to deliver a written summary of its determination as to the fairness of the consideration, from a financial point of view, to be received by the Unitholders of each of the Partnerships in the Mergers. The full text of the Stanger Fairness Opinion, which contains a description of the assumptions made, matters considered and limitations on the review and analysis, is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety. Certain of the material assumptions and limitations to the Stanger Fairness Opinion are described below. The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the Stanger Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

    Except  for  certain  assumptions  described  more  fully  below  which  the
Partnerships advised Stanger that it would be reasonable to make, the Partnerships imposed no conditions or limitations on the scope of Stanger's investigation or the methods and procedures to be followed in rendering the Stanger Fairness Opinion. The Partnerships have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Stanger Fairness Opinion.

    SUMMARY OF MATERIALS CONSIDERED

    In the course of Stanger's analysis to render its opinion regarding the Mergers, Stanger: (i) reviewed drafts of this Proxy Statement/Prospectus and the Acquisition Agreement in substantially the forms intended to be finalized and filed with the Commission; (ii) reviewed the Partnerships' and the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, 1994 and 1995, and the Partnerships' and the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996; (iii) reviewed the Company's pro forma financial statements and pro forma schedules prepared by the Partnerships' management and the Company's management; (iv) performed appraisals of the properties owned by the Partnerships as of December 31, 1995; (v) reviewed information regarding purchases and sales of self storage properties by the Company or any affiliated entities during the prior year and other information available relating to acquisition criteria for self storage properties; (vi) reviewed internal financial analyses and forecasts prepared by the Partnerships (based in part on the Appraisals) of the current net liquidation value of the Partnerships' assets and projections of cash flow from operations, distributions, and going concern values for the Partnerships; (vii) conducted discussions with senior management of the Partnerships and the

Company regarding the conditions in self storage property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Partnerships, current and projected operations and performance, financial condition and future prospects of the properties and the Partnerships; (viii) reviewed historical market prices, trading volume and dividends for the Common Stock and (ix) conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

    SUMMARY OF ANALYSIS

    The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    APPRAISALS. In preparing its opinion, Stanger performed independent appraisals of the Partnerships' portfolios of properties. During the course of the Appraisals, Stanger performed site inspections of each property owned by the Partnerships, conducted inquiries into local market conditions affecting each property, reviewed historical and budgeted operating statements for each property, conducted interviews with the Partnerships and property management personnel, reviewed the acquisition criteria in use in the marketplace by major self storage property investors and owners and other real estate investors, reviewed information concerning transactions involving self storage properties, and estimated the market value of the portfolio utilizing the income and sales comparison approaches to value. See "-- Portfolio Appraisals of the Partnerships' Properties." Stanger observed that the Merger Consideration equals the pro rata interest per Unit in the Appraised Values, as adjusted by the General Partners for non-real estate assets and liabilities of the applicable Partnership, estimated Merger costs and costs associated with the Offers to be borne by the applicable Partnership and the Unitholders' share of the resulting Net Asset Value according to the provisions of the applicable Partnership Agreement.

    REVIEW OF LIQUIDATION ANALYSIS. Stanger reviewed an analysis prepared by the respective managements of the Partnerships of the estimated liquidation values of each of the Partnerships utilizing estimates prepared by the Partnerships of expenses associated with such a liquidation and the appraised fair market value of the properties as determined by the Appraisals.

    The liquidation analysis assumed that the properties in each Partnership's portfolio were sold concurrently to an independent third party buyer at a price equal to the appraised value of the portfolio. Costs of such property sales to independent third parties were estimated by the Partnerships to total approximately 4% of real estate asset value and are comprised of transaction costs, taxes, commissions and legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of the Partnerships based on their knowledge and experience in similar real estate transactions. The liquidation analysis also assumed that non-real estate assets and liabilities except amortizable assets were sold at book value and that net proceeds were distributed among the General Partner and the Unitholders of the applicable Partnership in accordance with its Partnership Agreement.

    Stanger observed that the Merger Consideration exceeded the estimated liquidation value per Unit by approximately $4, $5 and $9 for IDS1, IDS2 and IDS3, respectively.

    REVIEW OF GOING CONCERN ANALYSIS. Stanger reviewed financial analyses and projections prepared by the managements of each of the Partnerships concerning estimated cash flows and distributions from continued operation of the Partnerships as independent stand-alone entities, and estimated sale proceeds from the liquidation of the portfolio of properties owned by the Partnerships in 2000. The analyses incorporated estimates of cash flow from operating the properties, payments on existing debt, entity level general and administrative costs, and cash distributions to Unitholders from operations and sale of the properties owned by the Partnerships during a five-year projection period. The analyses and projections assumed, among other things, that (i) operating cash flow for the

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portfolios  would grow at a compound annual  rate of approximately 3.0% for IDS1
(after property tax adjustments), 3.5% for IDS2 and 4.0% for IDS3 over the projection period; (ii) general and administrative expenses would increase at an average rate of 3.5% per annum over the projection period; (iii) the properties would be sold in a single transaction at the end of the projection period at a price based on property cash flows for 2001 capitalized at a rate of 10.0% to 10.5%; (iv) selling costs equal to 4% of real estate asset value would be incurred; (v) cash flows were discounted at a rate of 12.0% to 13.0% for IDS1, 12.25% to 13.25% for IDS2 and 12.5% to 13.5% for IDS3, which rates take into consideration, among other factors, differences in the leverage levels of each Partnership, and (vi) the net proceeds of the sale plus other remaining non-real estate assets less liabilities of the Partnership would be distributed according to the provisions of the Partnership Agreements.

    Stanger observed that the estimated going concern values resulting from the above analyses ranged from $251 to $235 per IDS1 Unit compared with the IDS1 Offer Price of $257 per IDS1 Unit, $218 to $203 per IDS2 Unit compared with the IDS2 Offer Price of $222 per IDS2 Unit and $304 to $283 per IDS3 Unit compared with the IDS3 Offer Price of $308 per IDS3 Unit.

    REVIEW OF TENDER OFFER AND SECONDARY MARKET PRICES. Stanger observed that Units of the Partnerships have been purchased in recent months both through transactions on the informal secondary market for partnership securities and through a tender offer.

    Stanger observed that Units in each of the Partnerships have been the subject of one prior tender offer. According to information provided by the Partnerships, on February 28, 1996 Everest commenced a tender offer for up to 4.9% of the IDS1 Units, IDS2 Units and IDS3 Units. Stanger observed that the prices offered in this tender offer were $110 per IDS1 Unit compared with the IDS1 Offer Price of $257 per IDS1 Unit, $120 per IDS2 Unit compared with the IDS2 Offer Price of $222 per IDS2 Unit and $112 per IDS3 Unit compared with the IDS3 Offer Price of $308 per IDS3 Unit. Stanger also observed that on May 20, 1996 Public Storage, Inc. sold 1,824.5 IDS1 Units, 2,038.3 IDS2 Units and 1,602.5 IDS3 Units to the Company for $200 per IDS1 Unit, $180 per IDS2 Unit and $190 per IDS3 Unit (plus, in each case, four days' accrued interest) compared with the Offer Prices of $257 per IDS1 Unit, $222 per IDS2 Unit and $308 per IDS3 Unit.

    Stanger also observed that, based on prices reported to Stanger by various firms active in the informal secondary market for partnership interests, the highest selling prices reported for Units in the informal secondary market since January 1, 1995 were $200 per IDS1 Unit compared with the IDS1 Offer Price of $257 per IDS1 Unit, $186 per IDS2 Unit compared with the IDS2 Offer Price of $222 per IDS2 Unit and $200 per IDS3 Unit compared with the IDS3 Offer Price of $308 per IDS3 Unit.

    CONCLUSIONS

    Stanger concluded that, based upon the foregoing and its analysis and the assumptions, qualifications, and limitations stated below, and as of the date of the Stanger Fairness Opinion, the Merger Consideration to be received by the Unitholders in the Mergers is fair to the Unitholders of each respective Partnership from a financial point of view.

    ASSUMPTIONS

    In rendering the Stanger Fairness Opinion, Stanger relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Proxy Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to Stanger. Stanger has not made an independent evaluation or appraisal of the determinations of the non-real estate assets and liabilities of the Partnerships. Stanger relied upon the balance sheet value determinations for the Partnerships and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Net Asset Values. Stanger also relied upon the assurance of the Company, the Partnerships and the General Partners that the calculations made to determine allocations within each of the Partnerships between the General Partner and Unitholders are consistent with the provisions of each Partnership's Partnership Agreement, that any financial projections,

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pro  forma  statements,  projections, budgets,  value  estimates  or adjustments provided to Stanger were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Partnership's values subsequent to March 31, 1996, or in the real estate portfolio values subsequent to December 31, 1995, which are not reflected in the Partnership's Net Asset Values herein, and that the Partnerships and the General Partners are not aware of any information or facts regarding the Partnerships that would cause the information supplied to Stanger to be incomplete or misleading.

    LIMITATIONS AND QUALIFICATIONS OF FAIRNESS OPINION

    Stanger was not asked to and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendations to the Unitholders with respect to whether to approve or reject the Mergers or whether to select the Offers made by the Company or the Shares offered in the Mergers; (iii) express any opinion as to the fairness of the Merger Consideration to be received in the Mergers if the actual Share Price is less than $22.25 or (iv) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers, tax factors resulting from the Mergers, the allocation of expenses relating to the Mergers and the Offers between the Company and the Partnerships or among the Partnerships, or any other terms of the Mergers other than the Merger Consideration. The Stanger Fairness Opinion is based on business, economic, real estate and securities markets, and other conditions as of July 1, 1996, and does not reflect any changes in those conditions that may have occurred since that date.

    In connection with preparing the Stanger Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix C. Stanger will not deliver any additional written summary of the analysis.

    COMPENSATION AND MATERIAL RELATIONSHIPS

    Stanger has been paid fees by the Partnerships of $375,000 for preparing the Stanger Fairness Opinion relating to the Mergers and $105,000 for preparing fairness opinions relating to the Offers. In addition, in connection with its preparation of the Appraisals and the fairness opinions relating to the Mergers and the Offers, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, up to a maximum of $35,000 and indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated between the Partnerships and Stanger. Payment of the fee to Stanger is not dependent upon completion of the Mergers. The Company retained Stanger to perform appraisals and to deliver a fairness opinion and special reports in connection with the Consolidation in March 1994. Stanger was paid approximately $1,025,000 and was reimbursed for certain expenses in connection with such services. In addition, the Company has paid certain nominal amounts to Stanger for subscriptions to Stanger-prepared national publications. Stanger also has been compensated for preparing the Appraisals. See "-- Portfolio Appraisals of the Partnerships' Properties."

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    In March 1996, the Company retained Alex. Brown to act as financial advisor to the Special Committee in connection with the Offers and the Mergers, including rendering its opinion to the Board of Directors of the Company as to the fairness to the Company, from a financial point of view, of the
consideration  payable  to   the  Unitholders  and   General  Partners  of   the
Partnerships. The Company and Alex. Brown subsequently executed a formal engagement letter on June 20, 1996.

    At the July 1, 1996 meeting of the Special Committee, representatives of Alex. Brown rendered to the Board of Directors of the Company its opinion that, as of that date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the

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consideration payable by  the Company in  the Offers and  the Mergers was  fair, from a financial point of view, to the Company. No limitations were imposed by the Special Committee upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED JULY 1, 1996 (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE ALEX. BROWN OPINION ADDRESSES ONLY THE FAIRNESS TO THE COMPANY OF THE CONSIDERATION PAYABLE BY THE COMPANY IN THE OFFERS AND THE MERGERS. THE ALEX. BROWN OPINION DOES NOT ADDRESS THE FAIRNESS OF THE OFFERS AND THE MERGERS TO THE UNITHOLDERS OR GENERAL PARTNERS OF THE PARTNERSHIPS. THE DISCUSSION OF THE ALEX. BROWN OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

    In connection with rendering the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and certain internal analyses and other information concerning the Company and the Partnerships furnished to it by the Company. Alex. Brown also held discussions with the members of the senior management of the Company regarding the businesses and prospects of the Company and the Partnerships and the joint prospects of a combined entity. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for Shares and the Units of each of the Partnerships, (ii) compared certain financial and stock market information for the Company with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent real estate transactions deemed comparable in whole or in part, (iv) reviewed the terms of the Acquisition Agreement and certain related documents and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In conducting its review and arriving at the Alex. Brown Opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it. With respect to the financial projections of the Partnerships and the Company and other information relating to the prospects of the Partnerships and the Company provided to Alex. Brown by each entity, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of the Partnerships and the Company as to the likely future financial performances of their respective entities and of the combined entity. Alex. Brown expressed no view as to such projections or the assumptions on which they were based. Alex. Brown did not make an independent evaluation or appraisal of the assets of the Partnerships. However, Alex. Brown reviewed the Appraisals with respect to the real estate assets, although it was not permitted to rely upon the Appraisals for purposes of the Alex. Brown Opinion. Alex. Brown assumed that the Appraisals were prepared on a reasonable basis. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date thereof.

    The following is a summary of the material analyses performed and material factors considered by Alex. Brown in connection with rendering the Alex. Brown Opinion.

    HISTORICAL FINANCIAL POSITION. Alex. Brown reviewed and analyzed for informational purposes the historical and current financial condition of the Company and the Partnerships which included: (i) an assessment of the Company's and the Partnerships' recent financial statements; (ii) an analysis of the Company's and the Partnerships' revenue, growth and operating performance trends; and (iii) an assessment of the Partnerships' leverage, market share and access to markets.

    HISTORICAL STOCK PRICE PERFORMANCE. Alex. Brown reviewed and analyzed the daily closing per share market prices, trading volume, and 20 day moving average stock price for the Common Stock, from June 25, 1995 to June 25, 1996. This information was presented to give the Special Committee background trading information over the period indicated. Alex. Brown also reviewed and analyzed information regarding the market prices and trading volume of the Partnerships' units, on a quarterly basis, from September 1995 to April 1996.

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
    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies, in each case as a multiple of its funds from operations, defined as per share net income, excluding extraordinary gains or losses, plus depreciation from real estate assets ("Funds From Operations"), estimated for 1996 and 1997. Alex. Brown compared certain financial information relating to the Company and the Partnerships to certain corresponding information with respect to a group of four publicly traded REITs engaged primarily in the acquisition, operation and management of storage center properties, namely the following companies: Storage USA, Inc., Storage Trust Realty, Sovran Self Storage, Inc. and PS (collectively, the "Selected Companies"). Such financial information included, among other things, (i) common equity market prices, (ii) per share estimated 1996 and 1997 Funds From Operations and (iii) ratios of common equity market prices per share ("Equity Values") to estimated Funds From Operations. In the case of the
Selected Companies the financial information used was based on the latest reported quarterly period as derived from publicly available information and on estimated Funds from Operations for calendar years 1996 and 1997 as reported by REALTY STOCK REVIEW. Alex. Brown obtained reference ranges of multiples of Equity Value to estimated calendar year 1996 Funds From Operations of 9.9x to 12.5x, with a mean of 11.0x, and Equity Value to estimated calendar year 1997 Funds From Operations of 8.8x to 11.3x, with a mean of 10.1x, in each case for the Selected Companies. Applying such reference multiple ranges to the estimated calendar year 1996 and 1997 Funds From Operations for each of the Partnerships, Alex. Brown determined reference valuation ranges from the Partnerships (on a combined basis) of $105.3 million to $132.0 million, with a mean of $116.6 million, based upon estimated calendar year 1996 Funds From Operations, and $108.8 million to $136.3 million, with a mean of $120.4 million, based upon estimated calendar year 1997 Funds From Operations. As a result of the foregoing procedures, Alex. Brown noted that the consideration of approximately $106.6 million in the aggregate to be paid by the Company in the Offers and the Mergers was at the lower end of, or below, the ranges of the values obtained with respect to the Selected Companies.

    ANALYSIS OF SELECTED REAL ESTATE ACQUISITIONS. Alex. Brown reviewed the financial terms, to the extent publicly available, of 15 proposed, pending or completed real estate transactions in the storage center industry (the "Selected Transactions"), and calculated for each of the Selected Transactions and the Offers and the Mergers the capitalization rate, defined as net operating income (minus capital expenditures) divided by the purchase price for the properties. The Selected Transactions consisted of (i) the Company's bid to acquire four National Self Storage properties, (ii) the Company's September 1, 1994 acquisition of Colonial Self-Storage, (iii) Storage USA Inc.'s September 12, 1995 acquisition of 13 storage center properties, (iv) Storage USA, Inc.'s April 13, 1995 acquisition of 25 storage center properties, (v) Storage USA, Inc.'s April 13, 1995 acquisition of 16 storage center properties, (vi) Storage Trust Realty's acquisition of Balcor/Colonial Storage Income Fund -- 86, (vii) Storage Trust Realty's October 6, 1995 acquisition of 14 storage center properties,
(viii) Sovran Self Storage, Inc.'s June 30, 1995 acquisition of 12 storage center properties, (ix) U-Haul International, Inc.'s bid for Balcor/Colonial Storage Income Fund -- 86, (x) PS's June 14, 1996 acquisition of Prudential-Bache/Watson & Taylor, Ltd.-1, (xi) PS's June 14, 1996 acquisition of Prudential-Bache/Watson & Taylor, Ltd.-2, (xii) PS's June 14, 1996 acquisition of Prudential-Bache/Watson & Taylor, Ltd.-3, (xiii) PS's June 14, 1996 acquisition of Prudential-Bache/Watson & Taylor, Ltd.-4, (xiv) PS's pending acquisition of Storage Properties, Inc. and (xv) PS's February 29, 1996 acquisition of Southern Self Storage. Alex. Brown noted that the capitalization rate based on the last reported annual net operating income prior to the transaction (year ended December 31, 1995 in the case of the Partnerships) was 8.7% for the Partnerships (on a combined basis), which was at the lower end of the range of 8.5% to 10.3%, with a mean of 9.4%, determined for the Selected Transactions. Alex. Brown also noted that the capitalization rate based on the projected net operating income for the year in which the acquisition took place was 9.6% for the Partnerships (on a combined basis), falling in the middle of the range of 9.0% to 10.5%, with a mean of 9.7% determined for the Selected Transactions. All multiples for the

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Selected Transactions were based on public information available at the time  of announcement of such transaction, without taking into account differing market and other conditions during the two year period during which the Selected Transactions occurred.

    DISCOUNTED CASH FLOW ANALYSIS. Alex. Brown obtained reference values for each of the Partnerships by means of a discounted cash flow analysis, which values a business based on the current value of the future cash flow that it is projected to generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used projections and other information provided by the managements of the Partnerships to estimate free cash flows, defined as total revenues minus property operating and maintenance expenses, property management expenses, real estate taxes and capital expenditures ("Free Cash Flows"), for the years ended 1996 through 2006, inclusive, with respect to the assets of the Partnerships, using discount rates ranging from 11.0% to 13.0% and terminal value capitalization rates applied to projected 2006 Free Cash Flow ranging from 9.0% to 11.5%. Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of the Company and arrived at such terminal values based on its review of the Selected Transactions. This analysis indicated a range of values for the Partnerships' real estate of $106,459,161 to $133,081,669 on a Free Cash Flow basis, as compared to the imputed value of the Partnerships' real estate of $121,780,000 under the terms of the Offers and the Mergers.

    Alex. Brown also applied a discounted cash flow analysis to the Partnerships' projected Funds From Operations, and funds available for distribution, defined as Funds From Operations less capital expenditures, tenant improvements and commissions ("Funds Available for Distribution"), using discount rates ranging from 11.0% to 13.0% and terminal value capitalization rates applied to Funds From Operations and Funds Available for Distribution, as the case may be, projected for the year 2006, ranging from 9.0% to 11.5%. Alex. Brown noted that this analysis indicated a range of values for the Partnerships of $102,002,516 to $127,549,435 based upon estimated Funds From Operations and $98,397,791 to $123,189,094 based upon estimated Funds Available for Distribution. Based upon the Appraisals and certain balance sheet adjustments provided by management, the Partnerships' indicated Net Asset Value, which is also nominally the amount of consideration to be paid by the Company in the Offers and the Mergers, is $106,578,185, which falls at the lower end of the reference ranges of imputed values derived from the analysis.

    PRO FORMA COMBINED EARNINGS ANALYSIS. Alex. Brown analyzed the Offers and the Mergers with respect to the resulting dilution/accretion to the Company's estimated Funds From Operations for the years ending 1996 and 1997 (assuming different levels of cash and stock comprising the consideration paid), after taking into account any potential cost savings and other synergies but not taking into account nonrecurring costs relating to the Offers and the Mergers. Alex. Brown noted that after taking into account potential cost savings and other synergies for the years ending 1996 and 1997, respectively, and before nonrecurring costs relating thereto, the Offers and the Mergers would be slightly accretive to the Company's estimated Funds From Operations for such years.

    REAL ESTATE MARKET AND ECONOMIC FACTORS. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the real estate sector, and the current level of economic activity.

    ANALYSIS OF OFFERS ABSENT CONSUMMATION OF MERGERS. Alex. Brown also examined the financial effects to the Company of consummating one or more of the Offers without also consummating the related Merger. Alex. Brown observed that while a failure to consummate the Merger would result in the assets of the relevant Partnership not being owned entirely by the Company and certain of the anticipated combination synergies not being realized by the Company, the cash purchase price offered by the Company in each of the Offers generally would result in accretion to the Company's estimated Funds From Operations on a per Unit basis, excluding nonrecurring transaction costs, regardless of how many Units were actually purchased.

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    No  company used in the analysis of  other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to the Company, the Partnerships or any of the Offers and the Mergers. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the Selected Transactions, respectively.

    While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in rendering the Alex. Brown Opinion, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant method of financial analysis and the application of these methods to the particular circumstances and, therefore, the process of preparing such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and the factors considered by it, could create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which Shares may trade at any future time.

    Pursuant to a letter agreement dated June 20, 1996 between the Company and Alex. Brown, the fees payable to Alex. Brown for rendering the Alex. Brown Opinion are $400,000. In addition, the Company has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. The Company has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

    The Special Committee retained Alex. Brown to act as its advisor based upon Alex. Brown having acted as managing underwriter of a past offering of Common Stock and as financial advisor to a special committee of the Board of Directors of the Company regarding its merger with Shurgard Incorporated and based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and for other purposes. Alex. Brown may actively trade the equity securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Alex. Brown maintains a market in the Common Stock and regularly publishes research reports regarding the REIT industry and the businesses and securities of the Company and other publicly traded companies in the REIT industry.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
    The following unaudited pro forma consolidated balance sheet as of March 31, 1996 and unaudited pro forma consolidated statement of net income for the three-month period then ended and the year ended December 31, 1995 set forth the effect of the Mergers on the Company's pre-Merger pro forma balance sheet and pre-Merger pro forma statements of income as of and for the same dates as if the Offers were completed and the Mergers had occurred on January 1, 1995.

    The Company's pre-Merger pro forma consolidated balance sheet and consolidated statements of net income are based on the Company's historical financial statements adjusted to reflect the consummation of the following transactions as if they had occurred on January 1, 1995: (i) the Management Company Merger in March 1995, (ii) the acquisition of Shurgard Evergreen Limited Partnership in May 1995, (iii) the sale of approximately 4.9 million shares of Common Stock in June and July 1995, (iv) the acquisition of four storage centers completed in 1995 and (v) the purchase of 29,640, 23,022 and 23,843 of the outstanding Units of IDS1, IDS2 and IDS3, respectively, pursuant to the Offers. The 1995 pre-Merger pro forma consolidated statement of net income assumes that any additional net income resulting from the preceding assumptions was distributed to stockholders during 1995.

    These  pro forma  consolidated financial  statements have  been formatted to show the pro forma adjustments to the Company's pre-Merger pro forma consolidated financial statements related to the Partnerships in three separate columns so that the Unitholder can determine the results of the Merger of any one, two or three of the Partnerships with the Company.

    The   pro  forma  consolidated  financial  statements  are  not  necessarily indicative of what the Company's actual financial position or results of operations would have been as of the date or for the periods indicated, nor do they purport to represent the Company's financial position or results of operations as of or for any future period. The pro forma consolidated financial statements should be read in conjunction with all financial statements included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996

                                               COMPANY                                              COMPANY
                                              PRE-MERGER    IDS1 (1)     IDS2 (1)     IDS3 (1)    POST-MERGER
(IN THOUSANDS)                                PRO FORMA    ADJUSTMENTS  ADJUSTMENTS  ADJUSTMENTS   PRO FORMA
                                             ------------  -----------  -----------  -----------  -----------
Storage centers, net.......................   $  537,732    $  42,476(2)  $  30,520(2)  $  50,688(2)  $ 661,416
Other real estate investments..............       42,223       (9,810)(3)     (5,104)(4)     (7,136)(4)     20,173
Cash, cash equivalents and other assets....       60,327        1,088(5)        562(5)        754(5)     62,731
                                             ------------  -----------  -----------  -----------  -----------
    Total assets...........................   $  640,282    $  33,754    $  25,978    $  44,306    $ 744,320
                                             ------------  -----------  -----------  -----------  -----------
                                             ------------  -----------  -----------  -----------  -----------
Accounts payable and other liabilities.....   $   43,854    $   1,300(6)  $   1,371(6)  $   2,779(  (7)  $  49,304
Notes payable..............................      154,601           --        2,850       10,384      167,835
                                             ------------  -----------  -----------  -----------  -----------
    Total liabilities......................      198,455        1,300        4,221       13,163      217,139
                                             ------------  -----------  -----------  -----------  -----------
Stockholders' equity.......................      441,827       32,454(8)     21,757(8)     31,143(8)    527,181
                                             ------------  -----------  -----------  -----------  -----------
    Total liabilities and stockholders'
     equity................................   $  640,282    $  33,754    $  25,978    $  44,306    $ 744,320
                                             ------------  -----------  -----------  -----------  -----------
                                             ------------  -----------  -----------  -----------  -----------

- ------------------------------
(1) Amount represents the historical balances of the Partnership.

(2) Amounts reflect market value of self storage centers based on the Appraisals. IDS1 includes only 70% of the step-up to market value of SJP II's storage centers as the remaining 30% was owned by the Company prior to the Mergers and will continue to be carried at the Company's historical cost.

(3) Historical amounts have been adjusted to reflect the Units of the Partnerships purchased by the Company ("Tendered Units") as if such purchase had occurred on January 1, 1995 and the Company's 30% interest in SJP II.

(4) Historical amounts have been adjusted to reflect the purchase of the Tendered Units.

(5) Historical assets have been reduced to eliminate amortizable assets which were specifically excluded from the calculation of Net Asset Value per the Acquisition Agreement.

(6) Historical amounts have been adjusted to include estimated liabilities for Partnership transaction costs of $939,800, $630,100 and $930,100 for IDS1, IDS2 and IDS3, respectively. See "The Acquisition Agreement -- Fees and Expenses."

(7) Historical amount has been adjusted to include $257,000 of estimated costs to complete the expansion of Dobson Ranch, the market value of which was included in the Appraisal.

(8) Amount reflects Net Asset Value less the purchase price paid by the Company for the Tendered Units.

                 PRO FORMA CONSOLIDATED STATEMENT OF NET INCOME
                       THREE MONTHS ENDED MARCH 31, 1996

                                                COMPANY                                              COMPANY
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE      PRE-MERGER    IDS1 (1)     IDS2 (1)     IDS3 (1)    POST-MERGER
DATA)                                          PRO FORMA    ADJUSTMENTS  ADJUSTMENTS  ADJUSTMENTS   PRO FORMA
                                              ------------  -----------  -----------  -----------  -----------
Rental revenue..............................   $   23,531    $   1,622    $   1,093    $   1,807   $    28,053
Revenue from other real estate
 investments................................          721         (186)(2)        (66)(3)       (101)(3)         368
Property management revenue.................          854         (109)(4)        (75)(4)       (119)(4)         551
                                              ------------  -----------  -----------  -----------  -----------
    Total revenue...........................       25,106        1,327          952        1,587        28,972
                                              ------------  -----------  -----------  -----------  -----------
Operating expense...........................        6,926          403          255          468         8,052
Depreciation and amortization...............        5,106          333(5)        216(5)        350(5)       6,005
Real estate taxes...........................        2,081          127           90          135         2,433
General and administrative..................        1,082           34(4)         29(4)         28(4)       1,173
                                              ------------  -----------  -----------  -----------  -----------
    Total expenses..........................       15,195          897          590          981        17,663
                                              ------------  -----------  -----------  -----------  -----------
Income from operations......................        9,911          430          362          606        11,309
                                              ------------  -----------  -----------  -----------  -----------
Interest and other income...................           95           10            5            9           119
Interest expense............................       (2,888)          --          (59)(6)       (214)(6)      (3,161)
                                              ------------  -----------  -----------  -----------  -----------
    Total other income (expense)............       (2,793)          10          (54)        (205)       (3,042)
                                              ------------  -----------  -----------  -----------  -----------
Net income..................................   $    7,118    $     440    $     308    $     401   $     8,267
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------
Net income per share........................   $     0.31                                          $      0.31
                                              ------------                                         -----------
                                              ------------                                         -----------
Funds from operations (7)...................   $   12,180    $     724    $     479    $     686   $    14,070
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------
Weighted average number of shares...........   23,196,858    1,276,961(8)    856,799(8)  1,275,199(8)  26,605,817
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------

- ------------------------------
(1) Except as otherwise noted, amounts represent the historical balances of the Partnership. Certain reclassifications to the historical balances have been made to conform to the Company's historical presentation.

(2) Historical amounts have been adjusted to eliminate earnings related to the Tendered Units and the Company's 30% interest in the earnings of SJP II.

(3) Historical amounts have been adjusted to eliminate earnings from the Tendered Units.

(4) Historical amounts have been adjusted to eliminate management fees and reimbursements (included as administrative expenses on the Partnerships' books) received by the Company in connection with the management of the Partnerships' properties.

(5) Historical amounts have been adjusted to reflect depreciation of the market value of self storage centers based on the Appraisals.

(6) Historical amounts have been adjusted to reflect interest (at 8.25% per annum) on the Partnership's debt. All Partnership debt will be refinanced in the Mergers.

(7) The Purchaser defines funds from operations ("FFO") as net income before extraordinary items (determined in accordance with GAAP), plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company's or the Partnerships' financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's or the Partnerships' needs.

(8) Calculation is based on an assumption of a $25.00 Share Price.

                 PRO FORMA CONSOLIDATED STATEMENT OF NET INCOME
                          YEAR ENDED DECEMBER 31, 1995

                                                COMPANY                                              COMPANY
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE      PRE-MERGER    IDS1 (1)     IDS2 (1)     IDS3 (1)    POST-MERGER
DATA)                                          PRO FORMA    ADJUSTMENTS  ADJUSTMENTS  ADJUSTMENTS   PRO FORMA
                                              ------------  -----------  -----------  -----------  -----------
Rental revenue..............................   $   94,381    $   6,465    $   4,309    $   7,225   $   112,380
Revenue from other real estate
 investments................................        2,508         (739)(2)       (278)(3)       (358)(3)       1,133
Property management revenue.................        3,780         (443)(4)       (313)(4)       (490)(4)       2,534
                                              ------------  -----------  -----------  -----------  -----------
    Total revenue...........................      100,669        5,283        3,718        6,377       116,047
                                              ------------  -----------  -----------  -----------  -----------
Operating expense...........................       26,194        1,516          958        1,820        30,488
Depreciation and amortization...............       18,143        1,331(5)        863(5)      1,399(5)      21,736
Real estate taxes...........................        7,727          466          324          506         9,023
General and administrative..................        5,543          138(4)         90(4)         94(4)       5,865
                                              ------------  -----------  -----------  -----------  -----------
    Total expenses..........................       57,607        3,451        2,235        3,819        67,112
                                              ------------  -----------  -----------  -----------  -----------
Income from operations......................       43,062        1,832        1,483        2,558        48,935
                                              ------------  -----------  -----------  -----------  -----------
Interest and other income...................          507          107           11           36           661
Interest expense............................      (12,014)          --         (235)(6)       (857)(6)     (13,106)
                                              ------------  -----------  -----------  -----------  -----------
    Total other income (expense)............      (11,507)         107         (224)        (821)      (12,445)
                                              ------------  -----------  -----------  -----------  -----------
Net income..................................   $   31,555    $   1,939    $   1,259    $   1,737   $    36,490
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------
Net income per share........................   $     1.40                                          $      1.37
                                              ------------                                         -----------
                                              ------------                                         -----------
Funds from operations (7)...................   $   49,175    $   3,058    $   1,947    $   2,850   $    57,031
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------
Weighted average number of shares...........   23,193,921    1,276,961(8)    856,799(8)  1,275,199(8)  26,602,880
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------

- ------------------------------
(1) Except as otherwise noted, amounts represent the historical balances of the Partnership. Certain reclassifications to the historical balances have been made to conform to the Company's historical presentation.

(2) Historical amounts have been adjusted to eliminate earnings related to the Tendered Units and the Company's 30% interest in the earnings of SJP II.

(3) Historical amounts have been adjusted to eliminate earnings from the Tendered Units.

(4) Historical amounts have been adjusted to eliminate management fees and reimbursements (included as administrative expenses on the Partnerships' books) received by the Company in connection with the management of the Partnerships' properties.

(5) Historical amounts have been adjusted to reflect depreciation of the market value of self storage centers based on the Appraisals.

(6) Historical amounts have been adjusted to reflect interest (at 8.25% per annum) on the Partnership's debt. All Partnership debt will be refinanced in the Mergers.

(7) The Company defines funds from operations ("FFO") as net income before extraordinary items (determined in accordance with GAAP), plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company's or the Partnerships' financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's or the Partnerships' needs.

(8) Calculation is based on an assumption of a $25.00 Share Price.

                    COMPARISONS OF PARTNERSHIPS AND COMPANY

    The information below highlights a number of the significant differences between the Partnerships and the Company relating to, among other things, forms of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, and investor rights. These comparisons are intended to assist Unitholders in understanding how their investments will be changed if, as a result of the Mergers, their Units are exchanged for Shares. Following the captioned sections is a summary discussion of the expected effects of the Mergers on Unitholders who receive Shares in exchange for their Units.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                   FORM OF ORGANIZATION
The  Partnerships  are  limited partnerships  The Company is a Delaware corporation formed organized under  Washington law  formed  for  for  the  purpose  of  investing  in  a real the purpose of  investing in  a real  estate  estate  portfolio  consisting  primarily  of
portfolio  consisting   primarily  of   self  self  storage facilities.  The Company began
storage facilities.  The  Partnerships  have  operations  on  March  1,  1994  through the
been  taxed  as  partnerships  for   federal  Consolidation  and  became self-administered
income  tax  purposes.  See  "Business   and  through  the  Management  Company  Merger in
Properties of the Partnerships."              March 1995. The Company qualifies as a  REIT
                                              for federal income tax purposes.

    THE PARTNERSHIPS ARE LIMITED PARTNERSHIPS UNDER WASHINGTON STATE LAW, WHILE THE COMPANY IS ORGANIZED AS A DELAWARE CORPORATION. THE PARTNERSHIPS AND THE COMPANY ARE EACH VEHICLES APPROPRIATE FOR HOLDING REAL ESTATE INVESTMENTS AND AFFORD PASSIVE INVESTORS, SUCH AS UNITHOLDERS AND STOCKHOLDERS, CERTAIN BENEFITS, INCLUDING LIMITED LIABILITY, A PROFESSIONALLY MANAGED PORTFOLIO AND THE AVOIDANCE OF DOUBLE-LEVEL TAXATION ON DISTRIBUTED INCOME. THE PARTNERSHIPS ARE UNDER THE CONTROL OF THEIR GENERAL PARTNERS, WHILE THE COMPANY IS GOVERNED BY ITS BOARD OF DIRECTORS. IN ADDITION, THERE ARE SIGNIFICANT DIFFERENCES IN THE TAX TREATMENT OF THE PARTNERSHIPS AS PARTNERSHIPS AND THE COMPANY AS A REIT. SOME OF THE MATERIAL TAX DIFFERENCES ARE SUMMARIZED BELOW UNDER THE CAPTIONS "-- TAXATION OF TAXABLE INVESTORS" AND "-- TAXATION OF TAX-EXEMPT INVESTORS."

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                   LENGTH OF INVESTMENT
An  investment in  each of  the Partnerships  Unlike the Partnerships, the Company intends was presented  to  Unitholders as  a  finite  to continue its operations for an indefinite length  investment, with  the Unitholders to  time period and  has no  specific plans  for receive  regular  cash distributions  out of  disposition of the  assets acquired  through the  Partnership's net  operating income and  the Consolidation or subsequent special distributions of  net sale  proceeds  acquisitions.  The  Company  is  required to through the liquidation of the Partnership's  distribute at least 95% of its REIT  Taxable real  estate investments. Under  each of the  Income  (as  defined  in  "Material  Federal
Partnership   Agreements,  the  Partnerships  Income Tax Considerations -- Taxation of the
will terminate December  31, 2030;  however,  Company as a REIT -- Annual Distribution Re-
each  of  the General  Partners of  IDS1 and  quirements") to  maintain its  REIT  status.
IDS2  stated  its intention  of  selling its  However, the  Company is  allowed to  retain
Partnership's  properties within a period of  its net sale or refinancing proceeds for new seven to nine years and the General  Partner  investments,  capital  expenditures, working
of IDS3  stated  its  intention  of  selling  capital   reserves   or   other  appropriate
within five to  ten years after  acquisition  purposes.  See  "Background and  Reasons for
or   development    of    the    properties.  the  Mergers --  Expected Benefits  from the
Unitholders were  advised that  sale of  the  Mergers."
Partnerships'   assets  would,  however,  be
dependent  upon   market   conditions.   See
"Business and Properties of the
Partnerships."

    UNITHOLDERS IN EACH OF THE PARTNERSHIPS EXPECT LIQUIDATION OF THEIR INVESTMENTS WHEN THE ASSETS OF THE PARTNERSHIP ARE LIQUIDATED. IN CONTRAST, THE COMPANY DOES NOT EXPECT TO DISPOSE OF ITS INVESTMENTS WITHIN ANY PRESCRIBED PERIODS AND, IN ANY EVENT, PLANS TO RETAIN THE NET SALE PROCEEDS FOR FUTURE INVESTMENTS. STOCKHOLDERS ARE EXPECTED TO ACHIEVE LIQUIDITY FOR THEIR INVESTMENTS BY TRADING SHARES OF THE COMMON STOCK IN THE PUBLIC MARKET AND NOT THROUGH THE LIQUIDATION OF THE COMPANY'S ASSETS. THE COMMON STOCK MAY TRADE AT A DISCOUNT FROM, OR PREMIUM TO, THE LIQUIDATION VALUE OF THE COMPANY'S PROPERTIES.

                                   NATURE OF INVESTMENT
The  Units  of  each  Partnership constitute  The Shares  constitute equity  interests  in
equity  interests entitling  each Unitholder  the  Company.  Each   stockholder  will   be
to  its pro rata share of cash distributions  entitled to his or her pro rata share of the made to the Unitholders of the  Partnership.  dividends  made with  respect to  the Common
Each of the Partnership Agreements specifies  Stock.  The   dividends   payable   to   the
how cash available for distribution, whether  Stockholders are not fixed in amount and are
arising   from   operations   or   sales  or  only paid  when  declared by  the  Company's
refinancings,  is  to  be  shared  among the  Board of Directors. The  Company has in  the
General   Partner   and   Unitholders.   The  past made quarterly dividends and intends to
distributions made  to the  Unitholders  are  continue   to  make  such  payments  in  the
not fixed  in amount  and depend  upon  each  future.  In order to qualify  as a REIT, the
Partnership's  operating  results  and   the  Company  must distribute at least 95% of its
amounts received upon sale or refinancing of  REIT Taxable Income.
the Partnership's assets.

    BOTH THE UNITS AND SHARES REPRESENT EQUITY INTERESTS ENTITLING THE HOLDERS THEREOF TO PARTICIPATE IN THE GROWTH OF THE PARTNERSHIPS AND THE COMPANY, RESPECTIVELY. DISTRIBUTIONS AND DIVIDENDS PAYABLE WITH RESPECT TO THE UNITS AND SHARES DEPEND UPON THE PERFORMANCE OF THE PARTNERSHIPS AND THE COMPANY, RESPECTIVELY.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                              PROPERTIES AND DIVERSIFICATION
The investment  portfolio  of  each  of  the  The    Company   operates   a   network   of
Partnerships  is  limited   to  the   assets  approximately  265  storage  centers located
acquired with the initial equity raised from  throughout the United States and in  Europe.
the General Partners and Unitholders as well  Of  these properties,  it owns,  as of March
as  the  debt  financing  obtained  by   the  31,  1996, directly  and through  its wholly
Partnership within the established borrowing  owned subsidiaries and  joint ventures,  178
restrictions.   The  Partnerships   are  not  self storage properties located in 19 states
authorized  to   issue   additional   equity  and Europe and containing approximately 11.7
securities   to   expand   their  investment  million  net   rentable  square   feet.   In
portfolios.  See "Business and Properties of  addition,  the  Company  owns  two  business
the Partnerships."                            parks  and a  commercial building containing
                                              approximately 220,000  net  rentable  square
                                              feet  located  in  the  Seattle metropolitan
                                              area. The Company is currently expanding its
                                              portfolio of real estate properties and real
                                              estate based investments through the use  of
                                              equity  and debt capital, joint ventures and
                                              the  acquisition  and  development  of   new
                                              facilities.  See "Business and Properties of
                                              the Company."

    THE INVESTMENT PORTFOLIO FOR EACH PARTNERSHIP WAS LIMITED TO THE ASSETS ACQUIRED WITH ITS INITIAL EQUITY AND LIMITED DEBT FINANCING. THE COMPANY HOLDS AN INVESTMENT PORTFOLIO SUBSTANTIALLY LARGER AND MORE DIVERSIFIED THAN THE
PORTFOLIO OF ANY OF THE PARTNERSHIPS AND WITH THE POTENTIAL FOR FUTURE GROWTH THROUGH ACQUISITION AND DEVELOPMENT. AN INVESTMENT IN THE COMPANY SHOULD NOT BE VIEWED AS AN INVESTMENT IN A SPECIFIC POOL OF ASSETS BUT INSTEAD AS AN INVESTMENT IN AN ONGOING REAL ESTATE INVESTMENT BUSINESS, SUBJECT TO THE RISKS NORMALLY ATTENDANT TO ONGOING REAL ESTATE OWNERSHIP AND TO THE RISKS RELATED TO PROPERTY DEVELOPMENT.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                  PERMITTED INVESTMENTS
Each of the  Partnerships was authorized  to  Under  its Bylaws, the Company is authorized invest in self storage facilities and office  to invest  in  self storage  facilities  and and  business  parks. The  Partnerships have  office and  business  parks,  and  may  make limited  their  investments to  self storage  mortgage loans, secured by properties of the facilities,  with  the  exception  of  IDS3,  type  in  which the  Company may  invest, as which has invested in an office building  as  long  as such investments  do not exceed 25%
well  as   self  storage   facilities.   See  of  its  "total assets"  (as defined  in the
"Business and Properties of the               Bylaws)  and   satisfy   certain   specified
Partnerships."                                underwriting criteria. As of March 31, 1996,
                                              over   90%  of  the   Company's  assets  are
                                              invested  in  self  storage  properties  and
                                              cash.  In  addition,  the  Company  may make
                                              other commercial real estate investments  if
                                              the    Board   of   Directors   specifically
                                              authorizes such investments  after making  a
                                              determination  that the  investments offer a
                                              means  of  maximizing   the  value  of   the
                                              Company's   assets   or   diversifying   its
                                              portfolio to protect the value of its  other
                                              investments.  The  Company  has  no  present
                                              plans to  make  such other  commercial  real
                                              estate investments.

    THE PARTNERSHIPS AND THE COMPANY HAVE CONCENTRATED THEIR INVESTMENTS ALMOST SOLELY IN SELF STORAGE FACILITIES. THE BYLAWS OF THE COMPANY AUTHORIZE IT TO MAKE OTHER COMMERCIAL REAL ESTATE INVESTMENTS OR MORTGAGE LOANS, SECURED BY APPROPRIATE INVESTMENTS, IF THE BOARD OF DIRECTORS MAKES CERTAIN DETERMINATIONS REQUIRED BY THE BYLAWS. ACCORDINGLY, THE COMPANY'S INVESTMENTS MAY BE MORE DIVERSIFIED THAN THE INVESTMENTS OF THE PARTNERSHIPS. THE INVESTMENT DIVERSIFICATION, IF IT OCCURS, WHILE POTENTIALLY SERVING AS A HEDGE AGAINST THE RISK OF HAVING ALL OF THE COMPANY'S INVESTMENTS LIMITED TO A SINGLE ASSET GROUP, WOULD EXPOSE THE COMPANY TO THE RISK OF OWNING AND OPERATING ASSETS NOT DIRECTLY RELATED TO ITS PRIMARY BUSINESS.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                    ADDITIONAL EQUITY
None of the  Partnerships are authorized  to  The   Board   of  Directors   may,   in  its
issue  equity  securities  other  than   the  discretion, issue additional equity
Units.   Therefore,   no  dilution   of  the  securities consisting  of  Common  Stock  or
Unitholders'   distributive  share  of  cash  Preferred Stock,  provided  that  the  total available  for distribution can occur. After  number of shares issued does not exceed  the
the Unitholders receive cumulative            authorized  number of shares of Common Stock
distributions  equal  to  their   collective  or   Preferred  Stock   set  forth   in  the
capital  contributions  plus  a   cumulative  Company's  Certificate of Incorporation. The
noncompounded return  of  9%  per  annum  on  Company  expects to  raise additional equity their "adjusted  capital contributions,"  as  from  time to time to increase its available defined in the  Partnership Agreements,  the  capital.  The issuance  of additional shares
Unitholders' share  of  cash  available  for  of  either Common  Stock or  Preferred Stock
distribution decreases from 95% to 80%.       may result in the dilution of the  interests
                                              of the stockholders.

    THE PARTNERSHIPS ARE NOT AUTHORIZED TO ISSUE ADDITIONAL UNITS OR OTHER EQUITY INTERESTS AND, THEREFORE, THE UNITS ARE NOT SUBJECT TO DILUTION, EXCEPT AS PROVIDED IN THE PARTNERSHIP AGREEMENTS. IN CONTRAST, THE COMPANY HAS SUBSTANTIAL FLEXIBILITY TO RAISE EQUITY CAPITAL TO FINANCE ITS BUSINESS AND AFFAIRS THROUGH THE SALE OF COMMON STOCK OR PREFERRED STOCK. THE COMPANY, THROUGH THE ISSUANCE OF NEW EQUITY SECURITIES, MAY SUBSTANTIALLY EXPAND ITS CAPITAL BASE TO MAKE NEW REAL ESTATE INVESTMENTS. THE ISSUANCE OF ADDITIONAL EQUITY SECURITIES BY THE COMPANY MAY DILUTE THE INTERESTS OF STOCKHOLDERS AND THE COMPANY MAY ISSUE PREFERRED STOCK WITH PRIORITIES OR PREFERENCES OVER COMMON STOCK WITH RESPECT TO DIVIDENDS AND LIQUIDATION PROCEEDS.

                                    BORROWING POLICIES
Each  of the  Partnerships is  authorized to  The Company  is permitted  to borrow,  on  a
borrow   funds  necessary,   appropriate  or  secured or unsecured basis, funds to finance advisable in  conducting  its  business  and  its  business,  subject  to  the restriction
affairs. The  Partnership  Agreements  place  contained   in   the  Bylaws   limiting  its
various restrictions on the authority of the  borrowing to not more than 50% of its "total
Partnerships to  borrow funds.  Furthermore,  assets"  and  not  more  than  300%  of  its as a matter of  overall policy, each of  the  "adjusted  net  worth" (as  those  terms are
Partnerships limited the amount it  borrowed  defined in the Bylaws).
to   finance  its   acquisitions  and  other
business  activities.   See  "Business   and
Properties  of  the  Partnerships"  for  the
outstanding  borrowings  of   each  of   the
Partnerships as of March 31, 1996.

    IN CONDUCTING ITS BUSINESS, THE COMPANY MAY BORROW FUNDS SUBJECT TO THE LIMITATION ON INDEBTEDNESS OF 50% OF TOTAL ASSETS AND 300% OF ADJUSTED NET WORTH. THE COMPANY MAY BE MORE LEVERAGED THAN ANY OF THE PARTNERSHIPS, WHICH HAVE NOT INCURRED SIGNIFICANT BORROWINGS IN COMPARISON TO THE OVERALL VALUE OF THEIR ASSETS. BORROWING FUNDS MAY ALLOW THE COMPANY TO SUBSTANTIALLY EXPAND ITS ASSET BASE, BUT WILL ALSO INCREASE THE COMPANY'S RISKS DUE TO ITS LEVERAGED INVESTMENTS.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                       RESTRICTIONS UPON RELATED PARTY TRANSACTIONS
Each of the Partnership Agreements restricts  The   Bylaws   prohibit  the   Company  from
the  respective  Partnership  from  entering  engaging  in a transaction  with a director,
into certain business transactions with  the  officer,    advisor,   person    owning   or
General Partners and its affiliates,  except  controlling  10% or more of any class of the to the  extent that  such transactions  were  Company's  outstanding voting securities, or
specifically  disclosed  in  the  disclosure  any    affiliate   of   the   aforementioned
document pursuant  to which  the Units  were  ("interested parties"), except to the extent
offered   and  sold   to  the   public.  The  that  such  transactions  are   specifically
Partnership  Agreement  for  IDS1 authorizes  authorized by the terms  of the Bylaws.  The
the   Partnership   to   enter   into  other  Bylaws prohibit  the Company  from  entering
transactions with its General Partner or its  into   a   transaction  with   any   of  the
affiliates only if the terms and  conditions  interested  parties  unless  the  terms  and of the  transaction have  been disclosed  to  conditions  of  such transactions  have been the Unitholders in  advance and approved  by  disclosed  to  the  Board  of  Directors and the Unitholders holding of record more  than  approved  by  a  majority  of  directors not
75%  of  the  outstanding  Units  and,  with  otherwise    interested   in    the   matter
respect  to  any  proposed  services  to  be  (including   a   majority   of   independent
rendered to the Partnership, the              directors), and such directors in  approving
compensation for such services is comparable  the  transaction  have determined  it  to be and competitive with that charged by a third  fair, competitive and commercially
party  rendering  comparable  services   and  reasonable,  and on terms and conditions not
certain other conditions are met. While  the  less  favorable  to the  Company  than those
Partnership Agreements for IDS2 and IDS3  do  available  from unaffiliated  third parties.
not  specify  a  procedure  for  authorizing  In   addition,   the   Bylaws   specifically
transactions with their General Partners  or  authorize  the  Company to  acquire property affiliates, it  is possible  to amend  their  from  interested parties to  the extent that
Partnership Agreements to  authorize such  a  the  terms and conditions of the acquisition transaction because each of the  Partnership  have  been  approved  by a  majority  of the
Agreements may be amended by a majority vote  directors not  otherwise interested  in  the
of Unitholders.                               transaction  (including  a  majority  of the
                                              independent directors)  and  such  directors
                                              have  made  good-faith determinations  as to
                                              the fairness  of the  compensation  provided
                                              for such property.

    EXCEPT FOR TRANSACTIONS SPECIFICALLY APPROVED IN THE PARTNERSHIP AGREEMENTS (AND WHICH WERE DISCLOSED IN THE DISCLOSURE DOCUMENTS PREPARED FOR THE OFFERING AND SALE OF THE UNITS), THE PARTNERSHIPS ARE NOT AUTHORIZED TO ENTER INTO TRANSACTIONS WITH THE GENERAL PARTNERS AND THEIR AFFILIATES UNLESS THE TRANSACTIONS ARE APPROVED IN ADVANCE BY A VOTE OF THE UNITHOLDERS. THE BYLAWS OF THE COMPANY CONTAIN SIMILAR RESTRICTIONS, BUT THE COMPANY MAY ENTER INTO A TRANSACTION WITH ITS DIRECTORS, OFFICERS AND SIGNIFICANT STOCKHOLDERS IF THE TRANSACTION IS APPROVED BY A MAJORITY OF THE DIRECTORS NOT INTERESTED IN THE MATTER (INCLUDING A MAJORITY OF INDEPENDENT DIRECTORS) FOLLOWING A DETERMINATION THAT THE TRANSACTION IS FAIR, COMPETITIVE AND COMMERCIALLY REASONABLE. THE BYLAWS DO NOT REQUIRE THE APPROVAL OF STOCKHOLDERS FOR ENTERING INTO TRANSACTIONS WITH INTERESTED PARTIES.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                           COMPENSATION, FEES AND DISTRIBUTIONS
The  compensation  and  fees  paid  by   the  Since  the  Management  Company  Merger, the
Partnerships relating to  the management  of  Company has been internally managed. Instead the Partnerships and their properties are as  of  paying fees for management services, the
follows:                                      Company uses its own employees to manage its
  (a) Property management fee to the Company  properties.
  equal to 6% of gross revenues (reduced  to
  5%  of  gross  revenues  from  office  and
  business parks)  received  from  operating
  the Partnership's properties;
  (b)  Advertising fee to the Company at the
  rate of $75  per month  for each  property
  (except   with   respect  to   the  office
  building owned by IDS3); and
  (c)  Reimbursements  to  the  Company  for
  certain out-of-pocket expenses incurred in
  the   management   of   the  Partnership's
  assets.
In addition,  the  General Partner  of  each
Partnership  receives  5% of  cash available
for distribution  until the  Unitholders  of
that  Partnership  have  received cumulative
distributions  equal  to  the   Unitholders'
collective   capital  contributions  plus  a
cumulative noncompounded  return of  9%  per
annum on their Adjusted Capital
Contributions, as defined in the Partnership
Agreements.  Thereafter, the General Partner
receives   20%   of   cash   available   for
distribution.

    UNDER THE PARTNERSHIP AGREEMENTS AND THE MANAGEMENT SERVICES AGREEMENTS, EACH OF THE PARTNERSHIPS PAYS COMPENSATION TO ITS GENERAL PARTNER AND FEES TO THE COMPANY. AFTER THE MERGERS, NO FEES WILL BE PAID TO THE COMPANY AND THE COMPANY WILL MANAGE THE PARTNERSHIPS' PROPERTIES THROUGH ITS EMPLOYEES. UNLIKE UNITHOLDERS, STOCKHOLDERS REALIZE CERTAIN EFFICIENCIES ARISING FROM THE COMPANY'S SELF-MANAGED STRUCTURE AND THE COMPANY CAN EXPAND ITS PROPERTY HOLDINGS WITHOUT A PROPORTIONATE INCREASE IN THE COST OF MANAGING THE PROPERTIES, WHICH RESULTS WHEN PROPERTIES ARE MANAGED BY AN OUTSIDE ADVISOR.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                          MANAGEMENT CONTROL AND RESPONSIBILITY
Under each  of the  Partnership  Agreements,  The Board of Directors has exclusive control the General Partners are, subject to certain  over  the  Company's  business  and  affairs
narrow   limitations,   vested   with    all  subject  only  to  the  restrictions  in the
management authority to conduct the business  Certificate of Incorporation and the Bylaws.
of the Partnership, including authority  and  Stockholders have the right to elect members responsibility for overseeing all executive,  of the Board of Directors. The directors are
supervisory   and   administrative  services  accountable to  the Company  as  fiduciaries rendered  to  the  Partnership.  The General  and are required to exercise good faith  and
Partners have the right to continue to serve  integrity   in   conducting   the  Company's
in  such  capacities  unless  removed  by  a  affairs. See "Fiduciary Responsibility."
majority    vote    of    the   Unitholders.
Unitholders have no right to participate  in
the    management   and   control   of   the
Partnership and have no voice in its affairs
except for certain limited matters that  may
be  submitted to  a vote  of the Unitholders
under   the   terms   of   the   Partnership
Agreements.  See  "--  Voting  Rights."  The
General   Partners   are   accountable    as
fiduciaries   to  the  Partnership  and  are
required  to   exercise   good   faith   and
integrity  in  their dealings  in conducting
the Partnership's  affairs.  See  "Fiduciary
Responsibility."

    STOCKHOLDERS HAVE GREATER CONTROL OVER MANAGEMENT OF THE COMPANY THAN THE UNITHOLDERS HAVE OVER THE PARTNERSHIPS BECAUSE THE MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS ARE ELECTED FOR THREE-YEAR TERMS, WITH A PORTION OF THE BOARD OF DIRECTORS ELECTED AT EACH ANNUAL MEETING OF STOCKHOLDERS. THE GENERAL PARTNERS DO NOT NEED TO SEEK RE-ELECTION, BUT INSTEAD SERVE UNLESS REMOVED BY AN AFFIRMATIVE VOTE OF UNITHOLDERS OWNING A MAJORITY OF THE UNITS ENTITLED TO VOTE, WHICH IS GENERALLY AN EXTRAORDINARY EVENT. STOCKHOLDERS, LIKE UNITHOLDERS, ARE PASSIVE INVESTORS AND MUST RELY UPON MANAGEMENT FOR THE PRUDENT ADMINISTRATION OF THEIR INVESTMENTS.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                         MANAGEMENT LIABILITY AND INDEMNIFICATION
As  a  matter  of  state  law,  the  General  The  Company's directors  are not personally
Partners have liability  for the payment  of  liable   for  ordinary  liabilities  of  the
Partnership obligations  and  debts,  unless  Company.  The  Certificate  of Incorporation
limitations   upon   such   liability    are  provides  that  a  director's  liability for
expressly stated in the obligation. Each  of  breach  of fiduciary duty  is limited to the the  Partnership  Agreements  provides  that  full  extent  allowable under  Delaware law.
neither General  Partners  nor  any  of  the  The  Bylaws  and  state  laws  provide broad
affiliates performing services on behalf  of  indemnification   rights  to  directors  and
the  Partnership  will  be  liable  to   the  officers  who act  in good  faith, and  in a
Partnership or its  Unitholders for any  act  manner  reasonably believed to  be in or not or omission performed in good faith pursuant  opposed to the best interests of the Company to  authority  granted  by  the  Partnership  and,  with  respect to  criminal  actions or
Agreement,  and  in   a  manner   reasonably  proceedings,   who  act  without  reasonable
believed to be within the scope of authority  cause to believe their conduct was unlawful.
granted and  in the  best interests  of  the  In  addition, the Bylaws indemnify directors
Partnership,  provided  that  such  act   or  and   officers   against  amounts   paid  in
omission   did    not   constitute    fraud,  settlement, authorize the Company to advance
misconduct,  bad  faith  or  negligence.  In  expenses  incurred  in  defense,  upon   the
addition,    the    Partnership   Agreements  Company's   receipt   of   an    appropriate
indemnify  the  General  Partners  and their  undertaking  to   repay  such   amounts   if
affiliates   for  liability,  loss,  damage,  appropriate, and  authorize the  Company  to costs  and  expenses,  including  attorneys'  carry  insurance  for  the  benefit  of  its fees,  incurred  by them  in  conducting the  officers and directors  even for matters  as
Partnerships'  business, except  in the case  to which such  persons are  not entitled  to
of   fraud,   misconduct,   bad   faith   or  indemnification. See "Fiduciary
negligence.                                   Responsibility." In the Mergers, the Company
                                              will be assuming all existing and contingent
                                              liabilities of  the Partnerships,  including
                                              their  obligations to  indemnify the General
                                              Partners.

    THE GENERAL PARTNER OF EACH OF THE PARTNERSHIPS HAS, UNDER MOST CIRCUMSTANCES, NO LIABILITY TO ITS PARTNERSHIP FOR ACTS OR OMISSIONS IT UNDERTAKES WHEN PERFORMED IN GOOD FAITH, IN A MANNER REASONABLY BELIEVED TO BE WITHIN THE SCOPE OF ITS AUTHORITY AND IN THE BEST INTERESTS OF THE PARTNERSHIP. EACH GENERAL PARTNER ALSO HAS, UNDER SPECIFIED CIRCUMSTANCES, A RIGHT TO BE REIMBURSED BY ITS PARTNERSHIP FOR LIABILITY, LOSS, DAMAGE, COSTS AND EXPENSES IT INCURS BY VIRTUE OF SERVING AS GENERAL PARTNER. ALTHOUGH THE STANDARDS ARE EXPRESSED SOMEWHAT DIFFERENTLY, THERE ARE SIMILAR PROTECTIONS FROM LIABILITY AVAILABLE TO DIRECTORS AND OFFICERS OF THE COMPANY WHEN ACTING ON BEHALF OF THE COMPANY AND RIGHTS OF DIRECTORS AND OFFICERS TO SEEK INDEMNIFICATION FROM THE COMPANY. THE COMPANY BELIEVES THAT THE SCOPE OF THE LIABILITY AND INDEMNIFICATION PROVISIONS IN THE COMPANY'S GOVERNING DOCUMENTS PROVIDES PROTECTION AGAINST CLAIMS FOR PERSONAL LIABILITY AGAINST THE COMPANY'S DIRECTORS AND OFFICERS WHICH IS COMPARABLE TO, THOUGH NOT IDENTICAL WITH, THE PROTECTIONS AFFORDED TO THE GENERAL PARTNERS AND THEIR AFFILIATES UNDER THE PARTNERSHIP AGREEMENTS. IN THE MERGERS, THE COMPANY WILL BE ASSUMING ALL OF THE EXISTING AND CONTINGENT LIABILITIES OF THE PARTNERSHIPS, INCLUDING THEIR OBLIGATIONS TO INDEMNIFY THE GENERAL PARTNERS.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                 ANTITAKEOVER PROVISIONS
Changes in management  can be effected  only  The  Certificate of Incorporation and Bylaws by removal  of the  General Partners,  which  contain  a number  of provisions  that might
action   requires   a   majority   vote   of  have  the effect of delaying or discouraging
Unitholders. Due to transfer restrictions in  a hostile  takeover  of the  Company.  These
the   Partnership  Agreements,  the  General  provisions  include,   among   others,   the
Partners may restrict transfers of the Units  following:
and,   in  particular,  affect  whether  the  (a) the power of  the Board of Directors  to
transferees  have voting rights. An assignee    issue  40,000,000   shares  of   Preferred
of  a  Unit  may  not  become  a  substitute    Stock, with such rights and preferences as
Unitholder, entitling him or her to vote  on    determined  by  the  Board  of  Directors;
matters  that  may   be  submitted  to   the    (b) the power of the Board of Directors to
Unitholders   for   approval,   unless  such    stop  transfer  and/or  redeem  shares  of
substitution  is consented to by the General    Common   Stock    under   the    following
Partners,  which  consent,  in  the  General    conditions: from any stockholder who owns,
Partners'  absolute   discretion,   may   be    directly  or indirectly,  9.8% or  more of
withheld. The General Partners may  exercise    the  outstanding  Common  Stock,  from any
this right of  approval to  deter, delay  or    five   or  fewer   stockholders  who  own,
hamper attempts  by  persons  to  acquire  a    directly  or indirectly, more  than 50% of
majority interest of the Unitholders.           the outstanding Common Stock, or from  any
                                                other   stockholder   if   the   Board  of
                                                Directors  otherwise  determines  in  good
                                                faith  that  ownership of  the outstanding
                                                Common   Stock   has    or   may    become
                                                concentrated to an extent that may prevent
                                                the  Company  from  qualifying  as  a REIT
                                                under   the   Code.   Any   Common   Stock
                                                transferred    in   violation    of   this
                                                restriction becomes  "Excess Stock,"  with
                                                no  voting  or  distribution  rights.  The
                                                Company  has  the  power  to  purchase  or
                                                direct the sale of such Excess Stock, with
                                                the sale proceeds being paid to the former
                                                owner; and
                                                (c)  the  classified  Board  of Directors,
                                                wherein only  one-third of  directors  are
                                                re-elected  to the Board in any given year
                                                and  directors  serve  three-year   terms.
                                              In  addition, the Company  has a Stockholder
                                              Rights Plan.  See  "Description  of  Capital
                                              Stock  --  Common Stock  and Class  B Common
                                              Stock   --    Stockholder   Rights    Plan."

    CERTAIN PROVISIONS OF THE GOVERNING DOCUMENTS OF THE PARTNERSHIPS AND THE COMPANY COULD BE USED TO DETER ATTEMPTS TO OBTAIN CONTROL OF THE PARTNERSHIPS AND THE COMPANY IN TRANSACTIONS NOT APPROVED BY THE GENERAL PARTNERS AND THE BOARD OF DIRECTORS, RESPECTIVELY. BECAUSE THE COMMON STOCK IS FREELY TRANSFERABLE AND THE COMPANY'S DIRECTORS ARE ELECTED BY THE STOCKHOLDERS, THERE IS A GREATER LIKELIHOOD OF CHANGES IN CONTROL IN THE CASE OF THE COMPANY THAN THE PARTNERSHIPS, NOTWITHSTANDING THOSE PROVISIONS DESCRIBED ABOVE.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                      VOTING RIGHTS
Unitholders  by a majority vote may, without  The Company's Board of Directors consists of the concurrence  of  the  General  Partners,  three  classes. Stockholders are entitled to amend the  Partnership  Agreement,  dissolve  elect  one class  of the  Company's Board of
the  Partnership,  remove  and/or  elect   a  Directors  at  each  annual  meeting  of the
General Partner, and  approve or  disapprove  Company.  The  Certificate  of Incorporation
the sale of all or substantially all of  the  and   the  Bylaws   grant  stockholders  the
Partnership's assets.  Unitholders  may  not  non-exclusive right, without approval of the exercise these rights in a way to extend the  Board of Directors, to amend the Certificate
term   of   the   Partnership,   change  the  of Incorporation or the Bylaws, dissolve the
Partnership to a general partnership, change  Company, vote to remove members of the Board the limited liability of the Unitholders  or  of  Directors, and approve or disapprove the affect the  status  of the  Partnership  for  sale  of substantially all  of the Company's
federal income tax purposes.                  assets. In addition,  certain other  actions
                                              may  not be taken by  the Board of Directors
                                              without the approval of  a majority vote  of
                                              stockholders, including:
                                              (a) amending the Certificate of
                                              Incorporation;
                                                (b)   amending   certain   of   the  Bylaw
                                                provisions;
                                                (c)  merging  the  Company  with  or  into
                                                another corporation, unless the Company is
                                                the  surviving  entity  and  certain other
                                                conditions are met;
                                                (d) selling  all or  substantially all  of
                                                the Company's assets; and
                                                (e) dissolving the Company.

    STOCKHOLDERS HAVE DIFFERENT VOTING RIGHTS, INCLUDING THE RIGHT TO ELECT DIRECTORS ON A PERIODIC BASIS, THAN THE VOTING RIGHTS AFFORDED TO UNITHOLDERS.

                              LIMITED LIABILITY OF INVESTORS
Under each of the Partnership Agreements and  Under Delaware law, stockholders will not be
applicable  state  law,  the  liability   of  liable for Company debts or obligations. The
Unitholders  for the Partnership's debts and  Shares, upon  issuance, will  be fully  paid obligations  is  limited  to  the  amount of  and nonassessable.
their   investment   in   the   Partnership,
together  with an  interest in undistributed
income, if any. The Units are fully paid and
nonassessable.

    THE LIMITATION ON PERSONAL LIABILITY OF STOCKHOLDERS OF THE COMPANY IS SUBSTANTIALLY THE SAME AS THAT OF UNITHOLDERS IN THE PARTNERSHIPS.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                                 REVIEW OF INVESTOR LISTS
Unitholders  of each of the Partnerships are  A  stockholder  is  entitled,  upon  written entitled to request copies of investor lists  demand,  to inspect  and copy  the Company's showing  the  names  and  addresses  of  all  stock  records  at  any  time  during  usual
Unitholders of the Partnership. The right to  business  hours  for  a  purpose  reasonably
receive  such investor  lists is conditioned  related  to  his  or   her  interest  as   a
upon the Unitholder's payment of the cost of  stockholder.
duplication and mailing.

    UNITHOLDERS AND STOCKHOLDERS ARE ENTITLED TO ACCESS TO INVESTOR LISTS AND TO STOCK RECORDS, RESPECTIVELY, SUBJECT TO CERTAIN REQUIREMENTS.

                                        LIQUIDITY
The  Units  may not  be transferred  if such  The Common Stock is freely transferable  and transfers would result in the termination of  listed on the NYSE. See "Risk Factors."
the  Partnership  under Section  708  of the
Code or cause  the Partnership  to lose  its
classification   as   a   "partnership"  for
federal income tax purposes. In addition, no
transferee of a Unit has the right to become
a  substitute  Unitholder  (entitling   such
person  to  vote on  matters submitted  to a
vote of the Unitholders) unless, among other
things, such substitution is approved by the
General Partners, who may grant or  withhold
such  consent in  their absolute discretion.
In view  of the  foregoing restrictions,  it
was  never intended that  the Units would be
actively   traded,   and   no    broad-based
secondary market for the Units exists.

    THE UNITS CONSTITUTE ILLIQUID INVESTMENTS AND UNITHOLDERS MAY FIND IT DIFFICULT TO DISPOSE OF THEIR UNITS, IF THEY WISH TO DO SO, OR MAY BE OBLIGATED TO SELL THE UNITS AT SUBSTANTIAL DISCOUNTS TO FACILITATE THE SALES. IN CONTRAST, THE COMMON STOCK IS LISTED ON THE NYSE.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                              TAXATION OF TAXABLE INVESTORS
Income   or  loss  earned  by  each  of  the  Because the Company qualifies as a REIT, the
Partnerships is not taxed at the partnership  Company generally  is  permitted  to  deduct level.  Unitholders  are required  to report  distributions  to  its  stockholders,  which
their  allocable share of Partnership income  effectively  reduces   or   eliminates   the
and  loss on  their respective  tax returns.  "double  taxation"  (at  the  corporate  and
Income   and   loss  from   the  Partnership  stockholder levels)  that typically  results
generally  constitute  "passive"  income and  when  a   corporation   earns   income   and
loss,  which can  generally offset "passive"  distributes that income  to stockholders  in income  and loss from other investments. Due  the form  of  dividends.  Stockholders  will to  depreciation  and  other  noncash items,  recognize income on Company distributions to
cash   distributions   are   not   generally  the   extent  of   current  and  accumulated
equivalent to the income and loss  allocated  earnings   and   profits  of   the  Company.
to Unitholders. During operations, such cash  Distributions in excess of such earnings and distributions are  partially sheltered  but,  profits  are taxable to  stockholders to the
if the  properties  retain  their  value  or  extent   such   distributions   exceed   the
appreciate, gain  upon  liquidation  of  the  stockholder's   tax  basis  in  his  or  her
asset will  exceed  the  cash  distributions  shares.  Dividends received  by stockholders available to Unitholders.  After the end  of  from  the Company  generally will constitute
each fiscal year, Unitholders receive annual  portfolio  income,   which   cannot   offset
schedule  K-1 forms  showing their allocable  "passive"  income   and  loss   from   other
share  of  Partnership income  and  loss for  investments. Losses  and  credits  generated
inclusion   on  their   federal  income  tax  within the Company  do not  pass through  to returns.  Unitholders  are also  required to  the  stockholders.  Because  the  amount  of file  state  income tax  returns  and/or pay  distributions required  to  be made  by  the state  income taxes  in Arizona, California,  Company for purposes of maintaining its REIT
Georgia, Michigan, Oregon and Virginia.       characterization is  determined based  on  a
                                              percentage  of  taxable  income  (calculated
                                              with depreciation deductions, excluding  any
                                              net  capital gains  and prior  to payment of
                                              any dividends) the  amount of  distributions
                                              required  to be  made by the  Company may be
                                              less than  the  distributions  made  by  the
                                              Partnership.  After the end of the Company's
                                              calendar year, stockholders will receive the
                                              less  complicated  Form  1099-DIV  used   by
                                              corporations   to   report   their  dividend
                                              income. See  "Material  Federal  Income  Tax
                                              Considerations."

    EACH OF THE PARTNERSHIPS IS A PASS-THROUGH ENTITY, WHOSE INCOME AND LOSS IS NOT TAXED AT THE ENTITY LEVEL BUT INSTEAD ALLOCATED DIRECTLY TO THE GENERAL PARTNER AND UNITHOLDERS. UNITHOLDERS ARE TAXED ON INCOME OR LOSS ALLOCATED TO THEM, WHETHER OR NOT CASH DISTRIBUTIONS ARE MADE TO THE UNITHOLDERS. IN CONTRAST, THE COMPANY QUALIFIES AS A REIT, ALLOWING IT TO DEDUCT DIVIDENDS PAID TO ITS STOCKHOLDERS. TO THE EXTENT THE COMPANY HAS NET INCOME (AFTER TAKING INTO ACCOUNT THE DIVIDENDS PAID DEDUCTION), SUCH INCOME WILL BE TAXED AT THE COMPANY LEVEL AT THE STANDARD CORPORATE TAX RATES. DIVIDENDS PAID TO STOCKHOLDERS WILL CONSTITUTE PORTFOLIO INCOME AND NOT PASSIVE INCOME.

                PARTNERSHIP                                     COMPANY
- --------------------------------------------  --------------------------------------------
                             TAXATION OF TAX-EXEMPT INVESTORS
Income  or  loss  earned  by  each  of   the  The  IRS has ruled  that income attributable
Partnerships is  generally treated  as  UBTI  to   an  investment  in   a  REIT  will  not
unless the type of  income generated by  the  constitute   UBTI   to   certain  tax-exempt
Partnerships  would   constitute   qualified  investors  as long as such investor does not
rental income or other specifically excluded  hold  its  shares  subject  to   acquisition
types  of income. For  Partnership income to  indebtedness. Accordingly, dividends
be  characterized  as  rental  income,   the  received  from  the Company  by  tax- exempt
Partnerships  cannot  provide  services   to  stockholders  should not  constitute UBTI if
tenants that are considered other than those  such  stockholders  did   not  finance   the
usually    or   customarily    rendered   in  acquisition of  the  Shares. The  amount  of
connection  with  the  rental  of  rooms for  dividends paid  to  tax-exempt  stockholders occupancy  only.  Although  the Partnerships  may be less than  the distributions made  to
have  not  obtained  a ruling  from  the IRS  such   entities   from   their    respective
addressing  the issue of  whether the income  Partnerships because of the REIT requirement received by the  Partnerships in  connection  that  distributions be based on a percentage
with  the  leasing  of  self  storage  units  of   REIT  Taxable   Income.  See  "Material
constitutes rental  income  for  these  UBTI  Federal Income Tax Considerations."
purposes, the Company has obtained a private
ruling  from  the  IRS with  respect  to the
characterization  of  the  Company's  rental
income  taking  into  account  the  services
rendered   by   the   Company.   Based    on
representations  from  the  General Partners
that the services  rendered with respect  to
the properties owned by the Partnerships are
consistent  with those services described in
the  Company's  ruling,  the   Partnerships'
income  should  not be  treated as  UBTI for
tax-exempt  partners;  however,  this  is  a
factual issue on which the Partnerships have
received no ruling.

    A TAX-EXEMPT ENTITY IS TREATED AS OWNING AND CARRYING ON THE BUSINESS ACTIVITY CONDUCTED BY A PARTNERSHIP IN WHICH SUCH ENTITY OWNS AN INTEREST. ACCORDINGLY, TO THE EXTENT A TAX-EXEMPT PARTNER OWNS AN INTEREST IN A PARTNERSHIP, THE INCOME RECEIVED BY SUCH PARTNERSHIP MUST NOT CONSTITUTE UBTI IN ORDER FOR THE TAX-EXEMPT PARTNER TO AVOID TAXATION. THE INCOME RECEIVED FROM THE PARTNERSHIPS' SELF STORAGE BUSINESS SHOULD QUALIFY AS RENTAL INCOME FOR THESE PURPOSES (THEREFORE, NOT UBTI). DIVIDENDS PAID WITH RESPECT TO, OR GAIN RECOGNIZED ON A DISPOSITION OF, THE SHARES ARE NOT UBTI.

                             CONFLICTS OF INTEREST

    A number of conflicts of interest are inherent in the relationships among the Partnerships, the General Partners and the Company and its directors and officers. Certain of these conflicts of interest are summarized below.

COMMON COMPOSITION OF GENERAL PARTNERS

    Although a different limited partnership serves as the General Partner of each Partnership, the general and limited partners of each of the General
Partners are identical. The General Partner of each Partnership has an independent obligation to ensure that such Partnership's participation in the Mergers is fair and equitable, without regard to whether the Mergers are fair and equitable to the other participants (including the other Partnerships). See "Fiduciary Responsibility -- General Partners of the Partnerships." The General Partners of the Partnerships have sought to discharge faithfully this obligation to each Partnership; however, Unitholders should consider that each of the general and limited partners of the General Partner of each Partnership serves in a similar capacity with respect to the General Partner of each of the Partnerships. If each of the Partnerships had a separate General Partner with general and limited partners who did not serve in similar capacities for any of the other Partnerships, these persons would have had an independent perspective which might have led them to advocate positions during negotiating and structuring the Mergers different than those taken by the General Partners.

OVERLAPS BETWEEN AFFILIATES OF THE GENERAL PARTNERS AND DIRECTORS AND OFFICERS OF THE COMPANY

    Charles K. Barbo, the Chairman of the Board, President and Chief Executive Officer of the Company, is an individual general partner of each of the General Partners and the sole shareholder and director of SGPI, the corporate general partner of each of the General Partners. As such, he is able to control decisions made by the general partners of the General Partners. In addition, Harrell L. Beck, Senior Vice President, Chief Financial Officer and Treasurer of the Company, serves as Treasurer of SGPI; Kristin H. Stred, Senior Vice President, General Counsel and Secretary of the Company, serves as Secretary of SGPI; and Michael Rowe, Chief Operating Officer of the Company, serves as Vice President of SGPI.

COMPANY OWNERSHIP OF UNITS

    As  of the date of this Proxy Statement/Prospectus, the Company beneficially
owns approximately        IDS1  Units  (approximately     %),        IDS2  Units
(approximately     %)  and        IDS3 Units  (approximately    %).  The Company
participates in the Partnerships' distributions on the same terms as other Unitholders in respect of the Units owned by it. The Company intends to vote these Units in favor of the Mergers. No other partner of the General Partners beneficially owns any Units.

GENERAL PARTNER'S INTEREST

    Pursuant to each of the Partnership Agreements, the General Partner is entitled to a percentage of the Partnership's cash distributions based upon the amount of distributions made to the Unitholders. Initially, the General Partner receives 5% of all Partnership distributions until such time as the Unitholders have received a cumulative amount of Partnership distributions equal to their collective capital contributions plus a cumulative noncompounded return of 9% per annum on their adjusted capital contributions (such cumulative amount being referred to as the "Unitholders' Preference"). Once the Unitholders have received distributions equal to their Unitholders' Preference, the General Partner receives 20% of all further cash distributions. As of the date of this Proxy Statement/ Prospectus, the Unitholders have not received Partnership cash distributions equal to the

Unitholders' Preference for any of the Partnerships. Accordingly, the General Partners have been limited to receiving 5% of Partnership cash distributions resulting in the receipt of the following distributions by the General Partners for the periods indicated.

                                                                                THREE MONTHS
                                                YEAR ENDED DECEMBER 31,             ENDED
                                         -------------------------------------    MARCH 31,
PARTNERSHIP                                 1993         1994         1995          1996
- ---------------------------------------  -----------  -----------  -----------  -------------
IDS1...................................  $   118,219  $   132,846  $   149,909   $    37,782
IDS2...................................       94,664       95,610       98,448        24,612
IDS3...................................       96,077      111,764      117,648        29,412

    The Company (or its predecessor) and IPSC each received 40% of these amounts. Messrs. Barbo and Buerk each received 9.9% and SGPI received .2% of these amounts in accordance with the applicable GP Agreement.

    The General Partners' percentage interest in the Merger Consideration will be based upon the above distribution principles. As of the date of this Proxy Statement/Prospectus, the Net Asset Value of IDS1 and IDS2 is not expected to exceed the amount of its undistributed Unitholders' Preference. Accordingly, the IDS1 General Partner and the IDS2 General Partner will only be entitled to 5% of the Merger Consideration paid for those Partnerships. With respect to IDS3, however, the Net Asset Value initially allocable to Unitholders is expected to exceed an amount equal to its undistributed Unitholders' Preference. Accordingly, the Unitholders will be treated as receiving their Unitholders' Preference and the IDS3 General Partner will be entitled to share in 20% of some part, but not all, of the Merger Consideration. See "Fairness of the Mergers -- Determination of Merger Consideration" for additional information regarding the portion of the Net Asset Values allocated to the General Partners and upon which the Merger Consideration to be received by the General Partners will be based.

    Upon consummation of the Mergers (based upon a Share Price of $25.00), each of the Company and IPSC will receive approximately 32,050 and 21,500 Shares for its limited partner interest in the IDS1 General Partner and the IDS2 General Partner, respectively. With respect to IDS3, IPSC will receive 52,600 Shares and the Company will receive 49,975 Shares for their limited partner interest in the IDS3 General Partner. Pursuant to the Contingent Shares Agreement, certain of the Shares received by the Company in the Mergers for its limited partner interest in each of the General Partners will be remitted to former stockholders of the Management Company, which include Messrs. Barbo and Buerk and the executive officers of the Company.

MANAGEMENT AGREEMENTS

    The Partnerships' properties are managed by the Company pursuant to Management Services Agreements under which the Company, as compensation for its management services, receives a monthly fee of 6% of gross revenues from self storage properties (5% of revenues from office and business parks), plus $75 per month per self storage property for rendering advertising services. For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company (or the Management Company prior to the Management Company Merger) received the following amounts in payment for these property management and advertising fees: approximately $310,000, $338,000, $362,000 and $91,000, respectively, from IDS1; approximately $224,000, $249,000, $265,000 and $67,000, respectively, from IDS2; and approximately $257,000, $408,000, $448,000 and $112,000, respectively, from IDS3. In addition, the Company is reimbursed at cost by the Partnerships for certain expenses it incurs as property manager.

    Pursuant to an agreement executed in connection with the Consolidation, the Company paid an affiliate of IPSC a quarterly fee of $12,000 for each quarter commencing July 1, 1994 and ending June 30, 1996 for expenses incurred in rendering certain administrative services. In addition, the

Company will reimburse the IPSC affiliate for its expenses incurred for similar services provided in connection with the Offers and Mergers. The IPSC affiliate estimates that such expenses will not exceed $50,000.

OWNERSHIP OF COMPANY COMMON STOCK BY AFFILIATES OF THE GENERAL PARTNERS

    Charles K. Barbo and Arthur W. Buerk, individual general partners of each of the General Partners, are also stockholders of the Company. As of March 31, 1996, Messrs. Barbo and Buerk beneficially owned approximately 3% and 2%, respectively, of the Company's outstanding Common Stock.

CONTINGENT SHARES AGREEMENT

    In connection with the Management Company Merger, the Company and the former shareholders of the Management Company executed a Contingent Shares Agreement dated as of March 24, 1995 (the "Contingent Shares Agreement") whereby the former Management Company shareholders are entitled to receive shares of Common Stock upon the sale or transfer of, or the occurrence of certain other events with respect to, the Company's interests in certain limited partnerships formerly owned by the Management Company, including the Partnerships. Assuming the Share Price is $25.00 and that all the Mergers are consummated, pursuant to the Contingent Shares Agreement, Messrs. Barbo and Buerk and the executive officers of the Company, as former stockholders of the Management Company, will receive approximately 19,025, 11,575 and 4,450 shares, respectively, upon consummation of the Mergers.

ABSENCE OF INDEPENDENT SOLICITING AGENT; INDEMNIFICATION

    SRA, the Soliciting Agent in connection with this Proxy Statement/Prospectus, is wholly owned by Charles K. Barbo. Mr. Barbo, the Chairman of the Board, President and Chief Executive Officer of the Company, is an individual general partner of each of the General Partners and the sole stockholder and director of SGPI, the corporate general partner of each of the General Partners.

    Because of federal and state securities laws, underwriters of securities offered to the public may be expected to take such steps as may be necessary to satisfy themselves that the information contained in the prospectus pursuant to which the securities are offered is accurate and complete. These steps are typically taken by a "lead underwriter" or "dealer manager" which participates in the preparation of the prospectus. Because SRA is affiliated with the General Partners and the Company, the review and investigation of the Partnerships and the Company by SRA and the information provided in this Proxy Statement/Prospectus will not have the benefit of, and may not be as meaningful as, a review and investigation by an independent dealer manager. Investors must rely on the General Partners and the Company regarding the information contained in this Proxy Statement/ Prospectus. In addition, the Company has agreed to indemnify SRA against certain liabilities to which SRA may become subject under the federal and state securities laws.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF THE COMPANY

    The directors of the Company are accountable to the Company and its stockholders as fiduciaries and must perform their duties in good faith, in a manner they believe to be in the best interests of the Company and its stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Certificate of Incorporation provides that the directors will not be personally liable to the Company or to any stockholder of the Company for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law. The Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and officers to the full extent permitted under Delaware law. Pursuant to the Bylaws and Delaware law, the Company will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Company to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, except that no such indemnification will be made if the director or officer is judged to be liable to the Company, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses. The Bylaws authorize the Company to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Stockholders may have more limited recourse against such persons than would apply absent these provisions. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Company has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

GENERAL PARTNERS OF THE PARTNERSHIPS

    Under Washington partnership law, the General Partners are accountable to the Partnerships as fiduciaries and are required to exercise good faith and integrity in all their dealings in the Partnerships' affairs. The Partnership Agreements generally provide that neither the General Partners nor any of their affiliates performing services on behalf of the Partnerships will be liable to the Partnerships or any of the Unitholders for any act or omission by any such person performed in good faith pursuant to the authority granted to such person by the Partnership Agreements, or in accordance with its provisions, and in a manner reasonably believed by such person to be within the scope of authority granted to such person and in the best interests of the Partnerships, provided that such act or omission did not constitute fraud, misconduct, bad faith or negligence. As a result, Unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in the Partnership Agreements.

    The Partnership Agreements also generally provide that the General Partners and their affiliates performing services on behalf of the Partnerships are indemnified from losses incurred by them on behalf of their respective Partnership or in furtherance of the Partnership's interests (except to the extent indemnification is prohibited by law) provided that such person determined in good faith that the course of conduct was in the best interests of the Partnership and provided further that the course of conduct did not constitute fraud, negligence, bad faith or misconduct. For purposes of the foregoing, the affiliates of the General Partners will be indemnified only when operating within the scope of the General Partner's authority and, for IDS2 and IDS3, when performing services on behalf of their respective Partnership. Any claim for indemnification under the Partnership Agreements will be satisfied only out of the assets of the applicable Partnership and no Unitholder will have any personal liability to satisfy an indemnification claim made against its Partnership.

    Notwithstanding the foregoing, neither the above-mentioned persons nor certain related parties are to be indemnified by the Partnerships from loss incurred by such person in connection with any claim involving allegations that such person violated federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction and the court approves indemnification of the litigation costs or (iii) a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made. In each of the foregoing situations, the court of law considering the request for indemnification must be advised as to the position of the Commission, certain state agencies specified in the Partnership Agreement and any other applicable regulatory authority regarding indemnification for violations of securities laws. Indemnification may not be enforceable as to certain liabilities arising from claims under the Securities Act and state securities laws. In the opinion of the Commission, indemnification from these liabilities is contrary to public policy and is therefore unenforceable.

    The Partnerships may also advance funds to a person indemnified under the Partnership Agreements for legal expenses and other costs incurred as a result of legal action brought against such person only if (i) the legal action relates to the performance of duties or services by such person on behalf of the Partnership, (ii) the legal action is initiated by a party other than a Unitholder and (iii) such person undertakes to repay the advanced funds to the Partnership if it is subsequently determined that such person is not entitled to indemnification pursuant to the terms of the Partnership Agreement. Any indemnification required by the Partnership Agreements will be made promptly following the fixing of the liability by a final judgment of any court, settlement, contract or otherwise. The Partnerships do not pay for any insurance covering liability of the General Partners or any other indemnified person for acts or omissions for which indemnification is not permitted by the Partnership Agreements, although the General Partners and any other indemnified person may be named as additional insured parties on policies obtained for the benefit of a Partnership if there is no additional cost to the Partnership. As part of its assumption of liabilities in the Mergers, the Company will indemnify the General Partners and their affiliates to the extent of the indemnity under the terms of the Partnership Agreements and applicable law.

                  BUSINESS AND PROPERTIES OF THE PARTNERSHIPS

GENERAL

    Each Partnership was formed for the purpose of acquiring, developing and operating self storage centers and office and business parks. The Partnerships have completed the acquisition and development phase of their businesses and currently focus on operating the storage centers. The principal investment objectives of the Partnerships are to provide their Unitholders with regular quarterly cash distributions which, for taxable Unitholders, are expected to be partially tax-sheltered; to obtain long-term appreciation in the value of their property; and to preserve and protect their Unitholders' capital. The Partnerships share executive offices with the Company.

    The  following  table   sets  forth  selected   information  regarding   the
capitalization, investments, leverage and real estate portfolio investments for each of the Partnerships and their properties.

                                                                                                               PERCENT LEVERAGE
                                               INVESTMENT IN    ACCUMULATED                      AMOUNT OF      OF REAL ESTATE
                     DATE     ORIGINAL TOTAL   PROPERTIES AT    DEPRECIATION   NET BOOK VALUE   LEVERAGE AT     APPRAISAL VALUE
                   OFFERING      CAPITAL         MARCH 31,      AT MARCH 31,    AT MARCH 31,     MARCH 31,       AT MARCH 31,
PARTNERSHIP         CLOSED      RAISED (1)       1996 (2)           1996          1996 (3)        1996 (4)         1996 (5)
- -----------------  ---------  --------------  ---------------  --------------  --------------  --------------  -----------------
IDS1.............   Mar-89    $   37,052,578  $    36,093,046  $    7,592,287  $   26,770,587  $            0           0.0%
IDS2.............   Mar-90        28,777,448       29,649,739       4,900,913      21,812,025       3,319,503          10.9
IDS3.............   Mar-92        29,803,675       37,480,443       3,577,384      24,357,316      10,384,295          20.4
                              --------------  ---------------  --------------  --------------  --------------        ------
    Total........             $   95,633,701  $   103,223,228  $   16,070,584  $   72,939,928  $   13,703,798          11.3%
                              --------------  ---------------  --------------  --------------  --------------        ------
                              --------------  ---------------  --------------  --------------  --------------        ------

- ------------------------
(1) Total capital represents the gross offering proceeds raised from investors, including General Partner and Unitholder contributions.

(2) Amount represents the total investment in land, buildings, and personal property prior to depreciation.

(3) Net book value equals the Partnership's total assets less total liabilities as of March 31, 1996.

(4) Amount represents total short- and long-term debt outstanding.

(5) The percentages included in this column for each of the Partnerships is equal to a Partnership's outstanding debt as of March 31, 1996 divided by the Appraised Value of that Partnership's real estate portfolio. The "Total" was computed by dividing the aggregate outstanding debt of all of the Partnerships by the aggregate value of the Partnerships' properties as determined by the Appraisals.

    The following table sets forth certain information with respect to the timing of investments in the Partnerships.

                                                                        TIME TO
                                                                     INVEST 90% OF                   ORIGINAL      ORIGINAL
                                              YEAR OF     YEAR OF       AMOUNT         AVERAGE       EXPECTED      EXPECTED
                               NUMBER OF       FIRST        LAST     AVAILABLE FOR    LENGTH OF      HOLDING     DISPOSITION
PARTNERSHIP                   INVESTMENTS    INVESTMENT  INVESTMENT   INVESTMENT    INVESTMENT (1)  PERIOD (2)     TIME (3)
- --------------------------  ---------------  ----------  ----------  -------------  -------------  ------------  ------------
IDS1 (4)..................            12        1988        1990       20 months       7 years      7-9 years     1995-1999
IDS2......................             8        1988        1991       28 months      6.5 years     7-9 years     1995-2000
IDS3......................            17        1991        1994       30 months      3.5 years     5-10 years    1996-2004

- ------------------------
(1) This column is based on the simple average of the length of time the first property acquired by the Partnership has been held by the Partnership and the length of time the last property acquired by the Partnership has been held by the Partnership.

(2) This is the anticipated holding period as stated in the Partnership's prospectus.

(3) The range of the original disposition time frame is based upon the date the first property was acquired by the Partnership plus the minimum original expected holding period and the date the last property was acquired by the Partnership plus the maximum original expected holding period.

(4) Includes four properties owned by SJP II in which IDS1 owns a 70% interest and the Company owns a 30% interest.

EMPLOYEES AND PROPERTY MANAGEMENT

    Management  of  the  Partnerships'  facilities  is  conducted  through   the
employees of the Company pursuant to the Management Services Agreements. See "Conflicts of Interest -- Management Agreements." The Company provides on-site managers as well as operation and district managers to supervise on-site management. Under the Management Services Agreements, the salary and salary related expenses of on-site employees are borne by the Partnerships.

IDS1

PROPERTY INFORMATION

    IDS1 owns and operates eight self storage properties and holds a 70% interest in SJP II, which owns four self storage properties. The remaining 30% interest in SJP II is held by the Company. These 12 properties, which are located in six states, contained approximately 764,000 net rentable square feet (including 100% of the SJP II properties) and had a weighted average net rentable square foot occupancy rate of approximately 88% as of March 31, 1996 and a weighted average annual rent per net rentable square foot of $8.88 for the quarter ended March 31, 1996. IDS1 was organized on September 29, 1987.

    The following table sets forth the average occupancy and average rent per square foot for IDS1 for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996.

                                                                YEAR ENDED DECEMBER 31,          THREE MONTHS
                                                         -------------------------------------  ENDED MARCH 31,
                                                            1993         1994         1995           1996
                                                         -----------  -----------  -----------  ---------------
Average occupancy......................................         90%          90%          90%            88%
Average rent per square foot...........................  $    7.33    $    8.03    $    8.63      $    8.88

    The following table lists selected information regarding the storage centers for IDS1.

                                                                                                            OCCUPANCY AT
                                                                                                        --------------------
                                                                             NET RENTABLE
                                                                             SQUARE FEET                      DEC. 31,
                                                                    YEAR     AT DEC. 31,                --------------------
PROPERTY NAME                  PROPERTY LOCATION    OWNED SINCE    BUILT         1995        ACREAGE      1993       1994
- ----------------------------  --------------------  -----------  ----------  ------------  -----------  ---------  ---------
South Military Hwy..........  Virginia Beach, VA          1988      1984          48,000          2.7           *          *
Midlothian Turnpike.........  Richmond, VA                1988      1984          44,000          2.9           *          *
Burke.......................  Fairfax, VA                 1988      1984          32,000          1.7           *          *
Margate.....................  Margate, FL                 1988    1984/86         75,000          4.0          92         92
Walnut......................  Walnut, CA                  1988      1986          96,000          3.6          83         82
Ontario.....................  Ontario, CA                 1988      1984          57,000          2.1           *          *
Morgan Falls................  Dunwoody, GA                1988      1990          76,000          3.7          95         95
Factoria Square.............  Bellevue, WA                1990      1989          70,000          1.9          95         96
Canton **...................  Canton, MI                  1988      1986          58,000          3.3           *          *
Fraser **...................  Fraser, MI                  1988      1985          73,000          5.2           *          *
Livonia **..................  Livonia, MI                 1988      1985          67,000          4.8           *          *
Warren **...................  Warren, MI                  1988      1985          68,000          4.6           *          *
                                                                             ------------         ---
Total.......................                                                     764,000         40.5
                                                                             ------------         ---
                                                                             ------------         ---

                                          MAR. 31,
                                         -----------
PROPERTY NAME                   1995        1996
- ----------------------------  ---------  -----------
South Military Hwy..........          *           *
Midlothian Turnpike.........          *           *
Burke.......................          *           *
Margate.....................         89          88
Walnut......................         78          77
Ontario.....................          *           *
Morgan Falls................         93          93
Factoria Square.............         97          98
Canton **...................          *           *
Fraser **...................          *           *
Livonia **..................          *           *
Warren **...................          *           *
Total.......................

- ------------------------------
   * These properties are individually less than 10% of historical cost of total properties of IDS1 and SJP II. The average occupancy of these projects at December 31, 1993, 1994 and 1995, and March 31, 1996 was 86%, 87%, 89% and
     89%, respectively.

  ** Property owned by SJP II in which IDS1 has a 70% interest and the Company has a 30% interest. Net rentable square feet is the total for the property.

SELECTED FINANCIAL INFORMATION

    The following selected consolidated financial information is derived from the historical consolidated financial statements of IDS1. Selected unaudited consolidated financial data for the three months ended March 31, 1995 and 1996 include all adjustments (consisting only of normal recurring accruals) that IDS1 considers necessary for a fair presentation of consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The consolidated financial information set forth below should be read in conjunction with IDS1's consolidated financial statements, related notes and other consolidated financial information incorporated by reference in this Proxy Statement/Prospectus.

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.

                                                                                                   THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
(IN THOUSANDS, EXCEPT PER UNIT DATA)         1991       1992       1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Rental revenue...........................  $   4,154  $   4,853  $   5,463  $   5,996  $   6,465  $   1,541  $   1,622
Interest and other income................         20         24         29         60        107         22         10
Earnings.................................        867      1,488      1,821      2,224      2,503        535        634
Earnings per Unit (1)....................       5.56       9.54      11.67      14.25      16.04       3.43       4.06
Distributions to Unitholders.............      2,223      2,223      2,246      2,524      2,848        694        718
Distributions per Unit (1)...............      15.00      15.00      15.16      17.03      19.22       4.69       4.84
OTHER DATA:
Funds from operations (2)................  $   2,034  $   2,469  $   2,825  $   3,233  $   3,500  $     791  $     868

                                                            DECEMBER 31,
                                        -----------------------------------------------------    MARCH 31,
                                          1991       1992       1993       1994       1995          1996
                                        ---------  ---------  ---------  ---------  ---------  --------------
BALANCE SHEET DATA:
Total assets..........................  $  32,419  $  32,943  $  32,278  $  31,948  $  29,739    $   29,603
Note payable..........................     --          1,537      1,496      1,451     --            --
Partners' equity......................     29,216     28,365     27,821     27,388     26,892        26,771

- ------------------------------
(1) Earnings per Unit and distributions per Unit are based on earnings and distributions, respectively, allocated to IDS1 Unitholders divided by the number of IDS1 Units outstanding during the period (approximately 148,202 IDS1 Units for all periods shown).

(2) IDS1 defines FFO as net income before extraordinary items (determined in accordance with GAAP), plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of IDS1's financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of IDS1's needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 1996 AND 1995.

    REVENUES. IDS1's performance continued to improve with earnings up $99,000 or 19% in the first quarter of 1996 compared to the same quarter of 1995. Rental revenue in turn increased $81,200 or 5% due to a 6% increase in the average rental rate per square foot and stable occupancies throughout IDS1. The Morgan Falls, Ontario and Midlothian Turnpike storage centers contributed the largest revenue gains for the quarter of $23,000, $10,000 and $9,000, respectively. SJP II, a partnership in which IDS1 owns a 70% interest, had $33,000 in additional rental revenue compared to last year. The Canton and Warren storage centers had the largest revenue contributions for SJP II of $13,300 and $12,600, respectively. Occupancies remained stable at an average of 89% at March 31, 1996 compared to 88% at March 31, 1995.

    EXPENSES. In the first quarter of 1996, expenses decreased 4% or $40,000 compared to the same quarter of 1995. The majority of this decrease is due to the elimination of interest expense resulting from the payoff of IDS1's bank note in December 1995. Additionally, depreciation expense declined as certain assets became fully depreciated; this decrease does not affect IDS1's cash flow. Operating and administrative expenses, however, increased 2% over 1995 primarily due to the increased cost in snow removal at the Warren storage center as well as an overall increase in advertising expense at all of IDS1's storage centers.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.

    REVENUES. IDS1's performance increased in 1995 and 1994 as a result of significant increases in revenue and earnings. Earnings rose 13% from 1994 to 1995 and 22% from 1993 to 1994. Rental revenue also rose $469,000 in 1995 after a $533,000 increase in 1994. The 1995 revenue increase was due to a slight increase in average occupancies and a 7.5% increase in average rental rates. Additionally, all the SJP II stores, in which IDS1 owns a 70% interest, had significant revenue gains, with 1995 averaging 13.7% over 1994. Revenue gains from 1993 to 1994 were primarily the result of stable occupancies and a 9.5% increase in average rental rates. Average occupancy has increased slightly, averaging 88% at December 31, 1993 and 1994 to 89% at December 31, 1995. IDS1 seeks to maximize revenue by adjusting rents to match demand. Store managers evaluate their store's rental rates, based on unit demand, unit availability and competitors' rental rates. IDS1 trains its store managers in revenue optimization and empowers them to adjust marginal rental rates based on their "on the ground" analysis of demand and availability at their particular store. In addition, the use of month-to-month leases, combined with customer turnover, allows rents to be quickly adjusted to match current demand in a flexible manner.

    EXPENSES. Operating expenses increased $110,000 in 1995 and $58,000 in 1994. The majority of the 1995 increase was due to the increased personnel costs resulting from additional hours worked by managers, an increase in landscaping expense during the spring and summer months at the Canton, Fraser and Warren storage centers, and repairs made to the air conditioning units at the Margate storage center. In 1994, operating expenses increased due to higher utility usage from a colder than normal winter in the South, additional phone lines installed for modem communications, and increased repair and maintenance at the Livonia and Morgan Falls storage centers due to snow removal and landscaping.

    Interest expense increased $33,000 in 1995 after remaining stable in 1994. The majority of the change in 1995 reflects the rise in the interest rate from 7.75% at December 1994 to 9.25% at December 1995.

    Real estate taxes decreased $25,000 in 1995 after an $11,300 drop in 1994. The 1995 decrease was due to tax refunds received as a result of successful real estate tax appeals for the Fraser, Margate and Ontario storage centers. The 1994 decrease was largely due to levy decreases in the Michigan districts. IDS1 does not expect to be able to continue to decrease real estate taxes in the future.

    Administrative expenses rose $36,000 in 1995 after a slight increase in 1994. The 1995 increase is primarily due to the increase in printing costs for IDS1's quarterly and annual reports.

LIQUIDITY AND CAPITAL RESOURCES - THREE MONTHS ENDED MARCH 31, 1996 AND 1995.

    TRANSACTION COSTS. IDS1 continues to investigate various alternatives to provide the limited partners with greater liquidity. During the first quarter of 1996, costs incurred by IDS1 in exploring various alternative transactions totaled approximately $91,000. Whether and when IDS1 will reach agreement regarding the implementation of any of the various alternatives will depend on a number of factors. There can be no assurance that any agreement will be reached or, if reached, that the transactions contemplated thereby will be consummated.

    DISTRIBUTIONS TO PARTNERS. The average annual distribution rate was 7.75% for the three months ended March 31, 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.

    CASH FROM OPERATIONS. Cash from operations increased by $338,800 from 1993 to 1994 and $408,500 from 1994 to 1995, reflecting the increase in earnings. Management believes that cash balances and cash flow from operations will be adequate to support the future operating needs of IDS1.

    INVESTING ACTIVITIES. Investments in storage centers have been $99,000, $137,000, and $119,000 during 1995, 1994 and 1993, respectively. The majority of improvements in 1995 included building improvements at the Ontario and Canton storage centers as well as pavement upgrades at the Warren and Canton storage centers. Improvements completed during 1994 were security upgrades at the South Military Highway, Walnut and Ontario storage centers and pavement work at the Canton and Warren storage centers. In 1993, investments were for pavement work at the Canton and Livonia storage centers and security equipment at the
Midlothian Turnpike storage center. Planned improvements for 1996 total approximately $63,300 and are expected to be funded from operations and cash reserves.

    FINANCING ACTIVITIES. On December 6, 1995, IDS1 repaid its seven-year note payable to a bank of $1,418,201 with cash accumulated from operations. During 1995, 1994 and 1993, IDS1 had made principal payments on this note of $33,000, $45,000, and $41,000, respectively. IDS1 now has no outstanding long-term debt.

    DISTRIBUTIONS TO PARTNERS. The average annual distribution rates were 7.69%, 6.81% and 6.06% for 1995, 1994 and 1993, respectively. Distributions are expected to continue on a quarterly basis and will reflect IDS1's future operating results and cash position.

IDS2

PROPERTY INFORMATION

    IDS2 owns and operates eight self storage properties. These eight properties, which are located in five states, contained approximately 538,000 net rentable square feet and had a weighted average net rentable square foot occupancy rate of approximately 86% as of March 31, 1996 and a weighted average annual rent per net rentable square foot of $8.88 for the quarter ended March 31, 1996. IDS2 was organized on November 15, 1988.

    The following table sets forth the average occupancy and average rent per square foot for IDS2 for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996.

                                                                YEAR ENDED DECEMBER 31,          THREE MONTHS
                                                         -------------------------------------  ENDED MARCH 31,
                                                            1993         1994         1995           1996
                                                         -----------  -----------  -----------  ---------------
Average occupancy......................................         87%          91%          88%            86%
Average rent per square foot...........................  $    7.78    $    8.08    $    8.59      $    8.88

    The following table lists selected information regarding the storage centers for IDS2.

                                                                                                             OCCUPANCY AT
                                                                                                         --------------------
                                                                              NET RENTABLE
                                                                              SQUARE FEET                      DEC. 31,
                                                                     YEAR     AT DEC. 31,                --------------------
PROPERTY NAME                    PROPERTY LOCATION    OWNED SINCE    BUILT        1995        ACREAGE      1993       1994
- ------------------------------  --------------------  -----------  ---------  ------------  -----------  ---------  ---------
Orange........................  Orange, CA                  1989     1985          90,000          2.8          91         92
Sterling Heights..............  Sterling Heights, MI        1988     1986         105,000          8.9          95         88
Newport News North............  Newport News, VA            1989     1986          59,000          3.8           *          *
Chesapeake....................  Chesapeake, VA              1989    1986/95        58,000          5.2           *          *
Leesburg......................  Leesburg, VA                1989     1986          28,000          1.6           *          *
T.C. Jester...................  Houston, TX                 1990     1990          64,000          2.8          92         92
Bellefield....................  Bellevue, WA                1990    1978/86        67,000          2.9          92         93
Kennydale.....................  Renton, WA                  1991     1991          67,000          2.8          91         91
                                                                              ------------         ---
Total.........................                                                    538,000         30.8
                                                                              ------------         ---
                                                                              ------------         ---

                                            MAR. 31,
                                           -----------
PROPERTY NAME                     1995        1996
- ------------------------------  ---------  -----------
Orange........................         86          86
Sterling Heights..............         80          84
Newport News North............          *           *
Chesapeake....................          *           *
Leesburg......................          *           *
T.C. Jester...................         87          85
Bellefield....................         93          93
Kennydale.....................         87          88
Total.........................

- ------------------------------
   * These properties are individually less than 10% of historical cost of total properties for IDS2. The average occupancy of these projects at December 31, 1993, 1994 and 1995, and March 31, 1996 was 88%, 87%, 88% and 87%,
     respectively.

SELECTED FINANCIAL INFORMATION

    The following selected financial information is derived from the historical financial statements of IDS2. Selected unaudited financial data for the three months ended March 31, 1995 and 1996 include all adjustments (consisting only of normal recurring accruals) that IDS2 considers necessary for a fair presentation of operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with IDS2's financial statements, related notes and other financial information incorporated by reference in this Proxy Statement/Prospectus.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                                                                                                   THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
(IN THOUSANDS, EXCEPT PER UNIT DATA)         1991       1992       1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Rental revenue...........................  $   2,277  $   3,240  $   3,618  $   4,038  $   4,309  $   1,014  $   1,093
Interest and other income................        104          7          4         20         11          2          5
Earnings.................................      1,134        968      1,094      1,340      1,461        295        346
Earnings per Unit (1)....................       9.36       7.99       9.03      11.06      12.06       2.44       2.85
Distributions to Unitholders.............      1,799      1,799      1,799      1,817      1,871        468        468
Distributions per Unit (1)...............      15.62      15.62      15.62      15.78      16.25       4.06       4.06
OTHER DATA:
Funds from operations (2)................  $   1,813  $   1,836  $   1,983  $   2,234  $   2,369  $     502  $     560

                                                                DECEMBER 31,
                                            -----------------------------------------------------   MARCH 31,
                                              1991       1992       1993       1994       1995        1996
                                            ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Total assets..............................  $  26,372  $  26,124  $  26,322  $  25,866  $  25,685   $  25,402
Notes payable.............................      1,240      1,794      3,005      2,938      3,338       3,320
Partners' equity..........................     24,763     23,838     23,039     22,467     21,959      21,812

- ------------------------------
(1) Earnings per Unit and distributions per Unit are based on earnings and distributions, respectively, allocated to IDS2 Unitholders divided by the number of IDS2 Units outstanding during the period (approximately 115,110 IDS2 Units for all periods shown).

(2) IDS2 defines FFO as net income before extraordinary items (determined in accordance with GAAP), plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of IDS2's financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of IDS2's needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 1996 AND 1995.

    REVENUES. IDS2's performance continued to improve with earnings up $50,400 or 17% over the same quarter of 1995. Rental revenue increased $79,000 or 8% in the first quarter of 1996 compared to the corresponding quarter of 1995. The increase resulted primarily from a 6% increase in the average rental rate per square foot as well as the increase in revenue from storage center expansions. The Kennydale, Newport News North and Leesburg storage centers contributed the largest revenue gains in IDS2 of $25,800, $15,600 and $12,500, respectively. Occupancies decreased two percentage points from 89% at March 31, 1995 to 87% at March 31, 1996.

    EXPENSES. Total expenses rose 4% for the quarter compared to the same quarter of 1995. Operating and administrative expenses increased 6% over the first quarter of 1995. The majority of this increase resulted from additional hours worked by the store managers and increased salaries. Interest expense also rose 7% due to the additional borrowings on IDS2's line of credit since March 31, 1995.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.

    REVENUES. IDS2's rental revenue rose $271,000 and $420,000 in 1995 and 1994, respectively. These increases resulted primarily from the rise in the average rental rate per square foot from $7.78 in 1993 to $8.08 in 1994 to $8.59 in 1995 as well as storage center expansions. Additionally, earnings increased $120,000 in 1995 and $246,000 in 1994. The average occupancy for all of IDS2's storage centers was 87%, 90% and 91% at December 31, 1995, 1994 and 1993, respectively. Although the average occupancy for IDS2 decreased three percentage points during 1995, total revenue increased as a result of IDS2 seeking to maximize revenue by adjusting rents to match demand. Store managers evaluate their store's rental rates, based on unit demand, unit availability and competitors' rental rates. IDS2 trains its store managers in revenue optimization and empowers them to adjust marginal rental rates based on their "on the ground" analysis of demand and availability at their particular store. In addition, the use of month-to-month leases, combined with customer turnover, allows rents to be quickly adjusted to match current demand in a flexible manner.

    EXPENSES. Operating expenses increased $68,000 in 1995 after an $89,000 increase in 1994. Operating expenses for 1995 rose primarily due to increased hours worked by store managers, higher postage and supply costs, increased payout of tenant claims and foreclosure expenses and the increase in utility expense at the Chesapeake storage center due to the new expansion. Increases in 1994 were primarily attributable to repair and maintenance costs for the air conditioning unit at T.C. Jester and higher salary cost throughout IDS2's storage centers.

    Real estate taxes decreased each year from 1993 to 1995. The slight decrease in 1995 was due to a tax refund received in 1995 as a result of the successful real estate tax appeal of the Sterling Heights storage center's 1994 assessed value. The decrease in real estate taxes in 1994 was accredited to winning an appeal for Kennydale's 1993 and 1994 assessed value. The refund due for 1993 taxes was offset against the taxes due in 1994. IDS2 does not expect to be able to continue to decrease real estate taxes in the future.

    Additionally, interest expense rose $16,000 and $72,000 in 1995 and 1994, respectively. The increase in 1995 was due to additional borrowings on IDS2's line of credit to fund the Chesapeake expansion as well as the slight rise in interest rates from 8.125% at December 31, 1994 to 8.5% at December 31, 1995 on the commercial bank note totaling $1,200,000. The increase in 1994 was due to IDS2 borrowing on its line of credit to finance the expansion of Newport News North, which was subsequently refinanced.

    Administrative expenses rose $29,000 in 1995 after a slight increase in 1994. The 1995 increase was primarily due to the increase in printing costs for IDS2's quarterly and annual reports.

LIQUIDITY AND CAPITAL RESOURCES - THREE MONTHS ENDED MARCH 31, 1996 AND 1995.

    TRANSACTION COSTS. IDS2 continues to investigate various alternatives to provide the limited partners with greater liquidity. During the first quarter of 1996, costs incurred by IDS2 in exploring various alternative transactions totaled approximately $61,000. Whether and when IDS2 will reach agreement regarding the implementation of any of the various alternatives will depend on a number of factors. There can be no assurance that any agreement will be reached or, if reached, that the transactions contemplated thereby will be consummated.

    INVESTING ACTIVITIES. IDS2 invested approximately $475,000 during the first quarter of 1995 to expand the Chesapeake center.

    FINANCING ACTIVITIES. During the March 1995 quarter, IDS2 drew $185,000 on their $1,500,000 line of credit in order to fund the Chesapeake buildout. On May 1, 1995 IDS2 converted the $1,500,000 line of credit to an $850,000 non-revolving line of credit, maturing May 1, 1997.

    DISTRIBUTIONS  TO PARTNERS.   The annualized distribution  rate was 6.5% for
the three months ended March 31, 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.

    CASH FROM OPERATIONS. Cash from operations increased by $460,800 from 1993 to 1994 and $289,500 from 1994 to 1995, reflecting the increase in earnings. These fluctuations reflect changes in earnings adjusted by the timing of certain expense payments and payments due to affiliates. Management believes that cash balances and cash flow from operations will be adequate to support the future operating needs of IDS2.

    INVESTING ACTIVITIES. During 1994 and 1995 IDS2 invested approximately $1,200,000 to expand the Chesapeake storage center. This project entailed the construction of two, one-story buildings adding approximately 26,000 square feet of storage space, as well as the addition of 2,400 square feet of RV parking. The new expansion opened the beginning of April 1995 and is currently 76% occupied. The expenditures during 1994 and 1995 were primarily funded from operating cash flow and cash reserves; the remaining costs were funded from the line of credit. The expansion of IDS2's existing facilities provides an opportunity to increase revenue without a significant increase in operating costs. In 1993 IDS2 completed the expansion at Newport News North at a cost of $763,000. This expansion added 26,000 square feet to the existing 33,000 square feet of storage. The additional space includes both climate controlled and non-climate controlled units.

    Additionally, investments in the remaining storage centers have been $69,000, $51,000 and $47,000 in 1995, 1994 and 1993, respectively. In 1995, investments included pavement work at the Sterling Heights and Bellefield storage centers as well as security upgrades at the Orange storage center. The majority of improvement in 1994 were security upgrades at the Orange and Sterling Heights storage centers. During 1993 improvements included new pavement at the Bellefield and Sterling Heights storage centers as well as new doors installed at the Orange storage center. Planned improvements for 1996 total approximately $91,000 and are expected to be funded from operations of IDS2.

    FINANCING ACTIVITIES. On May 1, 1995, IDS2 obtained an $850,000 non-revolving line of credit with interest rate of prime plus one half percent, maturing May 1, 1997. During 1995, IDS2 drew $470,000 on the line of credit in order to fund the Chesapeake expansion. IDS2 intends to pay off or refinance this line of credit from operating cash flow over the next two years.
Additionally, in 1994, IDS2 converted its $1,250,000 line of credit into a seven-year note which will mature in March 2001.

    DISTRIBUTIONS TO PARTNERS. Annualized distribution rates were 6.5%, 6.31% and 6.25% for 1995, 1994 and 1993, respectively. Distributions are expected to continue on a quarterly basis and will reflect IDS2's future operating results and cash position.

IDS3

PROPERTY INFORMATION

    IDS3 owns and operates 16 self storage properties and one office building. These 17 properties, which are located in seven states, contained approximately 1,000,000 net rentable square feet and had a weighted average net rentable square foot occupancy rate of approximately 87% as of March 31, 1996 and a weighted average annual rent per net rentable square foot of $7.92 for the quarter ended March 31, 1996. IDS3 was organized on November 15, 1988.

    The following table sets forth the average occupancy and average rent per square foot for ISD3 for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996.

                                                                YEAR ENDED DECEMBER 31,          THREE MONTHS
                                                         -------------------------------------  ENDED MARCH 31,
                                                            1993         1994         1995           1996
                                                         -----------  -----------  -----------  ---------------
Average occupancy......................................         90%          92%          89%            87%
Average rent per square foot...........................  $    5.79    $    6.72    $    7.45      $    7.92

    The following table lists selected information regarding the storage centers for IDS3.

                                                                                                             OCCUPANCY AT
                                                                                                         --------------------
                                                                              NET RENTABLE
                                                                              SQUARE FEET                      DEC. 31,
                                                                     YEAR     AT DEC. 31,                --------------------
PROPERTY NAME                    PROPERTY LOCATION    OWNED SINCE    BUILT        1995        ACREAGE      1993       1994
- ------------------------------  --------------------  -----------  ---------  ------------  -----------  ---------  ---------
Gilbert.......................  Gilbert, AZ                 1991     1985          66,000          4.0           *          *
Delray Beach..................  Delray Beach, FL            1991     1986          77,000          4.5           *          *
Allen Blvd....................  Beaverton, OR               1991    1973/75        42,000          2.6           *          *
Windcrest.....................  San Antonio, TX             1991    1975/93        86,000          6.5           *          *
Dobson Ranch..................  Mesa, AZ                    1992     1978          55,000          4.2           *          *
Norcross......................  Norcross, GA                1992     1984          62,000          9.3           *          *
Stone Mountain................  Stone Mountain, GA          1992     1995          61,000         10.1           *          *
Tucker........................  Tucker, GA                  1992     1987          60,000          4.6           *          *
Forest Park...................  Forest Park, GA             1992     1980          65,000          7.9           *          *
Rochester.....................  Utica, MI                   1992     1989          57,000          4.8           *          *
Castro Valley.................  Castro Valley, CA           1993    1975/88        69,000          2.8          96         95
Newark........................  Newark, CA                  1993     1991          61,000          3.1           *          *
San Leandro...................  San Leandro, CA             1993     1991          59,000          2.7           *          *
Tracy.........................  Tracy, CA                   1993     1986          70,000          3.0           *          *
Sacramento....................  Sacramento, CA              1994     1991          53,000          2.6         N/A          *
San Lorenzo...................  San Lorenzo, CA             1994     1990          54,000          1.9         N/A          *
Castro Valley Office
 Building.....................  Castro Valley, CA           1994     1989           3,000          0.3         N/A          *
                                                                              ------------         ---
Total.........................                                                  1,000,000         74.7
                                                                              ------------         ---
                                                                              ------------         ---

                                            MAR. 31,
                                           -----------
PROPERTY NAME                     1995        1996
- ------------------------------  ---------  -----------
Gilbert.......................          *           *
Delray Beach..................          *           *
Allen Blvd....................          *           *
Windcrest.....................          *           *
Dobson Ranch..................          *           *
Norcross......................          *           *
Stone Mountain................          *           *
Tucker........................          *           *
Forest Park...................          *           *
Rochester.....................          *           *
Castro Valley.................         91          93
Newark........................          *           *
San Leandro...................          *           *
Tracy.........................          *           *
Sacramento....................          *           *
San Lorenzo...................          *           *
Castro Valley Office
 Building.....................          *           *
Total.........................

- ------------------------------
   * These properties are individually less than 10% of historical cost of total properties for IDS3. The average occupancy of these projects at December 31, 1993, 1994 and 1995, and March 31, 1996 was 93%, 92%, 87% and 87%,
     respectively.

SELECTED FINANCIAL INFORMATION

    The following selected financial information is derived from the historical financial statements of IDS3. Selected unaudited financial data for the three months ended March 31, 1995 and 1996 include all adjustments (consisting only of normal recurring accruals) that IDS3 considers necessary for a fair presentation of operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with IDS3's financial statements, related notes and other financial information incorporated by reference in this Proxy Statement/Prospectus.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                                                                                                   THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
(IN THOUSANDS, EXCEPT PER UNIT DATA)         1991       1992       1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Rental revenue...........................  $     355  $   2,573  $   4,110  $   6,609  $   7,225  $   1,720  $   1,807
Interest and other income................        584        333        230         57         36          7          9
Earnings.................................        607      1,065      1,427      1,655      1,885        386        532
Earnings per Unit (1)....................       9.76       8.98      11.37      13.19      15.02       3.08       4.24
Distributions to Unitholders.............        685      1,556      1,825      2,124      2,235        559        559
Distributions per Unit (1)...............      11.59      13.80      15.31      17.81      18.75       4.69       4.69
OTHER DATA:
Funds from operations (2)................        672      1,532      2,219      2,441      2,685        655        801

                                                            DECEMBER 31,
                                        -----------------------------------------------------
                                          1991       1992       1993       1994       1995     MARCH 31, 1996
                                        ---------  ---------  ---------  ---------  ---------  --------------
BALANCE SHEET DATA:
Total assets..........................  $  20,320  $  26,271  $  36,726  $  36,930  $  35,636    $   35,164
Notes payable.........................     --         --         10,821     11,620     10,746        10,384
Partners' equity......................     19,957     25,956     25,462     24,882     24,414        24,357

- ------------------------------
(1) Earnings per Unit and distributions per Unit are based on earnings and distributions, respectively, allocated to IDS3 Unitholders divided by the number of IDS3 Units outstanding during the period (approximately 119,215 IDS3 Units for all periods shown).

(2) IDS3 defines FFO as net income before extraordinary items (determined in accordance with GAAP), plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses. FFO is used by many financial analysts in evaluating REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of IDS3's financial performance or cash from operating activities (determined in accordance with GAAP) or as a measure of liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of IDS3's needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 1996 AND 1995.
    REVENUES. IDS3's performance continued to improve with earnings up $145,000 or 38% over the same quarter of 1995. Rental revenue increased $86,000 or 5% in the first quarter of 1996 compared to the corresponding quarter of 1995. The increase resulted primarily from a 10% increase in the average rental rate per square foot. The Stone Mountain, Tracy and Castro Valley storage centers contributed the largest revenue gain in IDS3 of $21,300, $19,500 and $18,300, respectively. During the month of March 1996 IDS3 lost its only tenant in the Castro Valley office building representing approximately $5,000 per month in rent. Management is currently making efforts to fill the office space; however, it has impacted average occupancies at quarter end. Occupancies decreased eight percentage points from 89% at March 31, 1995 to 81% at March 31, 1996.

    EXPENSES. Total expenses decreased 4% for the first quarter compared to the same quarter of 1995. The majority of this decrease was due to the drop in amortization expense which does not affect IDS3's cash flow. Additionally, interest expense decreased as a result of the final payment on the seller's note which originated with the purchase of the Castro Valley storage center. Operating and administrative expenses increased 2% over the same quarter of 1995 due to additional hours worked by the store mangers as well as increased salaries. Real estate taxes increased 7% over the same quarter of 1995 due to a refund received in March 1995 for the successful appeal of San Lorenzo's 1994 real estate taxes.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.

    From 1993 to 1995, IDS3's revenue and expenses increased primarily due to the acquisition of new storage centers and the interest on the corresponding debt. During this period, IDS3 acquired the following storage centers:
Sacramento and San Lorenzo (February  1994); Castro Valley office building  (May
1994); Castro Valley, Newark, San Leandro and Tracy (August 1993).

    IDS3's rental revenue and earnings from 1994 to 1995 increased 9% and 14%, respectively, resulting from a 10.7% increase in the average rental rate per square foot. Rate increases were partially offset by a decline in occupancies from 93% at December 31, 1993 to 90% at December 31, 1994 to 88% at December 31, 1995. Although the average occupancy for IDS3 has decreased, it seeks to maximize revenue by adjusting rents to match demand more flexibly. Store managers evaluate their store's rental rates, based on unit demand, unit availability and competitors' rental rates. IDS3 trains its store managers in revenue optimization and empowers them to adjust marginal rental rates based on their "on the ground" analysis of demand and availability at their particular store. In addition, the use of month-to-month leases, combined with customer turnover, allows rents to be quickly adjusted to match current demand in a flexible manner.

    Revenue for the three storage centers purchased in 1994 increased 20% or $156,000 in 1995 over their 1994 results, while comparable operating expenses increased by 5% or $15,000. These combined to provide a 32% or $141,000 increase in 1995 earnings for these centers compared to their 1994 operating results. These increases resulted from the additional two months of operations.
Occupancies for these three centers, which averaged 91% during 1994, rose slightly to an average of 92% during 1995.

    Revenue and operating expenses for the four properties purchased in 1993 rose 161% or $1.3 million and 145% or $415,000 from 1993 to 1994, respectively. These increases reflect the additional seven months of operations in 1994. Additionally, revenue and expenses increased 8% or $173,000 and 4% or $26,000 from 1994 to 1995, respectively. This provided an 11% increase in 1995 earnings for these centers compared to 1994. Annual occupancies for these four centers averaged 91%, 90% and 91% at December 31, 1993, 1994 and 1995, respectively.

    Storage centers owned prior to 1993 had increased revenue of 14% from 1993 to 1994 and 8% from 1994 to 1995. Operating expenses for these storage centers increased 8% or $126,000 in 1995 over 1994. The majority of this increase is due to additional hours worked by managers, higher repair and maintenance expenses which included retail renovations at the Tucker facility, and increased store inventory costs. Additionally, operating expenses increased 3% in 1994 over 1993. Annual occupancies for these storage centers averaged 94% at December 31, 1993, 89% at December 31, 1994, and 85% December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES - THREE MONTHS ENDED MARCH 31, 1996 AND 1995.

    IDS3 continues to investigate various alternatives to provide the limited partners with greater liquidity. During the first quarter of 1996, costs incurred by IDS3 in exploring various alternative transactions totaled approximately $82,000. Whether and when IDS3 will reach agreement regarding the implementation of any of the various alternatives will depend on a number of factors. There can be no assurance that any agreement will be reached or, if reached, that the transactions contemplated thereby will be consummated.

    Capital improvements for the first quarter of 1996 totaled $38,600, which represents the conversion of storage units at the Dobson Ranch storage center.

    During the first quarter of 1996, IDS3 borrowed $600,000 on its bank note in order to make final payment of $909,653 on the seller's note that originated with the purchase of the Castro Valley storage center. During the first quarter of 1995, IDS3 made payments totaling $378,900 on the seller's notes pertaining to the Castro Valley and Newark storage centers. These payments were funded out of operating cash flow.

    Annualized distribution rates were 7.50% for the three months ended March 31, 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.

    CASH FROM OPERATIONS. Cash from operations increased by $720,300 from 1993 to 1994 and $337,200 from 1994 to 1995, reflecting the increase in earnings. Management believes that cash balances and cash flow from operations will be adequate to support the future operating needs of IDS3.

    INVESTING ACTIVITIES. In 1993, IDS3 invested $237,000 in existing storage centers, including office remodeling at Norcross, Stone Mountain, Tucker and Forest Park and new signage at Rochester. IDS3 also purchased four storage centers during the third quarter of 1993 at a total cost of $13.3 million. IDS3 acquired a security interest in two additional properties as part of a binding purchase agreement with the same seller. These two centers were purchased on February 10, 1994, for $5.7 million. All six California properties are subject to similar terms under the purchase and sales agreements. These agreements provide IDS3 with a 10% return on funds invested for the first three years. All of these storage centers are located in northern California, San Francisco Bay and Sacramento areas and they range in size from 58,000 to 69,000 net rentable square feet. Additionally, in March 1994, IDS3 purchased an office building from the same seller at a total cost of $500,000.

    In 1994, IDS3 invested $157,000 in existing storage centers. These improvements included new signage at Castro Valley, Newark, San Leandro and Tracy. Security improvements were also made at the Gilbert, Dobson Ranch, Castro Valley, Newark and Tracy storage centers. As part of Stone Mountain and Forest Park's original acquisitions, IDS3 acquired undeveloped land in Atlanta adjacent to each storage center. IDS3 has listed both parcels with a local real estate broker for resale.

    During 1995, IDS3 invested $147,000 in capital improvements which included pavement work at the Gilbert, Allen Boulevard and Rochester storage centers, as well as a new perimeter fence at the Windcrest storage center. Additionally, the septic system at the Delray Beach storage center was replaced. Planned improvements for 1996 total approximately $188,600 and are expected to be funded from operations and cash reserves.

    FINANCING ACTIVITIES. During 1993, IDS3 issued $10,821,000 of debt in conjunction with the purchase of the six storage centers in the San Francisco area. This debt was comprised of an $8 million bank note and $2,821,000 in seller notes. Seller's notes require quarterly interest payments to the extent any center's net operating income, as defined, exceeds 10% of IDS3's investment in the related center. Annual payments are due under conditions provided in the note agreement based on each center's performance.

    During 1994, IDS3 consolidated existing outstanding notes payable totaling $8 million and borrowed an additional $1.5 million. This new note matures April 1, 2001 and bears an interest rate of 8% until September 1, 1996, at which time it reprices and can be fixed for various periods at IDS3's option. Cash proceeds from the additional borrowing under this note were used to make $580,000 in payments on the seller's notes taken in 1993 and fund the $500,000 purchase price of the Castro Valley office building. The terms of this note provide IDS3 the option to borrow up to an additional $3 million. It may be necessary for IDS3 to borrow under this provision to meet the future repayment obligations of the seller's notes to the extent they cannot be funded from operating cash flow. In 1994, IDS3 made the final payments of $651,000 on the seller's notes that originated with the purchase of the Tracy and San Leandro storage centers.

    In 1995, IDS3 made a $65,347 payment on the seller's note which originated with the purchase of the Castro Valley storage center as well as final payment of $615,000 on the seller's note which originated with the purchase of the Newark storage center.

    DISTRIBUTIONS TO PARTNERS. Annualized distribution rates were 7.5%, 7.125%, and 6.125% for 1995, 1994 and 1993, respectively. Distributions are expected to continue on a quarterly basis and will reflect IDS3's future operating results and cash position.

BENEFICIAL OWNERSHIP

    The following table sets forth as of June 30, 1996 certain information regarding beneficial ownership of equity interests in the Partnerships and the Common Stock by the General Partner of each of the Partnerships and by the individual general partners of each of the General Partners. The Partnerships do not know of any other person who beneficially owns directly or indirectly more than 5% of the interest in any of the Partnerships. Except as otherwise noted, the Partnerships believe that the beneficial owners of interests listed below, based on information furnished by such owners, have sole voting and investment power with respect to such interests. Except as otherwise noted, all shares of Common Stock included in the following table are shares of the Company's Class A Common Stock.

                                                                                                               SHARES OF
                                                                                                             COMMON STOCK
                                                                                                             BENEFICIALLY
                                          PERCENT OF EQUITY            SHARES OF COMMON   SHARES OF COMMON    OWNED AFTER
                                    INTEREST PRIOR TO THE MERGERS            STOCK           STOCK TO BE      THE MERGERS
                                                                         BENEFICIALLY         ISSUED IN           (1)
                                         ------------------             OWNED PRIOR TO     CONNECTION WITH   -------------
NAME AND ADDRESS                   IDS1         IDS2         IDS3         THE MERGERS      THE MERGERS (1)      NUMBER
- ------------------------------     -----        -----        -----     -----------------  -----------------  -------------
Shurgard Associates L.P.                 5%      --           --              --                 80,133           80,133 (2)
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Shurgard Associates L.P. II         --                5 %     --              --                 53,724           53,724 (2)
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Shurgard Associates L.P. III        --           --              7.5 %        --                118,430          118,430 (2)
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Charles K. Barbo                    *            *            *             710,126        (4)        40,553    (6)     750,679
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Arthur W. Buerk                     *            *            *             437,841     (5)        32,679    (7)     470,520
1201 Third Ave.
Seattle, WA 98101

NAME AND ADDRESS                  PERCENT
- ------------------------------  -----------
Shurgard Associates L.P.            *
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Shurgard Associates L.P. II         *
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Shurgard Associates L.P. III        *
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Charles K. Barbo                       2.8 %
1201 Third Ave.
Suite 2200
Seattle, WA 98101
Arthur W. Buerk                        1.8 %
1201 Third Ave.
Seattle, WA 98101

- ------------------------------
*Less than one percent.

(1) Assumes the Share Price is $25.00 and that all three Partnerships participate in the Mergers.

(2) The shares of Common Stock beneficially owned by each of the General Partners after the Mergers will be distributed to their respective limited and general partners in accordance with the applicable GP Agreement.

(3) Includes 3,747 shares held for Mr. Barbo's individual account under the Company's Employee Retirement Savings Plan and Trust, 4,900 shares held by trusts of which Mr. Barbo is a trustee, 2,500 shares over which Mr. Barbo's wife has voting and investment power and 6,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(4) Includes 78,075 shares of Class B Common Stock, which are convertible into Class A Common Stock at a one-to-one ratio upon repayment of a loan made in connection with satisfaction of certain general partner capital obligations in connection with the Consolidation.

(5) Includes 76,529 shares of Class B Common Stock, which are convertible into Class A Common Stock at a one-to-one ratio upon repayment of a loan made in connection with satisfaction of certain general partner capital obligations in connection with the Consolidation.

(6) Represents approximately 7,933, 5,319 and 7,851 shares issuable to Mr. Barbo with respect to his interest as a general partner of the IDS1 General Partner, the IDS2 General Partner and the IDS3 General Partner, respectively; 160, 107 and 159 shares issuable to SGPI, of which Mr. Barbo is the sole shareholder, as the corporate general partner of the IDS1 General Partner, the IDS2 General Partner and the IDS3 General Partner, respectively; and 4,007, 2,941 and 12,076 shares issuable by the Company to Mr. Barbo with respect to the IDS1 Merger, the IDS2 Merger and the IDS3 Merger, respectively, pursuant to the Contingent Shares Agreement.

(7) Represents approximately 7,933, 5,319 and 7,851 shares issuable to Mr. Buerk with respect to his interest as a general partner of the IDS1 General Partner, the IDS2 General Partner and the IDS3 General Partner, respectively, and 2,438, 1,789 and 7,349 shares issuable by the Company to Mr. Buerk with respect to the IDS1 Merger, the IDS2 Merger and the IDS3 Merger, respectively, pursuant to the Contingent Shares Agreements.

                    DISTRIBUTIONS AND MARKET PRICES OF UNITS

PARTNERSHIP DISTRIBUTIONS

    The following table sets forth the distributions paid per Unit of IDS1, IDS2 and IDS3 in the periods indicated below. Amounts paid in the indicated quarter were determined based upon Partnership operations during the preceding quarter. The original cost per Unit was $250 for each of the Partnerships.

                                           1988 (1)     1989 (1)     1990 (1)      1991       1992       1993       1994
                                          -----------  -----------  -----------  ---------  ---------  ---------  ---------
IDS1
  Quarter 1.............................         N/A    $    2.76    $    3.75   $    3.75  $    3.75  $    3.75  $    4.06
  Quarter 2.............................         N/A         3.75         3.75        3.75       3.75       3.75       4.14
  Quarter 3.............................   $    2.25         3.75         3.75        3.75       3.75       3.75       4.38
  Quarter 4.............................        3.03         3.75         3.75        3.75       3.75       3.91       4.45
IDS2
  Quarter 1.............................         N/A          N/A         1.31        3.91       3.91       3.91       3.91
  Quarter 2.............................         N/A          N/A         4.13        3.91       3.91       3.91       3.91
  Quarter 3.............................         N/A          N/A         3.60        3.91       3.91       3.91       3.91
  Quarter 4.............................         N/A          N/A         3.91        3.91       3.91       3.91       4.06
IDS3
  Quarter 1.............................         N/A          N/A          N/A        3.44       3.75       3.75       4.22
  Quarter 2.............................         N/A          N/A          N/A        3.78       3.79       3.75       4.38
  Quarter 3.............................         N/A          N/A          N/A        3.78       3.87       3.75       4.53
  Quarter 4.............................         N/A          N/A         3.76        3.75       3.75       4.06       4.69

                                            1995       1996
                                          ---------  ---------
IDS1
  Quarter 1.............................  $    4.69  $    4.84
  Quarter 2.............................       4.84     --
  Quarter 3.............................       4.84     --
  Quarter 4.............................       4.84     --
IDS2
  Quarter 1.............................       4.06       4.06
  Quarter 2.............................       4.06     --
  Quarter 3.............................       4.06     --
  Quarter 4.............................       4.06     --
IDS3
  Quarter 1.............................       4.69       4.69
  Quarter 2.............................       4.69     --
  Quarter 3.............................       4.69     --
  Quarter 4.............................       4.69     --

- ------------------------
(1) "N/A" for a particular quarter means that the Partnership had not commenced operations as of the immediately preceding quarter.

MARKET PRICES OF UNITS

    VOLUME OF SALES. The Units of IDS1, IDS2 and IDS3 are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partner for each Partnership monitors transfers of its Partnership Units (i) because the admission of the transferee as a substitute Unitholder requires the consent of the General Partner under each Partnership Agreement and (ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. While the General Partners receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated, they do not receive or maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Partnerships.

    The General Partners estimate, based solely on the transfer records of the Partnerships, that the number of Units transferred in secondary market transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                      IDS1

                                                                                 % OF TOTAL
                                                                 NO. OF UNITS       UNITS           NO. OF
PERIOD                                                            TRANSFERRED    OUTSTANDING     TRANSACTIONS
- ---------------------------------------------------------------  -------------  -------------  -----------------
1992...........................................................          821          .554%               13
1993...........................................................          248          .167                 8
1994...........................................................        2,244         1.514                35
1995...........................................................        1,204          .812                33
Three months ending March 31, 1996.............................          347          .234                11

                                      IDS2

                                                                                 % OF TOTAL
                                                                 NO. OF UNITS       UNITS           NO. OF
PERIOD                                                            TRANSFERRED    OUTSTANDING     TRANSACTIONS
- ---------------------------------------------------------------  -------------  -------------  -----------------
1992...........................................................          178          .155%                6
1993...........................................................           96          .083                 5
1994...........................................................          985          .856                22
1995...........................................................        1,232         1.070                36
Three months ending March 31, 1996.............................          117          .102                 6

                                      IDS3

                                                                                 % OF TOTAL
                                                                 NO. OF UNITS       UNITS           NO. OF
PERIOD                                                            TRANSFERRED    OUTSTANDING     TRANSACTIONS
- ---------------------------------------------------------------  -------------  -------------  -----------------
1992...........................................................       --             --               --
1993...........................................................           84          .070%                4
1994...........................................................          372          .312                10
1995...........................................................          555          .466                16
Three months ending March 31, 1996.............................           54          .045                 3

    SECONDARY MARKET INFORMATION. Set forth in the following table is certain information regarding sale transactions in Units of the Partnerships, which was obtained by the Company and Partnerships from Stanger. Stanger summarizes secondary market prices for the Units based on actual transactions during the reporting periods listed on the tables below. The transactions reflected in the tables represent only some of the sale transactions in the Units. The following secondary market firms provide price data to Stanger: 2nd Market Capital Services; American Partnership Services; Bigelow Management, Inc.; Chicago Partnership Board; Cuyler & Associates; DCC Securities Corp.; Empire Securities; EquityLine Properties; Equity Resources Group; Fox & Henry, Inc.; Frain Asset Management; MacKenzie-Patterson Securities; Murillo & Company; Nationwide Partnership Marketplace; New York Partnership Exchange; Pacific Partnership Group; Partnership Service Network; Raymond James & Associates; Secondary Income Funds; Securities Planners, Inc.; SunPoint Securities, Inc.; and The Partnership Marketing Company.

    The information from Stanger set forth below is also reported in The Stanger Report, a monthly trade publication. The following legend accompanies the secondary market information included in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Company."

    Because no assurances can be given that the prices reflected in the tables below represent the true value of the Units, such information should not be relied upon as indicative of the ability of the Unitholders to sell their Units in secondary sale transactions or as to the prices at which such Units may be sold.

                       IDS1 SECONDARY MARKET INFORMATION

                                                        TRANSACTION PRICE(1)
                                                        --------------------
REPORTING PERIOD                                           LOW       HIGH      NUMBER OF UNITS
- ------------------------------------------------------  ---------  ---------  -----------------
1992
  Quarter 1 (2).......................................     --         --             --
  Quarter 2...........................................  $   95.63  $  142.86            328
  Quarter 3...........................................     100.00     126.26            161
  Quarter 4...........................................     125.00     125.00             35
1993
  Quarter 1...........................................     119.00     129.00             65
  Quarter 2...........................................     129.00     139.00            136
  Quarter 3...........................................     129.60     150.00             74
  Quarter 4...........................................     152.00     152.00            260
1994
  Quarter 1...........................................     145.00     175.00            954
  Quarter 2...........................................     150.00     170.00            359
  Quarter 3...........................................     160.00     180.00            287
  Quarter 4...........................................     155.00     175.00            512
1995
  Quarter 1...........................................     168.00     190.00            586
  Quarter 2...........................................     175.00     180.25            198
  Quarter 3...........................................     163.75     198.53            257
  Quarter 4...........................................     180.00     200.00            153
1996 (3)
  Quarter 1...........................................     150.00     198.00            413

- ------------------------
(1) The Transaction Price is given on a per Unit basis. The General Partner does not know whether the transaction prices shown are before or after commissions. However, the secondary-market firms providing information to Stanger are instructed that, if they act as "principals," the reported price per Unit should include any mark-ups and if they act as "agents," the reported price per Unit should include any commissions, unless the firm acts as a retail broker. The firms are further instructed not to include commissions paid by retail buyers or sellers to their retail brokers.

(2) No trade was reported to Stanger during this quarter.

(3) Secondary market information for the second quarter of 1996 is not yet available from Stanger.

                       IDS2 SECONDARY MARKET INFORMATION

                                                        TRANSACTION PRICE(1)
                                                        --------------------
REPORTING PERIOD                                           LOW       HIGH      NUMBER OF UNITS
- ------------------------------------------------------  ---------  ---------  -----------------
1992
  Quarter 1...........................................  $  126.00  $  132.00            130
  Quarter 2 (2).......................................     --         --             --
  Quarter 3...........................................     100.00     132.20            114
  Quarter 4...........................................     119.58     130.00             96
1993
  Quarter 1...........................................     134.00     134.00             20
  Quarter 2...........................................     135.00     135.00             30
  Quarter 3 (2).......................................     --         --             --
  Quarter 4...........................................     157.00     157.00             18
1994
  Quarter 1...........................................     154.05     154.05             28
  Quarter 2...........................................     150.00     163.90            434
  Quarter 3...........................................     129.16     168.00            664
  Quarter 4...........................................     150.00     180.00            382
1995
  Quarter 1...........................................     146.00     177.00            440
  Quarter 2...........................................     149.00     176.58            102
  Quarter 3...........................................     150.00     185.97            569
  Quarter 4...........................................     170.00     185.98            266
1996 (3)
  Quarter 1...........................................     162.00     185.00            140

- ------------------------
(1) The Transaction Price is given on a per Unit basis. The General Partner does not know whether the transaction prices shown are before or after commissions. However, the secondary-market firms providing information to Stanger are instructed that, if they act as "principals," the reported price per Unit should include any mark-ups and if they act as "agents," the reported price per Unit should include any commissions, unless the firm acts as a retail broker. The firms are further instructed not to include commissions paid by retail buyers or sellers to their retail brokers.

(2) No trade was reported to Stanger during this quarter.

(3) Secondary market information for the second quarter of 1996 is not yet available from Stanger.

                       IDS3 SECONDARY MARKET INFORMATION

                                                        TRANSACTION PRICE(1)
                                                        --------------------
REPORTING PERIOD                                           LOW       HIGH      NUMBER OF UNITS
- ------------------------------------------------------  ---------  ---------  -----------------
1992
  Quarter 1 (2).......................................     --         --             --
  Quarter 2 (2).......................................     --         --             --
  Quarter 3 (2).......................................     --         --             --
  Quarter 4...........................................  $  131.00  $  131.00             20
1993
  Quarter 1 (2).......................................     --         --             --
  Quarter 2...........................................     129.00     167.00             53
  Quarter 3 (2).......................................     --         --             --
  Quarter 4...........................................     120.00     157.90            284
1994
  Quarter 1...........................................     166.00     166.00             60
  Quarter 2...........................................     182.00     182.00             60
  Quarter 3...........................................     166.25     175.00             80
  Quarter 4...........................................     160.00     194.25            140
1995
  Quarter 1...........................................     171.86     174.44             34
  Quarter 2...........................................     175.00     175.00             20
  Quarter 3...........................................     165.00     177.00            253
  Quarter 4...........................................     175.00     187.50            114
1996 (3)
  Quarter 1...........................................     165.00     200.00            294

- ------------------------
(1) The Transaction Price is given on a per Unit basis. The General Partner does not know whether the transaction prices shown are before or after commissions. However, the secondary-market firms providing information to Stanger are instructed that, if they act as "principals," the reported price per Unit should include any mark-ups and if they act as "agents," the reported price per Unit should include any commissions, unless the firm acts as a retail broker. The firms are further instructed not to include commissions paid by retail buyers or sellers to their retail brokers.

(2) No trade was reported to Stanger during this quarter.

(3) Secondary market information for the second quarter of 1996 is not yet available from Stanger.

                     BUSINESS AND PROPERTIES OF THE COMPANY

HISTORY OF THE COMPANY

    The Company began operations as a REIT through the Consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by the Management Company. In order to create a fully integrated company and more closely align the interests of management with stockholders, the Management Company merged with the Company on March 24, 1995. In connection with the Management Company Merger, the outstanding shares of the Management Company were converted into 1,266,705 newly issued shares of Common Stock, subject to certain adjustments. The Management Company stockholders may receive additional shares over the five years following the Management Company Merger as consideration for certain partnership interests, including interests in the Partnerships held by the Management Company that were not valued at the time of the Management Company Merger. As a result of the Management Company Merger, the Company internalized the expertise and experience of the Management Company's personnel that cover all aspects of the self storage industry.

    The Management Company was incorporated in 1972 by Charles K. Barbo, the Company's Chairman, President and Chief Executive Officer, to sponsor and operate real estate investments. From its formation until the Management Company Merger, the Management Company was involved in the organization of 20 public partnerships, which raised in the aggregate approximately $600 million from approximately 80,600 investors with the objective of investing in the ownership and operation of self storage properties. The majority of these public partnerships were consolidated into the Company in the Consolidation. The Company is an independent, fully integrated real estate operating company, with in-house expertise covering all aspects of the self storage industry, including real estate development, acquisition and disposition, project design and consulting, full-service property management capabilities, marketing, personnel management, legal, accounting and finance.

THE PROPERTIES

    The Company owned and operated, as of March 31, 1996, directly and through its subsidiaries and joint ventures, 178 self storage properties located in 19 states and Europe. In addition, the Company owns two business parks and a commercial building located in the Seattle metropolitan area. The Company's self storage properties are designed to offer accessible storage space for personal and business uses. Individuals typically rent individual units in self storage properties for storage of personal belongings such as furniture, appliances, motor vehicles, boats and other household and recreational goods. Businesses typically rent space for storage of business property such as equipment, seasonal goods, records and fixtures. The Company believes that it is desirable to have commercial customers because they tend to rent larger units and stay for longer terms, are more reliable payers and are less sensitive to price increases. Accordingly, the Company has marketing programs that target commercial users. The Company estimates that commercial users account for approximately 35% to 40% of its total occupancy.

    The Company's self storage properties are divided into a number of self-enclosed rental units that generally range in size from 25 to 360 square feet. Many properties have uncovered storage outside the buildings for parking motor vehicles, boats, campers and other similar items suitable for outside storage. Approximately 20% of the properties owned by the Company include climate-controlled storage units for which the Company usually charges rents at substantial premiums.

    Customers of self storage properties are generally responsible for delivering and retrieving their goods. Generally, customers can access leased space directly by automobile or truck, but some properties, in particular the multistory buildings, have separate loading docks and elevators available for delivery and retrieval of stored goods. Customers generally have access to their unit without additional charge during normal business hours and control access to such space through the use of padlocks. The Company offers truck rentals at the majority of its properties. The Company believes it is the largest leasing agent of Ryder trucks in the United States, based on the number of truck rental locations. In addition to truck rentals, the Company sells locks, boxes and packing and storage materials at its stores.

    The leasing, maintenance and operation of the Company's stores are the responsibility of store managers. Property security is provided through a variety of systems that may include, among others, on site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, property fencing and lighting.

    Although the Company's stores range considerably in size, most properties consist of one or more single-story buildings that are located on a site of 1.5 to 5 acres. The smallest store has approximately 25,000 net rentable square feet, while the largest store has approximately 300,000 net rentable square feet. The properties generally are constructed with concrete block or tilt-up concrete panels, with steel columns or precast concrete columns that rest on concrete footings and slabs, and have built-up tar roofs or pitched truss roofs with shingles or standing seam metal roofs. The interior walls generally are constructed with metal studs and partitions or other construction materials that are secure but readily movable. The parking areas and driveways are generally paved with asphalt or cement. All stores have fencing, floodlights, sliding or swinging gates and certain additional security devices mentioned above.

    In some cases, multistory buildings able to bear substantial weight loads, such as warehouses and newspaper plants, have been converted into self storage properties. In addition, similar multistory buildings for self storage have been constructed in dense urban areas where land costs, zoning and other development considerations make it impractical or undesirable to construct single-story buildings.

    Storage units are usually rented on a month-to-month basis. The Company estimates that the average rental stay for a tenant is approximately 1.5 years. This average is comprised of the rental periods of business tenants, who tend to stay in rented units for longer periods (averaging 2 to 3 years), and those of residential customers, who tend to stay in rented units for shorter periods (averaging six months to a year). Rental income from leased space constitutes the primary revenue from such properties, but additional revenue is received from incidental services rendered at the properties, such as lock and box sales and truck rentals. Rental rates vary substantially depending on the size of the storage space and the property location and quality of the property.

    The following table provides information regarding the year developed or acquired (by the Company or by one of the partnerships included in the Consolidation, as the case may be), year built, approximate net rentable square feet and acreage of each of the self storage properties and business parks owned by the Company as of March 31, 1996. The Company owns additional undeveloped properties not reflected in the table.

                                                                               APPROXIMATE
                               PROPERTY      PROPERTY     OWNED      YEAR     NET RENTABLE
      PROPERTY NAME            LOCATION        STATE      SINCE      BUILT     SQUARE FEET     ACREAGE
- -------------------------  ----------------  ---------  ---------  ---------  -------------  -----------
Chandler                   Chandler             AZ           1986       1986       69,000           4.0
Mesa                       Mesa                 AZ           1987       1985      103,000           4.8
Phoenix                    Phoenix              AZ           1985       1984       77,000           2.7
Phoenix East               Phoenix              AZ           1987       1984       66,000           2.0
Scottsdale                 Scottsdale           AZ           1985    1976/85       47,000           3.0
Scottsdale North           Scottsdale           AZ        1985/87       1985      112,000           4.1
Tempe                      Tempe                AZ           1984       1976       54,000           3.0
Warner (1)                 Mesa                 AZ           1995       1985       62,000           3.1
Colton                     Colton               CA           1985       1984       73,000           3.8
Culver City                Los Angeles          CA           1988       1989       76,000           1.4
Daly City                  Daly City            CA           1995       1989       96,000           5.2
El Cajon                   El Cajon             CA           1986       1977      127,000           6.0
El Cerrito                 Richmond             CA           1986       1987       62,000           1.5
Fontana Sierra             Fontana              CA           1987    1980/85       84,000           3.6
Hayward                    Hayward              CA           1985       1983       48,000           2.8

                                                                               APPROXIMATE
                               PROPERTY      PROPERTY     OWNED      YEAR     NET RENTABLE
      PROPERTY NAME            LOCATION        STATE      SINCE      BUILT     SQUARE FEET     ACREAGE
- -------------------------  ----------------  ---------  ---------  ---------  -------------  -----------
Huntington Beach           Huntington           CA           1988       1986       91,000           3.3
                           Beach
Kearney-Balboa             San Diego            CA           1986       1984       94,000           2.3
La Habra                   La Habra             CA           1986    1979/91       97,000           7.1
Mountain View              Mountain View        CA           1987       1986       29,000           0.7
Palo Alto                  Palo Alto            CA           1986       1987       49,000           1.4
S. San Francisco           San Francisco        CA           1987       1985       57,000           2.1
Santa Ana                  Santa Ana            CA           1986    1975/86      168,000           8.1
Solana Beach (3)           Solana Beach         CA           1987       1984       95,000           4.5
Sunnyvale                  Sunnyvale            CA           1986    1974/75      122,000           6.5
Union City                 Hayward              CA           1985       1985       42,000           2.9
Westwood                   Santa Monica         CA           1986       1988       38,000           0.3
Lakewood                   Golden               CO           1986       1985       67,000           2.7
Northglenn                 Northglenn           CO           1987       1979       75,000           5.5
Tamarac                    Denver               CO           1984       1977       25,000           1.9
Thornton                   Denver               CO           1984       1984       41,000           2.4
Windermere                 Littleton            CO           1984    1977/79       83,000           5.3
Military Trail             West Palm Beach      FL           1987       1981      124,000           9.4
Oakland Park               Ft. Lauderdale       FL           1985    1974/78      292,000          13.4
Seminole                   Seminole             FL           1986    1984/85       61,000           2.7
West Palm Beach            West Palm Beach      FL           1987       1975      163,000          11.8
Ansley Park                Atlanta              GA           1995       1991       69,000           1.4
Brookhaven                 Atlanta              GA           1995       1992       66,000           2.0
Decatur                    Atlanta              GA           1995       1992       63,000           2.5
Roswell                    Roswell              GA           1986       1986       57,000           3.8
Alsip                      Alsip                IL           1982       1980       66,000           4.6
Bridgeview                 Bridgeview           IL           1985       1983       75,000           4.1
Dolton                     Calumet City         IL           1982       1979       64,000           3.0
Hillside                   Hillside             IL           1988       1988       65,000           5.3
Lisle                      Lisle                IL           1986    1976/86       52,000           3.4
Lombard                    Lombard              IL           1982       1980       52,000           3.1
Oak Forest                 Orland Park          IL           1995       1991       63,000           3.9
Rolling Meadows            Rolling Meadows      IL           1982       1980       60,000           4.5
Schaumburg                 Schaumburg           IL           1982       1980       71,000           4.3
Willowbrook                Willowbrook          IL           1986    1979/82       44,000           3.3
College Park               Indianapolis         IN           1986       1984       70,000           6.0
Glendale                   Indianapolis         IN           1986       1985       60,000           5.6
Briggs Chaney              Silver Spring        MD           1994       1987       28,000           2.0
Clinton                    Clinton              MD           1986       1985       31,000           2.0
Crofton                    Gambrills            MD           1988       1985       40,000           2.1
Frederick                  Frederick            MD           1994       1987       32,000           1.7
Gaithersburg               Gaithersburg         MD           1994       1986       57,000           5.4
Germantown                 Germantown           MD           1994       1988       45,000           1.9
Laurel                     Laurel               MD           1988       1984       30,000           2.0
Oxon Hill                  Ft. Washington       MD           1994       1987       28,000           1.3
Suitland                   Suitland             MD           1987       1985       44,000           2.7
Ann Arbor                  Ann Arbor            MI           1988       1977       62,000           3.9
Canton (4)                 Canton               MI           1988       1986       58,000           3.3
Fraser (4)                 Fraser               MI           1988       1985       73,000           5.2
Grand Rapids               Grand Rapids         MI           1983       1978       46,000           3.2
Kalamazoo                  Kalamazoo            MI           1980       1980       43,000           3.0
Lansing                    Lansing              MI           1983    1978/79       41,000           2.5
Livonia (4)                Livonia              MI           1988       1985       67,000           4.8
Madison Heights            Madison Heights      MI           1995       1977       66,000           4.1
Plymouth                   Canton               MI           1985       1979       75,000           5.3
                           Township
Southfield                 Southfield           MI           1983       1976       77,000           4.3
Taylor                     Taylor               MI           1995       1980       66,000           4.2

                                                                               APPROXIMATE
                               PROPERTY      PROPERTY     OWNED      YEAR     NET RENTABLE
      PROPERTY NAME            LOCATION        STATE      SINCE      BUILT     SQUARE FEET     ACREAGE
- -------------------------  ----------------  ---------  ---------  ---------  -------------  -----------
Troy East                  Troy                 MI           1981    1975/77       79,000           4.8
Troy West                  Troy                 MI           1983       1979       88,000           5.2
Walled Lake                Walled Lake          MI        1985/89       1984       68,000           4.3
Warren (4)                 Warren               MI           1988       1985       68,000           4.6
Bellefontaine              St. Louis            MO           1985       1979       45,000           4.9
Brentwood                  Brentwood            MO           1988       1977       53,000           3.4
Olive Innerbelt            St. Louis            MO           1987    1952/86       94,000           2.5
Capital Blvd               Raleigh              NC           1994       1984       35,000           2.1
Cary                       Cary                 NC           1994       1984       62,000           4.7
Garner                     Garner               NC           1994       1987       28,000           3.1
Glenwood                   Raleigh              NC           1994       1983       31,000           1.9
Morrisville                Morrisville          NC           1994       1988       40,000           3.3
Old Bridge                 Matawan              NJ           1987       1987       78,000           6.1
Northern                   Long Island City     NY           1987       1940       78,000           1.9
Gold                       Brooklyn             NY           1986       1940      108,000           0.4
Utica                      Brooklyn             NY           1986       1964       71,000           1.1
Van Dam                    Long Island City     NY           1986       1925       63,000           0.5
Yonkers                    Yonkers              NY           1986       1928      102,000           1.6
Barbur Boulevard           Portland             OR           1995       1993       67,000           2.8
Beaverton                  Beaverton            OR           1985       1974       26,000           2.0
Denny Road                 Beaverton            OR           1989       1988       65,000           6.2
King City                  Tigard               OR           1987       1986       84,000           4.9
Liberty Road               Salem                OR           1995       1993       54,000           4.4
Oregon City                Portland             OR           1995       1992       57,000           3.2
Portland                   Portland             OR           1988       1988       49,000           2.1
Salem                      Salem                OR           1983    1979/81       67,000           3.8
Airport                    Philadelphia         PA           1986       1985      101,000           6.7
Edgmont                    Philadelphia         PA           1995       1992       64,000           5.5
West Chester (3)           West Chester         PA           1986       1980       87,000           7.0
Franklin (5)               Nashville            TN           1995       1995       55,000           3.3
Hermitage (6)              Nashville            TN           1995       1995       68,000          19.0
Medical Center (7)         Nashville            TN           1994       1995       60,000           2.3
Arlington                  Arlington            TX           1986       1984       57,000           2.7
Bandera Road               San Antonio          TX           1988       1981       76,000           3.6
Bedford                    Bedford              TX           1985       1984       69,000           2.7
Beltline Rd.               Irving               TX           1989    1985/86       89,000           6.3
Blanco Road                San Antonio          TX           1988    1989/91       66,000           3.6
Euless Blvd.               Hurst                TX           1987       1974       68,000           4.7
Federal                    Houston              TX           1988       1988       55,000           3.4
Fredricksburg              San Antonio          TX           1987    1978/82       82,000           4.5
Greenbriar                 Houston              TX           1989       1988       60,000           1.8
Hill Country Village       San Antonio          TX           1985       1982       79,000           4.0
Hillcroft (3)              Houston              TX           1991       1988       59,000           3.4
Imperial Valley            Houston              TX           1988       1987       54,000           3.1
Irving                     Irving               TX           1985    1975/84       78,000           4.2
Kingwood                   Kingwood             TX           1988       1988       54,000           3.3
MacArthur Blvd.            Irving               TX           1986       1984       63,000           7.2
Medical Center             Houston              TX           1989       1989       57,000           2.6
North Austin               Austin               TX           1986       1982       76,000           5.9
Park Cities East           Dallas               TX           1995       1995       56,000           4.3
Parker Road                Plano                TX           1995       1995       46,000           3.5
San Antonio NE             San Antonio          TX           1985       1982       74,000           3.6
South Hwy (6)              Houston              TX           1995       1995       53,000           4.1
Sugarland                  Sugarland            TX           1988       1987       55,000           3.0
Thousand Oaks              San Antonio          TX           1986       1987       53,000           2.9
Universal City (1)         San Antonio          TX           1995       1985       77,000           5.1
Westheimer                 Houston              TX           1986       1977       73,000           3.7

                                                                               APPROXIMATE
                               PROPERTY      PROPERTY     OWNED      YEAR     NET RENTABLE
      PROPERTY NAME            LOCATION        STATE      SINCE      BUILT     SQUARE FEET     ACREAGE
- -------------------------  ----------------  ---------  ---------  ---------  -------------  -----------
Woodlands                  Houston              TX           1988       1988       64,000           3.8
Bayside                    Virginia Beach       VA           1988       1984       28,000           1.7
Cedar Road                 Chesapeake           VA           1994       1989       36,000           2.1
Charlottesville            Charlottesville      VA           1994       1984       32,000           2.1
Crater Road                Petersburg           VA           1994       1987       36,000           3.8
Dale City                  Dale City            VA           1994       1986       31,000           1.6
Fairfax                    Fairfax              VA           1986       1980       62,000           5.6
Falls Church               Falls Church         VA           1987       1988       93,000           1.5
Gainesville                Gainesville          VA           1994       1988       31,000           2.0
Herndon                    Herndon              VA           1988       1985       39,000           3.0
Holland Road               Virginia Beach       VA           1994       1985       34,000           3.9
Jefferson Davis Hwy        Richmond             VA           1994       1990       35,000           5.2
Kempsville                 Virginia Beach       VA           1989       1985       33,000           2.0
Laskin Road                Virginia Beach       VA           1994       1984       39,000           2.5
Manassas East              Manassas             VA           1988       1984       35,000           2.0
Manassas West              Manassas             VA           1988       1985       35,000           1.5
Newport News S.            Newport News         VA        1985/92       1985       60,000           3.9
North Richmond             Richmond             VA           1988       1984       37,000           2.6
Princess Anne Road         Virginia Beach       VA           1994       1985       40,000           2.2
Temple Avenue              Petersburg           VA           1994       1989       34,000           4.0
Virginia Beach             Virginia Beach       VA           1989       1985       36,000           2.3
Aurora North               Seattle              WA           1986       1978       58,000           1.6
Bellevue East and West     Bellevue             WA           1984       1975      165,000          10.8
(8)
Bellingham                 Bellingham           WA           1981       1981       73,000           5.7
Burien                     Seattle              WA           1985       1974       92,000           5.3
Capitol Hill (9)           Seattle              WA           1987       1988       76,000           0.7
Downtown Seattle (10)      Seattle              WA           1986       1912       28,000           0.3
East Lynnwood              Lynnwood             WA           1986       1978       80,000           3.8
Edmonds                    Edmonds              WA           1984    1974/75      120,000           6.5
Everett                    Everett              WA           1981       1978       64,000           4.2
Factoria                   Bellevue             WA           1984       1984       57,000           3.8
Federal Way                Federal Way          WA           1984       1975      134,000           5.7
Fife (11)                  Tacoma               WA           1984       1977       64,000           3.9
Highland Hill              Tacoma               WA           1981       1982       60,000           3.9
Interbay                   Seattle              WA           1987       1988       80,000           0.4
Issaquah                   Issaquah             WA           1985       1986       56,000           4.7
Lake City (1)              Seattle              WA           1995       1987       51,000           1.1
North Spokane              Spokane              WA           1984       1976       76,000           4.1
Renton                     Renton               WA           1984    1979/89       80,000           4.5
Sea-Tac                    Seattle              WA           1985       1979       60,000           3.0
Seattle                    Seattle              WA           1983       1979       79,000           4.5
Smokey Point               Arlington            WA           1987    1984/87       34,000           2.2
South Hill                 Seattle              WA           1995       1980       44,000           2.8
South Tacoma               Tacoma               WA           1987       1975       46,000           3.1
Southcenter                Renton               WA           1985       1979       67,000           4.1
Tacoma Interstate (11)     Tacoma               WA       87/88/91    1979/81      128,000          12.2
Totem Lake                 Kirkland             WA           1984       1978       61,000           2.6
Vancouver Mall             Vancouver            WA           1980       1982       46,000           3.3
West Seattle               Seattle              WA           1980       1981       48,000           3.4
Woodinville                Woodinville          WA           1984    1982/84       70,000           3.5
Forest (2)                 Brussels           Belgium        1995       1995       49,000           0.4
Molenbeek (2)              Brussels           Belgium        1995       1995       34,000           0.5
Waterloo (2)               Waterloo           Belgium        1995       1995       86,000           3.5

- ------------------------------
 (1) The Company owns a 59.5% interest in this property.

 (2) The Company owns an 85.6% interest in this property.

 (3) The Company does not have fee title, but has a long-term lease, with respect to the land on which property is located.

 (4) Through its ownership in SJP II (a joint venture with IDS1), the Company owns a 30% interest in this property.

 (5) The Company owns a 92% interest in this property.

 (6) The Company owns a 50% interest in this property.

 (7) The Company owns a 67% interest in this property.

 (8) Bellevue East and Bellevue West are now operated as one property.

 (9) The Company owns a 90% interest in this property.

(10) Property is a commercial building.

(11) Property is a business park.

    The following table sets forth information regarding weighted average net rentable square foot occupancy and weighted average annual rent per net rentable square foot for the domestic self storage properties owned by the Company (and its predecessors) for the years ended December 31, 1993, 1994 and 1995 and the quarter ended March 31, 1996.

                                                   WEIGHTED AVERAGE OCCUPANCY
                                     ------------------------------------------------------   AVERAGE RENT PER SQUARE FOOT
                                                                                             -------------------------------
                                                  YEAR ENDED
                                                 DECEMBER 31,                THREE MONTHS        YEAR ENDED DECEMBER 31,
                                     -------------------------------------  ENDED MARCH 31,  -------------------------------
STATE                                  1993(1)       1994         1995           1996         1993(1)     1994       1995
- -----------------------------------  -----------     -----        -----     ---------------  ---------  ---------  ---------
Arizona............................          97%          91%          84%            79%    $    6.26  $    7.50  $    9.15
California.........................          88           86           85             85          8.85       9.28      10.04
Colorado...........................          96           91           88             82          6.30       7.01       7.52
Florida............................          83           85           83             84          7.67       7.70       8.12
Illinois...........................          91           95           95             89          7.47       7.84       8.30
Michigan...........................          87           91           93             90          6.08       6.66       7.38
New York...........................          80           87           92             90         14.34      14.63      15.14
Oregon.............................          89           93           92             92          6.82       7.22       7.77
Texas..............................          79           87           82             77          7.41       7.63       8.13
Virginia...........................          90           89           90             90          9.40       9.94       8.95
Washington.........................          88           88           89             90          7.58       7.83       8.17
Other..............................          89           92           89             87          7.95       8.53       9.48
                                             --           --           --             --
                                                                                             ---------  ---------  ---------
    Total..........................          87%          89%          88%            86%    $    7.84  $    8.25  $    8.84
                                             --           --           --             --
                                             --           --           --             --
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------


                                        THREE
                                       MONTHS
                                     ENDED MARCH
STATE                                 31, 1996
- -----------------------------------  -----------
Arizona............................   $    9.05
California.........................       10.21
Colorado...........................        7.76
Florida............................        8.72
Illinois...........................        8.50
Michigan...........................        7.73
New York...........................       15.49
Oregon.............................        8.21
Texas..............................        8.33
Virginia...........................        9.14
Washington.........................        7.98
Other..............................       10.05

                                     -----------
    Total..........................   $    9.04

                                     -----------
                                     -----------

- ------------------------
(1) Calculated as the weighted average of the original 137 properties owned by the Company.

    The following table sets forth same store information regarding aggregate weighted average net rentable square foot occupancy and weighted average annual rent per net rentable square foot for the 137 self storage properties originally owned by the Company for the years ended December 31, 1991 through December 31, 1995 and the quarter ended March 31, 1996.

                                                                     YEAR ENDED DECEMBER 31,                      THREE MONTHS
                                                 ---------------------------------------------------------------  ENDED MARCH
                                                  1991 (1)     1992 (1)     1993 (1)       1994         1995        31, 1996
                                                 -----------  -----------  -----------  -----------  -----------  ------------
Weighted average occupancy.....................         82%          86%          87%          89%          88%           86%
Weighted average rent per square foot..........  $    7.35    $    7.68    $    7.84    $    8.25    $    8.84     $    9.04

- ------------------------
(1) Calculated as a simple average for the 17 partnerships included in the Consolidation.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK AND CLASS B COMMON STOCK

    The Company has authority to issue 120,000,000 shares of Class A Common Stock, par value $.001 per share, and 500,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"). At May 31, 1996, the Company had outstanding 24,046,517 shares of Common Stock and 154,604 shares of Class B Common Stock. The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation and Bylaws.

    TERMS. Subject to the preferential rights of any other shares or series of stock, holders of Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares of Common Stock by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Stock.
See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock (together with holders of Class B Common Stock) will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock. The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of the Company's Common Stock and Class B Common Stock voting for the election of directors can elect all the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. All shares of Common Stock now outstanding are, and additional shares of Common Stock issued pursuant to the Mergers will be when issued, fully paid and nonassessable, and no shares of Common Stock are or will be subject to preemptive or similar rights.

    The Class B Common Stock has rights substantially similar to those of the Common Stock. Each holder of Class B Common Stock was entitled to a loan from the Company in an amount necessary to satisfy the holder's general partner capital obligation to certain partnerships that were acquired by the Company in the Consolidation. Each loan is secured by a pledge of the Class B Common Stock held by the borrowing stockholder. Upon repayment of a portion of the loan, that portion of the Class B Common Stock equal to the percentage of the loan principal repaid is released from the pledge and is convertible, on a share-for-share basis, into shares of Common Stock. Class B Common Stock is not publicly traded but is transferable upon its release from the pledge.

    RESTRICTIONS ON OWNERSHIP. For the Company to qualify as a REIT under the Code not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company has taken certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "-- Restrictions on Transfers of Capital Stock; Excess Stock."

    TRANSFER AGENT. The registrar and transfer agent for the Common Stock and Class B Common Stock is Gemisys Corporation.

    STOCKHOLDER RIGHTS PLAN. Pursuant to the Rights Agreement dated as of March 17, 1994, between the Company and Gemisys Corporation, as Rights Agent (the "Rights Agreement"), holders of shares of the Common Stock and the Class B Common Stock have certain rights to purchase shares of the Company's Series A Junior Participating Preferred Stock (the "Junior Preferred Shares") exercisable only in certain circumstances (the "Rights"). The Rights, which are represented by certificates for the Common Stock and the Class B Common Stock, trade together with the Common Stock and the Class B Common Stock until a Distribution Date (as defined below). Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase one one-hundredth of a Junior Preferred Share at $65 per one one-hundredth of a Junior Preferred Share (subject to adjustment, the "Purchase Price").

    Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Common Stock and Class B Common Stock and (b) 10 business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Stock and Class B Common Stock (the earlier of such dates, the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock and the Class B Common Stock certificates outstanding as of March 25, 1994 (the "Rights Record Date"), by such Common Stock and Class B Common Stock certificate, with a copy of a Summary of Rights to Purchase Preferred Shares (the "Summary of Rights") attached thereto.

    The Rights Agreement provides, that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock or Class B Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock or Class B Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of Common Stock or Class B Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock or Class B Common Stock outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock or the Class B Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock and the Class B Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on March 17, 2004, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

    The Purchase Price payable and the number of Junior Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (b) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares, or (c) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundredths of a Junior Preferred Share issuable upon exercise of each Right is also subject to adjustment in the event of a stock split of the Common Stock or the Class B Common Stock or a dividend on the Common Stock or the Class B

Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock or the Class B Common Stock occurring, in any such case, prior to the Distribution Date.

    Junior Preferred Shares purchasable upon exercise of the Rights will be redeemable only in accordance with the redemption provisions discussed under "-- Restrictions on Transfers of Capital Stock; Excess Stock." Each holder of Junior Preferred Shares will be entitled to a minimum preferential quarterly dividend payment of the greater of $1 per share and a per share dividend of 100 times the aggregate dividends declared per share of Common Stock or Class B Common Stock. In the event of liquidation, the holders of Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share or, if greater, to an aggregate per share payment of 100 times the aggregate payment made per share of Common Stock or Class B Common Stock. Each Junior Preferred Share will have 100 votes, voting together with the Common Stock and the Class B Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock and Class B Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock and Class B Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock or Class B Common Stock having a market value, as of the date of exercise, of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock and Class B Common Stock, the Company's Board of Directors may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one share of Common Stock or Class B Common Stock, or one one-hundredth of a Junior Preferred Share (or of a share of a class or series of the Company's Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions that are integral multiples of one one-hundredth of a Junior Preferred Share, which may, at the Company's election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to any person or group becoming an Acquiring Person, the Company's Board of Directors may redeem the Rights in whole, but not in part, at the price of $.0001 per Right, with adjustments for stock splits, stock dividends or other similar transactions (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, including an amendment to lower certain 10% thresholds described above to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding Common Stock and Class B Common Stock then known to the Company to be beneficially owned by any person or group of affiliated persons and (b) 9.8%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on substantially all the Rights being acquired. The Rights will not interfere with any merger or other business combination approved by the Company's Board of Directors since the Company's Board of Directors may, at its option, at any time prior to any person or group becoming an Acquiring Person, redeem all, but not less than all, the then-outstanding Rights at the Redemption Price.

PREFERRED STOCK

    The Company is authorized to issue 40,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares are outstanding. The Company has designated 2,800,000 shares of the Preferred Stock as the Junior Preferred Shares issuable in connection with the Rights Agreement discussed under "-- Common Stock and Class B Common Stock -- Stockholder Rights Plan." The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation and Bylaws.

    Shares of Preferred Stock may be issued from time to time in one or more series as authorized by the Company's Board of Directors. Subject to limitations prescribed by the Delaware General Corporation Law and the Certificate of Incorporation, the Company's Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock as well as the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series. The Board of Directors or a committee thereof is authorized to fix provisions for each series of Preferred Stock concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other matters fixed by resolution. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains qualified as a REIT, the Certificate of Incorporation, subject to certain exceptions, provides that the Company may prevent the transfer and/or call for redemption of shares of the Company (whether Common Stock, Class B Common Stock or Preferred Stock) if more than 50% of the outstanding shares would be owned, actually or constructively, by five or fewer persons (defined to include individuals, corporations, partnerships, joint ventures and similar entities) or if one person would own, actually or constructively, more than 9.8% of the total outstanding shares (or such higher percentage as may be determined by the Company's Board of Directors (the "Ownership Limit")). In addition, the Company may prevent such transfers and/or call for redemption of such shares if the Company's Board of Directors determines in good faith that the shares have or may become concentrated to the extent that may prevent the Company from qualifying as a REIT. See "Material Federal Income Tax Considerations -- Taxation of the Company as a REIT -- Requirements for Qualification." Any class or series of Preferred Stock may be subject to these restrictions if so stated in the resolutions providing for the issuance of such Preferred Stock. Any corporate investor wishing to acquire or own more than 9.8% of the total outstanding shares may petition the Company's Board of Directors in writing for approval. The Company's Board will grant such request unless it determines in good faith that the acquisition or ownership of such shares would jeopardize the Company's qualification as a REIT under existing federal tax laws and regulations. Any corporate investor intending to acquire shares in excess of the Ownership Limit must give written notice to the Company of the proposed acquisition no later than the date on which the transaction occurs and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Company's Board of Directors to evaluate or to protect against any adverse effect of the transfer. Notwithstanding the foregoing, the Company's Board of Directors is not required to grant a request to adjust the Ownership Limit if the Company's Board of Directors believes, based on advice of legal counsel, that the granting of such request would cause the Company's Board of Directors to breach its fiduciary duties to the stockholders of the Company.

    If, despite the restrictions noted above, any person acquires shares of the Company's Common Stock and Class B Common Stock in excess of the Ownership Limit (applying certain constructive ownership provisions), the shares most recently acquired by such person in excess of the Ownership Limit will be automatically exchanged for an equal number of shares of Excess Stock. The Company is authorized to issue 160,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Certificate of Incorporation, shares of Excess Stock have the following characteristics: (a) owners of Excess Stock are not entitled to exercise voting rights with respect to the Excess Stock; (b) Excess Stock shall not be deemed outstanding for purposes of determining a quorum at any annual or special meeting of stockholders; and (c) Excess Stock will not be entitled to any dividends or other distributions. Any person who becomes an owner of Excess Stock is obligated to immediately give the Company written notice of such fact and certain information required by the Certificate of Incorporation. Excess Stock is also deemed to have been offered for sale to the Company or its designee for a period of 120 days from the later of (i) the date of the transfer that created the Excess Stock if the Company has actual notice that such transfer created the Excess Stock and (ii) the date on which the Company's Board of Directors determines in good faith that the transfer creating the Excess Stock has occurred. The Company has the right during such time period to accept the deemed offer or, in the Board of Directors' discretion, the Company may acquire and sell, or cause the owner to sell, the Excess Stock. The price for the Excess Stock will be the lesser of (y) the closing price of the shares exchanged into Excess Stock on the national stock exchange on which the shares are listed as of the date the Company or its designee acquires the Excess Stock or, if no such price is available, as determined in good faith by the Company's Board of Directors and (z) the price per share paid by the owner of the shares that were exchanged into Excess Stock or, if no purchase price was paid, the fair market value of such shares on the date of acquisition as determined in good faith by the Company's Board of Directors. Upon such transfer or sale, the Excess Stock will automatically convert to Common Stock with all voting and dividend rights effective as of the date of such conversion; provided, however, that the owner will not be entitled to receive dividends payable with respect to Common Stock for the period during which the shares were Excess Stock.

    All certificates of Common Stock and Class B Common Stock, any other series of the Company's Common Stock or Class B Common Stock and any class or series of Preferred Stock will bear a legend referring to the restrictions described above. All persons who own a specified percentage (or more) of the outstanding capital stock of the Company must file an affidavit with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between
 .5% and 5%, depending on the number of record holders of capital stock. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       DISSENTERS' RIGHTS OF UNITHOLDERS

    The following is a summary of the rights of Unitholders who dissent from the Mergers. The summary does not purport to be complete and is qualified in its entirety by reference to Section 25.10.900 et seq. of the WULPA (the "Dissenters' Rights Statute"), a copy of which is attached as Appendix E to this Proxy Statement/Prospectus). Holders of Common Stock will not be entitled to dissenters' rights as a result of the Mergers because they are not entitled to vote on the Mergers.

    Any Unitholder contemplating the exercise of dissenters' rights is urged to review the full text of the Dissenters' Rights Statute. The procedures set forth in such Statute must be followed exactly or dissenters' rights may be lost.

    A Unitholder who properly follows the procedures for dissenting and demanding payment for his or her Units pursuant to the Dissenters' Rights Statute may be entitled to receive in cash the "fair value" of his or her Units plus accrued interest in lieu of the consideration provided in the Acquisition Agreement. The "fair value" of a dissenting Unitholder's Units will be the value of the Units immediately prior to the Effective Time. The "fair value" could be more than, equal to or less than the value of the consideration the Unitholder would have received pursuant to the Acquisition Agreement if the Unitholder had not dissented. In the event the dissenting Unitholder and the Company cannot agree on the "fair value" of the dissenter's Units, "fair value" may ultimately be determined by a court in an appraisal proceeding.

    Not less than ten days prior to the approval of the Merger, the Partnership must send a written notice to all Unitholders entitled to approve the Merger that they may be entitled to assert dissenters' rights and include a copy of the Dissenters' Rights Statute. To properly exercise dissenters' rights with respect to the Merger and to be entitled to payment under the Dissenters' Rights Statute, a Unitholder must, among other things, not vote in favor of the Merger and, upon receipt of a dissenters' notice from the Partnership (as described below), timely deliver a demand for payment. A VOTE AGAINST IS NOT IN ITSELF A SUFFICIENT EXERCISE OF DISSENTERS' RIGHTS. Any Unitholder who wishes to dissent and who executes and returns the accompanying proxy must either vote "against" or "abstain" as to his or her Partnership's participation in the Merger. If the Unitholder returns a signed ballot without voting, or votes in favor of the Merger, the Unitholder will be deemed to have voted in favor of the Merger, and the Unitholder will lose any dissenters' rights. Within ten days after the approval of the Merger, the Partnership will send a written dissenters' notice to each Unitholder who satisfied the requirements above, indicating where the payment demand must be sent and informing Unitholders as to the extent transfer of the Units will be restricted. Such notice will include, among other things, a form of payment demand and the date by which the Partnership must receive the payment demand, which date may not be less than 30 or more than 60 days after the dissenters' notice is delivered. Unitholders who fail to file a timely written intent to demand payment or who vote in favor of the approval of the Acquisition Agreement and the transactions contemplated thereby will not be entitled to receive the dissenters' notice and will be bound by the terms of the Acquisition Agreement.

    Within 30 days after the later of the Effective Time and the date the payment demand is received, each Partnership will pay each dissenter who is a Unitholder of that Partnership and who complied with the conditions above the amount that the Partnership estimates to be the fair value of his or her Units, plus accrued interest. The payment must be accompanied by, among other things,
(i) copies of the Partnership's financial statements for the most recent fiscal year, (ii) an explanation of how the Partnership estimated the fair value of the Units and how the accrued interest was calculated, (iii) a statement of the dissenters' right to demand payment and (iv) a copy of the Dissenters' Rights Statute.

    A dissenter may notify the Partnership in writing of the dissenter's own estimate of the fair value of the dissenter's Units and the amount of interest due, and demand payment of the dissenter's estimate, less any payment made, if:

        (a) the dissenter believes that the amount paid is less than the fair value of the dissenter's Units or that the interest due is incorrectly calculated;

        (b) the Partnership fails to make payment within 60 days after the date set for demanding payment; or

        (c) the Merger is not effected and the Partnership does not release the transfer restrictions imposed on Units within 60 days after the date set forth demanding payment.

    A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies the Partnership of his or her demand in writing within 30 days after the Partnership makes payment for the dissenter's Units.

    If a demand for payment remains unsettled, the Partnership will commence a proceeding in the Superior Court of King County, Washington, within 60 days after receiving the payment demand and petition the court to determine the fair value of the Units and accrued interest. If the Partnership does not commence such proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. The Partnership will make all dissenters (whether or not residents of Washington) whose demands remain unsettled parties to the proceeding as in an action against their Units, and all parties must be served with a copy of the petition. The Partnership may join as a party to the proceeding any Unitholder who claims to be a dissenter but who has not, in the Partnership's opinion, complied with the provisions of the Dissenters' Rights Statute. If the court determines that such Unitholder has not complied with the provisions of the Dissenters' Rights Statute, the Unitholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's Units, plus interest, exceeds the amount paid by the Partnership.

                         ESTIMATED TAXABLE GAIN OR LOSS

    In order  to  assist  Unitholders  in  estimating  the  federal  income  tax consequences  of  the  Mergers, the  following  table, prepared  by  the General
Partners, sets forth the estimated gain or loss that may be realized by Unitholders receiving Shares in the Mergers in exchange for each Unit. These estimates assume that the fair market value of the Shares is equal to the Net Asset Values of the assets acquired in the Mergers. The actual amount and timing of gain or loss recognized by each Unitholder will depend upon a variety of factors including the actual value of the Shares at the Closing Date for federal income tax purposes (which may be different than the estimates set forth below) and the adjusted tax basis of the Partnership's assets as of the Closing Date. These estimates assume that the Unitholder acquired his or her Units in the original offering and not through the secondary market. Purchasers of Units on the secondary market may recognize additional gain to the extent the fair market value of the Shares and amount of cash received as additional consideration or in lieu of fractional shares exceeds such Unitholder's adjusted tax basis in his or her Units (adjusted to reflect its allocable share of Partnership gain or loss recognized on the Mergers). See "Material Federal Income Tax Considerations."

                                                            MERGER
                                                         CONSIDERATION    TAX BASIS    ESTIMATED TAXABLE GAIN
PARTNERSHIP                                              PER UNIT (1)    PER UNIT(2)        PER UNIT (3)
- ------------------------------------------------------  ---------------  -----------  -------------------------
IDS1..................................................     $     257      $     214           $      43
IDS2..................................................           222            220                   2
IDS3..................................................           308            236                  72

- ------------------------
(1) "Merger Consideration Per Unit" is computed by dividing that portion of the Net Asset Value allocable to the Unitholders by the number of outstanding Units in each Partnership and assumes that the Share Price is within the Share Price Range.

(2) "Tax Basis Per Unit" is computed by dividing the adjusted portion of the tax basis of each Partnership's assets net of the Partnership's liabilities as of December 31, 1995 that is allocable to the Unitholders by the number of outstanding Units in such Partnership. The adjusted tax basis will differ from the above amounts depending upon the timing of the Mergers.

(3) "Estimated Taxable Gain Per Unit" is computed by subtracting the tax basis from the Merger Consideration Per Unit for each Partnership.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following discussion summarizes certain material federal income tax considerations that affect a Unitholder's exchange of Units for Shares in a Merger and his or her subsequent ownership and disposition of such Shares. The discussion is general in nature and is not tax advice. It is, of course, not possible to discuss all aspects of federal income tax law that may have relevance with respect to the Mergers based on the individual circumstances of particular Unitholders in light of their personal investment or tax circumstances, or to certain types of investors (including insurance companies, financial institutions or broker-dealers, foreign corporations or partnerships and, except to the limited extent described below, tax-exempt organizations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. This analysis is not intended as a substitute for careful tax planning, and prospective investors are urged to consult their own tax advisors, attorneys or accountants with specific reference to their own tax situation and potential changes in the applicable law. No representations are made as to state, local or foreign tax consequences to any Unitholder resulting from the Mergers and the subsequent ownership and disposition of the Shares. ACCORDINGLY, UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF UNITS FOR SHARES AND CASH, IF ANY, AND THEIR SUBSEQUENT OWNERSHIP AND DISPOSITION OF SUCH SHARES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

OPINION OF COUNSEL

    The Partnerships have obtained an opinion of Perkins Coie, counsel to the Partnerships ("Counsel"), concerning the likely outcome on the merits of the material federal income tax issues. The summary of federal income tax considerations to the Unitholders set forth in this Proxy Statement/ Prospectus has been reviewed by Counsel, and, to the extent such summary involves matters of law or legal conclusions, Counsel is of the opinion that such statements are correct. Such opinion and the discussion herein are based on the Code, as amended, applicable Treasury Regulations adopted thereunder, reported judicial decisions and IRS rulings, all as of the date hereof, and certain representations of the Company and the General Partners and factual assumptions related to the ownership and operation of the Company and the Partnerships, and assume that the actions described in this Proxy Statement/Prospectus are completed in a timely fashion. In the opinion of Counsel, the following discussion fairly summarizes the federal income tax considerations that are likely to be material to the holder of Units who exchanges such Units for Shares. There can be no assurance, however, that the legal authorities on which such opinion and this discussion are based will not change, perhaps retroactively, that the Company's representations and factual assumptions underlying this discussion will be accurate or that there will not be a change in the future in the circumstances of the Company that would affect this discussion. Accordingly, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. Although reasonable arguments can be made for the positions that the Company proposes to take as to tax matters as described in this Proxy Statement/Prospectus, the federal income tax consequences of a proposed investment in the Company cannot be predicted with certainty, and there can be no assurance as to how the law will develop, or, if various issues are litigated, the outcome of the court decisions.

    Specifically, Counsel has reached the following conclusions regarding the material federal income tax issues under the law as currently in effect: (a) the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation as described in this Proxy Statement/Prospectus and as represented by the Company has permitted, and will continue to permit, it to continue to so qualify for its prior, current and future taxable years; (b) based on the General Partners' representation that the assets of the Partnerships are held by the Partnerships for investment and not for sale to customers in the ordinary course of a trade or business, the Mergers will not result in recognition of a material amount of unrelated business taxable income by any tax-exempt Unitholder that does not hold its interest in a Partnership either as a dealer under Code Section 512(b)(5)(B) or as "debt-financed property" within the meaning of Code Section 514, and is not an organization described in Code Section 501(c)(7) (social clubs), 501(c)(9) (voluntary employee beneficiary associations), 501(c)(17) (supplemental unemployment benefit trusts) or 501(c)(20) (qualified group legal services plans); (c) the Mergers will be taxable events for Unitholders in which gain or loss will (subject to the limits described below) be recognized to the extent of each Unitholder's allocable share of the difference between (i) the sum of the fair market value of the Shares received by a Partnership from the Company, the amount of any cash paid by the Company to the Partnership as additional consideration or in lieu of a fractional Share and the amount of any liabilities of the Partnership assumed or pertaining to properties acquired by the Company and (ii) the Partnership's adjusted tax basis in its assets exchanged therefor; and (d) Unitholders will recognize gain on receipt of the Shares in the Merger to the extent that the fair market value of the Shares and the amount of cash received as additional consideration or in lieu of a fractional Share exceeds the Unitholder's adjusted tax basis in his or her Units exchanged therefor.

    With respect to the opinion of Counsel relating to the qualification of the Company as a REIT, it should be noted that whether the Company will qualify as a REIT under the Code in prior, current and future taxable years will depend on whether the Company met or meets the various qualification tests imposed under the Code (discussed below) through actual annual operating results, distribution levels and diversity of stock ownership. The results of these tests have not been and will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year have satisfied and will satisfy such requirements. See "-- Taxation of the Company as a REIT--Requirements for Qualification" and "-- Failure to Qualify."

TAX CONSEQUENCES OF THE MERGERS

    TAX CONSEQUENCES OF ACQUISITION. In the Mergers, solely for federal income tax purposes, each Partnership's assets will be treated as being transferred to the Company in return for Shares of the Company and cash paid as additional consideration or in lieu of fractional Shares. Such transfer will (subject to the limits described below) result in recognition of gain or loss by each Partnership and, therefore, will result in recognition of gain or loss by the Unitholders in each Partnership (other than certain tax-exempt Unitholders who had not held their Units as a dealer under Code Section 512(b)(5)(B) or as "debt-financed property" within the meaning of Code Section 514). See "-- Consequences to Tax-Exempt Unitholders." The overall amount of gain or loss recognized by each Partnership will (subject to the limits described below) equal the difference between (a) the sum of the fair market value of the Shares received by the Partnership in the Merger plus any cash paid by the Company to the Partnership as additional consideration or in lieu of a fractional Share and the amount of liabilities of the Partnership assumed or pertaining to properties acquired by the Company and (b) the Partnership's adjusted tax basis in the assets exchanged therefor. Counsel can give no opinion regarding the amount of gain or loss recognized by a Partnership because of the factual nature of the determination. To assist the Unitholders in estimating the tax cost associated with the Mergers, the General

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Partners have prepared a table estimating the amount of gain or loss that may be recognized by a Unitholder receiving Shares in the Mergers in exchange for each Unit. See "Estimated Taxable Gain Or Loss."

    As  of December  31, 1995,  no Partnership has  made an  election under Code
Section 754. Accordingly, the amount of gain or loss recognized by a Partnership as a result of the Mergers will be not be determined by reference to the purchase price paid prior to 1996 by any Unitholder for his or her Units. The Partnerships may make an election under Code Section 754 in 1996 to adjust the tax basis of their assets to reflect the amount paid by any Unitholder purchasing his or her interest in the Partnerships during 1996. Any reduction in gain or increase in loss resulting from this adjustment in tax basis will be allocated entirely to such purchasing Unitholders. As described in greater detail below, the basis that each Unitholder will have in Shares received as a result of the Mergers will equal the Unitholder's basis in his or her Units, adjusted to reflect any gain or loss recognized on the distribution of Shares or cash to the Unitholder and any gain or loss allocated to him or her from his or her Partnership as a result of the Mergers.

    ALLOCATION OF GAIN OR LOSS AMONG PARTICIPATING UNITHOLDERS. The amount of gain or loss recognized by the Partnerships in the year of the Mergers will be allocated among their respective Unitholders in accordance with the terms of their respective Partnership Agreements. Pursuant to these terms, in the case of Partnerships that recognize a gain or loss on the Mergers, each Unitholder will be allocated and must report its allocable share of such gain or loss.

    CHARACTERIZATION OF GAIN OR LOSS. In general, gains or losses realized with respect to transfers of the assets of each of the Partnerships will be treated as realized from the sale of a Code "Section 1231" asset (i.e., real property and depreciable assets used in a trade or business and held for more than one year). A Unitholder's share of gains or losses from the sale of Section 1231 assets of a Partnership would be combined with any other Section 1231 gains and losses recognized by such Unitholder in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, such gain is characterized as a capital gain; provided, however, that such gain will be treated as ordinary income to the extent the Unitholder has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured"
Section 1231 losses means a Unitholder's aggregate Section 1231 losses for the five most recent prior years that have not previously been recaptured. In addition, a Unitholder's net gain will be treated as ordinary income to the extent such gain is attributable to previously allowed depreciation deductions subject to recapture under Code Section 1245 or 1250.

    Each Partnership has incurred syndication costs in connection with its initial offering of the Units. In connection with a liquidation of a partnership, the IRS has suggested that syndication costs are deductible by a partner only to the extent that the amount of cash liquidation proceeds received by the partner are less than the adjusted tax basis of his or her partnership interest. It is not clear, therefore, whether Unitholders will realize a deduction in connection with these syndication expenditures as a result of the Merger. Counsel is of the belief, however, that because a Unitholder of a Partnership participating in a Merger is treated as having liquidated his or her interest in the Partnership, the Unitholder's allocable share of these syndication costs should be deductible as a capital loss in the year of the Merger. This capital loss is generally deductible to the extent of the Unitholder's other capital gains recognized during the year including the Unitholder's share of Section 1231 gain recognized in the Merger. The estimates provided in "Estimated Taxable Gain or Loss" reflect the taxable gain net of the capital loss realized from the syndication expense.

    Any gain recognized as a result of the distribution of Shares or cash to a Unitholder as described below will be treated as capital gain except to the extent a portion of the gain is attributable to previously allowed depreciation deductions subject to recapture under Code Section 1245 or 1250.

    For purposes of the passive activity rules of Code Section 469, gains or losses recognized from transfers of the Partnerships' assets generally should be treated as passive activity income or loss. The Code provides that, in general, a taxpayer who disposes of his or her entire interest in a passive activity during a taxable year is entitled to treat the excess of passive losses from such activity

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(including such activity's suspended passive losses from prior periods plus  any loss recognized on the disposition) over that year's passive income or gains from all the taxpayer's activities as not being subject to passive activity loss limitations. For this provision to apply, however, the taxpayer must dispose of his or her entire interest in the passive activity to an unrelated taxpayer. Because a Unitholder who receives Shares in the Company has a continuing indirect interest in the Partnership's activity following the Mergers, it is uncertain whether the Mergers will result in a disposition of a Unitholder's entire interest in the passive activity of a Partnership. Dissenting Unitholders receiving solely cash, however, should be treated as having disposed of their entire interest in the Partnership and therefore should be able to utilize this provision of the Code.

    MERGERS OF THE PARTNERSHIPS. Upon consummation of the Mergers, each Partnership will cease to exist and will be treated for federal income tax purposes as distributing to its Unitholders the Shares it is treated as receiving in the Merger. The taxable year of each Partnership will end at such time. Assuming the Closing Date is no later than December 31, 1996, each Unitholder must report, in his or her taxable year that includes the Merger, his or her share of all income, gain, loss, deduction and credit for such Partnership for the period January 1, 1996 through the date of the Merger (including his or her allocable share of the gain or loss resulting from the Merger described above). Accordingly, an individual Unitholder would report on his or her return for 1996 his or her share of all income, gain, loss, deduction and credit for such Partnership, including any gain or loss from the Merger. A Unitholder whose taxable year differs from that of the Partnership's could have a "bunching" of income from the Partnership and the Company because of the short taxable year of the Partnership. However, a Unitholder whose taxable year is the calendar year will not experience any "bunching" of income.

    DISTRIBUTION OF SHARES. The distribution by a Partnership of Shares or cash to a Unitholder will be taxable to the Unitholder to the extent that the fair market value of the Shares distributed to such Unitholder and the amount of cash paid as additional consideration or in lieu of a fractional Share exceeds the adjusted tax basis of such Unitholder's interest in the Partnership immediately before the distribution as adjusted by such Unitholder's allocable share of the taxable gain or loss recognized by the Partnership in the Merger. Because the Shares will be publicly traded after the Mergers, they are treated for these purposes in the same manner as cash to the extent of their fair market value as of the date of distribution. Notwithstanding the above, a Unitholder will not recognize a taxable loss on the distribution of the Shares to the extent the fair market value of the Shares and the amount of cash paid as additional consideration or in lieu of a fractional Share is less than the adjusted tax basis of a Unitholder's interest in the Partnership. Any gain recognized as a result of the distribution of Shares or cash to a Unitholder will be treated as capital gain except to the extent a portion of the gain is attributable to previously allowed depreciation deductions subject to recapture under Code
Section 1245 or 1250.

    A Unitholder who receives Shares in the Merger will have a basis in the Shares equal to the sum of (a) the Unitholder's basis in his or her Units adjusted by such Unitholder's distributive share of income, gain, loss, deduction and credit for the final taxable year of the Partnership as well as distributions (including any cash paid as additional consideration or in lieu of a fractional Share) received in such final taxable year (other than the distribution of Shares to the Unitholder) and (b) the amount of gain, if any, recognized by the Unitholder on the distribution and receipt of the Shares pursuant to the foregoing. A Unitholder's holding period for the Shares will begin on the date of the Merger.

    TAX CONSEQUENCES TO DISSENTING UNITHOLDERS. A Unitholder subject to federal income tax who exercises dissenters' rights will recognize taxable income or loss equal to the difference between (a) the sum of the amount of cash received plus the amount of the Unitholder's liabilities as determined pursuant to
Section 752 of the Code and (b) the adjusted tax basis in his or her Units, as adjusted immediately prior to the Merger. Any gain or loss recognized by a dissenting Unitholder will be treated as capital gain or loss except to the extent a portion of such gain is attributable to previously allowed depreciation deductions subject to recapture under Code Section 1245 or 1250.

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    CONSEQUENCES  TO  TAX-EXEMPT UNITHOLDERS.   Based  on the  General Partners'
representation that the Partnerships' assets are held by the Partnerships for trade or business purposes and not for sale to customers in the ordinary course of a trade or business, Counsel is of the opinion that the Mergers will not result in recognition of a material amount of UBTI by a tax-exempt Unitholder that does not hold an interest in the Partnerships either as a dealer under Code
Section 512(b)(5)(B) or as "debt-financed  property" within the meaning of  Code
Section  514, and  is not  an organization  described in  Code Section 501(c)(7)
(social  clubs),  501(c)(9)   (voluntary  employee  beneficiary   associations),
501(c)(17) (supplemental unemployment benefit trusts) or 501(c)(20) (qualified group legal services plans) regardless of whether such Unitholder participates or exercises dissenters' rights in connection with the Mergers. The four classes of exempt organizations noted in the previous sentence may recognize a material amount of gain or loss in the Mergers.

    TAX CONSEQUENCES TO THE COMPANY. The Company will not recognize gain or loss as a result of the Mergers. The basis of the assets received by the Company from the Partnerships will equal the fair market value of the Shares issued by the Company in the Mergers, plus any cash paid by the Company in the Mergers as additional consideration or in lieu of fractional Shares or, on behalf of the Partnerships, to Unitholders exercising dissenters' rights and the amount of Partnership liabilities assumed by the Company in the Mergers. The Company's basis in the properties may differ from the Partnerships' basis in such properties and the properties will be subject to longer depreciable lives as a result of the Mergers. These factors could result in an overall increase or decrease in the depreciation deductions attributable to the assets of the Partnerships following the Mergers.

TAXATION OF THE COMPANY AS A REIT

    GENERAL. Unitholders participating in the Mergers will own shares in the Company. The Company has made an election to be taxed as a REIT under Code Sections 856 through 860, commencing with its taxable year ended December 31, 1994. The Company believes that, commencing with its taxable year ending December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

    These sections of the Code are highly technical and complex. The determination of various factual matters and circumstances are not entirely within the control of the Company and may affect its ability to qualify as a REIT. The following summary sets forth the material aspects of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) of income that generally results from investment in a regular corporation. The Company, however, will be subject to federal income and excise taxes as follows:

        (a) The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

        (b) Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference.

        (c) If the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

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
        (d) If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

        (e) If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or gross income 95% test, multiplied by (ii) a fraction intended to reflect the Company's profitability.

        (f) If the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

        (g) With respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation that is or has been a C corporation (i.e., generally, a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the "Built-in Gain" (i.e., the excess of (i) the fair market value of such asset over (ii) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of built-in gain assume that the Company will make or has made an election pursuant to IRS Notice 88-19.

    On March 19, 1996, President Clinton submitted to Congress a budget bill that includes a proposal to require large C corporations (defined as any C corporation having aggregate stock value greater than $5,000,000) that after December 31, 1996 either convert to REIT status or are acquired by existing REITs in otherwise qualified reorganizations under Code Section 368 to recognize any Built-in Gain at the time of the conversion or acquisition. As of the date of this Proxy Statement/ Prospectus, no further legislative action has been taken with respect to this proposal.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation, but for Code Sections 856 through 859, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities), and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to
(iv), inclusive, must be met during  the entire taxable year and that  condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    The  Company has issued sufficient shares  to allow it to satisfy conditions
(v) and (vi). In addition, the Company's Certificate of Incorporation provides for restrictions regarding the transfer and ownership of its stock, which restrictions are intended to assist the Company in continuing to satisfy the stock ownership requirements described in conditions (v) and (vi) above. Such transfer and ownership restrictions are described in "Description of Capital Stock -- Restrictions on Transfers of Capital

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Stock; Excess Stock." There can be no assurance, however, that such transfer and ownership restrictions will, in all cases, prevent a violation of the stock ownership provisions described in conditions (v) and (vi) above.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company must satisfy annually three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company on the lease of self-service storage facilities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person, and the Company does not anticipate receiving rents in excess of a de minimis amount from Related Party Tenants. Furthermore, the Company does not lease personal property in connection with its rental of self-service storage facilities.

    Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company performs or "self-administers" the property management activities for properties it owns. The Company has obtained a private letter ruling from the IRS providing that the property management services rendered by the Company will not adversely affect the characterization of the Company's rents from real property. The ruling is based on a description of those management services performed by the Company in connection with its own properties, including maintenance, repair, lease administration and accounting, and security. The ruling also considers certain ancillary services to be directly performed by the Company, such as truck rentals and inventory sales. The ruling provides that such services do not otherwise adversely affect the characterization of the rental income received by the Company. Nonetheless, income from truck rentals and certain other ancillary services do not qualify under these gross income tests ("Nonqualifying Income"). The Company has represented that the services to be rendered by the Company with respect to the Partnerships' properties acquired in the Mergers are consistent with those management services described in the ruling. In addition, the fees and consideration received by the Company for performance of management and administrative services with respect to properties that are not owned by the Company will also be treated as Nonqualifying Income. Such income will not qualify

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under  either the  75% or  95% gross  income test  and may  adversely affect the
Company's continued qualification as a REIT. The Company believes that the aggregate amount of the service income (and any other Nonqualifying Income) in any taxable year will not exceed the limits on Nonqualifying Income under the gross income tests described above.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of the real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company owns interests in several subsidiary partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Code Section 856, including satisfying the gross income tests and the asset tests.

    The treatment for partnerships is conditioned on the treatment of these entities as partnerships for federal income tax purposes (as opposed to associations or publicly traded partnerships taxable as corporations). If a partnership is treated as an association, it would be taxable as a corporation. Furthermore, if a partnership is publicly traded, it will be taxed as a corporation unless at least 90% of its gross income is derived from certain qualifying sources including real property rents. In such situations, if a REIT's ownership in any partnership taxed as a corporation exceeded 10% of the partnership's voting interest or the value of such interest exceeded 5% of the value of the REIT's assets, the REIT would cease to qualify as a REIT. Furthermore, in such situations, distributions from any of the Partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could, therefore, make it more difficult for the REIT to qualify for the taxable year in which such distributions are received. In addition, in such situations, the interest in any of the Partnerships held by the REIT would not qualify as "real estate assets," which could make it more difficult for the REIT to meet the 75% asset test described above. Finally, in such situations, the REIT would not be able to deduct its share of any losses generated by the Partnerships in computing its taxable income. The Company believes that

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each  of the partnerships in  which it owns an interest  will be treated for tax purposes as a partnership (and not as an association taxable as a corporation). Nonetheless, there can be no assurance that the IRS may not successfully challenge the tax status of any of these partnerships.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to the stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain (as defined in Code Section 857(b)(2), the "REIT Taxable Income")) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (b) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-in Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations that have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    If, as a result of an adjustment by the IRS, the Company would fail to meet the above distribution requirements for a particular year, the Company may be able to rectify such failure by paying "deficiency dividends" to the stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will distributions be required to be made. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to the stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to the stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

    TAXATION  OF TAXABLE STOCKHOLDERS.   As long  as the Company  qualifies as a
REIT, distributions made to the Company's taxable stockholders out of current or accumulated earnings and profits (and

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not designated as capital gain dividends) will be taken into account by them  as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year; provided, however, that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    Distributions paid to stockholders will constitute portfolio income (i.e., income from dividends that is not derived in the ordinary course of a trade or business) for purposes of Code Section 469 and not passive activity income. Accordingly, such income will not be subject to reduction by losses from passive activities (e.g., any interest in a trade or business held by a stockholder in which the stockholder does not materially participate) of stockholders who are subject to the passive activity loss rules. However, income attributable to distributions may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions (including investment expense) to the extent such deductions exceed 2% of the investor's adjusted gross income.

    Gain or loss recognized by a stockholder who is not a dealer in securities on the sale of shares that have been held for more than one year will generally be taxable as long-term capital gain or loss. Furthermore, if a stockholder sells shares that were held for six months or less (after applying certain holding period rules) and with respect to which a capital gain distribution was received, any loss on the sale up to the amount of the capital gain distribution will be treated as long-term capital loss.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute UBTI when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock or Units it exchanged for Shares as "debt-financed property" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business, the dividend income from the Company will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of shares of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt-financed property" within the meaning of Code Section 514 or is a dealer under Code Section 512(b)(5)(B).

    For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code
Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust that (i) is described in Code Section 401(a), (ii) is tax-exempt

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under  Code  Section 501(a)  and (iii)  holds more  than 10%  (by value)  of the interests in  the REIT.  Tax-exempt pension  funds that  are described  in  Code
Section 401(a) are referred to below as "qualified trusts."

    A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Code Section 856(h)(3) provides that stock owned by qualified trusts shall be treated, for the purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The Company believes that it has not been, and will not be immediately following the Closing Date, a "pension held REIT" within the meaning of the Code.

    TAXATION OF FOREIGN STOCKHOLDERS. The rules governing U.S. income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only on U.S. federal and state income, gift and estate tax principles, but also on the treaties, if any, between the United States and the country of the nonresident investor. Accordingly, no attempt will be made in this Proxy Statement/Prospectus to provide more than a brief summary of certain rules relating to the Mergers. All foreign Unitholders should consult their own tax advisors as to the treatment of the Mergers and the ownership of Shares and the operation of the Company under the tax laws applicable to them.

    The Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") introduced special rules applicable to foreign investors in U.S. real property. FIRPTA generally subjects foreign investors to U.S. taxation at regular U.S. rates on the gain from the sale by such foreign investors of U.S. real property interests ("USRPIs"), which include (i) U.S. real estate and (ii) interests in certain entities (including partnerships) holding U.S. real estate. FIRPTA also imposes withholding on such sales.

    Code Section 702(b) determines the character of an item included in a partner's distributive share of gain realized by a partnership as if the item were realized directly from the source from which the item was realized by the partnership. Therefore, if a partnership sells a USRPI, FIRPTA should apply as if the foreign partner had sold the USRPI directly. The Company, based on the advice of Counsel, believes that substantially all the assets in the Partnerships consist of USRPIs. Accordingly, each foreign Unitholder should take into account its distributive share of any gain or loss recognized by a Partnership on its disposition of the USRPIs in the Mergers, and, consequently, the foreign Unitholder should be subject to tax upon its distributive share of any such gain.

    Under FIRPTA, a domestic partnership must withhold tax at the rate of 35% with respect to the partnership's gain recognized on the disposition of an USRPI, to the extent such gain is allocable to a foreign partner. FIRPTA withholding, however, is superseded to the extent the withholding rules of Code
Section 1446 apply. Code Section 1446 requires partnerships to withhold, at a 39.6% rate with respect to noncorporate foreign partners and 35% rate with respect to corporate foreign partners, on "effectively connected taxable income" allocable to foreign partners. Withholding arises under Code Section 1446 from a foreign partner's distributive share of the income from a disposition of a USRPI since FIRPTA characterizes gain as effectively connected income. Any amounts withheld in respect of a foreign partner are treated as a credit against the tax liability of each such foreign partner for the partner's taxable year in which the partner is subject to U.S. tax on the income to which the withholding relates. Withheld amounts are treated as a distribution on the last day of the partnership taxable year for which the withheld amount was paid (or, if earlier, on the last day on which the partner owned an interest in the partnership).

    To satisfy the above withholding obligation with respect to the Mergers, a Partnership may retain and place in an escrow account, or similar arrangement, the shares or cash to be received by a foreign Unitholder, pending a sale of a portion of the shares sufficient to satisfy the withholding or, alternatively, the receipt of an amount of cash from the Unitholder sufficient to satisfy the withholding.

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    BACKUP WITHHOLDING.  The Company will report to the stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder will be subject to backup withholding equal to 31% of the dividend paid unless the stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their nonforeign status to the Company.

    STATE AND LOCAL TAXES AND WITHHOLDING. Unitholders may be subject to taxation by state or local jurisdictions, including those states in which the Partnerships in which they are a partner own real property or transact business, on their allocable share of income or loss of such Partnerships, including any gain or loss arising from the Mergers. In addition, certain states impose withholding obligations on the Partnerships in connection with the above-described taxes. To satisfy this withholding obligation, a Partnership may retain and place in an escrow account, or similar arrangement, the shares and cash, if any, to be received by a Unitholder, pending a sale of a portion of the shares sufficient to satisfy the withholding or, alternatively, the receipt of an amount of cash from the Unitholder sufficient to satisfy the withholding. The Company and its stockholders will be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Unitholders, the Partnerships, the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, Unitholders should consult their own tax advisors regarding the effect of state and local tax laws on the Mergers and on an investment in the Company.

                                 LEGAL MATTERS

    Latham & Watkins, Costa Mesa, California has delivered an opinion to the effect that, upon the consummation of the Mergers, the Shares offered pursuant to this Proxy Statement/Prospectus will be validly issued, fully paid and nonassessable. Perkins Coie, Seattle, Washington has delivered an opinion to the effect that the discussion under "Material Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a Unitholder whose Units are exchanged for Shares in a Merger.

                                    EXPERTS

    The financial statements incorporated by reference in this Proxy Statement/Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the financial statements of the Partnerships for the years ended December 31, 1995, 1994 and 1993 included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference with respect to the Company and included herein with respect to the Partnerships, and have been so incorporated or included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                               GLOSSARY OF TERMS

    Certain capitalized terms used in this Proxy Statement/Prospectus have the following meanings unless the context otherwise requires:

    "ACQUISITION AGREEMENT" means the Acquisition Agreement dated as of July 1, 1996 by and among the Company and the Partnerships.

    "ADDITIONAL CONSIDERATION" means the additional cash consideration which may be paid by the Company if the Share Price is less than $21.50, calculated as the difference between the actual Share Price and $21.50, multiplied by the number of Shares to be issued in the applicable Merger.

    "ALEX. BROWN" means Alex. Brown & Sons Incorporated, the financial advisor to the Special Committee.

    "ALEX. BROWN OPINION" means the opinion rendered by Alex. Brown as to the fairness to the Company, from a financial point of view, of the consideration payable by the Company in the Offers and the Mergers.

    "ALLOCATED TRANSACTION EXPENSES" means 50% of the Shared Expenses allocated among the Partnerships pro rata based upon their relative Net Asset Value.

    "APPRAISALS" means the Summary Portfolio Appraisal Report dated June 26, 1996 relating to the Partnerships' real estate portfolios.

    "APPRAISED VALUE" means the appraised fair market values of the real estate assets of each Partnership as of December 31, 1995 set forth in the Appraisals.

    "BYLAWS" means the Bylaws of the Company, as amended.

    "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Company, as amended and restated.

    "CLASS B COMMON STOCK" means Class B Common Stock, par value $.001 per share, of the Company.

    "CLOSING DATE" means the day on which the closing of the applicable Merger occurs.

    "CLOSING NET ASSET VALUE" with respect to each Partnership means (i) the sum of (a) the Appraised Value, (b) the cost incurred to the Closing Date of buildouts and unit conversions, if any, that were not reflected in the Appraised Value, and (c) the book values of the non-real estate assets, except for amortizable assets, of the Partnership as of the Closing Date of the applicable Merger, less (ii) the sum of (x) the Partnership's liabilities as of the Closing Date, (y) the estimated costs remaining to be incurred, if any, as of the Closing Date to complete the buildouts and unit conversions that were included in the Appraised Value and (z) the Partnership's Individual Expenses and pro rata share of Shared Expenses.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means Class A Common Stock, par value $.001 per share, of the Company, together with certain associated preferred stock purchase rights.

    "COMPANY" means Shurgard Storage Centers, Inc., a Delaware corporation.

    "CONSOLIDATION" means the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by the Management Company.

    "CONTINGENT SHARES AGREEMENT" means the agreement, dated March 24, 1995, between the Company and the former shareholders of the Management Company, made in connection with the Management Company Merger, whereby the former Management Company shareholders are entitled

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to  receive  shares  of  Common Stock  upon  the  sale or  transfer  of,  or the occurrence of certain other events with respect to, the Company's interests in certain limited partnerships formerly owned by the Management Company, including the Partnerships.

    "DISSENTERS' RIGHTS STATUTE" means Section 25.10.900 et seq. of the WULPA.

    "DISSOLUTION" means a dissolution of a Partnership in accordance with its Partnership Agreement.

    "EFFECTIVE TIME" means, with respect to each Partnership, the effective time of the applicable Merger.

    "EVEREST" means Everest Storage Investors, LLC.

    "EVEREST TENDER OFFER" means a tender offer for Units of the Partnerships commenced by Everest on February 28, 1996.

    "EVEREST TENDERED UNITS" means the 1,816.5 IDS1 Units, 1,913.5 IDS2 Units and 1,582.5 IDS3 Units acquired by Everest through the Everest Tender Offer.

    "EVEREST UNITS" means the total of 1,824.5 ISD1 Units, 2,038.3 IDS2 Units and 1,602.5 IDS3 Units acquired by PS from Everest.

    "EXCESS STOCK" means any Common Stock transferred in violation of the Board of Directors of the Company stopping transfer and/or redeeming shares of Common Stock under certain conditions specified in the Certificate of Incorporation. Such Excess Stock has no voting or distribution rights and the Company has the power to purchase or direct its sale.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FFO" or "FUNDS FROM OPERATIONS" means net income before extraordinary items (determined in accordance with GAAP, plus depreciation and amortization related to real estate activities, plus or minus certain nonrecurring revenue and expenses.

    "GAAP" means generally accepted accounting principles.

    "GENERAL PARTNER UNDERTAKING" means an agreement between the General Partners and the Company pursuant to which the General Partners agreed to make the recommendations to Unitholders contained in this Proxy Statement/Prospectus and agreed not to withdraw such recommendations except in accordance with the discharge of their fiduciary duties and as otherwise required by law.

    "GENERAL PARTNER" means, with respect to each of the Partnerships, the entity serving as the general partner of that Partnership.

    "GP AGREEMENTS" means the Agreement of Limited Partnership of each of the General Partners.

    "GP   INTERESTS"  means  the  General  Partner   interest  of  each  of  the
Partnerships.

    "IDS1" means IDS/Shurgard Income Growth Partners L.P., a Washington limited partnership.

    "IDS1 GENERAL PARTNER" means Shurgard Associates L.P., a Washington limited partnership and the general partner of IDS1.

    "IDS1 MERGER" means the merger of IDS1 with and into the Company.

    "IDS1 OFFER" means a cash tender offer by the Company for up to 65,000 of the outstanding IDS1 Units at $257 net per IDS1 Unit.

    "IDS1  SPECIAL MEETING"  means the  special meeting  of holders  of the IDS1
Units to be held on           , 1996, at 10:00  a.m., local time, at 1201  Third
Avenue, Suite 2200, Seattle, Washington.

    "IDS1 UNITHOLDERS" means the holders of IDS1 Units.

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    "IDS1 UNITS" means units of limited partnership interest in IDS1.

    "IDS2" means IDS/Shurgard Income Growth Partners L.P. II, a Washington limited partnership.

    "IDS2 GENERAL PARTNER" means Shurgard Associates L.P. II, a Washington limited partnership and the general partner of IDS2.

    "IDS2 MERGER" means the merger of IDS2 with and into the Company.

    "IDS2 OFFER" means a cash tender offer by the Company for up to 49,000 of the outstanding IDS2 Units at $222 net per IDS2 Unit.

    "IDS2 SPECIAL MEETING"  means the  special meeting  of holders  of the  IDS2
Units  to be held on           , 1996, at 10:00  a.m., local time, at 1201 Third
Avenue, Suite 2200, Seattle, Washington.

    "IDS2 UNITHOLDERS" means the holders of IDS2 Units.

    "IDS2 UNITS" means units of limited partnership interest in IDS2.

    "IDS3" means IDS/Shurgard Income Growth Partners L.P. III, a Washington limited partnership.

    "IDS3 GENERAL PARTNER" means Shurgard Associates L.P. III, a Washington limited partnership and the general partner of IDS3.

    "IDS3 MERGER" means the merger of IDS3 with and into the Company.

    "IDS3 OFFER" means a cash tender offer by the Company for up to 52,000 of the outstanding IDS3 Units at $308 net per IDS3 Unit.

    "IDS3  SPECIAL MEETING"  means the  special meeting  of holders  of the IDS3
Units to be held on           , 1996, at 10:00  a.m., local time, at 1201  Third
Avenue, Suite 2200, Seattle, Washington.

    "IDS3 UNITHOLDERS" means the holders of IDS3 Units.

    "IDS3 UNITS" means units of limited partnership interest in IDS3.

    "INDIVIDUAL EXPENSES" means expenses, including legal fees and expenses, fees and expenses of investment bankers and other financial advisors, the costs of the Appraisals and transfer fees payable by the Company for the Units acquired through the Offers. Individual Expenses incurred by the Company will be paid by the Company and Individual Expenses incurred by a Partnership will be paid by the Partnership.

    "IPSC" means IDS Partnership Services Corporation, a Minnesota corporation and a limited partner of each of the General Partners.

    "IRS" means the Internal Revenue Service.

    "MANAGEMENT COMPANY" means Shurgard Incorporated, which was merged with and into the Company on March 24, 1995.

    "MANAGEMENT COMPANY MERGER" means the merger of the Management Company with and into the Company on March 24, 1995.

    "MANAGEMENT SERVICES AGREEMENTS" means the Management Services Agreements between each of the Partnerships and the Company.

    "MERGER CONSIDERATION" means the Shares to be issued and the cash to be paid in lieu of fractional shares of Common Stock and as Additional Consideration, if any, in the applicable Merger.

    "MERGERS" means the merger of the Partnerships with and into the Company pursuant to the Acquisition Agreement.

    "NASDAQ" means the Nasdaq National Market.

    "NET ASSET VALUE" with respect to each Partnership means (i) the sum of (a) the Appraised Value and (b) the book values of the non-real estate assets, except for amortizable assets, of the Partnership as of March 31, 1996, less
(ii) the sum of (x) the Partnership's liabilities as of March 31, 1996, (y) the estimated cost remaining to be incurred as of March 31, 1996 to complete in-progress buildouts and unit conversions (the value of which were included in the Appraised Value) and (z) the estimated costs of the Offers and the Mergers that would be borne by the Partnership pursuant to the Acquisition Agreement, assuming the applicable Merger is consummated.

    "NONQUALIFYING INCOME" means income from ancillary services which does not qualify under gross income tests for a REIT.

    "NYSE" means the New York Stock Exchange, Inc.

    "OFFERS" means the IDS1 Offer, the IDS2 Offer and the IDS3 Offer, collectively.

    "PARTICIPATING  PARTNERSHIP"  means  each   Partnership  as  to  which   the
conditions to closing have been satisfied or waived.

    "PARTNERSHIP AGREEMENT" means the applicable Partnership's Amended and Restated Agreement of Limited Partnership.

    "PARTNERSHIPS" means IDS1, IDS2 and IDS3, collectively.

    "PS" means Public Storage, Inc.

    "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act with respect to the shares to be issued upon consummation of the Mergers.

    "REIT" means a real estate investment trust.

    "REIT TAXABLE INCOME" means taxable income of the REIT computed without regard to the dividends paid deduction and the Company's net capital gain as defined in Code Section 857(b)(2).

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SGPI" means Shurgard General Partner, Inc.

    "SHARE PRICE" means the average of the per share closing prices of the Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Vote Date.

    "SHARE PRICE RANGE" means the price range between the lower limit ($22.25) and the upper limit ($27.75) of the Share Price.

    "SHARED EXPENSES" means those expenses, excluding the Individual Expenses, that will be shared by the Company and the Partnerships.

    "SHARES" means the shares of Common Stock issuable by the Company in the Mergers.

    "SJP II" means Shurgard Joint Partners II, a joint venture in which IDS1 holds a 70% interest and the Company holds a 30% interest.

    "SPECIAL COMMITTEE" means a special committee of the Company's board of directors consisting of two independent directors, Donald W. Lusk and Wendell J. Smith.

    "SPECIAL  MEETINGS" means the meeting of Unitholders to be held  on        ,
            , 1996, at 10:00 a.m., local time, at 1201 Third Avenue, Suite 2200, Seattle, Washington.

    "SRA" means Shurgard Realty Advisors, Inc.

    "SSCI" means Shurgard Storage Centers, Inc., a Delaware corporation.

    "STANGER" means Robert A. Stanger & Co., Inc., the financial advisor to each of the Partnerships.

    "STANGER FAIRNESS OPINION" means the written opinion dated July 1, 1996 rendered by Stanger as to the fairness to Unitholders, from a financial point of view, of the Merger Consideration.

    "TENDERED UNITS" means the Units of a Partnership that were purchased by the Company in the applicable Offer.

    "UBTI"  means unrelated business  taxable income as  defined in Code Section
512.

    "UNITHOLDERS"  means,   collectively,  the   IDS1  Unitholders,   the   IDS2
Unitholders and the IDS3 Unitholders.

    "UNITHOLDERS' PREFERENCE" means a cumulative amount of Partnership distributions equal to their collective capital contributions plus a cumulative noncompounded return of 9% per annum on capital contributions received by Unitholders of a Partnership.

    "UNITS" means units of limited partnership interest in the Partnerships.

    "VOTE DATE" means the date the General Partner of a Partnership actually calls for the vote to approve the applicable Merger.

    "WULPA" means the Washington Uniform Limited Partnership Act.

                         INDEX TO FINANCIAL STATEMENTS

IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
    Independent Auditors' Report.....................................................        F-2
    Consolidated Balance Sheets......................................................        F-3
    Consolidated Statements of Earnings..............................................        F-4
    Consolidated Statements of Partners' Equity (Deficit)............................        F-5
    Consoldiated Statements of Cash Flows............................................        F-6
    Notes to Consolidated Financial Statements.......................................        F-7
IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II
    Independent Auditors' Report.....................................................        F-9
    Balance Sheets...................................................................       F-10
    Statements of Earnings...........................................................       F-11
    Statements of Partners' Equity (Deficit).........................................       F-12
    Statements of Cash Flows.........................................................       F-13
    Notes to Financial Statements....................................................       F-14
IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III
    Independent Auditors' Report.....................................................       F-17
    Balance Sheets...................................................................       F-18
    Statements of Earnings...........................................................       F-19
    Statements of Partners' Equity (Deficit).........................................       F-20
    Statements of Cash Flows.........................................................       F-21
    Notes to Financial Statements....................................................       F-22

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                          INDEPENDENT AUDITORS' REPORT

General Partner and Limited Partners
IDS/Shurgard Income Growth Partners L.P.
Seattle, Washington

    We have audited the accompanying consolidated balance sheets of IDS/Shurgard Income Growth Partners L.P. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of earnings, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IDS/Shurgard Income Growth Partners L.P. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington
March 1, 1996

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                   MARCH 31, 1996  --------------  --------------
                                                                   --------------
                                                                    (UNAUDITED)
ASSETS:
  Cash and cash equivalents......................................  $      702,060  $      668,672  $    1,877,311
  Storage centers, net...........................................      28,500,759      28,760,097      29,770,641
  Other assets...................................................         386,226         294,954         280,497
  Amortizable assets, less accumulated amortization of
   $1,155,366, $1,154,322 and $1,150,148.........................          13,913          14,957          19,131
                                                                   --------------  --------------  --------------
      Total Assets...............................................  $   29,602,958  $   29,738,680  $   31,947,580
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

LIABILITIES AND PARTNERS' EQUITY (DEFICIT):
  Liabilities:
    Accounts payable.............................................          36,644         105,669          59,496
    Other accrued expenses.......................................         115,680          44,953          40,790
    Due to affiliates............................................          39,694          39,082          40,208
    Unearned rent and tenant deposits............................         168,288         174,935         172,231
    Note payable.................................................              --              --       1,451,399
                                                                   --------------  --------------  --------------
      Total Liabilities..........................................         360,306         364,639       1,764,124

  Minority interest in joint partnership.........................       2,472,065       2,481,862       2,795,612

  Partners' equity (deficit):
    Limited partners.............................................      27,070,728      27,186,240      27,657,121
    General partner..............................................        (300,141)       (294,061)       (269,277)
                                                                   --------------  --------------  --------------
      Total Partners' Equity.....................................      26,770,587      26,892,179      27,387,844
                                                                   --------------  --------------  --------------
      Total Liabilities and Partners' Equity.....................  $   29,602,958  $   29,738,680  $   31,947,580
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

See notes to consolidated financial statements.

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                             THREE MONTHS ENDED
                                                 MARCH 31,                      YEAR ENDED DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1996           1995           1995           1994           1993
                                        -------------  -------------  -------------  -------------  -------------
                                                (UNAUDITED)
REVENUE:
  Rental..............................  $   1,622,101  $   1,540,861  $   6,465,170  $   5,995,824  $   5,462,738
  Interest income.....................         10,257         22,022        107,234         60,204         28,570
                                        -------------  -------------  -------------  -------------  -------------
    Total Revenue.....................      1,632,358      1,562,883      6,572,404      6,056,028      5,491,308

EXPENSES:
  Operating...........................        394,413        379,324      1,493,285      1,383,594      1,325,571
  Property management fees............         97,345         92,396        387,904        359,655        327,766
  Depreciation and amortization.......        260,382        285,866      1,113,748      1,126,049      1,119,109
  Real estate taxes...................        126,550        119,936        465,662        490,913        502,219
  Interest............................                        33,091        130,022         96,731         94,915
  Administrative......................         54,421         62,597        215,529        179,596        172,236
                                        -------------  -------------  -------------  -------------  -------------
    Total Expenses....................        933,111        973,210      3,806,150      3,636,538      3,541,816

Minority interest in joint partnership
 earnings.............................        (65,203)       (54,828)      (263,750)      (195,781)      (128,767)
                                        -------------  -------------  -------------  -------------  -------------

EARNINGS..............................  $     634,044  $     534,845  $   2,502,504  $   2,223,709  $   1,820,725
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

EARNINGS PER UNIT OF LIMITED
 PARTNERSHIP INTEREST.................  $        4.06  $        3.43  $       16.04  $       14.25  $       11.67
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

DISTRIBUTIONS PER UNIT OF LIMITED
 PARTNERSHIP INTEREST.................  $        4.84  $        4.69  $       19.22  $       17.03  $       15.16
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

See notes to consolidated financial statements.

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
             CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                                     LIMITED
                                                                    PARTNERS      GENERAL PARTNER      TOTAL
                                                                 ---------------  ---------------  --------------
Balance, January 1, 1993.......................................   $  28,585,167    $    (220,433)  $   28,364,734
Distributions..................................................      (2,246,190)        (118,219)      (2,364,409)
Earnings.......................................................       1,729,689           91,036        1,820,725
                                                                 ---------------  ---------------  --------------

Balance, December 31, 1993.....................................      28,068,666         (247,616)      27,821,050
Distributions..................................................      (2,524,069)        (132,846)      (2,656,915)
Earnings.......................................................       2,112,524          111,185        2,223,709
                                                                 ---------------  ---------------  --------------

Balance, December 31, 1994.....................................      27,657,121         (269,277)      27,387,844
Distributions..................................................      (2,848,260)        (149,909)      (2,998,169)
Earnings.......................................................       2,377,379          125,125        2,502,504
                                                                 ---------------  ---------------  --------------

Balance, December 31, 1995.....................................      27,186,240         (294,061)      26,892,179
Distributions (unaudited)......................................        (717,854)         (37,782)        (755,636)
Earnings (unaudited)...........................................         602,342           31,702          634,044
                                                                 ---------------  ---------------  --------------
Balance, March 31, 1996 (unaudited)............................   $  27,070,728    $    (300,141)  $   26,770,587
                                                                 ---------------  ---------------  --------------
                                                                 ---------------  ---------------  --------------

See notes to consolidated financial statements.

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   THREE MONTHS ENDED MARCH
                                                              31,                        YEAR ENDED DECEMBER 31,
                                                  ---------------------------  -------------------------------------------
                                                      1996          1995           1995           1994           1993
                                                  ------------  -------------  -------------  -------------  -------------
                                                          (UNAUDITED)
OPERATING ACTIVITIES:
  Earnings......................................  $    634,044  $     534,845  $   2,502,504  $   2,223,709  $   1,820,725
    Adjustments to reconcile earnings to net
     cash provided by operating activities:
    Minority interest in joint partnership
     earnings...................................        65,203         54,828        263,750        195,781        128,767
    Depreciation and amortization...............       260,382        285,866      1,113,748      1,126,049      1,119,109
    Changes in operating accounts:
      Other assets..............................       (91,272)        15,856        (14,457)       (62,984)        85,209
      Accounts payable..........................       (69,025)       (41,310)        46,173         14,142         (3,626)
      Other accrued expenses....................        70,727         55,502          4,163         (5,805)        10,837
      Due to affiliates.........................           612            725         (1,126)        12,689         (4,786)
  Unearned rent and tenant deposits.............        (6,647)         9,314          2,704          5,395         13,947
                                                  ------------  -------------  -------------  -------------  -------------
Net cash provided by operating activities.......       864,024        915,626      3,917,459      3,508,976      3,170,182
                                                  ------------  -------------  -------------  -------------  -------------
INVESTING ACTIVITIES:
  Proceeds from grant of easements..............                                                                     7,599
  Improvements to storage centers...............            --             --        (99,030)      (136,846)      (118,994)
                                                  ------------  -------------  -------------  -------------  -------------
    Net cash used in investing activities.......            --             --        (99,030)      (136,846)      (111,395)
                                                  ------------  -------------  -------------  -------------  -------------
FINANCING ACTIVITIES:
  Payments on note payable......................                       (6,085)    (1,451,399)       (44,587)       (41,096)
  Distributions to partners.....................      (755,636)      (731,261)    (2,998,169)    (2,656,915)    (2,364,409)
  Distributions to minority partners in joint
   partnership..................................       (75,000)      (160,500)      (577,500)       (75,000)      (225,000)
                                                  ------------  -------------  -------------  -------------  -------------
    Net cash used in financing activities.......      (830,636)      (897,846)    (5,027,068)    (2,776,502)    (2,630,505)
                                                  ------------  -------------  -------------  -------------  -------------
Increase (decrease) in cash and cash
 equivalents....................................        33,388         17,780     (1,208,639)       595,628        428,282
Cash and cash equivalents at beginning of
 year...........................................       668,672      1,877,311      1,877,311      1,281,683        853,401
                                                  ------------  -------------  -------------  -------------  -------------
Cash and cash equivalents at end of year........  $    702,060  $   1,895,091  $     668,672  $   1,877,311  $   1,281,683
                                                  ------------  -------------  -------------  -------------  -------------
                                                  ------------  -------------  -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during year for interest............  $         --  $      33,091  $     130,022  $      96,731  $      94,915
                                                  ------------  -------------  -------------  -------------  -------------
                                                  ------------  -------------  -------------  -------------  -------------

See notes to consolidated financial statements.

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL: IDS/Shurgard Income Growth Partners L.P. (the "Partnership") was organized under the laws of the State of Washington on September 29, 1987, to serve as a vehicle for investments in and ownership of a professionally managed real estate portfolio consisting of self storage properties which provide month-to-month leases for business and personal use. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P., a Washington limited partnership.

    As of March 31, 1996, there were approximately 5,750 limited partners in the Partnership. There were approximately 148,202 units of limited partnership interest outstanding at a contribution of $250 per unit.

    CONSOLIDATED FINANCIAL STATEMENTS: In 1988, the Partnership and Shurgard Income Properties -- Fund 18 ("Shurgard 18"), an affiliated partnership, formed a joint venture, Shurgard Joint Partners II ("SJP II"), which purchased four self storage facilities located in Detroit, Michigan. The Partnership contributed 70% of the funds needed for the organization of SJP II, with Shurgard 18 contributing the remaining 30%.

    On March 1, 1994, Shurgard 18 was merged into Shurgard Storage Centers, Inc. ("SSCI") as part of the consolidation of 17 Shurgard-sponsored limited partnerships. As a result of the merger, SSCI succeeded to all of Shurgard 18's interest in SJP II, and assumed its obligations as a partner. The Partnership consented to SSCI's admission as a successor partner in SJP II. SSCI granted to the Partnership the right to sell its interest in SJP II at any time in the future to either SSCI or, at SSCI's request, to any wholly owned subsidiary thereof, at a price mutually agreeable to the parties or, if no mutual agreement could be reached, at a price determined through an appraisal process.

    The Partnership and SSCI receive cash distributions from SJP II and are allocated all income, gain, loss and credit in proportion to their respective capital contributions to SJP II.

    The consolidated financial statements include the accounts of the Partnership and SJP II. All material interpartnership transactions and balances have been eliminated. The minority partner's interests in the joint partnership are shown separately on the accompanying consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results can differ from those estimates.

    The consolidated interim financial statements included in this report are unaudited. In the opinion of the Partnership, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

    CASH EQUIVALENTS: Cash equivalents consist of money market instruments with original maturities of 90 days or less.

    STORAGE CENTERS: Storage centers, including land, buildings and equipment, are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.

    AMORTIZABLE  ASSETS:    Amortizable  assets,  which  consist  primarily   of
noncompete covenants and loan costs, are amortized over their expected useful lives of two to five years.

    RENTAL REVENUE:    Rental revenue  is  recognized as  earned  under  accrual
accounting principles.

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.

    TAXES ON INCOME: The consolidated financial statements do not reflect a provision for federal income taxes because such taxes, including a proportionate interest in any SJP II taxes, are the responsibility of the individual partners.

    LITIGATION: The Partnership has a policy of accruing for probable losses, which, if any, could be material to the future financial position or results of operations. As of March 31, 1996, there are currently no known probable losses; therefore, no such accruals have been made.

    EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (148,202 units for each of the three years ended December 31, 1995 and the three months ended March 31, 1995 and 1996).

    DISTRIBUTIONS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (148,202 units for each of the three years ended December 31, 1995 and the three months ended March 31, 1995 and 1996).

    VALUATION OF LONG LIVED ASSETS: The Partnership, using its best estimates based on reasonable and supportable assumptions and projections, reviews storage centers and other assets for impairment whenever events or changes in circumstances have indicated that the carrying amounts of its assets might not be recoverable. Impaired assets are reported at the lower of cost or fair value. At March 31, 1996, no assets had been written down.

    RECLASSIFICATION: Certain items in the 1993 and 1994 consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE B -- STORAGE CENTERS

    Storage centers consist of the following:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1995            1994
                                               MARCH 31, 1996  --------------  --------------
                                               --------------
                                                (UNAUDITED)
Land.........................................  $    6,429,852  $    6,429,852  $    6,429,852
Buildings....................................      28,463,189      28,463,189      28,390,139
Equipment....................................       1,200,005       1,200,005       1,174,025
                                               --------------  --------------  --------------
                                                   36,093,046      36,093,046      35,994,016
Less accumulated depreciation................      (7,592,287)     (7,332,949)     (6,223,375)
                                               --------------  --------------  --------------
                                               $   28,500,759  $   28,760,097  $   29,770,641
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

NOTE C -- NOTE PAYABLE

    At December 31, 1994, the Partnership held a seven-year note payable to a commercial bank bearing interest at 7.75% per annum. On December 6, 1995, the Partnership repaid the balance of this note.

NOTE D -- TRANSACTIONS WITH AFFILIATES

    In connection with the management of both the storage centers and the Partnership, the Partnership has paid or accrued a monthly property management fee equal to 6% of the properties' gross revenue to SSCI, an affiliate of the general partner. On March 24, 1995, Shurgard Incorporated merged with SSCI. Prior to the merger date such fees were paid to Shurgard Incorporated.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II
                          INDEPENDENT AUDITORS' REPORT

General Partner and Limited Partners
IDS/Shurgard Income Growth Partners L.P. II
Seattle, Washington

    We have audited the accompanying balance sheets of IDS/Shurgard Income Growth Partners L.P. II as of December 31, 1995 and 1994, and the related statements of earnings, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Seattle, Washington
March 1, 1996

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                                 BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                   MARCH 31, 1996  --------------  --------------
                                                                   --------------
                                                                    (UNAUDITED)
ASSETS:
  Cash and cash equivalents......................................   $    367,914   $      455,167  $      384,867
  Storage centers, net...........................................     24,748,826       24,965,503      25,126,512
  Other assets...................................................        193,561          155,712         174,768
  Amortizable assets, less accumulated amortization of $368,442,
   $350,718 and $279,821.........................................         91,253          108,977         179,874
                                                                   --------------  --------------  --------------
      Total Assets...............................................   $ 25,401,554   $   25,685,359  $   25,866,021
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

LIABILITIES AND PARTNERS' EQUITY (DEFICIT):
  Liabilities:
    Accounts payable and other accrued expenses..................   $    270,026   $      256,049  $      169,033
    Construction payable.........................................                                         173,572
    Unearned rent and tenant deposits............................                         132,881         118,132
    Line of credit...............................................        470,000          470,000
    Notes payable................................................      2,849,503        2,867,661       2,938,331
                                                                   --------------  --------------  --------------
      Total Liabilities..........................................      3,589,529        3,726,591       3,399,068
  Partners' equity (deficit):
    Limited partners.............................................     22,001,034       22,140,440      22,623,217
    General partner..............................................       (189,009)        (181,672)       (156,264)
                                                                   --------------  --------------  --------------
      Total Partners' Equity.....................................     21,812,025       21,958,768  $   22,466,953
                                                                   --------------  --------------  --------------
      Total Liabilities and Partners' Equity.....................   $ 25,401,554   $   25,685,359  $   25,866,021
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                             STATEMENTS OF EARNINGS

                                        THREE MONTHS ENDED MARCH 31,
                                                                                YEAR ENDED DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1996           1995           1995           1994           1993
                                        -------------  -------------  -------------  -------------  -------------
                                                (UNAUDITED)
REVENUE:
  Rental..............................  $   1,092,790  $   1,013,765  $   4,308,603  $   4,037,720  $   3,617,849
  Interest Income.....................          5,234          2,041         11,044         19,765          3,549
                                        -------------  -------------  -------------  -------------  -------------
    Total Revenue.....................      1,098,024      1,015,806      4,319,647      4,057,485      3,621,398
EXPENSES:
  Operating...........................        249,832        230,097        943,532        875,926        786,459
  Property management fees............         65,568         60,791        258,253        242,259        217,121
  Depreciation........................        216,677        209,318        848,364        832,554        814,883
  Real estate taxes...................         89,667         92,368        324,450        327,337        337,741
  Interest............................         69,817         65,103        254,026        237,962        166,036
  Amortization........................         17,724         17,725         70,897         70,835         78,580
  Administrative......................         43,236         45,305        159,326        130,467        126,103
                                        -------------  -------------  -------------  -------------  -------------
    Total Expenses....................        752,521        720,707      2,858,848      2,717,340      2,526,923
EARNINGS..............................  $     345,503  $     295,099  $   1,460,799  $   1,340,145  $   1,094,475
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
EARNINGS PER UNIT OF LIMITED
 PARTNERSHIP INTEREST.................  $        2.85  $        2.44  $       12.06  $       11.06  $        9.03
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
DISTRIBUTIONS PER UNIT OF LIMITED
 PARTNERSHIP INTEREST.................  $        4.06  $        4.06  $       16.25  $       15.78  $       15.62
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                                        LIMITED        GENERAL
                                                                        PARTNERS       PARTNER         TOTAL
                                                                     --------------  ------------  --------------
Balance, January 1, 1993...........................................  $   23,925,497  $    (87,721) $   23,837,776
Distributions......................................................      (1,798,591)      (94,664)     (1,893,255)
Earnings...........................................................       1,039,751        54,724       1,094,475
                                                                     --------------  ------------  --------------

Balance, December 31, 1993.........................................      23,166,657      (127,661)     23,038,996
Distributions......................................................      (1,816,578)      (95,610)     (1,912,188)
Earnings...........................................................       1,273,138        67,007       1,340,145
                                                                     --------------  ------------  --------------

Balance, December 31, 1994.........................................      22,623,217      (156,264)     22,466,953
Distributions......................................................      (1,870,536)      (98,448)     (1,968,984)
Earnings...........................................................       1,387,759        73,040       1,460,799
                                                                     --------------  ------------  --------------

Balance, December 31, 1995.........................................      22,140,440      (181,672)     21,958,768
Distributions (unaudited)..........................................        (467,634)      (24,612)       (492,246)
Earnings (unaudited)...............................................         328,228        17,275         345,503
                                                                     --------------  ------------  --------------

Balance, March 31, 1996 (unaudited)................................  $   22,001,034  $   (189,009) $   21,812,025
                                                                     --------------  ------------  --------------
                                                                     --------------  ------------  --------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                            STATEMENTS OF CASH FLOWS

                                                 THREE MONTHS ENDED MARCH
                                                           31,                         YEAR ENDED DECEMBER 31,
                                                --------------------------  ----------------------------------------------
                                                    1996          1995           1995            1994            1993
                                                ------------  ------------  --------------  --------------  --------------
                                                       (UNAUDITED)
OPERATING ACTIVITIES:
  Earnings....................................  $    345,503  $    295,099  $    1,460,799  $    1,340,145  $    1,094,475
  Adjustments to reconcile earnings to net
   cash provided by operating activities:
    Depreciation and amortization.............       234,401       227,043         919,261         903,389         893,463
    Changes in operating accounts:
      Other assets............................       (37,849)       17,474          19,056         (41,692)        (22,696)
      Accounts payable and other accrued
       expenses...............................      (119,524)       12,185          87,016          (1,861)       (212,815)
      Unearned rent and tenant deposits.......           620         6,696          14,749          11,414          (1,796)
                                                ------------  ------------  --------------  --------------  --------------
  Net cash provided by operating activities...       423,151       558,497       2,500,881       2,211,395       1,750,631
INVESTING ACTIVITIES:
  Construction of and improvements to storage
   centers....................................       --           (497,809)       (860,927)       (430,410)       (809,619)
                                                ------------  ------------  --------------  --------------  --------------
FINANCING ACTIVITIES:
  Proceeds from (payments on) line of
   credit.....................................                     185,000         470,000      (1,250,000)      1,250,000
  Payment of loan costs.......................                                                     (38,021)         (2,671)
  Payment on notes payable....................       (18,158)      (16,318)        (70,670)        (66,982)        (38,555)
  Proceeds from notes payable.................                                                   1,250,000
  Distributions to partners...................      (492,246)     (492,246)     (1,968,984)     (1,912,188)     (1,893,255)
                                                ------------  ------------  --------------  --------------  --------------
  Net cash used in financing activities.......      (510,404)     (323,564)     (1,569,654)     (2,017,191)       (684,481)
                                                ------------  ------------  --------------  --------------  --------------
(Decrease) increase in cash and cash
 equivalents..................................       (87,253)     (262,876)         70,300        (236,206)        256,531
Cash and cash equivalents at beginning of
 year.........................................       455,167       384,867         384,867         621,073         364,542
                                                ------------  ------------  --------------  --------------  --------------
Cash and cash equivalents at end of year......  $    367,914  $    121,991  $      455,167  $      384,867  $      621,073
                                                ------------  ------------  --------------  --------------  --------------
                                                ------------  ------------  --------------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during year for interest..........  $     69,817  $     65,103  $      254,026  $      237,962  $      166,036
                                                ------------  ------------  --------------  --------------  --------------
                                                ------------  ------------  --------------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 ACTIVITIES:
  Liabilities incurred in connection with the
   improvement and construction of storage
   centers....................................  $    --       $    --       $     --        $      173,572  $     --
                                                ------------  ------------  --------------  --------------  --------------
                                                ------------  ------------  --------------  --------------  --------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II
                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL: IDS/Shurgard Income Growth Partners L.P. II (the "Partnership") was organized under the laws of the State of Washington on November 15, 1988, to serve as a vehicle for investments in and ownership of a professionally managed real estate portfolio consisting of self storage properties which provide month-to-month leases for business and personal use. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P. II, a Washington limited partnership.

    As of March 31, 1996, there were approximately 4,200 limited partners in the Partnership. There were approximately 115,100 units of limited partnership interest outstanding at a contribution of $250 per unit.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results can differ from those estimates.

    The interim financial statements included in this report are unaudited. In the opinion of the Company, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

    CASH EQUIVALENTS: Cash equivalents consist of money market instruments with original maturities of 90 days or less.

    STORAGE CENTERS: Storage centers, including land, buildings and equipment, are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.

    AMORTIZABLE  ASSETS:    Amortizable  assets, consisting  of  loan  costs and
non-compete covenants, are amortized over their expected useful lives of three to eight years.

    RENTAL  REVENUE:    Rental revenue  is  recognized as  earned  under accrual
accounting principles.

    TAXES ON INCOME:   The financial statements do  not reflect a provision  for
Federal income taxes because such taxes are the responsibility of the individual partners.

    LITIGATION: The Partnership has a policy of accruing for probable losses, which if any, could be material to the future financial position or results of operations. As of March 31, 1996, there are currently no known probable losses, therefore, no such accruals have been made.

    EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (115,110 units for each of the three years ended December 31, 1995 and three months ended March 31, 1996 and 1995).

    DISTRIBUTIONS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (115,110 units for each of the three years ended December 31, 1995 and three months ended March 31, 1996 and 1995).

    VALUATION OF LONG LIVED ASSETS: The Partnership, using its best estimates based on reasonable and supportable assumptions and projections, reviews storage centers and other assets for impairment whenever events or changes in circumstances have indicated that the carrying amounts of its assets might not be recoverable. Impaired assets are reported at the lower of cost or fair value. At March 31, 1996, no assets had been written down.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

NOTE B -- STORAGE CENTERS

    Storage centers consist of the following:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1995            1994
                                               MARCH 31, 1996  --------------  --------------
                                               --------------
                                                (UNAUDITED)
Land.........................................  $    6,014,514  $    6,014,514  $    5,848,181
Building.....................................      22,762,245      22,762,245      22,381,990
Equipment....................................         872,980         872,980         732,213
                                               --------------  --------------  --------------
                                                   29,649,739      29,649,739      28,962,384
Less accumulated depreciation................      (4,900,913)     (4,684,236)     (3,835,872)
                                               --------------  --------------  --------------
                                               $   24,748,826  $   24,965,503  $   25,126,512
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

    Construction in progress was $625,437 at December 31, 1994 and is included in buildings.

NOTE C -- TRANSACTIONS WITH AFFILIATES

    In connection with the management of both the storage centers and the Partnership, the Partnership has paid or accrued management expenses, reimbursements and a monthly property management fee equal to 6% of the properties gross revenue to Shurgard Storage Centers, Inc., an affiliate of the general partner. On March 24, 1995 Shurgard Incorporated merged with Shurgard Storage Centers, Inc. Prior to the merger date such fees were paid to Shurgard Incorporated.

                                                               YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                           1995         1994         1993
                                            MARCH 31,   -----------  -----------  -----------
                                              1996
                                           -----------
                                           (UNAUDITED)
Partnership management expenses and
 reimbursement at cost...................   $  13,300   $    54,700  $    64,800  $    83,700
Property management fees.................      65,568       258,253      242,259      217,121

NOTE D -- NOTES PAYABLE

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995           1994
                                                     MARCH 31,    -------------  -------------
                                                       1996
                                                   -------------
                                                    (UNAUDITED)
Note payable to a commercial bank. Secured by
 real estate and payable in monthly installments
 of $15,056, including principal and interest at
 8%, due October 1999. The note reprices in
 September 1997 and can be fixed for various
 periods at the Partnership's option.............  $   1,656,457  $   1,668,337  $   1,713,603
Note payable to a commercial bank. Secured by
 real estate and payable in monthly installments
 of $10,837, including principal and interest at
 8.25%, due March 2001. The note reprices in
 September 1996 and can be fixed for various
 periods at the Partnership's option.............      1,193,046      1,199,324      1,224,728
                                                   -------------  -------------  -------------
                                                   $   2,849,503  $   2,867,661  $   2,938,331
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

    Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of the fixed rate long-term debt which matures October, 1999 is estimated to be $1,765,000. The note maturing March 2001 reprices to market every six months, accordingly, the recorded value approximates fair value.

    The approximate maturities of principal on these notes payable over the next five years are as follows:

1996.................................               $    78,207
1997.................................                    84,856
1998.................................                    92,071
1999.................................                    99,899
2000.................................                   108,395
thereafter...........................                 2,404,233
                                                    -----------
                                                    $ 2,867,661
                                                    -----------
                                                    -----------

    On May 1, 1995, the Partnership obtained an $850,000 non-revolving line of credit with interest rate of prime plus one half percent (9% at December 31, 1995), maturing May 1, 1997. During the year, the Partnership drew $470,000 on the line of credit in order to fund the Chesapeake expansion.

NOTE E -- LEASE

    The Partnership leases retail space at the Kennydale storage center to a single tenant under a noncancellable operating lease which expires October 31, 2003. The lease is renewable at current market rates at that time. Future minimum lease receipts are as follows:

1996.................................               $   131,818
1997.................................                   136,948
1998.................................                   137,938
1999.................................                   126,084
2000.................................                   126,084
2001 to 2003.........................                   378,252
                                                    -----------
                                                    $ 1,037,124
                                                    -----------
                                                    -----------

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                          INDEPENDENT AUDITORS' REPORT

General Partner and Limited Partners
IDS/Shurgard Income Growth Partners L.P. III
Seattle, Washington

We have audited the accompanying balance sheets of IDS/Shurgard Income Growth Partners L.P. III as of December 31, 1995 and 1994, and the related statements of earnings, partners equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington
March 1, 1996

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III
                                 BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                   MARCH 31, 1996  --------------  --------------
                                                                   --------------
                                                                    (UNAUDITED)
ASSETS:
  Cash and cash equivalents......................................  $      395,166  $      673,130  $      602,285
  Storage centers, net...........................................      33,903,059      34,146,500      35,121,146
  Other assets...................................................         358,552         250,621         258,242
  Amortizable assets, less accumulated amortization of
   $1,190,330, $1,131,762 and $749,074...........................         305,533         364,101         746,789
  Land held for resale...........................................         201,835         201,835         201,835
                                                                   --------------  --------------  --------------
    Total Assets.................................................  $   35,164,145  $   35,636,187  $   36,930,297
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
LIABILITIES AND PARTNERS' EQUITY (DEFICIT):
  Liabilities:
  Accounts payable and other accrued expenses....................  $      422,533  $      476,306         428,900
  Notes payable..................................................      10,384,296      10,745,854      11,619,725
                                                                   --------------  --------------  --------------
    Total Liabilities............................................      10,806,829      11,222,160      12,048,625
  Partners' equity (deficit):
    Limited partners.............................................      24,464,765      24,518,638      24,962,899
    General partner..............................................        (107,449)       (104,611)        (81,227)
                                                                   --------------  --------------  --------------
      Total Partners' Equity.....................................      24,357,316      24,414,027      24,881,672
                                                                   --------------  --------------  --------------
      Total Liabilities and Partners' Equity.....................  $   35,164,145  $   35,636,187  $   36,930,297
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                             STATEMENTS OF EARNINGS

                                             THREE MONTHS ENDED
                                                  MARCH 31                      YEAR ENDED DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1996           1995           1995           1994           1993
                                        -------------  -------------  -------------  -------------  -------------
                                                (UNAUDITED)
REVENUE:
  Rental..............................  $   1,806,553  $   1,720,373  $   7,224,762  $   6,608,932  $   4,109,845
  Interest and other income...........          9,343          6,928         36,378         56,948        230,099
                                        -------------  -------------  -------------  -------------  -------------
    Total Revenue.....................      1,815,896      1,727,301      7,261,140      6,665,880      4,339,944
EXPENSES:
  Operating...........................        460,398        440,234      1,799,970      1,625,933      1,183,446
  Property management fees............        108,093        103,223        433,316        393,684        246,650
  Depreciation........................        282,034        280,622      1,122,039      1,052,532        661,921
  Real estate taxes...................        134,821        126,333        506,460        504,422        361,790
  Interest............................        194,032        214,039        960,964        820,083        122,691
  Amortization........................         58,568        118,821        382,688        465,348        211,138
  Administrative......................         46,430         57,760        170,424        148,544        125,635
                                        -------------  -------------  -------------  -------------  -------------
    Total Expenses....................      1,284,376      1,341,032      5,375,861      5,010,546      2,913,271
EARNINGS..............................  $     531,520  $     386,269  $   1,885,279  $   1,655,334  $   1,426,673
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
EARNINGS PER UNIT OF LIMITED
 PARTNERSHIP INTEREST.................  $        4.24  $        3.08  $       15.02  $       13.19  $       11.37
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
DISTRIBUTIONS PER UNIT OF LIMITED
 PARTNERSHIP INTEREST.................  $        4.69  $        4.69  $       18.75  $       17.81  $       15.31
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                                     LIMITED
                                                                    PARTNERS      GENERAL PARTNER      TOTAL
                                                                 ---------------  ---------------  --------------
Balance, January 1, 1993.......................................   $  25,983,981    $     (27,488)  $   25,956,493
Distributions..................................................      (1,825,475)         (96,077)      (1,921,552)
Earnings.......................................................       1,355,338           71,335        1,426,673
                                                                 ---------------  ---------------  --------------

Balance, December 31, 1993.....................................      25,513,844          (52,230)      25,461,614
Distributions..................................................      (2,123,512)        (111,764)      (2,235,276)
Earnings.......................................................       1,572,567           82,767        1,655,334
                                                                 ---------------  ---------------  --------------

Balance, December 31, 1994.....................................      24,962,899          (81,227)      24,881,672
Distributions..................................................      (2,235,276)        (117,648)      (2,352,924)
Earnings.......................................................       1,791,015           94,264        1,885,279
                                                                 ---------------  ---------------  --------------

Balance, December 31, 1995.....................................      24,518,638         (104,611)      24,414,027
Distributions (unaudited)......................................        (558,819)         (29,412)        (588,231)
Earnings (unaudited)...........................................         504,944           26,576          531,520
                                                                 ---------------  ---------------  --------------

Balance, March 31, 1996 (unaudited)............................   $  24,464,763    $    (107,447)  $   24,357,316
                                                                 ---------------  ---------------  --------------
                                                                 ---------------  ---------------  --------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                            STATEMENTS OF CASH FLOWS

                                                 THREE MONTHS ENDED MARCH
                                                            31,                        YEAR ENDED DECEMBER 31,
                                                ---------------------------  -------------------------------------------
                                                    1996          1995           1995           1994           1993
                                                ------------  -------------  -------------  -------------  -------------
                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Earnings....................................  $    531,520  $     386,269  $   1,885,279  $   1,655,334  $   1,426,673
    Adjustments to reconcile earnings to net
     cash provided by operating activities:
      Depreciation and amortization...........       340,602        399,443      1,504,727      1,517,880        873,059
      Changes in operating accounts:
        Other assets..........................      (107,931)        (4,414)         7,621        (50,866)       (41,318)
        Accounts payable and other accrued
         expenses.............................       (53,773)       (42,628)        47,406        (14,540)       129,143
                                                ------------  -------------  -------------  -------------  -------------
    Net cash provided by operating
     activities...............................       710,418        738,670      3,445,033      3,107,808      2,387,557
                                                ------------  -------------  -------------  -------------  -------------

INVESTING ACTIVITIES:
  Purchase of and improvements to storage
   centers....................................       (38,593)        (7,659)      (147,393)      (588,910)   (15,476,979)
  Consideration for amortizable assets........                                                   (286,950)      (670,804)
                                                ------------  -------------  -------------  -------------  -------------
    Net cash used in investing activities.....       (38,593)        (7,659)      (147,393)      (875,860)   (16,147,783)
                                                ------------  -------------  -------------  -------------  -------------

FINANCING ACTIVITIES:
  Proceeds from notes payable.................       600,000                                    9,500,000      8,865,000
  Payments on notes payable...................      (961,558)      (429,333)      (873,871)    (9,375,275)      (865,000)
  Payments of loan costs......................                                                   (242,226)      (127,846)
  Distributions to partners...................      (588,231)      (588,231)    (2,352,924)    (2,235,276)    (1,921,552)
                                                ------------  -------------  -------------  -------------  -------------
    Net cash (used in) provided by financing
     activities...............................      (949,789)    (1,017,564)    (3,226,795)    (2,352,777)     5,950,602
                                                ------------  -------------  -------------  -------------  -------------

  (Decrease) increase in cash and cash
   equivalents................................      (277,964)      (286,553)        70,845       (120,829)    (7,809,624)
  Cash and cash equivalents at beginning of
   year.......................................       673,130        602,285        602,285        723,114      8,532,738
                                                ------------  -------------  -------------  -------------  -------------
  Cash and cash equivalents at end of year....  $    395,166  $     315,732  $     673,130  $     602,285  $     723,114
                                                ------------  -------------  -------------  -------------  -------------
                                                ------------  -------------  -------------  -------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during year for interest..........  $    194,032  $     214,039  $     940,442  $     776,498  $     113,247
                                                ------------  -------------  -------------  -------------  -------------
                                                ------------  -------------  -------------  -------------  -------------

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 ACTIVITIES:
  Liabilities incurred in connection with the
   purchase of storage centers................  $    --       $    --        $    --        $     674,000  $   2,821,000
                                                ------------  -------------  -------------  -------------  -------------
                                                ------------  -------------  -------------  -------------  -------------

See notes to financial statements.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    GENERAL: IDS/Shurgard Income Growth Partners L.P. III (the "Partnership") was organized under the laws of the State of Washington on November 15, 1988, to serve as a vehicle for investments in and ownership of a professionally managed real estate portfolio consisting of self storage properties which provide month-to-month leases for business and personal use. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P. III, a Washington limited partnership.

    As of March 31, 1996, there were approximately 4,100 limited partners in the Partnership. There were approximately 119,215 units of limited partnership interest outstanding at a contribution of $250 per unit.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results can differ from those estimates.

    The interim financial statements included in this report are unaudited. In the opinion of the Partnership, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

    CASH EQUIVALENTS: Cash equivalents consist of money market instruments with original maturities of 90 days or less.

    STORAGE CENTERS: Storage centers, including land, buildings and equipment are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.

    AMORTIZABLE ASSETS: Amortizable assets, consisting primarily of non-compete covenants and loan costs, are amortized over their expected useful lives of two to eight years.

    RENTAL REVENUE:    Rental revenue  is  recognized as  earned  under  accrual
accounting principles.

    TAXES ON INCOME: The financial statements do not reflect a provision for Federal income taxes because such taxes are the responsibility of the individual partners.

    LITIGATION: The Partnership has a policy of accruing for probable losses, which if any, could be material to the future financial position or results of operations. As of March 31, 1996, there are currently no known probable losses, therefore, no such accruals have been made.

    EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (119,215 units for each of the three years ended December 31, 1995 and the three months ended March 31, 1996 and 1995).

    DISTRIBUTIONS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (119,215 units for each of the three years ended December 31, 1995 and the three months ended March 31, 1996 and 1995).

    VALUATION OF LONG LIVED ASSETS: The Partnership, using its best estimates based on reasonable and supportable assumptions and projections, reviews storage centers and other assets for impairment whenever events or changes in circumstances have indicated that the carrying amounts of its assets might not be recoverable. Impaired assets are reported at the lower of cost or fair value. Assets to be disposed of are reported at the lower of cost or net realizable value. At March 31, 1996, no assets had been written down.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

NOTE B -- STORAGE CENTERS
    Storage centers consist of the following:

                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                              1995            1994
                                                         MARCH 31, 1996  --------------  --------------
                                                         --------------
                                                          (UNAUDITED)
Land...................................................  $    7,503,081  $    7,503,081  $    7,515,406
Buildings..............................................      29,277,560      29,238,967      29,110,884
Equipment..............................................         699,802         699,802         668,167
                                                         --------------  --------------  --------------
                                                             37,480,443      37,441,850      37,294,457
Less accumulated depreciation..........................      (3,577,384)     (3,295,350)     (2,173,311)
                                                         --------------  --------------  --------------
                                                         $   33,903,059  $   34,146,500  $   35,121,146
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

NOTE C -- NOTES PAYABLE

                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                              1995            1994
                                                         MARCH 31, 1996  --------------  --------------
                                                         --------------
                                                          (UNAUDITED)
Notes payable to sellers...............................  $      674,000  $    1,583,653  $    2,264,000
Note payable to bank...................................       9,710,296       9,162,201       9,355,725
                                                         --------------  --------------  --------------
                                                         $   10,384,296  $   10,745,854  $   11,619,725
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

    On March 31, 1994, the Partnership consolidated outstanding notes payable totaling $8 million and borrowed an additional $1.5 million. The new terms of this note provide the Partnership the option to borrow an additional $3 million. This note is secured by real estate and bears interest at 8%. The note matures April 1, 2001 and requires monthly payments of principal and interest based on a twenty-year amortization. The note reprices to market every six months, accordingly, the recorded value approximates fair value.

    Notes to sellers, which mature December 31, 1996, are secured by certain storage centers of the Partnership. The recorded value of these seller's notes approximates fair value. Annual payments of principal are due 90 days after year end under conditions provided in the note agreement based on each center's performance. Quarterly interest is payable to the extent any center's net operating income, as defined, exceeds 10% of the Partnership's investment in the related center. In 1994 and 1995, the Partnership made principal payments of $651,000 and $680,347 respectively, on these notes. On February 29, 1996, the Partnership borrowed $600,000 on its bank note to partially fund the final payment of $909,653 on the seller's note that originated with the purchase of the Castro Valley storage center and to replenish cash reserves. Maturities of notes payable include this final payment made February 29, 1996.

    Maturities of notes payable at December 31, 1995, are as follows:

1996..........................................................  $ 1,798,135
1997..........................................................      233,730
1998..........................................................      254,705
1999..........................................................      277,563
2000..........................................................      302,472
Thereafter....................................................    7,879,249
                                                                -----------
                                                                $10,745,854
                                                                -----------
                                                                -----------

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

NOTE D -- ACQUISITION
    During the years ended December 31, 1993 and 1994, the Partnership acquired existing storage centers from unaffiliated parties. These acquisitions were funded through a combination of bank notes, seller notes and cash. Certain information about these acquisitions is as follows:

                                              PROPERTY            ACQUISITION
             FACILITY                         LOCATION               PRICE              DATE
- -----------------------------------  ---------------------------  -----------  -----------------------
Castro Valley (1)                    Castro Valley, CA              5,000,000  August, 1993
Newark (1)                           Newark, CA                     3,340,000  August, 1993
San Leandro (1)                      San Leandro, CA                2,671,000  August, 1993
Tracy (1)                            Tracy, CA                      2,250,000  August, 1993
Sacramento (1)                       Sacramento, CA                 2,834,000  February, 1994
San Lorenzo (1)                      San Lorenzo, CA                2,905,000  February, 1994
Castro Valley Office Bldg. (2)       Castro Valley, CA                500,000  May, 1994

- ------------------------
(1) These purchases were funded with cash, an $8 million bank note, and $3.495 million in seller notes.

(2) This purchase was funded with cash.

    The transactions were accounted for as purchases, and the results of operations for each of the storage centers from their respective acquisition date have been included in the financial statements. The general partner estimates that if these properties had been acquired on January 1, 1994 and 1993, the pro forma combined results of operations for the year would have been as follows:

                                                                                1994           1993
                                                                            -------------  -------------
                                                                                    (UNAUDITED)
Total revenue.............................................................  $   6,773,234  $   6,237,005
Earnings..................................................................  $   1,613,010  $   1,331,884
Earnings per unit of limited partnership interest.........................  $       12.85  $       10.61

    These pro forma operating results include the Partnership's results of operations, less increased depreciation and amortization on storage centers and other assets, respectively, and increased interest expense on the bank loans.

    The pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted for the full year and is not intended to be a projection of future results.

NOTE E -- TRANSACTIONS WITH AFFILIATES
    In connection with the management of the centers, the Partnership has paid or accrued a monthly property management fee equal to 6% of the properties gross revenue to Shurgard Storage Centers, Inc., an affiliate of the general partner. On March 24, 1995 Shurgard Incorporated merged with Shurgard Storage Centers, Inc. Prior to the merger date such fees were paid to Shurgard Incorporated.

                                                                      APPENDIX A

                             ACQUISITION AGREEMENT

                                  BY AND AMONG

                   IDS/SHURGARD INCOME GROWTH PARTNERS L.P.,

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                                      AND

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                         (TOGETHER, THE "PARTNERSHIPS")

                                      AND

                         SHURGARD STORAGE CENTERS, INC.

                                (THE "COMPANY")

                                  JULY 1, 1996

                                    CONTENTS

ARTICLE I.  THE OFFERS..................................................................          1
      1.1  The Offers...................................................................          1
      1.2  Conditions to Commencement of the Offers.....................................          1
      1.3  Actions and Agreements of the Partnerships and the Company...................          2
      1.4  Offer Documents..............................................................          2
      1.5  General Partner Recommendation...............................................          3

                                                                                                  3
ARTICLE II.  THE MERGER.................................................................
      2.1  The Merger...................................................................          3
      2.2  Effective Time of the Merger.................................................          3
      2.3  Certificate of Incorporation of the Surviving Corporation....................          3
      2.4  Bylaws of the Surviving Corporation..........................................          4
      2.5  Board of Directors and Officers of the Surviving Corporation.................          4

                                                                                                  4
ARTICLE III.  CONVERSION OF PARTNERSHIP INTERESTS IN THE MERGER.......................
      3.1  Merger Consideration.........................................................          4
      3.2  Certain Definitions..........................................................          4
      3.3  Distribution of Merger Consideration.........................................          5
      3.4  No Fractional Shares.........................................................          5
      3.5  Dissenting Units.............................................................          5
      3.6  Issuance of Certificates for REIT Shares.....................................          6
      3.7  Transfer of Units............................................................          6

                                                                                                  6
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.............................................
      4.1  Representations and Warranties of the Partnerships...........................          6
      4.2  Representations and Warranties of the Company................................          9

                                                                                                 11
ARTICLE V.  COVENANTS AND AGREEMENTS....................................................
      5.1  Ordinary Course; No Acquisitions or Dispositions.............................         11
      5.2  Distributions................................................................         11
      5.3  Amendment of Governing Documents.............................................         12
      5.4  Exclusivity..................................................................         12
      5.5  Other Actions................................................................         12
      5.6  Advise of Changes............................................................         13
      5.7  Meetings of Limited Partner..................................................         13
      5.8  Registration and Listing of REIT Shares......................................         13
      5.9  S-4 Registration Statement and Proxy Statement/Prospectus....................         13
      5.10 Consents and Approvals.......................................................         13
      5.11 Limitation on Number of REIT Shares Issued...................................         14

                                                                                                 14
ARTICLE VI.  CLOSING....................................................................
      6.1  Closing Date.................................................................         14
      6.2  Additional Closings..........................................................         14
      6.3  Further Acts.................................................................         14

                                                                                                 14
ARTICLE VII.  CONDITIONS................................................................
      7.1  Conditions to Each Party's Obligations.......................................         14
      7.2  Conditions to the Obligations of the Company.................................         15
      7.3  Conditions to the Obligations of the Partnerships............................         15

                                                                                                 16
ARTICLE VIII.  TERMINATION AND WAIVER...................................................
      8.1  Termination..................................................................         16
      8.2  Effect of Termination........................................................         17
      8.3  Fees and Expenses............................................................         17
      8.4  Extension; Waiver............................................................         19

      8.5  No Survival of Representations and Warranties................................         19

                                                                                                 19
ARTICLE IX.  MISCELLANEOUS..............................................................
      9.1  Assignment of Contract.......................................................         19
      9.2  Risk of Loss.................................................................         19
      9.3  Entire Agreement; Modifications..............................................         19
      9.4  Notices......................................................................         19
      9.5  Interpretation...............................................................         20
      9.6  Captions.....................................................................         20
      9.7  Multiple Counterparts........................................................         20
      9.8  Binding Effect...............................................................         20
      9.9  Attorneys' Fees..............................................................         20
      9.10 No Waiver; Severability......................................................         21
      9.11 No Joint and Several Liability...............................................         21
      9.12 Applicable Law...............................................................         21

Exhibit A  General Partner Undertaking
Exhibit B  Opinion of Counsel to the Partnerships
Exhibit C  Opinion of Special Counsel to the Company

                                    GLOSSARY

    The following is a list of the defined terms used in this Agreement and the Sections in which such terms are defined:

                     TERM                                          SECTION
Additional Consideration                        Section 3.2(c)
Agreement                                       Preamble
Alternative Transaction                         Section 8.3(c)
Appraised Value                                 Section 3.2(a)
Appraiser                                       Section 3.2(a)
Assets                                          Recital A
Balance Sheet                                   Section 4.1(i)
Closing                                         Section 6.1
Closing Date                                    Section 6.1
Closing Net Asset Value                         Section 5.2
Commission                                      Section 1.4
Company                                         Preamble
Company SEC Documents                           Section 4.2(f)
Constituent Entities                            Section 2.1
DGCL                                            Section 2.1
Dissenting Units                                Section 3.5
Dissolution                                     Section 3.1(a)
Effective Time                                  Section 2.2
Exchange Act                                    Section 1.1
Exchange Agent                                  Section 3.3
Exchange Fund                                   Section 3.3
General Partner                                 Recital B
General Partner Recommendation                  Section 1.5
General Partner Undertaking                     Recital C
Governmental Regulations                        Section 4.1(l)
GP Interest                                     Section 3.1(b)
Hazardous Materials                             Section 4.1(l)
IDS1                                            Preamble
IDS2                                            Preamble
IDS3                                            Preamble
Individual Transaction Expenses                 Section 8.3(a)
LP Units                                        Section 1.1
Merger                                          Section 2.1
Merger Consideration                            Section 3.1
Net Asset Value                                 Section 3.2(a)
NYSE                                            Section 3.2(b)
Offer                                           Section 1.1
Offer Documents                                 Section 1.4
Offer Price                                     Section 1.1
Participating Partnership                       Section 2.1
Partnership                                     Preamble
Partnership Agreement                           Section 4.1(a)
Partnership Financial Statements                Section 4.1(e)
Partnership SEC Documents                       Section 4.1(d)
Property                                        Recital A
Proxy Statement/Prospectus                      Section 5.9
REIT Share Price                                Section 3.2(b)
REIT Share Price Range                          Section 3.2(b)

                     TERM                                          SECTION
REIT Shares                                     Section 3.1(a)
S-4 Registration Statement                      Section 4.1(f)
Schedules                                       Section 1.4
Schedules 13E-3                                 Section 1.4
Schedules 14D-1                                 Section 1.4
Schedules 14D-9                                 Section 1.4
Securities Act                                  Section 4.1(d)
Shared Transaction Expenses                     Section 8.3(a)
Special Committee                               Section 1.2
Standstill                                      Section 1.3(d)
Surviving Corporation                           Section 2.1
Terminating Breach                              Section 8.1(f)
Third Party                                     Section 8.3(c)
WULPA                                           Section 2.1

                             ACQUISITION AGREEMENT

    This ACQUISITION AGREEMENT (this "Agreement") is entered into as of July 1, 1996 by IDS/ Shurgard Income Growth Partners L.P. ("IDS1"), IDS/Shurgard Income Growth Partners L.P. II ("IDS2") and IDS/Shurgard Income Growth Partners L.P. III ("IDS3"), each a Washington limited partnership (individually, a "Partnership" and together, the "Partnerships"), and Shurgard Storage Centers, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    A. The Partnerships are the owners of certain self storage and other properties (which properties, including any buildings, structures or other improvements situated thereon are herein referred to as the "Property") and related personal property and other assets (together with the Property, the "Assets").

    B. Shurgard Associates L.P., Shurgard Associates L.P. II and Shurgard Associates L.P. III (each, a "General Partner" and together, the "General Partners") and the Board of Directors of the Company believe that it is in the best interests of the Partnerships and the Company, respectively, and their respective limited partners and stockholders to enter into and consummate this Agreement.

    C. Concurrently with the execution of this Agreement, the General Partners and the Company are entering into a General Partner Undertaking, dated as of July 1, 1996 (the "General Partner Undertaking"), in the form attached hereto as Exhibit A.

                                   AGREEMENTS

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.  THE OFFERS

    1.1  THE OFFERS

    As soon as practicable after the date hereof, the Company shall commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer for up to 65,000 units of limited partner interests (the "LP Units") of IDS1, 49,000 LP Units of IDS2 and 52,000 LP Units of IDS3 (each, an "Offer" and together the "Offers"), at a net cash price per LP Unit equal to the Net Asset Value (as defined in Section 3.2(a) hereof) of the applicable Partnership that would be allocated to one LP Unit if the Partnership's Net Asset Value were distributed in a dissolution of such Partnership in accordance with its Partnership Agreement (as defined in Section 4.1(a) hereof). The parties hereto acknowledge that the Net Asset Value per LP Unit is equal to $257, $222 and $308 for IDS1, IDS2 and IDS3, respectively (each, the "Offer Price" and together the "Offer Prices"). The Company may not change the form of consideration, reduce the Offer Price or amend any material term of an Offer in a manner adverse to the interests of the limited partners of the applicable Partnership without the prior written consent of the General Partner of such Partnership. The Company agrees to use its reasonable best efforts to consummate the Offers as soon as legally permissible and, subject to the terms and conditions of the Offers, to accept for payment and pay for all LP Units tendered pursuant to the Offers promptly following the expiration of the Offers.

    1.2  CONDITIONS TO COMMENCEMENT OF THE OFFERS

    The commencement of the Offers is conditioned upon:

    (a) the receipt by the Special Committee of the Board of Directors of the Company appointed to review the transactions contemplated by this Agreement (the "Special Committee") of an opinion from Alex. Brown & Sons Incorporated as to the fairness to the Company, from a financial point of view, of the Offer Prices;

    (b) the receipt by each of the Partnerships of an opinion from Robert A. Stanger & Co., Inc., as to the fairness to the limited partners of such Partnership, from a financial point of view, of the applicable Offer Price; and

    (c) the General Partners shall have executed and delivered to the Company the General Partner Undertaking and shall have performed their obligations thereunder that are capable of being performed prior to commencement of the Offers.

    1.3  ACTIONS AND AGREEMENTS OF THE PARTNERSHIPS AND THE COMPANY

    (a) The Partnerships hereby consent to the making of the Offers.

    (b) The Partnerships shall promptly cause to be furnished to the Company a list containing the names and addresses of all record holders and beneficial owners known to them of LP Units as of a recent date, and shall promptly furnish the Company with such additional information and such other assistance as the Company or its agents may reasonably request in connection with the Offers.

    (c) The Partnerships and the Company will take such actions as are required under the applicable Partnership Agreement to effect the admission of the Company as a limited partner of the Partnership with respect to all LP Units acquired by it pursuant to the applicable Offer in accordance with the terms of the Partnership Agreement.

    (d) The Company agrees that if it is admitted as a substitute limited partner in a Partnership and except as otherwise contemplated by this Agreement, it will not, directly or indirectly, without the prior written consent of a majority of the general partners of the General Partner of that Partnership (i) acquire any additional LP Units of that Partnership, (ii) propose any merger or other business combination involving that Partnership, or (iii) propose any other transaction pursuant to which it would control or acquire any of the
assets   of  that  Partnership   (this  agreement  being   referred  to  as  the
"Standstill").

    1.4  OFFER DOCUMENTS

    On the date of commencement of the Offers, (a) the Company shall file with the Securities and Exchange Commission (the "Commission") with respect to the Offers, (i) a Tender Offer Statement on Schedule 14D-1 with respect to each of the Partnerships (together with any supplements or amendments thereto, the "Schedules 14D-1") and (ii) jointly with each of the Partnerships (if required by the Exchange Act), a Transaction Statement on Schedule 13E-3 (together with any supplements or amendments thereto, the "Schedules 13E-3") and (b) each Partnership shall file with the Commission with respect to the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedules 14D-9"; the Schedules 14D-1, the Schedules 13E-3 and the Schedules 14D-9 are referred to collectively as the "Schedules") and, jointly with the Company (if required by the Exchange Act), shall file with the Commission the applicable Schedule 13E-3. The Schedules 14D-1 and the Schedules 13E-3 will contain (including as an exhibit) or will incorporate by reference an offer to purchase (or portions thereof) and a form of the related letter of transmittal (which documents, together with any supplements or amendments thereto and any other documents filed with the Commission or disseminated to holders of LP Units by the Company pursuant to which the Offers are made, are referred to collectively as the "Offer Documents").

    The Partnerships and the Company shall cooperate with each other and shall supply each other with any assistance that the other shall reasonably request in preparing and filing the Schedules and distributing the Offer Documents, including, without limitation, supplying each other with any and all information that is required to be furnished in the Schedules. The Company may include in the Offer Documents any information with respect to the Partnerships that the Company shall reasonably determine is required under the Exchange Act and the rules promulgated thereunder to be included in the Offer Documents, with such qualifications and disclaimers as are reasonably acceptable to the applicable Partnership. The Company represents and warrants to the Partnerships, and each Partnership represents and warrants to the Company, that the information provided by it, and to be provided by it for use in the Schedules, shall not, on the date the Schedules are filed with the Commission, and on the date the Offer Documents are first published, sent or given to holders of LP Units, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify the Partnerships of, and shall promptly correct, and the Partnerships shall promptly notify the Company of, and shall promptly correct, any information provided by it for use in the Schedules that shall have become untrue or misleading in any material respect and shall take all steps necessary to cause the Schedules as so corrected to be filed with the Commission and disseminated to holders of LP Units, in each case to the extent required by applicable federal securities laws.

    1.5  GENERAL PARTNER RECOMMENDATION

    The Offer Documents, the Schedules 14D-9 and the Schedules 13E-3 shall contain, to the extent applicable, at all times from the commencement of the Offers through the consummation of the Offers the recommendation of the General Partner set forth in Section 1.2 of the General Partner Undertaking (the "General Partner Recommendation"), unless the General Partner has withdrawn or changed such recommendation in accordance with the exercise of its fiduciary duties or as otherwise required by law.

ARTICLE II.  THE MERGER

    2.1  THE MERGER

    Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 2.2 hereof), each Partnership as to which the conditions to closing set forth in Article VII hereof have been met (each such Partnership, a "Participating Partnership") shall be merged (the "Merger") with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Washington Uniform Limited Partnership Act (the "WULPA"). When the Merger has been effected the Participating Partnerships and the Company (together, the "Constituent Entities") will be a single corporation; the separate existence of each of the Participating Partnerships will cease; the Company, as the corporation surviving the Merger (the "Surviving Corporation"), will continue its corporate existence under the DGCL; all Assets and every other interest of or belonging to or due to each of the Participating Partnerships will be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to the Property, or any interest therein, vested in any of the Constituent Entities will not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation will thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Entities.

    2.2  EFFECTIVE TIME OF THE MERGER

    The Merger will become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of Delaware and the Secretary of State of Washington, which filing will be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 6.1 hereof. When used in this Agreement, the term "Effective Time" means the date and time on which such Certificate is so filed.

    2.3  CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

    At the Effective Time, and without any further action on the part of the Constituent Entities, the Certificate of Incorporation of the Company will continue in effect and will be the Certificate of Incorporation of the Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law.

    2.4  BYLAWS OF THE SURVIVING CORPORATION

    At the Effective Time, and without any further action on the part of the Constituent Entities, the Bylaws of the Company will continue in effect without amendment and will be the Bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by law.

    2.5  BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    At the Effective Time, the persons serving as directors of the Company will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the expiration of the current term for which they are serving as a director and until their successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III.  CONVERSION OF PARTNERSHIP INTERESTS IN THE MERGER

    3.1  MERGER CONSIDERATION

    At the Effective Time, and subject to Sections 3.4 and 3.5 hereof, by virtue of the Merger and without any further action by the limited partners or General Partners of the Participating Partnerships,

    (a) each LP Unit (other than LP Units owned by the Company) of each of the Participating Partnerships will be converted into the right to receive (i) that number of shares of Class A Common Stock of the Company, par value $.001 per share (the "REIT Shares"), derived by dividing the Net Asset Value (as defined in Section 3.2(a) hereof) of the applicable Participating Partnership that would be allocated to one LP Unit if such Partnership's Net Asset Value were distributed in a dissolution of such Partnership in accordance with its Partnership Agreement, taking into account all outstanding LP Units, including those owned by the Company (a "Dissolution"), by the REIT Share Price (as defined in Section 3.2(b) hereof) and (ii) if any is payable, the amount of the Additional Consideration (as defined in Section 3.2(c) hereof) that would be allocated to one LP Unit if the Additional Consideration were distributed in a Dissolution;

    (b) the General Partner interest (the "GP Interest") of each of the Participating Partnerships will be converted into the right to receive (i) that number of REIT Shares derived by dividing the Net Asset Value of the applicable Participating Partnership that would be allocated to the GP Interest if such Partnership's Net Asset Value was distributed in a Dissolution by the REIT Share Price and (ii) if any is payable, the amount of the Additional Consideration that would be allocated to the GP Interest if the Additional Consideration were distributed in a Dissolution; and

    (c) the LP Units owned by the Company shall be canceled.

(The REIT Shares issuable pursuant to the Merger, together with cash paid in lieu of fractional REIT Shares as provided in Section 3.4 hereof and any Additional Consideration, if any, that is payable, are referred to herein as the "Merger Consideration.") If, prior to the Effective Time, the Company should split or combine the REIT Shares, or pay a stock dividend, the number of REIT Shares issuable in the Merger will be appropriately adjusted to reflect such action.

    3.2  CERTAIN DEFINITIONS

    (a) As used herein, "Net Asset Value" means, with respect to each of the Partnerships, (i) the sum of (A) the appraised fair market values of the real estate assets of the Partnership as of December 31, 1995 set forth in the Portfolio Appraisal Reports dated June 26, 1996 (the "Appraised Value") prepared by Robert A. Stanger & Co., Inc. (the "Appraiser"), which Appraised Value reflected the value of in-progress unit conversions and buildouts, and (B) the book values of the non-real estate assets, except for amortizable assets, of the Partnership as of March 31, 1996, less (ii) the sum of (X) such Partnership's liabilities as of March 31, 1996, (Y) the estimated cost remaining to be incurred as of March 31, 1996 to complete in-progress unit conversions and buildouts, the value of which was included in the Appraised Value and (Z) the estimated costs of the Offer and the Merger that would be borne by the Partnership in accordance with Article VIII hereof, assuming the Merger is consummated.

    (b) As used herein, "REIT Share Price" means, with respect to each of the Partnerships, the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of REIT Shares during the 20 consecutive trading days ending on the fifth trading day prior to the day of the meeting of limited partners of the applicable Partnership on which the General Partner actually calls for the vote of the limited partners to approve of the Merger. Notwithstanding the foregoing, in the event the REIT Share Price exceeds $27.75, then for purposes of calculating the number of REIT Shares to be issued pursuant to Section 3.1 hereof the REIT Share Price shall be deemed to equal $27.75; and, in the event the REIT Share Price is less than $22.25, then for purposes of calculating the number of REIT Shares to be issued pursuant to this Section 3.2 the REIT Share Price shall be deemed to equal $22.25 (the range of prices from the upper to the lower limit on the REIT Share Price is referred to as the "REIT Share Price Range"). The parties hereto acknowledge that in the event the REIT Share Price exceeds $28.50, the Company may terminate this Agreement as provided in Section 8.1(e)(iv) hereof, and in the event the REIT Share Price is less than $21.50, the Partnership may terminate this Agreement as provided in Section 8.1(h) hereof unless the Company agrees to pay the Additional Consideration.

    (c) As used herein, "Additional Consideration" means, with respect to each of the Partnerships, that amount of cash equal to the difference between the REIT Share Price calculated without regard to the REIT Share Price Range and $21.50, multiplied by the number of REIT Shares issuable pursuant to the Merger.

    3.3  DISTRIBUTION OF MERGER CONSIDERATION

    Prior to the Effective Time, the Company shall deposit (or cause to be deposited) with Gemisys Corporation, as exchange agent (the "Exchange Agent"), for the benefit of the General Partners and the limited partners of the Participating Partnerships for exchange in accordance with this Article III, a number of REIT Shares and that amount of cash as is sufficient to pay the Merger Consideration (such REIT Shares and cash being hereinafter referred to as the "Exchange Fund"). The REIT Shares into which LP Units and GP Interests shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

    3.4  NO FRACTIONAL SHARES

    No fractional REIT Shares will be issued in the Merger. In the event that, as a result of the conversion of LP Units or GP Interests into REIT Shares, a limited partner or General Partner, as the case may be, would be entitled to receive a fractional REIT Share, a cash adjustment will be paid in lieu of any fractional REIT Share that would otherwise be issuable, and the amount of such cash adjustment shall equal the product of such fractional amount and the REIT Share Price. The determination under this Section 3.4 as to whether a limited partner would otherwise be entitled to receive a fractional REIT Share will be based on the aggregate number of LP Units such limited partner holds in the applicable Partnership, not on a per LP Unit basis.

    3.5  DISSENTING UNITS

    Notwithstanding anything in this Agreement to the contrary, LP Units held by a limited partner who has properly exercised dissenters' rights with respect thereto ("Dissenting Units") in accordance with Section 25.10.900 ET SEQ. of the WULPA will not be converted into the right to receive the Merger Consideration, but the holder thereof will instead be entitled to receive payment of the fair value of such LP Units in accordance with the provisions of the WULPA unless and until such holder fails to perfect or has effectively withdrawn or lost such holder's rights to receive fair value under the WULPA. If, after the Effective Time, any holder of Dissenting Units withdraws or loses (through a failure to perfect or otherwise) such holder's right to receive fair value with respect to the Dissenting Units, such Dissenting Units will automatically be converted into the right to receive the Merger

Consideration pursuant to Section 3.1 hereof. The Partnerships shall give the Company prompt notice of any demands received by them for the receipt of fair value for LP Units and, prior to the Effective Time, the Company will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Partnerships may not, except with the Company's prior written consent, make any payment with respect to, or settle or offer to settle, any such demands.

    3.6  ISSUANCE OF CERTIFICATES FOR REIT SHARES

    As soon as practicable after the Effective Time, the Exchange Agent will advise the beneficial owners of LP Units of a Participating Partnership of the effectiveness of the Merger and will distribute the Merger Consideration in accordance with instructions given by such beneficial owners. None of the Company, the Partnerships, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of LP Units or GP Interests for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    Any portion of the Exchange Fund (including the proceeds from any investments thereof and any REIT Shares) that remains unclaimed by the former partners of the Participating Partnerships six months after the Effective Time shall be delivered to the Surviving Corporation. Any former partner of the Participating Partnerships who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the applicable Merger Consideration and unpaid dividends and distributions payable with respect thereto, in each case without any interest thereon.

    3.7  TRANSFER OF UNITS

    There will be no further registration of transfers of LP Units on the Partnerships' records after the commencement of the Offers and until the Closing (as defined in Section 6.1 hereof) or termination of this Agreement, except for the transfer of LP Units to the Company pursuant to the Offers and custodial transfers, intrafamily transfers, including transfers to trusts, transfers pursuant to divorce decrees and transfers relating to deaths or settlements of estates.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

    4.1  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS

    For the purposes of inducing the Company to enter into this Agreement and to consummate the Merger, each of the Partnerships severally represents and warrants to the Company as follows with respect to itself and its Assets:

    (a) ORGANIZATION. The Partnership is a limited partnership duly organized and validly existing under the laws of the state of Washington. The Partnership has provided the Company with a true and complete copy of its Amended and Restated Agreement of Limited Partnership and all amendments thereto (as amended, the "Partnership Agreement"). The Partnership has no direct or indirect equitable or beneficial ownership interest in any other entity, except as may be disclosed in the Partnership SEC Documents (as defined hereof).

    (b) POWER AND AUTHORITY. The Partnership (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, (ii) is qualified to do business in all jurisdictions in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on the Partnership, and (iii) has all requisite power, authority and legal right to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Partnership and, subject to the approval of this Agreement by the limited partners of the Partnership, the consummation by the Partnership of the Merger have been duly authorized by all necessary partnership action on the part of the Partnership, and this Agreement is a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms.

    (c) NO VIOLATIONS. Except to the extent that lender consents may be required from mortgagees having liens against the Property and except for such other consents as have been obtained or will be obtained prior to the Closing, and assuming approval of this Agreement by the limited partners of the Partnership, the execution and delivery of this Agreement do not, and the consummation of the Merger and compliance with the provisions hereof will not, result in any breach or violation of any (i) agreement to which the Partnership is a party or by which it or any of its Assets may be bound, (ii) permit, license or other governmental authorization applicable to the Partnership or its Assets, or (iii) judgment, order, law, rule or regulation applicable to the Partnership or its Assets, other than any such items that in the aggregate do not have a material adverse effect on the Partnership's ability to perform its obligations under this Agreement or a material adverse effect on the financial condition of the Partnership.

    (d) SEC DOCUMENTS. The Partnership has furnished and will continue to furnish the Company with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Partnership with the Commission since January 1, 1994 (the "Partnership SEC Documents"). The Partnership SEC Documents furnished to the Company as of the date of this Agreement are all the documents (other than preliminary material) that the Partnership has been required to file with the Commission since such date. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as applicable, and the applicable rules and regulations of the Commission thereunder, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (e)   FINANCIAL  STATEMENTS.   The financial  statements of  the Partnership
included in the Partnership SEC Documents (the "Partnership Financial Statements") complied, as of the date of the applicable document, as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Partnership as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

    (f) FULL DISCLOSURE; NO MISSTATEMENTS. The representations of the Partnership contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Partnership for inclusion in the Offer Documents or registration statement on Form S-4 provided for in Section 5.9 hereof (the "S-4 Registration Statement") or the Proxy Statement/Prospectus (as defined in
Section 5.9 hereof) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the termination of the Offer or, with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, prior to the Closing Date (as defined in Section 6.1 hereof), any event relating to the Partnership should occur that is required to be described in an amendment of or supplement to the Offer Documents, S-4 Registration Statement or the Proxy Statement/Prospectus, the Partnership promptly shall inform the Company and assist in the preparation, filing and, if necessary, dissemination of such amendment or supplement.

    (g) NO DEFAULTS. The Partnership is not in default or violation of any term, condition or provision of any agreement to which the Partnership is a party or by which it or any of its Assets may be bound that would materially interfere with the Partnership's participation in the Merger or that would result in a material liability not reflected in the Partnership Financial Statements.

    (h) ABSENCE OF LITIGATION. There is no suit, action or proceeding pending or, to the Partnership's knowledge, threatened against the Partnership that might materially adversely affect the Partnership's ability to perform this Agreement or to consummate the transactions contemplated hereby.

    (i) NO MATERIAL ADVERSE CHANGES. Except as disclosed in writing to the Special Committee concurrently with the execution of this Agreement, there have been no material adverse changes in the business, operations, properties, assets or condition, financial or otherwise, of the Partnership from that set forth in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995, as supplemented by the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, both as filed with the Commission.

    (j) TITLE TO ASSETS. The Partnership has good and marketable title to the assets reflected in the most recent balance sheet (the "Balance Sheet") included in the Partnership Financial Statements and reflected in its Net Asset Value and will hold good and marketable title to such assets, and any assets acquired by the Partnership prior to the Effective Time, except for assets disposed of in the ordinary course of business (which assets do not include any of the Property) and except as the failure of the Partnership to have such good and marketable title is not, in the aggregate, material to the Partnership. The assets reflected on the Balance Sheet include the Property. Except as otherwise disclosed in the Balance Sheet or related notes accompanying it, all the assets referred to in the preceding sentence are owned free and clear of any and all material adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases, or by applicable law.

    (k) LIABILITIES OF THE PARTNERSHIP. The Partnership has no material liabilities, contingent or otherwise, except to the extent reflected, reserved against or provided for in the Balance Sheet, and except for any material liabilities disclosed in writing to the Special Committee concurrently with the execution of this Agreement or any other obligations incurred after the date of the Balance Sheet in the ordinary course of business, which subsequently incurred obligations are of an amount and nature as to be capable of being discharged from the operations of the Partnership without requiring additional equity or borrowing.

    (l)  PROPERTY.

        (i) Materially complete and correct legal descriptions of the Property have been delivered to the Company concurrently with the execution of this Agreement.

        (ii) All information provided by the Partnership to the Appraiser with respect to the Property for use in preparing the appraisals of the Property was true and correct in all material respects as of the date given.

        (iii) Except as disclosed in writing to the Special Committee concurrently with the execution of this Agreement, to the best knowledge of those representatives and agents of the Partnership to whom notice should have been given, there is no material violation of any law, ordinance, rule, requirement, resolution, policy statement or regulation (including, without limitation, those relating to land use, subdivision, zoning, environmental, occupational health and safety, water, and building and fire codes) of any governmental authority (collectively, "Governmental Regulations") applicable to the construction, alteration, rehabilitation, maintenance, use, operation or sale of any of the Property, which violation would have a material adverse effect on the use of the Property. The Partnership has neither received notice nor has knowledge that any governmental authority, or any employee or agent thereof, considers the operations, use or ownership of any of the Property to violate or have violated in a material manner any Governmental Regulations, or that any investigation has been commenced or is contemplated regarding such possible violation.

        (iv) To the best knowledge of those representatives and agents of the Partnership to whom notice should have been given, the Partnership has neither received notice nor has knowledge of any plan or study of any governmental authority that would materially adversely affect the use of the Property for its intended uses, or result in any public improvements that will result in any material charge being levied against, or any material lien assessed upon, all or any portion of such Property.

        (v) Except as disclosed in writing to the Special Committee concurrently with the execution of this Agreement, to the best knowledge of those representatives and agents of the Partnership to whom notice should have been given, there are no delinquent taxes, assessments, charges, debts, liabilities, claims or obligations arising from the construction, design, development, ownership, maintenance or operation of, or otherwise relating to, the Property, which matters could give rise to any mechanics' or materialmen's or other statutory or common-law lien against such Property or any party thereof that, individually or in the aggregate, would have a material adverse effect on the value of the Property, taken as a whole.

        (vi) Except as disclosed in writing to the Special Committee concurrently with the execution of this Agreement, to the best knowledge of those representatives and agents of the Partnership to whom notice should have been given or who, by virtue of his or her position, could be expected to have knowledge of any of the following matters, (A) none of the Property, which for purposes of this paragraph shall include, without limitation, subsurface soil and ground water, contains any substance, including, without limitation, any asbestos, formaldehyde, radioactive substance, hydrocarbons, industrial solvents, flammables, explosives and any hazardous substance or toxic material (collectively, "Hazardous Materials"), that could presently or at any time in the future cause a material detriment to or materially impair the value or beneficial use of the Property or constitute or cause a health, safety or environmental hazard on or relating to the Property or to any person who may enter onto the Property or require remediation at the behest of any governmental agency, which health, safety or environmental hazard or remediation could have a material adverse effect on the Partnership; (B) there are no environmental conditions relating to any of the Property giving rise to material liability, and the Property is in compliance in all material respects with existing applicable federal, state and local environmental laws and regulations; and (C) the Partnership has not received notice that the ownership, operation, use and condition of any of the Property is in violation of any federal, state or local law, ordinance or regulation pertaining to industrial hygiene, Hazardous Materials or environmental protection. To the best knowledge of the Partnership, there is no proceeding or action pending or, to its actual knowledge, threatened by any person or governmental agency regarding the environmental condition of any of the Property.

        (vii) The Partnership has not entered into any contracts for the sale of all or any portion of the Property.

    (m) TAXES. The Partnership has filed all federal, state and local tax returns that it is required to file, has provided to its limited partners all required Forms K-1 and such other tax forms as may be required by federal, state or local authorities, and has no outstanding material liability for any federal, state or local taxes or interest or penalties thereon, whether disputed or not, except taxes disputed or not yet payable that have been provided for in accordance with generally accepted accounting principles and are disclosed in the Partnership Financial Statements; the Partnership is taxable as a partnership (and not as an association taxable as a corporation) for federal and applicable state income tax purposes.

    4.2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    For the purposes of inducing each of the Partnerships to enter into this Agreement and to consummate the Merger, the Company represents and warrants to each Partnership as follows:

    (a) ORGANIZATION; POWER AND AUTHORITY. The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, (ii) is qualified to do business in all jurisdictions in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on the Company, and (iii) has all requisite power, authority and legal right to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (b) CONSENTS. Except as expressly contemplated by this Agreement, no other action is required to be taken by the Company to permit the execution, delivery and performance of this Agreement, all other documents and certificates expressly contemplated hereby, and the Merger, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

    (c) NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the Merger and compliance with the provisions hereof will not, result in any breach or violation of any (i) agreement (including, without limitation, the organizational documents under which the Company is organized) to which the Company is a party or by which it or any of its properties may be bound, (ii) permit, license or other governmental authorization applicable to the Company or its properties, or (iii) judgment, order, law, rule or regulation applicable to the Company, other than any such items that in the aggregate do not have a material adverse effect on the Company's ability to perform its obligations under this Agreement or a material adverse effect on the value of the Merger Consideration.

    (d) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 120,000,000 REIT Shares, (ii) 500,000 shares of Class B Common Stock, $.001 par value per share, (iii) 160,000,000 shares of Excess Stock, $.001 par value per share, and (iv) 80,000,000 shares of Preferred Stock, $.001 par value per share. All outstanding REIT Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive or cumulative voting rights. As of March 31, 1996, 23,046,517 REIT Shares, 154,605 shares of Class B Common Stock, no shares of Excess Stock, and no shares of Preferred Stock were issued and outstanding.

    (e) AUTHORIZATION OF REIT SHARES. Prior to the Effective Time, the Company will have taken all necessary action to permit it to issue the number of REIT Shares required to be issued pursuant to Article III hereof. Such REIT Shares will, when issued pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of the Company will have any preemptive right of subscription or purchase in respect thereof. The REIT Shares will, when issued pursuant to this Agreement, be registered under the Securities Act and the Exchange Act, will be registered or exempt from registration under all applicable state securities laws and will be listed for quotation on the NYSE.

    (f) SEC DOCUMENTS. The Company has furnished and will continue to furnish the Partnerships with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Commission since January 1, 1994 (the "Company SEC Documents"). The Company SEC Documents furnished to the Partnerships as of the date of this Agreement are all the documents (other than preliminary material) that the Company has been required to file with the Commission since such date. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the applicable rules and regulations of the Commission thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (g) FINANCIAL STATEMENTS. The financial statements of the Company included in the Company SEC Documents complied, as of the date of the applicable document, as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Company as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

    (h) FULL DISCLOSURE; NO MISSTATEMENTS. The representations of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement, the Offer Documents or the Proxy Statement/Prospectus relating to the Company contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the termination of the Offer or, with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, the Closing Date, any event relating to the Company should occur that is required to be described in an amendment of or supplement to the Offer Documents or the Proxy Statement/Prospectus, the Company promptly shall inform the Partnerships and prepare, file and, if necessary, disseminate such amendment or supplement.

    (i) ABSENCE OF LITIGATION. There is no suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company that might materially adversely affect the Company's ability to perform this Agreement or to consummate the transactions contemplated hereby.

    (j) NO MATERIAL ADVERSE CHANGES. There have been no material adverse changes in the business, operations, properties, assets or condition, financial or otherwise, of the Company from that set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as supplemented by the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, both as filed with the Commission.

ARTICLE V.  COVENANTS AND AGREEMENTS

    During the period from the date of this Agreement and continuing until the Closing Date or the termination of this Agreement, the Company and each of the Partnerships agree to act in accordance with the following covenants:

    5.1  ORDINARY COURSE; NO ACQUISITIONS OR DISPOSITIONS

    Except as provided in Section 5.2 hereof, each Partnership shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. No Partnership shall acquire or agree to acquire by any manner any business or business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to such Partnership, other than high-quality, short-term investments made in the ordinary course of business. No Partnership shall sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its Assets, except in the ordinary course of business and consistent with past practice, and except as required by law. Each Partnership shall promptly notify the Company of any event or occurrence not in the ordinary course of business or that may have a material adverse effect on such Partnership's financial condition.

    5.2  DISTRIBUTIONS

    Each Partnership shall use its best efforts to manage its business, including, but not limited to, suspending cash distributions to its partners if the General Partner deems it advisable to do so, such that such Partnership's Closing Net Asset Value (as defined in Section 5.2 hereof) will equal such Partnership's Net Asset Value. Immediately prior to the Closing, each Partnership will declare a cash distribution payable to those who are partners of the Partnership at such time in an aggregate amount equal to the amount, if any, by which such Partnership's Closing Net Asset Value exceeds its Net Asset Value. As soon as reasonably practicable following the Closing, the Company, as the Surviving Corporation, will take all actions necessary to transfer the amount necessary to pay such distribution to Gemisys Corporation, the transfer and distribution agent for the Partnership, for distribution in accordance with the terms of the Partnership Agreement.

    As used herein, "Closing Net Asset Value" means, with respect to each of the Partnerships, (i) the sum of (a) the Appraised Value (b) the cost incurred to the Closing Date of buildouts and unit conversions, if any, that were not reflected in the Appraised Value and (c) the book values of the non-real estate assets, except for amortizable assets, of the Partnership as of the Closing Date, less (ii) the sum of (x) such Partnership's liabilities as of the Closing Date, (y) the estimated cost remaining to be incurred, if any, as of the Closing Date to complete the buildouts and unit conversions that were included in the Appraised Value, and (z) such Partnership's Individual Transaction Expenses and pro rata share of Shared Transaction Expenses (as such terms are defined in Section 8.3(a) hereof).

    5.3  AMENDMENT OF GOVERNING DOCUMENTS

    The IDS2 and IDS3 Partnerships shall take all actions necessary to amend their respective Partnership Agreements to add the following subsection to
Section 13.3(c) of those agreements, it being understood that the approval of such amendment by limited partners will be a part of their approval of this Agreement and the transactions contemplated hereby:

       (iii) Notwithstanding any provision of this Agreement, the Partnership may merge with and into Shurgard Storage Centers, Inc. (the "Company") pursuant to, and consummate all other transactions contemplated by, the terms of the Acquisition Agreement dated July 1, 1996, between the Company, the Partnership, IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II and IDS/Shurgard Income Growth Partners L.P. III.

    Except as provided above, no Partnership shall amend or propose to amend any of its organizational documents, including its Certificate of Limited Partnership or Partnership Agreement, without the prior written consent of the Company.

    5.4  EXCLUSIVITY

    No Partnership will, nor will it permit its partners (including any general or limited partner of its General Partner), agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, directly or indirectly, initiate, solicit or encourage or, except as required by law, including fiduciary duties required by law as determined by the General Partner in good faith, engage in discussions or negotiations with or provide any information to any entity or group (other than the Company or an affiliate of the Company) concerning any acquisition proposal, tender offer, exchange offer, merger, consolidation, sale of a substantial amount of assets, or sale of securities or equity interests, or in connection with a liquidation, dissolution or similar transaction involving such Partnership. Each Partnership will notify the Company immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Partnership, and will keep the Company informed of the status and terms of any such proposals and any such negotiations or discussions.

    5.5  OTHER ACTIONS

    The Partnerships and the Company shall not take or omit to take any action that would result in any of the representations and warranties of the Partnerships or the Company, respectively, made in or pursuant to this Agreement becoming untrue or incomplete, in any of the covenants and agreements of the Partnerships or the Company, respectively, being breached, or in any of the conditions to the Closing not being satisfied.

    5.6  ADVISE OF CHANGES

    Each Partnership promptly shall advise the Company in writing, and the Company promptly shall advise the Partnerships in writing, of any change or event that has made, or could be reasonably expected to make, untrue or inaccurate any representation or warranty made by such party in or pursuant to this Agreement or that has prevented or may prevent the performance by such party of any covenant or agreement made in or pursuant to this Agreement.

    5.7  MEETINGS OF LIMITED PARTNER

    Each Partnership will take all action necessary in accordance with applicable law and its Partnership Agreement to convene a meeting of its limited partners as promptly as practicable to consider and vote upon approval of this Agreement and the consummation of the Merger.

    5.8  REGISTRATION AND LISTING OF REIT SHARES

    The Company will use its best efforts to register the REIT Shares under the Securities Act and to cause the REIT Shares to be listed for trading on the NYSE upon official notice of issuance.

    5.9  S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

    The Company and the Partnerships will promptly prepare and file with the Commission a preliminary proxy statement/prospectus in connection with the vote of the limited partners of the Partnerships on the approval of this Agreement and the consummation of the transactions contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the limited partners of the Partnerships, being called herein the "Proxy Statement/Prospectus"). The Company will, as promptly as practicable, prepare and file with the Commission the S-4 Registration Statement, containing the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the REIT Shares to be issued in the Merger. The Company and the Partnerships will each use their best efforts to have the S-4 Registration Statement declared effective by the Commission as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and each of the Partnerships will use its best efforts to cause the Proxy Statement/Prospectus to be mailed to the record and beneficial owners of LP Units at the earliest practicable date. The Company agrees that (a) if at any time prior to the Effective Time any event with respect to the Company should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/ Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by law, the Partnership will cause the amendment or supplement to be disseminated to the record and beneficial owners of LP Units and (b) the S-4 Registration Statement and the Proxy Statement/Prospectus will (with respect to the Company) comply as to form in all material respects with the requirements of the federal securities laws. Each of the Partnerships agrees that (i) if at any time prior to the Effective Time any event with respect to the Partnership should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by law, disseminated to the record and beneficial owners of LP Units and (ii) the Proxy Statement/Prospectus will (with respect to the Partnership) comply as to form in all material respects with the requirements of the federal securities laws. The Proxy Statement/Prospectus shall include the recommendation and consent described in Section 2.1 of the General Partner Undertaking.

    5.10  CONSENTS AND APPROVALS

    The Company and the Partnerships shall each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary consents, waivers, approvals, authorizations and orders and to make all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

    5.11  LIMITATION ON NUMBER OF REIT SHARES ISSUED

    Notwithstanding any other provision of this Agreement, in the event that the payment of Merger Consideration in the Merger would result in the issuance by the Company of more than 20% of the total number of REIT Shares then outstanding, then the Company may elect to pay cash in lieu of such REIT Shares in excess of 20% of the total number of REIT Shares then outstanding (with the cash amount to be paid in lieu of such REIT Shares to be based on the REIT Share Price), and such cash in lieu of REIT Shares shall, to the extent reasonably practicable, be allocated proportionately to all partners in the Partnerships receiving Merger Consideration.

ARTICLE VI.  CLOSING

    6.1  CLOSING DATE

    The consummation of the transactions contemplated hereby (the "Closing") shall be held within five business days of the satisfaction or waiver of the conditions to closing set forth in Article VII hereof. The Closing shall be held at the offices of Perkins Coie, 1201 Third Avenue, 40th Floor, Seattle,
Washington, or at such other place as may be agreed upon in writing by the Participating Partnerships and the Company. The date and hour of the Closing are referred to as the "Closing Date." At the Closing each of the parties shall take all such action and deliver all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled on or prior to the Closing Date and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.

    6.2  ADDITIONAL CLOSINGS

    Notwithstanding any other provision of this Agreement, if the conditions precedent to Closing set forth in Article VII hereof have been satisfied or waived with respect to the Closing of this Agreement as to one or two Participating Partnerships, this Agreement may be closed with respect to such Participating Partnership(s) and, in the event the conditions precedent to Closing set forth in Article VII hereof are subsequently satisfied or waived with respect to any additional Participating Partnership(s), there may be an additional Closing or Closings with respect to such Participating Partnership(s). All references herein to the Closing and the Closing Date shall mean the original Closing or such additional Closing(s), as applicable, and all references herein to Effective Time shall mean the Effective Time of the Merger of the applicable Participating Partnership; provided, however, that the determination of the amount of Shared Transaction Expenses pursuant to Section
8.3 hereof shall be made prior to the initial Closing and shall not be further adjusted at any subsequent Closing.

    6.3  FURTHER ACTS

    If at any time after the Closing Date any further action by any of the parties to this Agreement is necessary or desirable to carry out the purposes of this Agreement and/or to vest in the Company full title to all Assets and rights of the Participating Partnerships, such party shall take all such necessary or desirable action or use its best efforts to cause such action to be taken.

ARTICLE VII.  CONDITIONS

    The respective obligations of the parties hereto to consummate the Merger pursuant to the terms of this Agreement are subject to satisfaction of the following conditions precedent on or prior to the Closing Date. In the event that one or more of these conditions are not satisfied on or prior to the Closing Date, the party or parties whose obligations hereunder are subject to the satisfaction of such condition or conditions may either elect to terminate this Agreement or waive the satisfaction of such condition. The consummation of the Merger as to any Partnership is not conditioned upon the consummation of the Merger as to any other Partnership.

    7.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS

    The respective obligations of each party to consummate the Mergers are subject to the fulfillment on or prior to the Closing Date of the following conditions:

    (a) APPROVAL OF LIMITED PARTNERS. This Agreement and the consummation of the Merger shall have been duly approved by the requisite vote of the limited partners of the Partnership in accordance with the applicable provisions of its Partnership Agreement and the WULPA.

    (b) ABSENCE OF INJUNCTIONS. No injunctions relating to the transactions contemplated by this Agreement or any of the parties hereto that would have a material adverse effect on the Company or on the business or Property of the Partnerships, taken as a whole or individually, or that would prevent consummation of the Merger, shall have been issued and remain outstanding.

    (c) EFFECTIVENESS OF S-4 REGISTRATION STATEMENT. The S-4 Registration Statement shall have been declared effective by the Commission under the
Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the Commission and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

    (d) LISTING OF REIT SHARES. The REIT Shares issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    7.2  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    The obligation of the Company to consummate the Merger as to each Partnership shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, unless waived in writing by the Company:

    (a)  FAIRNESS  OPINION.   The Company shall  have received  an opinion  from
Alex. Brown & Sons Incorporated as to the fairness to the Company, from a financial point of view, of the Offer Prices and the Merger Consideration.

    (b) CLOSING NET ASSET VALUE. The Company shall have received a certificate from the General Partner dated the Closing Date certifying that the Closing Net Asset Value of each Partnership is no less than its Net Asset Value of the Partnership.

    (c) ABSENCE OF ADVERSE CHANGE. Subsequent to the date hereof, there has not been any material adverse change in the Partnership's ability to consummate the Merger, or in the Partnership's business, operations, properties, assets or condition, financial or otherwise.

    (d) REPRESENTATIONS AND WARRANTIES TRUE AS OF BOTH PRESENT DATE AND CLOSING DATE. The representations and warranties of the Partnership contained herein shall be true in all material respects as of the date of this Agreement and on the Closing Date.

    (e) COMPLIANCE WITH COVENANTS. The Partnership shall have performed or complied with in all material respects all obligations, agreements and covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

    (f) THIRD-PARTY CONSENTS. All necessary consents and approvals from third parties to the transfers, conveyances and transactions set forth herein shall have been obtained.

    (g) OPINION. The Company shall have received an opinion from counsel to the Partnership in the form attached hereto as Exhibit B.

    (h) ACCOUNTANT'S LETTER. The Special Committee shall have received from Deloitte & Touche LLP a letter, in form and substance satisfactory to the Special Committee, acting in good faith, applying certain agreed-upon procedures to designated information contained in the S-4 Registration Statement and the Offer Documents.

    7.3  CONDITIONS TO THE OBLIGATIONS OF THE PARTNERSHIPS

    The obligation of each of the Partnerships to consummate the Merger is subject to the fulfillment on or prior to the Closing Date of the following conditions, unless waived in writing by the applicable Partnership:

    (a) FAIRNESS OPINION. The Partnership shall have received opinions from Robert A. Stanger & Co., Inc. as to the fairness to the limited partners of the Partnership, from a financial point of view, of the Offer Price and the Merger Consideration.

    (b) ABSENCE OF ADVERSE CHANGE. Subsequent to the date hereof, there has not been any material adverse change in the Company's ability to pay the Merger Consideration, or in the Company's business, operations, properties, assets or condition, financial or otherwise.

    (c) REPRESENTATIONS AND WARRANTIES TRUE AS OF BOTH PRESENT DATE AND CLOSING DATE. The representations and warranties of the Company contained herein shall be true in all material respects as of the date of this Agreement and on the Closing Date.

    (d) COMPLIANCE WITH COVENANTS. The Company shall have performed or complied with in all material respects all obligations, agreements and covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

    (e) THIRD-PARTY CONSENTS. All necessary consents and approvals from third parties to the transfers, conveyances and transactions set forth herein shall have been obtained.

    (f) OPINION. The Partnership shall have received an opinion from special counsel to the Company in the form attached hereto as Exhibit C.

ARTICLE VIII.  TERMINATION AND WAIVER

    8.1  TERMINATION

    With respect to any Partnership, this Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the limited partners of such Partnership:

    (a) by mutual consent duly authorized by the Board of Directors of the Company and the General Partner of the Partnership; or

    (b) by either the Company or the Partnership if the Merger has not been consummated by March 31, 1997, or such later date as mutually agreed upon by the parties; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of such Merger to occur on or before such date; or

    (c) by either the Company or the Partnership if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger between the Company and the Partnership; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party who has not complied with its obligations under Sections 5.9 and 5.10 hereof and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action; or

    (d) by either the Company or the Partnership if the requisite vote of the limited partners of the Partnership shall not have been obtained by March 31, 1997; or

    (e) by the Company if (i) the General Partner of the Partnership shall withdraw or change its approval of this Agreement or the General Partner Recommendation in a manner determined by the Company in good faith to be adverse to the Company or shall have resolved to do so; or (ii) the General Partner of the Partnership, shall have recommended to the limited partners of the Partnership an Alternative Transaction (as defined in Section 8.3(c) hereof); or
(iii) any person (other than the Company or an affiliate of the Company) shall have acquired voting rights to, or the right to acquire voting rights to, or any "group" (as such term is defined in Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which has voting rights to, or the right to acquire voting rights to, 20% or more of the then-outstanding LP Units of such Partnership; or (iv) if the REIT Share Price, without taking into account the application of the REIT Share Price Range, exceeds $28.50; or

    (f) by the Company or the Partnership if (i) any representation or warranty of the Partnership or the Company, respectively, set forth in this Agreement shall be materially untrue when made or shall become materially untrue or (ii) upon a breach of any covenant or agreement on the part of the Partnership or the Company, respectively, set forth in this Agreement, such that the conditions set forth in Section 7.2(e) or 7.3(d) hereof, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"); provided, however, that if such Terminating Breach is curable prior to March 31, 1997 by the Company or the Partnership, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or the Partnership, as the case may be, continues to exercise such reasonable best efforts, neither the Partnership nor the Company, respectively, may terminate this Agreement under this Section 8.1(f); or

    (g) by the Partnership or the Company if the Partnership enters into a definitive agreement accepting an Alternative Transaction; or

    (h) by the Partnership if the REIT Share Price, without taking into account the application of the REIT Share Price Range, is less the $21.50 and the Company has not agreed to pay the Additional Consideration in accordance with
Section 2.2 of the General Partner Undertaking.

    The right of any party hereto  to terminate this Agreement pursuant to  this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, partners or stockholders, whether prior to or after the execution of this Agreement.

    8.2  EFFECT OF TERMINATION

    In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or its respective affiliates, partners, officers, directors or stockholders except (a) for the provisions of
Section 1.3(d) (if, and only if, an Offer has been consummated and the Company has been admitted as a limited partner of the applicable Partnership with respect to the LP Units purchased in the Offer) and Section 8.3 hereof, which provisions shall survive the termination of this Agreement, and (b) to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements made in or pursuant to this Agreement.

    8.3  FEES AND EXPENSES

    (a) The costs and expenses that have been and will be incurred by the Partnerships and the Company in connection with the preparation and negotiation of this Agreement, the making of the Offers and the solicitation of the approval of the limited partners of each of the Partnerships to the Merger, except those costs and expenses identified below as "Individual Transaction Expenses" will be shared by the Partnerships and the Company (the "Shared Transaction Expenses"). The Shared Transaction Expenses include, without limitation, accounting fees and expenses, filing, printing and mailing costs of the Offer Documents, the S-4 Registration Statement, the Proxy Statement/Prospectus and other soliciting materials, proxy solicitation fees, depositary fees and closing costs. Except as otherwise provided in this Section 8.3, the Shared Transaction Expenses will be shared by the Company and the Partnerships as follows: (a) 50% of the Shared Transaction Expenses will be borne by the Company and (b) 50% of the Shared Transaction Expenses will be borne by the Partnerships, with the amount of Shared Transaction Expenses to be borne by the Partnerships to be allocated to each Partnership pro rata based on its relative Net Asset Value. "Individual Transaction Expenses" consist of (i) legal fees and expenses; (ii) fees and expenses of investment bankers and other financial advisors; (iii) the cost of the Partnerships' real estate portfolio appraisals and (iv) the transfer fees payable by the Company for the LP Units acquired through the Offers. Individual Transaction

Expenses that are incurred by the Company will be borne by the Company. Individual Transaction Expenses that are incurred by the Partnerships will be allocated to each Partnership pro rata based on the relative Net Asset Value of each Partnership.

    The Partnerships and the Company agree to contribute their share of the Shared Transaction Expenses to the party that has incurred such Shared Transaction Expenses as they are incurred if requested by the Other Party. In the event that the amount of such Shared Transaction Expenses is not finally determined prior to the Closing, the parties hereto will agree on a reasonable estimate of the final amount of such Shared Transaction Expenses, and such estimated amount, together with the amount of expenses already incurred, will be the total Shared Transaction Expenses. The Company shall pay to each of the Partnerships, or each of the Partnerships shall pay to the Company or shall accrue to the extent not already accrued as of the Closing Date, as the case may be, its allocated portion of Shared Transaction Expenses that have not already been paid, in full satisfaction of its obligations under this Section 8.3. No adjustments will be made following the Closing if the total amount of the Shared Transaction Expenses estimated by the parties hereto prior to the Closing is different from the amount actually incurred.

    (b) Except for IDS1, as to whom this Section 8.3(b) is not applicable, a Partnership shall pay the Company a pro rata portion (based on such Partnership's relative Net Asset Value, taking into account all three Partnerships) of the Shared Transaction Expenses and Individual Transaction Expenses that would otherwise be borne by the Company pursuant to Section 8.3(a) hereof, upon the first to occur of any of the following events:

        (i) the termination of this Agreement by the Company or the Partnership pursuant to Section 8.1(d) hereof or the termination of this Agreement by the Company pursuant to Section 8.1(f) hereof and, in either such case, the Partnership has furnished information to, or entered into discussions or negotiations with, any person or entity with respect to an Alternative Transaction and the General Partner Recommendation shall not have been reaffirmed to the limited partners of the Partnership by the date of the meeting of limited partners and remain effective on that date; or

        (ii) the  termination  of this  Agreement  by the  Company  pursuant  to
    Section 8.1(e)(i), (ii), or (iii) hereof; or

        (iii) the termination of this Agreement by the Partnership or the Company pursuant to Section 8.1(g) hereof.

    (c) "Alternative Transaction" means any (i) transaction pursuant to which any person or group of persons other than the Company or any affiliate of the Company (a "Third Party") acquires or would acquire more than 25% of the outstanding LP Units of the Partnership, whether from the Partnership or pursuant to a tender offer or exchange offer or otherwise, (ii) merger or other business combination involving the Partnership pursuant to which any Third Party acquires more than 25% of the LP Units or other equity securities of the Partnership or the entity surviving such merger or business combination, or
(iii) any other transaction pursuant to which any Third Party acquires or would acquire control of the assets of the Partnership having a fair market value (as determined by the General Partner of the Partnership in good faith) equal to more than 25% of the fair market value of all the assets of the Partnership immediately prior to such transaction.

    (d) In the event of the termination of this Agreement by the Company or the Partnership pursuant to Section 8.1(d) hereof following the vote of limited partners of the Partnership and if Section 8.3(b)(i) hereof is not applicable, then the Partnership shall bear a percentage of the Shared Merger Expenses that the Partnership would otherwise have borne pursuant to Section 8.3(a) hereof equal to the percentage of outstanding LP Units of the Partnership that were voted in favor of the Merger. Any Shared Merger Expenses not paid by a Partnership pursuant to this paragraph shall be paid by the Company (and not paid by the other Partnerships).

    8.4  EXTENSION; WAIVER

    At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or made in connection herewith, and (c) waive compliance with any of the agreements of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    8.5  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    None of the representations and warranties in this Agreement shall survive the Closing Date.

ARTICLE IX.  MISCELLANEOUS

    9.1  ASSIGNMENT OF CONTRACT

    The Company may not assign its rights under this Agreement without the consent of the applicable Partnership. None of the Partnerships may assign their rights under this Agreement.

    9.2  RISK OF LOSS

    (a) Risk of loss or damage to the Assets by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Effective Time will be on the Partnership owning such Assets and thereafter will be on the Company.

    (b) In the event of loss or damage to the Assets that occurs prior to the Effective Time, if the Partnership elects not to or is unable to effect a timely cure of such loss or damage prior to Closing, the monetary value of such loss or damage shall be reflected on the Closing Balance Sheet and if, as of the Effective Time, the reduction in the Partnership's Closing Net Asset Value resulting from such loss or damage is not offset by an increase in other Assets of the Partnership (including insurance proceeds payable with respect to such loss or damage or condemnation awards received) to the extent necessary to satisfy the condition to Closing set forth in Section 7.2(b) hereof, the Company may, at its option, elect to terminate this Agreement as to such Partnership, or the Company may elect to extend the term of this Agreement and resolicit the limited partners of such Partnership with respect to participation in the Merger with the Net Asset Value of the Partnership suffering such loss or damage adjusted to reflect such loss or damage.

    9.3  ENTIRE AGREEMENT; MODIFICATIONS

    This Agreement, together with the General Partner Undertaking, embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement, the General Partner Undertaking nor any provision hereof or thereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

    9.4  NOTICES

    All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other may be given personally or may be delivered by depositing the same in the U.S. mail, certified, return receipt requested, postage prepaid or by delivering the same to an air courier service, postage prepaid, properly addressed and sent to the address of such party as set forth below, or such other address as either party may from time to time designate by written notice to the other. Notice given by mail shall be considered effective upon the expiration of five business days after deposit. Notice given in any other manner shall be effective only if and when received by the addressee.

To the Company:                                 Shurgard Storage Centers, Inc.
                                                Attn: Harrell Beck
                                                1201 Third Avenue, Suite 2200
                                                Seattle, Washington 98101

with a copy to:                                 Latham & Watkins
                                                Attn: Scott R. Haber
                                                505 Montgomery Street, 19th Floor
                                                San Francisco, California 94111

To the Partnerships:                            Shurgard Associates L.P.
                                                Shurgard Associates L.P. II
                                                Shurgard Associates L.P. III
                                                Attn: Charles K. Barbo
                                                1201 Third Avenue, Suite 2200
                                                Seattle, Washington 98101

with a copy to:                                 Perkins Coie
                                                Attn: Linda A. Schoemaker
                                                1201 Third Avenue, 40th Floor
                                                Seattle, Washington 98101-3099

    9.5  INTERPRETATION

    Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

    9.6  CAPTIONS

    The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

    9.7  MULTIPLE COUNTERPARTS

    This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

    9.8  BINDING EFFECT

    Subject to the restrictions on assignment contained in Section 9.1 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

    9.9  ATTORNEYS' FEES

    Subject to the requirements of Section 9.11 hereof, should any party hereto employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach hereof, the nonprevailing party or parties in any action pursued in courts of competent jurisdiction (the finality of which action is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith; provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such costs, expenses and attorneys' fees shall be apportioned in accordance with the monetary values of the items decided against each party.

    9.10  NO WAIVER; SEVERABILITY

    The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, and shall in no way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

    9.11  NO JOINT AND SEVERAL LIABILITY

    If one of the Partnerships defaults under, or is in breach of, any of its representations, warranties or covenants contained in this Agreement, such Partnership shall be accountable to the Company and shall be liable for the damages caused by such default or breach as provided in this Agreement. Each Partnership hereunder has undertaken obligations and made representations, warranties, disclosures and covenants herein and in and pursuant to the exhibits hereto solely with respect to itself and the Property owned by it. Nothing contained herein, however, is intended to make any of the Partnerships jointly and severally liable for the default or breach by any of the other Partnerships, and with respect to any such default and breach such shall be solely the obligation and responsibility of the Partnership responsible for the default or breach.

    9.12  APPLICABLE LAW

    This Agreement shall be governed by and construed in accordance with the laws of the state of Washington.

    IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.

                                          COMPANY:

                                          SHURGARD STORAGE CENTERS, INC.

                                          By /s/_HARRELL BECK___________________
                                             Harrell Beck, Chief Financial
                                             Officer

                                          PARTNERSHIPS:

                                          IDS/SHURGARD INCOME GROWTH PARTNERS
                                          L.P.

                                          By Shurgard Associates L.P.
                                          Its General Partner

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo,
                                             General Partner

                                            /s/_ARTHUR W. BUERK_________________
                                            Arthur W. Buerk,
                                          General Partner

                                          Shurgard General Partner, Inc.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo, President

                                          IDS/SHURGARD INCOME GROWTH PARTNERS
                                          L.P. II

                                          By Shurgard Associates L.P. II
                                          Its General Partner

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo,
                                             General Partner

                                            /s/_ARTHUR W. BUERK_________________
                                            Arthur W. Buerk,
                                            General Partner

                                          Shurgard General Partner, Inc.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo, President

                                          IDS/SHURGARD INCOME GROWTH PARTNERS
                                          L.P. III

                                          By Shurgard Associates L.P. III
                                          Its General Partner

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo,
                                             General Partner

                                            /s/_ARTHUR W. BUERK_________________
                                            Arthur W. Buerk,
                                            General Partner

                                          Shurgard General Partner, Inc.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo, President

                       EXHIBIT A TO ACQUISITION AGREEMENT
                          GENERAL PARTNER UNDERTAKING

    This GENERAL PARTNER UNDERTAKING (this "Agreement") is entered into as of July 1, 1996 by Shurgard Associates L.P. ("GP1"), the general partner of IDS/Shurgard Income Growth Partners L.P. ("IDS1"), Shurgard Associates L.P. II ("GP2"), the general partner of IDS/Shurgard Income Growth Partners L.P. II ("IDS2"), and Shurgard Associates L.P. III ("GP3"), the general partner of IDS/Shurgard Income Growth Partners L.P. III ("IDS3"), and Shurgard Storage Centers, Inc., a Delaware corporation (the "Company"). GP1, GP2 and GP3 are individually referred to herein as a "General Partner" and collectively as the "General Partners." IDS1, IDS2 and IDS3 are individually referred to herein as a "Partnership" and collectively as the "Partnerships."

                                    RECITALS

    A. Concurrently with the execution of this Agreement, the Partnerships and the Company are entering into an Acquisition Agreement, dated as of July 1, 1996 (the "Acquisition Agreement"), pursuant to which (i) the Company will commence a tender offer to purchase up to a specified percentage of the limited partnership units of each of the Partnerships (each, an "Offer" and together the "Offers") and (ii) the Partnerships will merge with and into the Company upon the satisfaction or waiver of the conditions to closing contained therein (each, a "Merger" and together, the "Mergers").

    B. The General Partners believe that it is in the best interests of the Partnerships and their limited partners for the Partnerships to enter into and consummate the Acquisition Agreement and the General Partners intend to recommend to the limited partners of the Partnerships that they vote for approval of the Acquisition Agreement.

    C. Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Acquisition Agreement.

                                   AGREEMENTS

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.  THE OFFERS

    1.1  CONSENT TO OFFERS

    The General Partners hereby consent to the making of the Offers.

    1.2  GENERAL PARTNER FAIRNESS DETERMINATION AND RECOMMENDATION

    With respect to each Offer, the Offer Documents and the Schedules 14D-9 or the Schedules 13E-3 shall contain, to the extent applicable, (a) the statement by the General Partner that the terms of the Offers and the Merger are fair to limited partners and (b) the recommendation by the General Partner that holders of LP Units who desire immediate liquidity tender their LP Units pursuant to the Offer and that all other holders of LP Units retain their LP Units and participate in the Merger.

    1.3  ADMISSION OF COMPANY AS SUBSTITUTE LIMITED PARTNER

    Each of the General Partners agrees to take such actions as are required under the applicable Partnership Agreement to effect the admission of the Company as a limited partner of the Partnership with respect to all LP Units acquired by it pursuant to the Offer in accordance with the terms of the Partnership Agreement.

ARTICLE II.  THE MERGERS

    2.1  MEETINGS OF LIMITED PARTNERS; RECOMMENDATION OF GENERAL PARTNERS

    Each General Partner will take all action necessary in accordance with applicable law and its Partnership's Partnership Agreement to convene a meeting of its limited partners as promptly as

                                     A(A-1)
practicable to consider and vote upon approval of the Acquisition Agreement and consummation of the transactions contemplated thereby. Except as may be required for the discharge of their fiduciary duties or as otherwise required by law, (a) the General Partner shall recommend that the limited partners vote in favor of approval of the Acquisition Agreement and consummation of the transactions contemplated thereby and shall solicit the vote of the limited partners of such Partnership in favor of such approval and take all other action necessary or advisable to secure the vote of such limited partners in favor of such approval and (b) IDS Partnership Services Corporation ("IPSC") will consent to the transactions contemplated by the Acquisition Agreement.

    2.2  WITHDRAWAL OF RECOMMENDATION IF REIT SHARE PRICE IS LESS THAN $21.50

    It is understood that the General Partner of each Partnership may elect to withdraw or change its recommendation that limited partners vote in favor of this Agreement if the REIT Share Price calculated without regard to the REIT Share Price Range in respect of the meeting (the "Meeting") at which limited partners are expected to vote on the Merger is less than $21.50. Before it does so, however, the General Partner shall notify the Company of its intent to withdraw its recommendation not later than the end of the second business day following the day the REIT Share Price is determined, and the General Partner shall postpone or adjourn the meeting for such period or periods of time, not to exceed ten business days, as the Company may reasonably request. The General Partner shall not withdraw its recommendation if the Company agrees to pay the Additional Consideration at least two business days prior to the date of such postponed or adjourned meeting.

ARTICLE III.  OTHER AGREEMENTS

    3.1  STANDSTILL

    The Company agrees that if it is admitted as a substitute limited partner in a Partnership and except as otherwise contemplated by this Agreement, it will not, directly or indirectly, without the prior written consent of a majority of the general partners of the General Partner of that Partnership (a) acquire any additional LP Units of that Partnership, (b) propose any merger or other business combination involving that Partnership, or (c) propose any other transaction pursuant to which it would control or acquire any of the assets of that Partnership.

    3.2  EXCLUSIVITY

    Until the termination of the Acquisition Agreement or the Closing of the Merger, no General Partner will, nor will it permit its partners (including any general or limited partner), agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, directly or indirectly, initiate, solicit or encourage or, except as required by law, including fiduciary duties required by law as determined by the General Partner in good faith, engage in discussions or negotiations with or provide any information to any entity or group (other than the Company or an affiliate of the Company) concerning any acquisition proposal, tender offer, exchange offer, merger, consolidation, sale of a substantial amount of assets, or sale of securities or equity interests, or in connection with a liquidation, dissolution or similar transaction involving such Partnership. Each General Partner will notify the Company immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Partnership, and will keep the Company informed of the status and terms of any such proposals and any such negotiations or discussions.

    3.3  INDEMNIFICATION

    From and after the Effective Time, the Company will indemnify and hold harmless the General Partner of each of the Partnerships, that shall have merged with and into the Company pursuant to a Merger and its general and limited partners to the same extent that such persons are entitled to be indemnified by the Partnership under its Partnership Agreement.

                                     A(A-2)

ARTICLE IV.  MISCELLANEOUS

    4.1  NOTICES

    All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other may be given personally or may be delivered by depositing the same in the U.S. mail, certified, return receipt requested, postage prepaid or by delivering the same to an air courier service, postage prepaid, properly addressed and sent to the address of such party as set forth below, or such other address as either party may from time to time designate by written notice to the other. Notice given by mail shall be considered effective upon the expiration of five business days after deposit. Notice given in any other manner shall be effective only if and when received by the addressee.

To the Company:                                 Shurgard Storage Centers, Inc.
                                                Attn: Harrell Beck
                                                1201 Third Avenue, Suite 2200
                                                Seattle, Washington 98101

with a copy to:                                 Latham & Watkins
                                                Attn: Scott R. Haber
                                                505 Montgomery Street, 19th Floor
                                                San Francisco, California 94111

To the General Partners:                        Shurgard Associates L.P.
                                                Shurgard Associates L.P. II
                                                Shurgard Associates L.P. III
                                                Attn: Charles K. Barbo
                                                1201 Third Avenue, Suite 2200
                                                Seattle, Washington 98101

with a copy to:                                 Perkins Coie
                                                Attn: Linda A. Schoemaker
                                                1201 Third Avenue, 40th Floor
                                                Seattle, Washington 98101-3099

    4.2  INTERPRETATION

    Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

    4.3  CAPTIONS

    The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

    4.4  MULTIPLE COUNTERPARTS

    This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

    4.5  APPLICABLE LAW

    This Agreement shall be governed by and construed in accordance with the laws of the state of Washington.

                                     A(A-3)

    IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.

                                          COMPANY:

                                          SHURGARD STORAGE CENTERS, INC.

                                          By /s/_HARRELL BECK___________________
                                             Harrell Beck, Chief Financial
                                             Officer

                                          GENERAL PARTNERS:

                                          Shurgard Associates L.P.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo,
                                             General Partner

                                            /s/_ARTHUR W. BUERK_________________
                                            Arthur W. Buerk,
                                          General Partner

                                          Shurgard General Partner, Inc.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo, President

                                     A(A-4)

                                          Shurgard Associates L.P. II

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo,
                                             General Partner

                                            /s/_ARTHUR W. BUERK_________________
                                            Arthur W. Buerk,
                                            General Partner

                                          Shurgard General Partner, Inc.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo, President

                                          Shurgard Associates L.P. III

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo,
                                             General Partner

                                            /s/_ARTHUR W. BUERK_________________
                                            Arthur W. Buerk,
                                            General Partner

                                          Shurgard General Partner, Inc.

                                          By /s/_CHARLES K. BARBO_______________
                                             Charles K. Barbo, President

                                     A(A-5)

                                                                      APPENDIX B

                       SUMMARY PORTFOLIO APPRAISAL REPORT

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Letter of Transmittal.....................................................................................        B-3
Identification of Subject Portfolios......................................................................        B-5
Property Ownership and History............................................................................        B-5
Purpose of Appraisals.....................................................................................        B-5
Function of Appraisals....................................................................................        B-5
Scope of Appraisals.......................................................................................        B-5
Date of Valuation.........................................................................................        B-6
Value Definition..........................................................................................        B-6
Valuation Methodology.....................................................................................        B-7
  Site Inspections and Data Gathering.....................................................................        B-8
  Income and Expense Analysis.............................................................................        B-8
  Income Approach Analysis................................................................................        B-9
  Sales Comparison Analysis...............................................................................       B-10
  Sales Comparison Approach and Income Approach Reconciliation............................................       B-10
Portfolio Value Conclusions...............................................................................       B-11
Portfolio Summary--IDS/Shurgard Income Growth Partners L.P................................................       B-12
Portfolio Summary--IDS/Shurgard Income Growth Partners L.P. II............................................       B-13
Portfolio Summary--IDS/Shurgard Income Growth Partners L.P. III...........................................       B-14
Assumptions and Limiting Conditions.......................................................................       B-16

- --------------------------------------------------------------------------------
                                                               1129 Broad Street
                                                       Shrewsbury, NJ 07702-4314
ROBERT A. STANGER & CO., INC.
                                                                  (908) 389-3600
                                                             FAX: (908) 389-1751
 FINANCIAL AND MANAGEMENT CONSULTANTS
                                                                  (908) 544-0779
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                 June 26, 1996

IDS/Shurgard Income Growth Partners L.P.
IDS/Shurgard Income Growth Partners L.P. II
IDS/Shurgard Income Growth Partners L.P. III
1201 Third Avenue, Suite 2200
Seattle, Washington 98101

Gentlemen:

    IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II, and IDS/Shurgard Income Growth Partners L.P. III (the "Partnerships") have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the market value of the portfolios of self-storage facilities (the "Portfolios") owned by each Partnership. Such appraisals reflect the estimated market value of the fee simple interests or, where appropriate, leased fee interests in each Portfolio as of December 31, 1995, assuming each Portfolio to be free and clear of any existing debt or other encumbrances (the "Portfolio Valuations").

    This summary appraisal report is prepared in accordance with agreements between Robert A. Stanger & Co., Inc. and each of the Partnerships dated March 8, 1996. In accordance with the agreements, Stanger has been engaged to perform the appraisals on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice and the standards of the Appraisal Institute as they relate to limited scope appraisal reports. We have relied upon the Income Approach and Sales Comparison Approach to value and have been engaged to deliver to the Partnerships a summary appraisal report that is not designed to meet the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA").

    Each Portfolio Valuation is based in part upon information supplied to us by the Partnerships and the property manager, including, but not limited to: descriptions of the subject properties (the "Properties"), unit mix, operating statements of the Properties, property tax bills, expense details, occupancy reports, rent rolls and other supporting data. We have also received information from interviews of property and Partnership management personnel. We have relied upon such information and have assumed that the information provided is accurate and complete. We have not attempted to independently verify such information.

    We are advised by the Partnerships that the purpose of the appraisals is to estimate the value of the fee interests in each Portfolio under market conditions as of the appraisal date, and that the Portfolio Valuations will be used solely in connection with a proposed tender offer for Partnership interests and merger of each Partnership with Shurgard Storage Centers, Inc. ("SSCI"). Stanger understands that the Portfolio Valuations will be reviewed and utilized by the Partnerships in connection with the above transactions, and Stanger agrees to the use of the Portfolio Valuations for this purpose subject to the terms and conditions of the agreements related thereto. For these purposes, this summary appraisal report was prepared stating our opinion as to the aggregate fair market value of each Partnership's interests in the respective Portfolios as of December 31, 1995. Portions of this report may be summarized and referenced in a proxy statement or other offering materials relating to the transactions, subject to prior review by Stanger. However, the attached summary appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein. Background information and analysis upon which value conclusions are based has been retained in our files.

    Our review was undertaken solely for the purpose of providing an opinion of market value, and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total market value of each of the Portfolios. Neither Stanger nor the undersigned have any present or contemplated future financial or ownership interest in the Properties, the Partnerships or SSCI.

    The Portfolio Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, in accordance with agreements between Robert A. Stanger & Co., Inc. and the Partnerships dated March 8, 1996. Pursuant to those agreements, Stanger has relied upon the Income Approach and Sales Comparison Approach to value and did not employ the Cost Approach.

    The appraisals are only an estimate of the market value of the fee simple interests or, where appropriate, leasehold interests in each of the Portfolios as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the Portfolios. Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

    This summary appraisal report provides our value conclusion with respect to the Portfolios, definitions of value, discussions of the valuation methodology employed, assumptions, and limiting conditions. The attached exhibits are an integral part of this report.

    Based upon the review described herein, it is our opinion that the market value of the fee simple interests or, where appropriate, the leased fee interests in each Portfolio as of December 31, 1995 is as follows:

IDS/Shurgard Income Growth Partners L.P.
 Forty Million, Three Hundred and Seventy Thousand Dollars ($40,370,000)
IDS/Shurgard Income Growth Partners L.P. II
 Thirty Million, Five Hundred and Twenty Thousand Dollars ($30,520,000)
IDS/Shurgard Income Growth Partners L.P. III
 Fifty Million, Eight Hundred and Ninety Thousand Dollars ($50,890,000)

                                          Sincerely,

                                          Robert A. Stanger & Co., Inc.
                                          Shrewsbury, New Jersey

                      IDENTIFICATION OF SUBJECT PORTFOLIOS

    The subjects of this summary appraisal report are the portfolios of real properties (the "Portfolios") in which IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II, and IDS/Shurgard Income Growth Partners L.P. III own interests.

    The Portfolio of IDS/Shurgard Income Growth Partners L.P. is comprised of twelve self-storage properties, aggregating approximately 684,000 square feet (as adjusted for certain joint venture interests), located in six states.

    The Portfolio of IDS/Shurgard Income Growth Partners L.P. II is comprised of eight self-storage properties, aggregating approximately 534,000 square feet, located in five states.

    The Portfolio of IDS/Shurgard Income Growth Partners L.P. III is comprised of sixteen self-storage properties and one office property aggregating approximately 1,004,000 square feet, located in seven states. (A summary description of each Portfolio is provided elsewhere in this report.)

                         PROPERTY OWNERSHIP AND HISTORY

    All the properties in the IDS/Shurgard Income Growth Partners L.P. Portfolio are owned by IDS/ Shurgard Income Growth Partners L.P., with the exception of four properties located in Michigan (the "JV Properties") which are owned by Shurgard Joint Partners II, a joint venture in which IDS/ Shurgard Income Growth Partners L.P. owns a 70% interest. The IDS/Shurgard Income Growth Partners L.P. Properties were purchased by the Partnership and/or the Joint Venture between 1988 and 1990.

    All the properties in the IDS/Shurgard Income Growth Partners L.P. II Portfolio are owned by IDS/Shurgard Income Growth Partners L.P. II and were purchased by the Partnership between 1988 and 1991.

    All the properties in the IDS/Shurgard Income Growth Partners L.P. III Portfolio are owned by IDS/Shurgard Income Growth Partners L.P. III and were purchased by the Partnership between 1991 and 1994. Information concerning properties purchased within the past three years has been reviewed and retained in our files.

                             PURPOSE OF APPRAISALS

    The purpose of the appraisals is to estimate the market value of the fee simple interests or, where appropriate, leased fee interests in the Portfolios under market conditions as of December 31, 1995.

                             FUNCTION OF APPRAISALS

    The function of the appraisals is to provide a current estimate of market value of the fee simple interests or, where appropriate, leased fee interests in the Portfolios for use solely by the Partnerships in connection with a proposed tender offer for interests in the Partnerships and merger of the Partnerships with Shurgard Storage Centers, Inc. No representation is made as to the adequacy of this appraisal for any other purpose.

                              SCOPE OF APPRAISALS

    The Portfolio Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, in accordance with agreements between Robert A. Stanger & Co., Inc. and the Partnerships dated March 8, 1996. Pursuant to those agreements, Stanger has relied upon the Income Approach and Sales Comparison Approach to value and did not employ the Cost Approach (as described below).

    In estimating the value of a property, appraisers typically consider three approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the Cost Approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements, less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The Market Data or Sales Comparison Approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The Income Approach involves an economic analysis of the property based on its potential to provide future net annual income.

    Pursuant to the terms of our engagement, the Portfolio Valuations were performed using the Income Approach and Sales Comparison Approach. Since a primary buyer group for the type of property appraised herein is investors, the Income Approach and Sales Comparison Approach were deemed appropriate valuation methodologies. Further, given the primary criteria used by buyers of the type of property appraised herein, the Cost Approach was considered less reliable than either of the Income Approach or Sales Comparison Approach.

    Changes in corporate financing rates generally or in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

    Departures -- Uniform Standards of Professional Practice -- With respect to the limited appraisals, the departure provisions of the Uniform Standards of Professional Appraisal Practice permit departures from the specific guidelines of Standard 1. In this report the following departures were taken:

 Standard Rule 1-4 (b) Details relating to comparable sales and rental data and reconciliations of value for each property are not specifically described or set forth in this report but have been retained in our files.

                               DATE OF VALUATION

    The date of valuation for the Portfolios is December 31, 1995.

                                VALUE DEFINITION

    Market value, as used in this report and defined by the Appraisal Institute, is the most probable price as of a specified date, in cash, in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress.

    Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

    (a) buyer and seller are typically motivated;

    (b) both parties are well informed or well advised, and each acts in a manner he considers in his own best interest;

    (c) a reasonable time is allowed for exposure in the open market;

    (d) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

    (e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: THE APPRAISAL OF REAL ESTATE, Tenth Edition.)

    The property rights appraised in this report consist of fee simple interests or, where appropriate, leased fee interests. Due to the generally short-term, month to month tenancies in self-storage facilities, a fee simple interest was deemed appropriate for such facilities. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate subject only to the limitations of eminent domain, escheat, police power and taxation.

    Leased fee interest is defined as an ownership interest held by a landlord with the right to use and occupancy conveyed by lease to others, and usually consists of the right to receive rent and the right to repossession at the termination of the lease.

    In the case of the JV Properties, the property rights appraised are fee simple interests and the values reported herein reflect a pro-rata interest of IDS/Shurgard Income Growth Partners L.P. in such fee simple value based solely on its 70% interest in the joint venture.

    The appraisals include the value of land, land improvements such as paving, fencing, on-site sewer and water lines, and the buildings as of December 31, 1995. The appraisals do not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist. The appraisals pertain only to items considered as real estate.

                             VALUATION METHODOLOGY

    Pursuant to the terms of this engagement, Stanger has estimated the value of the fee simple interests or, where appropriate, the leased fee interests in each Portfolio's Properties based on the Income Approach and Sales Comparison Approach to valuation. (Appraisers typically use up to three approaches in valuing real property: the Cost Approach, the Income Approach, and the Sales Comparison Approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.)

    The Income Approach is based on the assumption that the value of a property or portfolio of properties is dependent upon the property's or portfolio's ability to produce income. The Income Approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net operating income. Net income may then be processed into value through either (or a combination of) two methods: direct capitalization or discounted cash flow analysis. In these Portfolio Valuations, a direct capitalization analysis and a discounted cash flow ("DCF") analysis are used to determine the value of the fee simple interests or, where appropriate, leased fee interests in each Portfolio Property. The indicated value by the Income Approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the Portfolio Properties and proceeds from the ultimate sale of the Portfolio Properties.

    The direct capitalization analysis is based upon the estimated net operating income of each Portfolio Property capitalized at an appropriate capitalization rate based upon property characteristics and competitive position and market conditions as of the date of the appraisal.

    In applying the DCF analysis, Stanger utilized pro forma statements of operations for each Portfolio Property including revenues and expenses projected over a ten-year period. Each Portfolio Property is assumed to be sold at the end of the ten-year holding period. The reversion value of each Portfolio Property which can be realized upon sale at the end of the ten-year holding period is estimated based on capitalization of the estimated net income of the property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF analysis is based upon estimated target rates of return for buyers of self-storage properties. Total estimated value for the Portfolio Properties is arrived at by summing the discounted present value of the cash flow stream from operations and net proceeds from sale for each property.

    The Sales Comparison Approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the Portfolio Property. Price per square foot -- a unit of comparison typically analyzed for self-storage facilities -- was utilized in applying the Sales Comparison Approach to the Portfolio Properties.

    The following describes more fully the steps involved in the valuation methodology utilized.

SITE INSPECTIONS AND DATA GATHERING

    In conducting the Portfolio Valuations, representatives of Stanger performed a site inspection of each Portfolio Property during March 1996. In the course of these site visits, the physical facilities of each property were inspected, current rental and occupancy information for the property was obtained, current market rental rates for competing properties were investigated, primary competing properties were visited, information on the local market was gathered, and the on-site manager or assistant manager was interviewed concerning the property and other factors. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local or regional and national markets.

    In conducting the appraisals, Stanger also interviewed and relied upon Partnership and property management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, known environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements.

    In addition, Stanger interviewed district and/or regional managers of the Portfolio Properties, SSCI management personnel and Partnership management personnel. Such interviews included discussions of competitive conditions in local markets, area economic and development trends affecting the subject properties, historical and budgeted operating revenues and expenses and occupancies. Stanger also reviewed historical operating statements and 1996 operating budgets for each Portfolio Property, and reviewed surveys of local self-storage markets conducted by property management personnel.

    To define the occupancy, rental rate and expense escalators to be used in developing operating projections, Stanger reviewed the acquisition criteria and projection parameters in use in the marketplace by major self-storage investors, owners and operators. In addition, Stanger reviewed other published information concerning acquisition criteria in use by property investors at or around the valuation date. Further, Stanger interviewed various sources in local markets to identify recent sales of self-storage properties and to derive certain valuation indicators. Sources for transaction data included local appraisers, property owners, real estate brokers, tax assessors, and real estate research firms.

    In addition, Stanger reviewed the acquisition criteria and parameters used by self-storage real estate investors. Such review included a search of real estate data sources and publications concerning real estate buyer's criteria, and direct telephonic interviews with major national investors, owners, managers, brokers and appraisers of self-storage property portfolios to investigate the interaction of such factors as required rates of return, initial capitalization rate requirements, and property type or geographical preferences.

    Stanger also compiled data on actual transactions involving self-storage properties from which acquisition criteria and parameters were extracted. Stanger reviewed publicly available information on acquisitions of self-storage properties by certain publicly owned real estate companies and contacted various industry sources for relevant data.

INCOME AND EXPENSE ANALYSIS

    During the course of the site inspections, competing properties were identified and data on local market rental rates and occupancy were obtained.
Such data was compared to national averages for self-storage properties and posted rental rates, the rent roll and occupancy reports for each subject property, as available. Historical and budgeted effective gross income and income from ancillary sources was also reviewed for each subject property. In addition, discussions were conducted with relevant Partnership and property management personnel concerning property and market trends and competitive conditions. After assessing the above factors, an effective gross income estimate was prepared for each property based upon the unit configuration, market rental rates, market occupancy rate and estimates of ancillary income.

    Historical and budgeted data on expenses were obtained from each Partnership for each property. In addition, property tax bills were obtained and tax assessments were confirmed with local municipalities. Expenses for each individual property were estimated based on historical and budgeted operating expenses, discussions with management and certain industry expense guidelines.

    Estimated expenses were then deducted from estimated income for each property to arrive at each properties' estimated net operating income. Expenses relating solely to investor reporting and accounting were excluded.

    During the course of the site inspections, any deferred maintenance was observed. Historical and budgeted capital expenditures were reviewed and discussed with management, and appropriate capital expenditures were considered in the analysis.

INCOME APPROACH ANALYSIS

    Stanger then employed both direct capitalization and discounted cash flow analysis to estimate the value of the subject properties. The direct capitalization rate used was based on current acquisition criteria among self-storage investors and reflected in specific sales transactions. Where appropriate, the capitalization rate used for an individual property was adjusted to reflect valuation factors unique to the property, such as overall quality, recent buildouts, and other unique valuation facts affecting the individual properties. Where deferred maintenance or extraordinary capital expenditures were required the capitalized value was adjusted accordingly.

        - DIRECT CAPITALIZATION ANALYSIS -- Based upon the net operating income estimated in accordance with the analyses of effective gross income and expenses described above, an estimate of value was derived for each Portfolio Property by capitalizing the estimated net operating income at a rate determined in accordance with surveys of buyers of self-storage properties, as confirmed by a review of comparable sales transactions, and deemed appropriate given the characteristics of each property. Capitalization rates ranging from 9.25% to 10.25% were applied to the projected net operating income from each of the Portfolio Properties which were considered to be at stabilized occupancy during the twelve-month period following the valuation date.

        - DISCOUNTED CASH FLOW ANALYSIS -- In applying discounted cash flow analysis, projections of cash flows from each property (assuming no indebtedness thereon) for a ten-year period ending December 31, 2005 were developed. The base year projection of net operating income was prepared consistent with the direct capitalization analysis based upon the analysis of effective gross income and expenses described above. Income and expense escalators used in developing the projections were based on projection parameters in use as of the Valuation Date by property investors, market factors, historical and budgeted financial results for each property, and inflation rates. Income escalators generally ranged from 3% to 3.5%. In highly competitive markets or where a property's operations were below stabilized levels, income escalators were adjusted as deemed appropriate or until stabilized operations were achieved. Effective expense escalators generally ranged from 2.7% to 3.5%.

    To determine the residual value for each property at the end of the projection period, the estimated net operating income of the property for the twelve months ending December 2006 was capitalized at a rate deemed appropriate for the property. Terminal capitalization rates generally ranged from 10.0% to 10.75% and for the office property was 11.0%. The residual value was discounted to a present value after deducting appropriate sales expenses using the same discount rate applied to the stream of annual cash flows. The discount rate employed was based on current acquisition criteria among self-storage investors, commercial/industrial property investors' target rates of return, and the historical spread in rates of return between real estate and other investments. Discount rates utilized ranged from 12.0% to 12.5%.

    The results of each analysis (direct capitalization and discounted cash flow) then were correlated to arrive at a final income approach value determination.

SALES COMPARISON ANALYSIS

    In the course of performing the Portfolio Valuations, Stanger compiled data on actual transactions involving properties similar in type to the Portfolio Properties. To gather such data, Stanger interviewed various sources in local markets to identify recent sales of self-storage or office/storage properties, reviewed publicly available information on acquisitions of self-storage properties by certain publicly owned real estate companies, reviewed information provided by management, and contacted various industry sources for data.

    For each Portfolio Property, the data was grouped into local and/or regional transactions. Where local transactions sample sizes were small or dated, regional and/or national data was relied upon.

    Utilizing such data, an index of value was derived based upon price per square foot. The index of value was applied to each property to estimate value. Price per square foot as estimated by reference to comparable sales transactions was multiplied by the rentable square footage of each property to derive an estimated range of value.

    In addition, Stanger conducted a statistical analysis of self-storage property transaction data to determine value indicators reflective of recent market conditions. Due to the relatively low number of recent transactions in any specific local or regional market from which to extract reliable statistical indicators, Stanger utilized a sample of recent national transactions. A regression analysis was performed to determine the relationship between the price per square foot paid in recent transactions and the net operating income of the property acquired. Based on this analysis, a probable range of value per square foot was derived for each property. The resulting indicated values were reconciled.

    In  the  case of  the Stone  Mountain  and Forest  Park properties  owned by
IDS/Shurgard Income Growth Partners L.P. III, the valuation included consideration of the value of excess land parcels currently held for resale. Such values were determined utilizing the sales comparison approach based on analysis of transactions involving land parcels in the local market of each property.

SALES COMPARISON APPROACH AND INCOME APPROACH RECONCILIATION

    The estimated values resulting from the Sales Comparison Approach were reconciled with the values estimated resulting from the Income Approach (direct capitalization and discounted cash flow analyses) for each Portfolio Property, and the resulting values were summed to determine the estimated value of each of the Portfolios.

    The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject Portfolio Properties are typically purchased and sold based upon their income characteristics. The Income Approach was given primary consideration based upon the income producing nature of the Portfolio Properties and their appeal to investors. The Sales Comparison Approach was given secondary consideration.

    Where necessary, Stanger adjusted the value conclusion for each Portfolio Property to reflect any deferred maintenance items, excess land associated with the Property, and joint venture interests, if any.

                          PORTFOLIO VALUE CONCLUSIONS

    Based upon the review as described above, it is our opinion that the market value of the fee simple interests or, where appropriate, the leased fee interests in each Portfolio as of December 31, 1995 is as follows:

                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
           FORTY MILLION, THREE HUNDRED AND SEVENTY THOUSAND DOLLARS
                                  $40,370,000

                            ------------------------

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II

            THIRTY MILLION, FIVE HUNDRED AND TWENTY THOUSAND DOLLARS

                                  $30,520,000

                            ------------------------

                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III

            FIFTY MILLION, EIGHT HUNDRED AND NINETY THOUSAND DOLLARS

                                  $50,890,000

                            ------------------------

                               PORTFOLIO SUMMARY
                    IDS/SHURGARD INCOME GROWTH PARTNERS L.P.
                               DECEMBER 31, 1995

                                                                                        RENTABLE
                                                                                         SQUARE
  NUMBER                    PROPERTY ADDRESS                           TYPE             FOOTAGE
- -----------  -----------------------------------------------  ----------------------  ------------
       1-1   Shurgard of Ontario                                   Self-Storage          56,900
             2249 South Grove Ave., Ontario, CA
       1-2   Shurgard of Walnut                                    Self-Storage          95,500
             21035 East Washington St., Walnut, CA
       1-3   Shurgard of Margate                                   Self-Storage          75,300
             5150 West Copans Road, Margate, FL
       1-4   Shurgard Morgan Falls                                 Self-Storage          75,700
             7760 Roswell Road, Dunwoody, GA
       1-5   Shurgard of Burke                                     Self-Storage          31,900
             5609 Guinea Road, Fairfax, VA
       1-6   Shurgard of Midlothian Turnpike                       Self-Storage          43,500
             10110 Midlothian Turnpike,
             Richmond, VA
       1-7   Shurgard of S. Military Hwy                           Self-Storage          48,300
             788 South Military Hwy.,
             Virginia Beach, VA
       1-8   Shurgard of Factoria Square                           Self-Storage          70,200
             4041 124th Avenue SE., Bellevue, WA
     JP2-1   Shurgard of Canton                                    Self-Storage          40,800(1)
             2101 Haggerty Road, Canton, MI
     JP2-2   Shurgard of Fraser                                    Self-Storage          50,900(1)
             32775 Groesbeck Road, Fraser, MI
     JP2-3   Shurgard of Livonia                                   Self-Storage          47,000(1)
             30300 Plymouth Road, Livonia, MI
     JP2-4   Shurgard of Warren                                    Self-Storage          47,700(1)
             2498 10 Mile Road, Warren, MI

- ------------------------
(1) Rentable square footage of the property reflects the Partnership's 70% interest in the joint venture which owns the Property.

                               PORTFOLIO SUMMARY
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. II
                               DECEMBER 31, 1995

                                                                                        RENTABLE
                                                                                         SQUARE
  NUMBER                    PROPERTY ADDRESS                           TYPE              FOOTAGE
- -----------  -----------------------------------------------  ----------------------  -------------
       2-1   Shurgard of Orange                                    Self-Storage           89,600
             623 West Collins Ave., Orange, CA
       2-2   Shurgard of Sterling Heights                          Self-Storage          103,800
             36260 Van Dyke Ave.,
             Sterling Heights, MI
       2-3   Shurgard of T.C. Jester                               Self-Storage           64,000
             2100 North Loop West, Houston, TX
       2-4   Shurgard of Newport News North                        Self-Storage           59,100
             13142 N. Jefferson Ave.,
             Newport News, VA
       2-5   Shurgard of Chesapeake                                Self-Storage           58,400
             940 Professional Place, Chesapeake, VA
       2-6   Shurgard of Leesburg                                  Self-Storage           27,600
             11 Lawson Road SE., Leesburg, VA
       2-7   Shurgard of Kennydale                             Self-Storage/Retail        66,500
             1755 NE 48th Street, Renton, WA
       2-8   Shurgard of Bellefield                                Self-Storage           65,100
             1111 118th Avenue SE., Bellevue, WA

                               PORTFOLIO SUMMARY
                  IDS/SHURGARD INCOME GROWTH PARTNERS L.P. III
                               DECEMBER 31, 1995

                                                                                        RENTABLE
                                                                                         SQUARE
  NUMBER                    PROPERTY ADDRESS                           TYPE             FOOTAGE
- -----------  -----------------------------------------------  ----------------------  ------------
       3-1   Shurgard of Gilbert                                   Self-Storage          65,800
             405 North Gilbert, Gilbert, AZ
       3-2   Shurgard of Dobson Ranch                              Self-Storage          58,500
             2640 South Alma School Road,
             Mesa, AZ
       3-3   Shurgard of Castro Valley                             Self-Storage          69,300
             21655 & 21082 Redwood Road,
             Castro Valley, CA
       3-4   Castro Valley Office Building                            Office              3,100
             21663 Redwood Road,
             Castro Valley, CA
       3-5   Shurgard of Newark                                    Self-Storage          61,500
             37444 Cedar Boulevard, Newark, CA
       3-6   Shurgard of Sacramento                                Self-Storage          53,100
             8959 Pocket Road, Sacramento, CA
       3-7   Shurgard of San Leandro                               Self-Storage          58,500
             2011 Marina Boulevard,
             San Leandro, CA
       3-8   Shurgard of San Lorenzo                               Self-Storage          54,100
             16025 Ashland Avenue,
             San Lorenzo, CA
       3-9   Shurgard of Delray Beach                              Self-Storage          77,300
             6000 West Atlantic Avenue,
             Delray Beach, FL
      3-10   Shurgard of Norcross                                  Self-Storage          61,800
             5010 Jimmy Carter Boulevard, Norcross, GA
      3-11   Shurgard of Stone Mountain                            Self-Storage          61,200(1)
             840 Hambrick Road,
             Stone Mountain, GA
      3-12   Shurgard of Tucker                                Self-Storage/Office       60,000
             2660 Mountain Industrial Boulevard, Tucker, GA
      3-13   Shurgard of Forest Park                               Self-Storage          65,200(2)
             5979 Old Dixie Road, Forest Park, GA
      3-14   Shurgard of Rochester/Utica                           Self-Storage          56,600
             2100 West Utica Road, Utica, MI
      3-15   Shurgard of Allen Boulevard                           Self-Storage          42,500
             11160 SW Allen Boulevard,
             Beaverton, OR

                                                                                        RENTABLE
                                                                                         SQUARE
  NUMBER                    PROPERTY ADDRESS                           TYPE             FOOTAGE
- -----------  -----------------------------------------------  ----------------------  ------------
      3-16   Shurgard of Windcrest                                 Self-Storage          86,200
             10652 Interstate Hwy 35 N,
             San Antonio, TX
      3-17   Shurgard of Tracy                                     Self-Storage          69,600
             400 West Larch Road, Tracy, CA

- ------------------------
(1) Stone Mountain Property includes approximately 1.5 acres of excess land held for resale.

(2) Forest Park Property includes approximately 1.99 acres of excess land held for resale.

                      ASSUMPTIONS AND LIMITING CONDITIONS

    This summary appraisal report is subject to the assumptions and limiting conditions as set forth below.

    1. No responsibility is assumed for matters of a legal nature affecting the Portfolio Properties or the titles thereto. Titles to the properties are assumed to be good and marketable and the properties are assumed free and clear of all liens unless otherwise stated.

    2. The Portfolio Valuations assume (a) responsible ownership and competent management of the properties; (b) there are no hidden or unapparent conditions of the properties' subsoil or structures that render the properties more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Portfolio Valuations are based.

    3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the portfolios in question, unless arrangements have been previously made therefore.

    4. The information contained in the Portfolio Valuations or upon which the Portfolio Valuations are based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the properties. The Appraiser shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Portfolio Valuations and the opinion of value stated therein are as of the date stated in the Portfolio Valuations. Changes since that date in property, external and market factors can significantly affect portfolio value.

    5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

    6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the portfolios' values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, the mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news sales or other media, without the written consent and approval of the Appraiser.

    7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

    8. The physical condition of the improvements considered by the Portfolio Valuations are based on visual inspection by the Appraiser or other representatives of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no surveys of the Portfolio Properties.

    9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser makes no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

    10. The Portfolio Valuations represent a normal consideration for each Portfolio's Properties based on a cash purchase and unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

    11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the Portfolio Properties, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Portfolio Properties. However, the Appraiser is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Portfolios. The Portfolio Value estimates are predicated on the assumption that there is no such material on or in the Portfolio Properties that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

    12. For purposes of this report, it is assumed that each Portfolio Property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act (ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

    13. Pursuant to the Engagement Agreements, the Portfolio Valuations have been prepared on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice and the Standards of Professional Appraisal Practice of the Appraisal Institute, relying on the income approach and sales comparison approach to value. Further, the engagements call for delivery of a summary appraisal report in which the content has been limited to that data presented herein. As such, the summary appraisal report is not designed to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

    14. The Portfolio Valuations reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration. In addition, where properties are owned jointly with other entities affiliated with the general partner, minority interest discounts were not applied.

    15. The appraisals are solely for the purpose of providing our opinion of the value of the Portfolios, and we make no representation as to the adequacy of such reviews for any other purpose. The owner has directed that the Portfolio Properties be valued assuming the properties are free and clear of any debt. The use of other valuation methodologies might produce a higher or lower value.

    16. In addition to these general assumptions and limiting conditions, any assumptions or conditions applicable to specific properties have been retained in our files.

                                                                      APPENDIX C

- --------------------------------------------------------------------------------
                                                               1129 Broad Street
                                                       Shrewsbury, NJ 07702-4314
ROBERT A. STANGER & CO., INC.
                                                                  (908) 389-3600
                                                             FAX: (908) 389-1751
 FINANCIAL AND MANAGEMENT CONSULTANTS
                                                                  (908) 544-0779
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
IDS/Shurgard Income Growth Partners L.P.
IDS/Shurgard Income Growth Partners L.P. II
IDS/Shurgard Income Growth Partners L.P. III
1201 Third Avenue, Suite 2200
Seattle, Washington 98101

Gentlemen:

    We have been advised that IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II, and IDS/Shurgard Income Growth Partners L.P. III (collectively, the "Partnerships") are contemplating a transaction (the "Merger") in which one or more of the Partnerships will be merged with and into Shurgard Storage Centers, Inc. ("SSCI"), an affiliated, publicly traded real estate investment trust, pursuant to an acquisition agreement (the "Acquisition Agreement") between the Partnerships and SSCI. In the Merger, the limited partners of the Partnerships (the "Limited Partners") will be asked to approve the Merger with SSCI pursuant to which they will receive as consideration newly issued shares of SSCI Class A Common Stock ( the "Shares") and, in the case of fractional shares, cash. We have been further advised that the Consideration to be received in the Merger by the partners of each Partnership will be that number of Shares and cash such that the market value of the Shares and cash will be equal to $40,066,700 for IDS/Shurgard Income Growth Partners L.P., $26,861,846 for IDS/Shurgard Income Growth Partners L.P. II, and $39,649,643 for IDS/Shurgard Income Growth Partners L.P. III, which amounts represent the estimated net asset value of each Partnership as of March 31, 1996 (collectively, the "Consideration"). To the extent a Partnership's net asset value as of the closing date of the Merger exceeds the net asset value indicated above, the Partnership will distribute such excess amount in cash to the partners of such Partnership as soon as practicable after the closing date of the Merger. For the purposes of determining the number of Shares to be issued to each Partnership in the Merger, we have been advised that the market value of the Shares (the "Share Value") will be based on the average per share closing prices on the New York Stock Exchange of the Shares during the twenty consecutive trading days ending on the fifth trading day prior to the day of the meeting of limited partners of the applicable Partnership on which day the general partner of such Partnership actually calls for the vote of the Limited Partners to approve the Merger, subject to the condition that such Share Value falls within the range of $22.25 to $27.75 per Share (the "Share Value Range").

    The general partners of the Partnerships have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the Limited Partners of each Partnership, from a financial point of view, of the Consideration to be received in the Merger by each respective Partnership.

    In the course of our review to render this opinion, we have, among other things:

    - Reviewed a draft of (i) the Acquisition Agreement, (ii) Offer to Purchase for each Partnership related to a tender offer by SSCI for interests in each Partnership, and (iii) the Proxy Statement/Prospectus related to the Merger, which drafts management of the Partnerships has indicated to be in substantially the form intended to be finalized and filed with the Securities and Exchange Commission (the "SEC");

    - Reviewed the Partnerships' and SSCI's annual reports filed with the SEC on Form 10-K for the fiscal years ending December 31, 1993, 1994 and 1995, and quarterly reports filed with the SEC on Form 10-Q for the period ending March 31, 1996;

    - Reviewed the SSCI pro forma financial statements and pro forma schedules prepared by the Partnerships' management and SSCI's management;

    - Performed appraisals of the portfolios of properties owned by each Partnership as of December 31, 1995 (the "Portfolio Valuations") pursuant to a separate engagement agreement to perform such services for the Partnerships;

    - Reviewed information regarding purchases and sales of self-storage properties by SSCI or any affiliated entities during the prior 12-month period and other information available relating to acquisition criteria for self-storage properties;

    - Reviewed internal financial analyses and forecasts prepared by the Partnerships of the current net liquidation value of each Partnership and projections of going-concern values for each Partnership, which were based in part on the Portfolio Valuations;

    - Discussed with members of senior management of the Partnerships and SSCI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnerships, current and projected operations and performance, and the financial condition and future prospects of the properties owned by the Partnerships, the Partnerships and SSCI;

    - Reviewed historical market prices, trading volume and dividends for SSCI Common Stock; and

    - Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

    In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in each Offer to Purchase and the Proxy Statement/Prospectus or that was furnished or otherwise communicated to us by the Partnerships and SSCI. We have not performed an independent appraisal of the non-real estate assets and liabilities of the Partnerships, and we have relied upon the balance sheet value determinations and the adjustments thereto made by the general partners to determine the net asset value of each Partnership. We have also relied on the assurance of the Partnerships and SSCI that the allocation of the Consideration within each Partnership between the general partner and Limited Partners is consistent with the provisions of the Partnership Agreements; that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates or adjustments contained in the Offers to Purchase and the Proxy Statement/Prospectus or otherwise provided or communicated to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Portfolio Valuations or the date of the other information provided and the date of this letter; and that the Partnerships and SSCI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

    We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Merger; (ii) make any recommendation to the Limited Partners of the Partnerships with respect to whether to approve or reject the Merger, or whether to select the cash tender offer made by SSCI or the Shares offered in the Merger; or (iii) express any opinion as to the business decision to effect the Merger, alternatives to the Merger, tax factors resulting from the Merger, the fairness of the Consideration to be received in the Merger at a Share Value outside of the low end of the Share Value Range, the allocation of expenses associated with the Merger and related tender offers between and among the Partnerships and SSCI, or any terms of the Merger other than the Consideration. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Merger in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

    Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Merger by the Limited Partners is fair to the Limited Partners of each respective Partnership from a financial point of view.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised each of the Partnerships that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,
Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
July 1, 1996

                                                                      APPENDIX D

                                     [LOGO]
                                  July 1, 1996

Special Committee of the Board of Directors
  of Shurgard Storage Centers, Inc.
c/o Latham & Watkins
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925

Dear Sirs:

    We understand that Shurgard Storage Centers, Inc. (the "Company") and IDS Shurgard Income Growth Partners L.P. ("IDS I"), IDS/Shurgard Income Growth Partners L.P. II ("IDS II") and IDS/ Shurgard Income Growth Partners L.P. III ("IDS III"; each of IDS I, IDS II and IDS III may be referred to separately as a "Partnership" or collectively as the "Partnerships") intend to enter into an Acquisition Agreement (the "Agreement") pursuant to which the Company will commence a cash tender offer for (i) up to 65,000 of the outstanding units of limited partnership of IDS I, (ii) up to 49,000 of the outstanding units of limited partnership of IDS II, and (iii) up to 52,000 of the outstanding units of limited partnership of IDS III (collectively, the "Tender Offers"). Upon completion of the Tender Offers and if certain conditions have been satisfied or waived, including the receipt of requisite approval by the holders of limited partnership units of each Partnership, each Partnership will be merged with and into the Company (the "Mergers") and the general and limited partnership interests in each of the Partnerships will be converted into that number of shares of Class A Common Stock, par value $.001 per share ("Common Stock"), of the Company obtained by dividing (i) the Net Asset Value (as defined in the Agreement) of the respective Partnerships allocable to such interests by (ii) a 20 trading day average of the per share closing prices for the Common Stock on the New York Stock Exchange (subject to a minimum and maximum of $22.25 and $27.75, respectively). You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the consideration to be paid in connection with the Tender Offers and the Mergers.

    Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Tender Offers and the Mergers and have received a fee for our services. We have also acted as a managing underwriter of a past offering of the Common Stock and advised a special committee of the Board of Directors of the Company regarding its merger with Shurgard Incorporated. Alex. Brown regularly publishes research reports regarding the real estate and real estate investment trust industries and the businesses and securities of publicly owned companies in those industries. In the ordinary course of our business, we may actively trade the Common Stock of the Company for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in the Company's Common Stock.

    In connection with our opinion, we have reviewed drafts of the Agreement, the Offer to Purchase and the Registration Statement of the Company on Form S-4 (the "Registration Statement") with respect to the Tender Offers and the Mergers, as well as certain publicly available information and certain internal financial and other information furnished to us by the Company and the Partnerships. We have also held discussions with members of the senior management of the Company and a general partner of each Partnership's general partner regarding the business and prospects of the Company and the Partnerships. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock and each Partnership's limited partnership units,
(ii) compared certain financial and stock market information for certain real estate companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent acquisitions in the public self-storage industry and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    In conducting our review and in rendering our opinion, we have assumed that the definitive Agreement, Offer to Purchase and Registration Statement will not, when executed or filed, as the case may be, differ in any material respect from the drafts thereof which we have reviewed. We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company and the Partnerships, we have assumed that such information reflects the best currently available estimates and judgments of the Company's management and of a general partner of each of the Partnership's general partner as to the likely future financial performance of the Company and the Partnerships. In addition, we have not made or obtained an independent evaluation of the assets of the Company, the assets of the Partnerships or reviewed environmental issues relating to the Company, the Partnerships, the Tender Offers or the Mergers. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date of this letter, the consideration to be paid by the Company in each of the Tender Offers and the Mergers is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated

                                   APPENDIX E
                   WASHINGTON UNIFORM LIMITED PARTNERSHIP ACT
                         (RCW TITLE 25.10, ARTICLE 14)
                               DISSENTERS' RIGHTS

25.10.900  DEFINITIONS.

    As used in this article:

    (1) "Limited partnership" means the domestic limited partnership in which the dissenter holds or held a partnership interest, or the surviving limited partnership or corporation by merger, whether foreign or domestic, of that limited partnership.

    (2) "Dissenter" means a partner who is entitled to dissent from a plan of merger and who exercises that right when and in the manner required by this article.

    (3) "Fair value," with respect to a dissenter's partnership interest, means the value of the partnership interest immediately before the effectuation of the merger to which the dissenter objects, excluding any appreciation or
depreciation  in  anticipation   of  the  merger   unless  exclusion  would   be
inequitable.

    (4) "Interest" means interest from the effective date of the merger until the date of payment, at the average rate currently paid by the limited partnership on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

25.10.905  PARTNER -- DISSENT -- PAYMENT OF FAIR VALUE.

    (1) Except as provided in RCW 25.10.915 or 25.10.925(2), a partner of a domestic limited partnership is entitled to dissent from, and obtain payment of, the fair value of the partner's partnership interest in the event of consummation of a plan of merger to which the limited partnership is a party as permitted by RCW 25.10.800 or 25.10.840.

    (2) A partner entitled to dissent and obtain payment for the partner's partnership interest under this article may not challenge the merger creating the partner's entitlement unless the merger fails to comply with the procedural requirements imposed by this title, Title 23B RCW, the partnership agreement, or is fraudulent with respect to the partner or the limited partnership.

    (3) The right of a dissenting partner to obtain payment of the fair value of the partner's partnership interest shall terminate upon the occurrence of any one of the following events:

        (a) The proposed merger is abandoned or rescinded;

        (b) A court having jurisdiction permanently enjoins or sets aside the merger; or

        (c) The partner's demand for payment is withdrawn with the written consent of the limited partnership.

25.10.910  DISSENTERS' RIGHTS -- NOTICE -- TIMING.

    (1) Not less than ten days prior to the approval of a plan of merger, the limited partnership must send a written notice to all partners who are entitled to vote on or approve the plan of merger that they may be entitled to assert dissenters' rights under this article. Such notice shall be accompanied by a copy of this article.

    (2) The limited partnership shall notify in writing all partners not entitled to vote on or approve the plan of merger that the plan of merger was approved, and send them the dissenters' notice as required by RCW 25.10.920.

25.10.915  PARTNER -- DISSENT -- VOTING RESTRICTION.

    A partner who is entitled to vote on or approve the plan of merger and who wishes to assert dissenters' rights must not vote in favor of or approve the plan of merger. A partner who does not satisfy the requirements of this section is not entitled to payment for the partner's interest under this article.

25.10.920  PARTNERS -- DISSENTERS' NOTICE -- REQUIREMENTS.

    (1) If the plan of merger is approved, the limited partnership shall deliver a written dissenters' notice to all partners who satisfied the requirements of RCW 25.10.915.

    (2) The dissenters' notice required by RCW 25.10.910(2) or by subsection (1) of this section must be sent within ten days after the approval of the plan of merger, and must:

        (a) State where the payment demand must be sent;

        (b) Inform holders of the partnership interest as to the extent transfer of the partnership interest will be restricted as permitted by RCW 25.10.930 after the payment demand is received;

        (c) Supply a form for demanding payment;

        (d) Set a date by which the limited partnership must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice under this section is delivered; and

        (e) Be accompanied by a copy of this article.

25.10.925  PARTNER -- PAYMENT DEMAND -- ENTITLEMENT.

    (1) A partner who demands payment retains all other rights of a partner until the proposed merger becomes effective.

    (2) A partner sent a dissenters' notice who does not demand payment by the date set in the dissenters' notice is not entitled to payment for the partner's partnership interest under this article.

25.10.930  PARTNERSHIP INTERESTS -- TRANSFER RESTRICTIONS.

    The limited partnership may restrict the transfer of partnership interests from the date the demand for their payment is received until the proposed merger becomes effective or the restriction is released under this article.

25.10.935  PAYMENT OF FAIR VALUE -- REQUIREMENTS FOR COMPLIANCE.

    (1) Within thirty days of the later of the date the proposed merger becomes effective, or the payment demand is received, the limited partnership shall pay each dissenter who complied with RCW 25.10.925 the amount the limited partnership estimates to be the fair value of the partnership interest, plus accrued interest.

    (2) The payment must be accompanied by:

        (a) Copies of the financial statements for the most recent fiscal year maintained as required by RCW 25.10.050;

        (b) An explanation of how the limited partnership estimated the fair value of the partnership interest;

        (c) An explanation of how the accrued interest was calculated;

        (d) A statement of the dissenter's right to demand payment; and

        (e) A copy of this article.

25.10.940  MERGER -- NOT EFFECTIVE WITHIN SIXTY DAYS -- TRANSFER RESTRICTIONS.

    (1) If the proposed merger does not become effective within sixty days after the date set for demanding payment, the limited partnership shall release any transfer restrictions imposed as permitted by RCW 25.10.930.

    (2) If, after releasing transfer restrictions, the proposed merger becomes effective, the limited partnership must send a new dissenters' notice as provided in RCW 25.10.910(2) and 25.10.920 and repeat the payment demand procedure.

25.10.945  DISSENTER'S ESTIMATE OF FAIR VALUE -- NOTICE.

    (1) A dissenter may notify the limited partnership in writing of the dissenter's own estimate of the fair value of the dissenter's partnership interest and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 25.10.935, if:

        (a) The dissenter believes that the amount paid is less than the fair value of the dissenter's partnership interest or that the interest due is incorrectly calculated;

        (b) The limited partnership fails to make payment within sixty days after the date set for demanding payment; or,

        (c) The limited partnership, having failed to effectuate the proposed merger, does not release the transfer restrictions imposed on partnership interests as permitted by RCW 25.10.930 within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the limited partnership of the dissenter's demand in writing under subsection (1) of this section within thirty days after the limited partnership made payment for the dissenter's partnership interest.

25.10.950  UNSETTLED DEMAND FOR PAYMENT -- PROCEEDING -- PARTIES -- APPRAISERS.

    (1) If a demand for payment under RCW 25.10.945 remains unsettled, the limited partnership shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the partnership interest and accrued interest. If the limited partnership does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The limited partnership shall commence the proceeding in the superior court. If the limited partnership is a domestic limited partnership, it shall commence the proceeding in the county where its office is maintained as required by RCW 25.10.040(1). If the limited partnership is a domestic corporation, it shall commence the proceeding in the county where its principal office, as defined in RCW 23B.01.400(17), is located, or if none is in this state, its registered office under RCW 23B.05.010. If the limited partnership is a foreign limited partnership or corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the office of the domestic limited partnership maintained pursuant to RCW 25.10.040(1) merged with the foreign limited partnership or foreign corporation was located.

    (3) The limited partnership shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their partnership interests and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The limited partnership may join as a party to the proceeding any partner who claims to be a dissenter but who has not, in the opinion of the limited partnership, complied with the provisions of this chapter. If the court determines that such partner has not complied with the provisions of this article, the partner shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's partnership interest, plus interest, exceeds the amount paid by the limited partnership.

25.10.955  UNSETTLED DEMAND FOR PAYMENT -- COSTS -- FEES AND EXPENSES OF
COUNSEL.

    (1) The court in a proceeding commenced under RCW 25.10.950 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the limited partnership, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the limited partnership and in favor of any or all dissenters if the court finds the limited partnership did not substantially comply with the requirements of this article; or

        (b) Against either the limited partnership or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the limited partnership, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article 13 of the Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for their conduct as directors to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law") as it existed at the time the Certificate of Incorporation was adopted, and as it may thereafter be amended. Any amendment to or repeal of Article 13 shall apply only to acts or omissions of directors occurring after such amendment or repeal.

    The Registrant's Bylaws provide that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted under Delaware Law or by any other applicable law against all litigation expenses, judgments, fines and settlement amounts incurred in connection with their service or status as directors and officers. Such indemnification also extends to liabilities arising from actions taken by directors or officers when serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

    Section 145 of Delaware Law, as currently in effect, sets forth the indemnification rights of directors and officers of Delaware corporations. Under such provision, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he or she is successful on the merits or otherwise, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful), and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or an officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, he or she is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination by (A) a majority of a quorum of disinterested directors,
(B) independent legal counsel in a written opinion, or (C) the stockholders, that indemnification is proper because the applicable standard of conduct has been met.

    The effect of the indemnification provisions contained in the Bylaws is to require the Registrant to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary and to extend to the Registrant's directors and officers the benefits of Delaware Law dealing with director and officer indemnification, as well as any future changes that might occur under Delaware Law in this area.

    The Bylaws state that the indemnification rights granted thereunder are not exclusive of any other indemnification rights to which the director or officer may otherwise be entitled. As permitted by Section 145(g) of Delaware Law, the Bylaws also authorize the Registrant to purchase directors and officers insurance for the benefit of its directors and officers, irrespective of whether the Registrant has the power to indemnify such persons under Delaware Law. The Registrant currently maintains such insurance as allowed by these provisions.

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
ITEM 21.  EXHIBITS

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
       2.1   Acquisition  Agreement dated July 1, 1996, by and among Shurgard Storage Centers, Inc., IDS/Shurgard
              Income Growth Partners L.P.,  IDS/Shurgard Income Growth Partners  L.P. II and IDS/Shurgard  Income
              Growth  Partners L.P. III (incorporated by reference  to the Registrant's Schedule 14D-1 filed with the Commission on July 2, 1996)

       5.1   Opinion of Latham & Watkins regarding legality of shares*

       8.1   Opinion of Perkins Coie regarding tax matters*

      23.1   Consent of Latham & Watkins (contained in Exhibit 5.1)*

      23.2   Consent of Perkins Coie (contained in Exhibit 8.1)*

      23.3   Consent of Robert A. Stanger & Co., Inc. (Appraisal and Fairness Opinion)

      23.4   Consent of Alex. Brown & Sons Incorporated

      23.5   Consent of Deloitte & Touche

      24.1   Power of Attorney (contained on signature page)

      99.1   Form of proxy card for IDS/Shurgard Income Growth Partners L.P.*

      99.2   Form of proxy card for IDS/Shurgard Income Growth Partners L.P. II*

      99.3   Form of proxy card for IDS/Shurgard Income Growth Partners L.P. III*

- ------------------------
* To be filed by amendment.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    PROVIDED, HOWEVER, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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
        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 10th day of July, 1996.

                                          SHURGARD STORAGE CENTERS, INC.

                                          By /s/ HARRELL L. BECK

                                             -----------------------------------
                                             Harrell L. Beck
                                             SENIOR VICE PRESIDENT, CHIEF
                                             FINANCIAL OFFICER
                                              AND TREASURER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Kristin H. Stred and Harrell L. Beck, or any one of them, his attorneys-in-fact and agents, each with full powers of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

       /s/ CHARLES K. BARBO          Chairman of the Board,
- -----------------------------------   President and Chief        July 10, 1996
         Charles K. Barbo             Executive Officer

        /s/ HARRELL L. BECK          Senior Vice President,
- -----------------------------------   Chief Financial Officer,   July 10, 1996
          Harrell L. Beck             Treasurer and Director

        /s/ DONALD W. LUSK
- -----------------------------------  Director                    July 10, 1996
          Donald W. Lusk

       /s/ WENDELL J. SMITH
- -----------------------------------  Director                    July 10, 1996
         Wendell J. Smith

        /s/ HOWARD JOHNSON
- -----------------------------------  Director                    July 10, 1996
          Howard Johnson

        /s/ GREENLAW GRUPE
- -----------------------------------  Director                    July 10, 1996
          Greenlaw Grupe

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